As filed with the Securities and Exchange Commission on March 29, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UGS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	511-210	75-2728894
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
and the following Guarantors:
UGS PLM SOLUTIONS ASIA/ PACIFIC INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	511-210	75-2728895
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
UGS JAPANESE HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	511-210	20-1095279
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
UGS EUROPEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	511-210	20-1095342
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
UGS ISRAELI HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	511-210	20-2531998
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5800 Granite Parkway
Suite 600
Plano, Texas 75024
Telephone: (972) 987-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants’ Principal Executive Offices)

Thomas M. Lemberg
Senior Vice President, General Counsel and Secretary
5800 Granite Parkway
Suite 600
Plano, Texas 75024
Telephone: (972) 987-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

with a copy to:
Joel F. Freedman
Ropes & Gray LLP
One International Place
Boston, Massachusetts 02110
Telephone: (617) 951-7000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price per	Aggregate	Amount of
Securities to Be Registered	Registered(1)	Unit(1)	Offering Price(1)	Registration Fee

10% Senior Subordinated Notes due June 1, 2012	$550,000,000	100%	$550,000,000	$64,735

Guarantees of 10% Senior Subordinated Notes due June 1, 2012	N/A	N/A	N/A	N/A(2)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	The guarantee by each of UGS PLM Solutions Asia/ Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc. and UGS Israeli Holdings, Inc. of the principal and interest on the notes is also being registered hereby. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.
        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 29, 2005
PROSPECTUS
UGS Corp.
Offer to Exchange
$550,000,000 Principal Amount of our
10% Senior Subordinated Notes due June 1, 2012,
which have been registered under the Securities Act of 1933, as amended, for all our outstanding
10% Senior Subordinated Notes Due June 1, 2012
Exchange Offer
      We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, our new 10% Senior Subordinated Notes due June 1, 2012, which we refer to as the exchange notes, for all of our outstanding 10% Senior Subordinated Notes due June 1, 2012, which we refer to as the old notes, and together with the exchange notes, the notes. We are also offering the subsidiary guarantees of the exchange notes, which are described in this prospectus. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933, as amended, and therefore, are freely transferable. We will pay interest on the notes on June 1 and December 1 of each year. The notes will mature on June 1, 2012.
      The principal features of the exchange offer are as follows:

•	The exchange offer expires at 5:00 p.m., New York City time, on , , 2005, unless extended.

•	We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•	The exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

You should consider carefully the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

      Neither the United States Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is                     , 2005

Page

Prospectus Summary	1
Risk Factors	15
Industry and Market Data	28
Registered Trademarks	28
Cautionary Note Regarding Forward Looking Statements	28
The Exchange Offer	30
Use of Proceeds	37
Capitalization	38
Selected Financial Information and Other Data	39
Unaudited Pro Forma Condensed Consolidated Financial Information	44
Management’s Discussion and Analysis of Financial Condition and Results of Operations	48
Business	71
Management	83
Security Ownership of Certain Beneficial Owners and Management	91
Certain Relationships and Related Party Transactions	94
Description of Senior Secured Credit Facility	95
Description of the Exchange Notes	97
Material United States Federal Income Tax Consequences	146
Plan of Distribution	151
Legal Matters	151
Experts	151
Where You Can Find More Information	152
Index to Consolidated Financial Statements	F-1
Stock Purchase Agreement
Certificate of Incorporation of UGS Corp
Certificate of Incorporation of UGS PLM Solutions Asia/Pacific Inc
Certificate of Incorporation of UGS Japanese Holdings Inc
Certificate of Incorporation of UGS European Holdings Inc
Certificate of Incorporation of UGS Israeli Holdings Inc
By-Laws of UGS Corp
By-Laws of UGS PLM Solutions Asia/Pacific Inc
By-Laws of UGS Japanese Holdings Inc
By-Laws of UGS European Holdings Inc
By-Laws of UGS Israeli Holdings Inc
Indenture
Supplemental Indenture
Registration Rights Agreement
Opinion/Consent of Ropes & Gray LLP
Amended and Restated Credit Agreement
Security Agreement
Security Agreement Supplement
Holdings Guaranty
Management Agreement
Employment Agreement - Anthony J. Affuso
Employment Agreement - Charles C. Grindstaff
Employment Agreement - James A. Milton
Employment Agreement - David J. Shirk
Employment Offer Letter-Douglas E. Barnett
Employment Offer Letter-Thomas M. Lemburg
Rollover Agreement - Anthony J. Affuso
Rollover Agreement - Charles C. Grindstaff
Amended and Restated Investor Agreement
Stockholders Agreement
Participation and Registration Rights Agreement
2004 Management Incentive Plan
Form of Stock Option Agreement
Change of Control Policy
Indemnification Policy
Statement of Computation of Ratio of Earnings to Fixed Charges
Subsidiaries
Consent of KPMG LLP
Statement of Eligibility of Trustee on Form T-1
Form of Letter of Transmittal
Form of Notice of Guaranteed Delivery

      This prospectus contains summaries of the terms of several material documents. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will make copies of these documents available to you at your request.
      The exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the old notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.
      All resales must be made in compliance with state securities or blue sky laws. Compliance with these laws may require that the exchange notes be registered or qualified in a state or that resales be made by or through a licensed broker-dealer, unless exemptions from these requirements are available. We assume no responsibility for compliance with these requirements.
      This prospectus and the accompanying letter of transmittal contain important information. You should read this prospectus and the letter of transmittal carefully before deciding whether to tender your old notes.
      Any requests for business and financial information incorporated but not included in this prospectus should be directed to Thomas M. Lemberg, UGS Corp., 5800 Granite Parkway, Suite 600, Plano, Texas 75024 (Telephone Number (972) 987-3000). You should request this information at least five days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to                     , 2005.

i

PROSPECTUS SUMMARY
      This summary contains basic information about UGS Corp. and the exchange offer. It likely does not contain all the information that is important to you. You should read the entire prospectus, including the financial data and related notes, before deciding to participate in the exchange offer. As used in this prospectus, and unless otherwise stated, references to “UGS,” “we,” “us” and “our” refer to UGS Corp. and its consolidated subsidiaries. In addition, unless otherwise noted, references to “EBITDA,” “Adjusted EBITDA,” “pro forma” and other financial terms have the meanings set forth under “— Summary Historical and Pro Forma Financial Information.”
Our Company
      We are a leading global provider of product lifecycle management (PLM) software and services that businesses around the world rely on to design, evaluate, manufacture and launch new products and to manage their product-related data throughout a product’s entire lifecycle. PLM is one of the major categories of enterprise software along with enterprise resource management, supply chain management and customer relationship management. PLM is the least mature of the major categories of markets in terms of customer penetration and is forecast to have the highest growth rate of all enterprise applications over the next four years. Based on data from a market research firm, 2004 industry wide sales of PLM software and services were approximately $9.5 billion. The average forecast by four leading industry analysts is that the PLM market is expected to grow to at a compound annual growth rate of 9.5% through 2008. In 2004, we generated total revenues of $978.0 million.
      PLM has become a mission-critical technology by which companies design, evaluate and launch new products and then manage all product-related data throughout the entire life cycle of the product, from concept to retirement. PLM allows all of the many people that create or need to use that data in their individual jobs as they perform their product design, engineering and manufacturing functions to have access to it across the company and over the many years that the product and its new versions are in the marketplace. It allows companies to use the product data they create for a series of further purposes across the enterprise, sharing that data with purchasing, sales, marketing and all other functions that have need to access that information. Our software and services enable our customers to reduce their development and manufacturing costs through the digital management of their innovation process, including the ability to collaborate digitally with their suppliers. We believe that today’s business focus both on revenue growth and on increasing profitability in a new, distributed, outsourced environment is fueling the momentum behind PLM software.
      PLM software encompasses both collaborative product development management (cPDM) applications and CAx applications. CAx includes computer aided design (CAD), computer aided engineering (CAE) and computer aided manufacturing (CAM) applications. CAx applications allow manufacturers to transform product sketches into digital representations, to digitally simulate performance and to design manufacturing processes. cPDM applications manage CAx and other product related data and share and control that data in real-time throughout the customer’s organization and with external suppliers, designers and engineers. Based on 2004 market data, we are the number one provider in the emerging cPDM market and the number two provider in the CAx market.
      Our typical customers use PLM software and services to develop and manufacture products with complex design requirements and include leaders in the automotive and transportation, aerospace and defense, consumer products, equipment and machinery, shipbuilding and high-tech electronics industries. Of the companies in the Global 500, 271 are in our target industries and over two-thirds of those companies are our customers. We have long-standing relationships with many of our customers, and the average tenure of our top 100 customers is 16 years. Our customer base is large and diversified across industry sectors and geographies. The automotive and transportation, aerospace and defense, high-tech and consumer products, and equipment and machinery industries accounted for 25%, 26%, 25% and 14%, respectively, of installed seats in 2004. In addition to commercial use, our applications also have a leading position in academic institutions where future designers and engineers are trained on our software. In 2004, we generated approximately 44% of our revenue in the Americas, 38% in Europe and 18% in Asia Pacific. We have in excess of 3.6 million licensed seats and more than 42,000 accounts around the world. In 2004, no customer accounted for more than 8% of our revenue.
The Acquisition of Our Company from EDS
      On May 27, 2004, Electronic Data Systems Corporation, or EDS, sold UGS PLM Solutions Inc. for an aggregate purchase price of $2.05 billion to funds associated with Bain Capital Partners, LLC, Silver Lake Technology Management, L.L.C. and Warburg Pincus LLC. Bain Capital Partners, LLC, Silver Lake Technology Management, L.L.C. and Warburg Pincus LLC are referred to in this prospectus as the “Sponsors.” In connection with the transaction, UGS Corp. was merged with and into UGS PLM Solutions Inc., with UGS PLM Solutions Inc. continuing as the surviving corporation. In connection with the merger, UGS PLM Solutions Inc. changed its name to UGS Corp. In this prospectus we refer to this acquisition, together with the related borrowings by UGS Corp., as the “Transactions.”
      We are a wholly-owned subsidiary of UGS Holdings, Inc., which holds all of our outstanding common stock. UGS Capital Corp. II is the parent of UGS Holdings, Inc. and holds all of the outstanding common stock of UGS Holdings, Inc. UGS Capital Corp. is the parent of UGS Capital Corp. II and holds all the outstanding stock of UGS Capital Corp. II. These corporations are collectively referred to as our parent companies. All proceeds of the equity investments in our parent companies were contributed down to UGS Corp. in return for common stock.
Recent Developments
      On January 4, 2005, we announced the signing of a definitive agreement to acquire all of the outstanding equity of Tecnomatix Technologies Ltd. for approximately $228.0 million in cash, or $17.00 a share. The shareholders of Tecnomatix have approved this acquisition, and we expect that the acquisition will be consummated on or about April 1, 2005. On February 28, 2005, we amended and restated our senior secured credit facility to provide us with additional borrowing capacity to finance this acquisition. See “Description of Senior Secured Credit Facility.”

The Exchange Offer
      On May 27, 2004, we completed an offering of $550.0 million in aggregate principal amount of 10% Senior Subordinated Notes due June 1, 2012, which was exempt from registration under the Securities Act of 1933, as amended, or the Securities Act.
      If we and the subsidiary guarantors are not able to effect the exchange offer contemplated by this prospectus, we and the subsidiary guarantors will use reasonable best efforts to file and cause to become effective a shelf registration statement relating to the resale of the old notes. We must pay additional interest on the notes if we do not complete the exchange offer within 40 days after the effective date or, if required, the shelf registration statement is not declared effective within 120 days after the issue date.
      The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “The Exchange Offer.”

Securities Offered	$550.0 million in aggregate principal amount of 10% senior subordinated notes due June 1, 2012

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of old notes. The exchange offer will remain in effect for a limited time. We will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on , 2005. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount. The form and terms of the exchange notes are the same as the form and term of the old notes except that:

• the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

• the exchange notes bear a different CUSIP number than the old notes; and

• the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions for an increase in the interest rate on the old notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

Resale	Based upon interpretations by the Staff of the Securities and Exchange Commission, or the Commission, set forth in no-action letters issued to unrelated third-parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

• are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

• are a broker-dealer who purchased the notes directly from us for resale under Rule 144A or any other available exemption under the Securities Act;

• acquired the exchange notes other than in the ordinary course of your business; or

• have an arrangement with any person to engage in the distribution of the exchange notes.

However, we have not submitted a no-action letter and there can be no assurance that the Commission will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, which we refer to as the expiration date, unless we, in our sole discretion, extend it.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedure for Tendering Old Notes	If you wish to tender your old notes for exchange pursuant to the exchange offer, you must transmit to U.S. Bank National Association, as exchange agent, on or prior to the expiration date, either:

• a properly completed and duly executed copy of the letter of transmittal accompanying this prospectus, or a facsimile of the letter of transmittal, together with your old notes and any other documentation required by the letter of transmittal, at the address set forth on the cover page of the letter of transmittal; or

• if you are effecting delivery by book-entry transfer, a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer.

In addition, you must deliver to the exchange agent on or prior to the expiration date, if you are effecting delivery by book-entry transfer, a timely confirmation of book-entry transfer of your old notes into the account of the exchange agent at The Depository Trust Company pursuant to the procedures for book-entry transfers described in this prospectus under the heading “The Exchange Offer — Procedures for Tendering.”

By executing and delivering the accompanying letter of transmittal or effecting delivery by book-entry transfer, you are representing to us that, among other things:

• the person receiving the exchange notes pursuant to the exchange offer, whether or not this person is the holder, is receiving them in the ordinary course of business;

• neither the holder nor any other person receiving the exchange notes pursuant to the exchange offer has an arrangement or understanding with any person to participate in the distribution of such exchange notes and that such holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes;

• neither the holder nor any other person receiving the exchange notes pursuant to the exchange offer is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act; and

• if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that were acquired as a result of market-making or other trading activities, then you will deliver a prospectus in connection with any resale of such exchange notes. See “The Exchange Offer — Procedures for Tendering” and “Plan of Distribution.”

Special Procedure for Beneficial Owners	If you are the beneficial owner of old notes and your name does not appear on a security listing of The Depository Trust Company as the holder of those notes or if you are a beneficial owner of notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes in the exchange offer, you should promptly contact the person in whose name your notes are registered and instruct that person to tender on your behalf. If you, as a beneficial holder, wish to tender on your own behalf you must, prior to completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your old notes and your old notes are not immediately available or you cannot deliver your old notes, the letter of transmittal or any other documents required by the letter of transmittal prior to the expiration date or you cannot comply with the procedures of the Automated Tender Offer Program System of The Depository Trust Company prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m. New York City time, on the expiration date.

Acceptance of Old Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept old notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Effect of Not Tendering in the Exchange Offer	Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws. See “The Exchange Offer — Effect of Not Tendering.”

Interest on the Exchange Notes and the Old Notes	The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes. Holders whose old notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the old notes.

Broker-Dealers	Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Material United States Federal Income Tax Consequences	The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for United States federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for United States federal income tax purposes as a result of such exchange. See “Material United States Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank National Association, the trustee under the indenture, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

The Exchange Notes
      The following is a brief summary of the terms of the exchange notes. We refer to the exchange notes and the old notes together as the “notes.” For a more complete description of the terms of the exchange notes, see “Description of the Exchange Notes.”

Issuer	UGS Corp.

Securities	$550.0 million in aggregate principal amount of Senior Subordinated Notes due 2012.

Maturity	June 1, 2012.

Interest Rate	10% per year.

Interest Payment Dates	June 1 and December 1 of each year, commencing June 1, 2005. Interest on the exchange notes will accrue from the most recent date to which interest has been paid on the old notes.

Ranking	The exchange notes and related guarantees will be our and the related guarantors’ unsecured senior subordinated obligations, ranking equal in right of payment to all of our and the guarantors’ existing and future senior subordinated indebtedness, and will be subordinated to our and the guarantors’ existing and future senior debt, which will include debt under our senior secured credit facility, whether or not secured.

As of March 1, 2005, we had total indebtedness of approximately $1,066.4 million, $509.0 million of which would have been senior indebtedness (excluding $0.2 million of outstanding letters of credit) and we were able to borrow up to an additional $100.8 million under our senior secured credit facility (excluding letters of credit and the $15.0 million overdraft lines). We and the guarantors may incur additional senior debt in the future, including under our senior secured credit facility. We expect to incur an additional $225.0 million of debt under our senior secured credit facility to finance our acquisition of Tecnomatix. Certain of our non-guarantor subsidiaries will be able to incur up to $25.0 million of indebtedness under our senior secured credit facility and the exchange notes will be structurally subordinated to such borrowings. The obligations under the exchange notes and related guarantees will be structurally subordinated to the liabilities of any of our non-guarantor subsidiaries.

As of March 1, 2005, our subsidiaries that are not guarantors of the notes and our subsidiaries that are guarantors of the notes had liabilities of approximately $253.5 million and $110.6 million, respectively (of the $253.5 million of liabilities of the subsidiaries that are not guarantors of the notes, approximately $85.7 million are accrued intercompany obligations and deferred revenues) and total assets of $631.5 million and $1,008.8 million, respectively. In 2004, such non-guarantor and guarantor subsidiaries had revenue of approximately $574.8 million and $211.7 million, respectively.

Guarantees	The exchange notes will be guaranteed, jointly and severally, on an unsecured senior subordinated basis, by UGS PLM Solutions Asia/ Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc., UGS Israeli Holdings, Inc., and, as

required by the indenture, by all of our existing and future subsidiaries that guarantee our indebtedness or indebtedness of other guarantors of the notes.

Optional Redemption	We may redeem some or all of the notes at any time prior to June 1, 2008 at a price equal to 100% of the principal amount plus accrued and unpaid interest, plus a “make-whole” premium. At any time on or after June 1, 2008, we may redeem the notes in whole or in part, at the redemption prices set forth in the section entitled “Description of the Exchange Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

From time to time prior to June 1, 2007, we may, at our option and subject to certain requirements, redeem up to 35% of the notes from the proceeds of certain equity offerings.

Mandatory Offers to Repurchase	Upon the occurrence of certain change of control events, unless we give a notice to redeem the notes as described above, you will have the right, as a holder of notes, to require us to repurchase some or all of your notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Certain asset dispositions will be triggering events which, if we do not apply the applicable net proceeds to repay senior debt or reinvest in our business, will require us to use the net proceeds to make an offer to purchase the notes at 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Asset Sales.”

We might not be able to pay you the required price for notes you request us to purchase because we may not have sufficient funds or the terms of our other debt instruments may prevent us from paying you. For more detailed information, see “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

Covenants	The indenture governing the exchange notes limits our ability and the ability of our restricted subsidiaries to:

• incur, assume, or guarantee additional indebtedness;

• issue redeemable stock and preferred stock;

• repurchase capital stock;

• make other restricted payments including, without limitation, paying dividends, making loans and investments and redeeming debt that is junior in right of payment to the exchange notes;

• sell certain assets;

• create liens on certain assets without securing the exchange notes;

• merge, consolidate, sell or otherwise dispose of substantially all of our assets;

• enter into agreements that restrict dividends from subsidiaries;

• enter into certain transactions with our affiliates; and

• change our business.

These covenants are subject to a number of important limitations, exceptions and qualifications, which are described in the “Description of the Exchange Notes” section of this prospectus. See “Description of the Exchange Notes — Certain Covenants.”
Risk Factors
      Participating in the exchange offer, and therefore investing in the exchange notes, involves substantial risk. See the “Risk Factors” section of this prospectus for a description of material risks you should consider before investing in the exchange notes.
Corporate Information
      UGS Corp. is a Delaware corporation. Our headquarters and principal executive offices are located at 5800 Granite Parkway, Suite 600, Plano, Texas 75024 and our telephone number is (972) 987-3000.

Summary Historical and Pro Forma Financial Information
      The summary historical financial data set forth below for the years ended December 31, 2002 and 2003, the period from January 1, 2004 through May 26, 2004, the period from May 27, 2004 through December 31, 2004, and as of December 31, 2003 and 2004, have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.
      The summary unaudited pro forma financial data should be read in conjunction with our unaudited pro forma condensed consolidated financial data included elsewhere in this prospectus, which, with respect to statement of operations data set forth below, give effect to the Transactions as if they occurred as of January 1, 2004. The unaudited pro forma condensed consolidated financial data do not purport to represent what our results of operations would have been if the Transactions had occurred as of such dates indicated or what such results will be for future periods.
      Due to the purchase accounting impact associated with the Transactions, our results for the periods following the Transactions are not comparable with earlier periods. In particular, you should note the following effects of purchase accounting, which are described in more detail under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•	The impact of the purchase accounting adjustment on our deferred revenue resulted in a $40.9 million revenue reduction for the 2004 Successor period and $48.8 million for the 2004 pro forma period, which also reduced Successor period and pro forma gross profit, operating income and net income;

•	We incurred a charge of $50.2 million, reflected in the 2004 Successor period, for acquired in-process research and development, which reduced operating income and net income;

•	As a result of stepping up intangible assets to fair value, a component of which was formerly presented as capitalized software, amortization expense increased by $35.6 million in the 2004 Successor period and $25.4 million in the 2004 pro forma period, reducing operating income and net income;

•	As a result of the establishment of completed technology as an intangible asset described above, the amortization of our previously capitalized software is lower in the 2004 Successor period. For the 2004 pro forma period, capitalized software resulted in estimated amortization of $9.2 million; and

•	The long-term debt arrangements entered into in conjunction with the Transactions and the related financing fees capitalized resulted in $46.8 million of interest expense and $3.0 million of amortized deferred financing fees in the 2004 Successor period. For the 2004 pro forma period, net income is reduced by an additional $34.0 million for interest expense and amortized deferred financing fees.
      The summary historical and pro forma financial and other data should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus and our “Unaudited Pro Forma Condensed Consolidated Financial Information” section.

	Predecessor			Successor

			Period of	Period of
			January 1, 2004	May 27, 2004	Combined	Pro Forma
	Year Ended December 31,		through	Through	Year Ended	Year Ended
			May 26,	December 31,	December 31,	December 31,
	2002	2003	2004	2004	2004	2004

			(Dollars in thousands)
Revenue:
Software	$280,450	$285,680	$100,779	$213,569	$314,348	$314,348
Maintenance	363,905	389,551	163,012	237,213	400,225	392,349
Services and other(1)	216,147	221,915	94,012	169,435	263,447	263,447

Total revenue	860,502	897,146	357,803	620,217	978,020	970,144
Total cost of revenue	283,354	297,504	133,139	244,238	377,377	400,335

Gross profit	577,148	599,642	224,664	375,979	600,643	569,809

Operating expenses:
Selling, general and administrative	319,138	316,426	136,817	225,079	361,896	363,279
Research and development	129,046	125,848	52,851	82,875	135,726	135,726
In-process research and development	—	—	—	50,819	50,819	619
Restructuring(2)	—	4,427	—	—	—	—
Amortization of other intangible assets	6,850	6,679	2,500	18,366	20,866	32,523

Total operating expenses	455,034	453,380	192,168	377,139	569,307	532,147

Operating income (loss)	122,114	146,262	32,496	(1,160)	31,336	37,662
Interest income (expense), net	(1,521)	2,761	1,506	(49,262)	(47,756)	(81,737)
Other income (expense), net	(963)	(2,404)	(1,517)	15,093	13,576	13,576

Income (loss) before income taxes	119,630	146,619	32,485	(35,329)	(2,844)	(30,499)
Provision (benefit) for income taxes	36,846	42,812	10,092	5,807	15,899	(11,351)

Net income (loss)	$82,784	$103,807	$22,393	$(41,136)	$(18,743)	$(19,148)

	Predecessor		Successor

	As of December 31,

	2002	2003	2004

	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$29,946	$40,314	$58,400
Accounts receivable, net	251,649	225,726	233,180
Prepaids and other	16,788	12,958	26,175
Total assets	1,570,259	1,690,673	2,543,012
Long-term debt	—	—	1,049,623
Stockholder’s equity	1,320,887	1,432,737	969,602

	Predecessor						Successor

							Period of
					Period of		May 27, 2004		Combined		Pro Forma
	Year Ended December 31,				January 1, 2004		Through		Year Ended		Year Ended
					through		December 31,		December 31,		December 31,
	2002		2003		May 26, 2004		2004		2004		2004

	(Dollars in thousands, except ratios)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$161,693		$241,417		$77,969		$104,689		$182,658
Investing activities	(66,767)		(62,105)		(28,639)		(2,101,737)		(2,130,376)
Financing activities	(103,830)		(170,578)		(60,986)		2,022,604		1,961,618
Other Data:
EBITDA(3)(4)	$183,604		$216,613		$64,450		$102,289		$166,739		$207,861
Adjusted EBITDA(4)							187,869		252,319		252,319
Capital expenditures, excluding capitalized software costs	12,629		6,850		4,342		8,594		12,936
Capitalized software costs(5)	54,288		51,877		24,753		35,314		60,067
Depreciation	24,402		19,152		7,140		8,957		16,097		14,449
Amortization, including capitalized and acquired software	38,051		53,603		26,331		79,399		105,730		142,174
Credit Statistics:
Ratio of earnings to fixed charges(6)	6.05	x	9.53	x	6.23	x	0.43	x	0.96	x	0.68	x

(1)	Other revenue consists primarily of revenue received from sales of hardware.

(2)	In 2003, we incurred restructuring costs of $4.4 million for severance charges and facilities consolidation in Europe related to a rationalization of our resources.

(3)	EBITDA includes the impact of a $40.9 million revenue reduction for the purchase accounting adjustment on our deferred revenue and the $50.2 million charge for acquired in-process research and development.

(4)	EBITDA represents net income (loss) before interest (income) expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items, such as adjustments for purchase accounting, all of which are required in calculating covenant compliance under our senior secured credit facility. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense as described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. We consider EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. We have included information concerning EBITDA and Adjusted EBITDA because we use such information in determining compensation of our management and in our review of the performance of our business. The adjustments for Adjusted EBITDA include items such as relocation and other costs associated to transition to a stand-alone company, the impact of currency revaluation on intercompany debt, the impact on revenue for the purchase accounting adjustment to deferred revenue and the other adjustments shown below. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures reported by other companies. A reconciliation of net income (loss) and net cash flow from operations to EBITDA and Adjusted EBITDA is included below:

	Predecessor			Successor

			Period of	Period of
			January 1, 2004	May 27, 2004	Combined	Pro Forma
	Year Ended	Year Ended	Through	through	Year Ended	Year Ended
	December 31,	December 31,	May 26,	December 31,	December 31,	December 31,
	2002	2003	2004	2004	2004	2004

	(Dollars in thousands)
Reconciliation of net cash provided by operating activities to net income (loss):
Net cash provided by operating activities	$161,693	$241,417	$77,969	$104,689	$182,658	$151,992
(Provision) benefit for deferred income taxes	(18,469)	10,958	47,410	18,603	66,013	63,390
Depreciation and amortization	(62,453)	(72,755)	(33,471)	(88,356)	(121,827)	(156,623)
Amortization of deferred financing fees	—	—	—	(3,000)	(3,000)	(4,893)
In-process research and development	—	—	—	(50,819)	(50,819)	(619)
Equity compensation through retention plan	—	—	—	(701)	(701)	(701)
Other	(8,595)	(2,628)	(2,277)	1,144	(1,133)	(1,133)
Unrealized gain (loss) on revaluation of foreign denominated assets and liabilities	631	(851)	(2,362)	28,662	26,300	26,300
Foreign currency revaluation of derivative instruments	—	—	—	(15,175)	(15,175)	(15,175)
Changes in operating assets and liabilities	9,977	(72,334)	(64,876)	(36,183)	(101,059)	(81,686)

Net income (loss)	$82,784	$103,807	$22,393	$(41,136)	$(18,743)	$(19,148)

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$82,784	$103,807	$22,393	$(41,136)	$(18,743)	(19,148)
Interest expense (income)	1,521	(2,761)	(1,506)	49,262	47,756	81,737
Provision for income taxes	36,846	42,812	10,092	5,807	15,899	(11,351)
Depreciation and amortization	62,453	72,755	33,471	88,356	121,827	156,623

EBITDA	$183,604	$216,613	$64,450	$102,289	$166,739	$207,861

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA				$102,289	$166,739	$207,861
Impact of non-recurring items(a)				6,208	6,208	6,208
Impact of in-process research and development resulting from purchase accounting(b)				50,819	50,819	619
Impact of revenue reduction resulting from purchase accounting(c)				40,924	40,924	48,800
Other items(d)				3,137	3,137	4,339

	Predecessor			Successor

			Period of	Period of
			January 1, 2004	May 27, 2004	Combined	Pro Forma
	Year Ended	Year Ended	Through	through	Year Ended	Year Ended
	December 31,	December 31,	May 26,	December 31,	December 31,	December 31,
	2002	2003	2004	2004	2004	2004

	(Dollars in thousands)
Currency translation impact and other(e)				(15,508)	(15,508)	(15,508)

Adjusted EBITDA				$187,869	$252,319	$252,319

(a)	Represents the effect of one time expenses associated with the Transactions such as establishing stand alone health benefits, marketing program spending increases, relocation of our headquarters and costs for outside consultants.

(b)	Removes the impact of acquired in-process research and development that resulted from the Transactions and the acquisition of D-Cubed, Ltd.

(c)	Removes the purchase accounting impact for the adjustment to deferred revenue.

(d)	Removes the impact of fees from the management agreement initiated in May 2004 with our parent companies and affiliates of each of our Sponsors, as well as expenses associated with our retention incentive plan for certain members of management.

(e)	Represents the net effect of unrealized gains and losses from revaluing the intercompany debt that resulted from the Transactions and from hedging obligations used to offset foreign exchange currency balance sheet exposures.

(5)	We capitalize costs related to the development of software products and enhancements at the time that their technological feasibility is confirmed. Technological feasibility is established once the product or enhancement meets the function, feature and technical performance requirements necessary for production and delivery to customers. We identify technological feasibility through a “detailed program design” process. This operating practice involves a thorough review of the product design and detail program design for product specifications and evaluation of any uncertainties in advance of development production efforts. As a result, technological feasibility is determined at an earlier stage in the development cycle than a “working model” methodology and more coding and testing occur after technological feasibility is established.

(6)	Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes and fixed charges. Fixed charges consist of interest expensed, amortization of deferred financing fees and that portion of rental expense representative of interest, which we assumed to be 30% of rental expense.

RISK FACTORS
      You should carefully consider the following factors, in addition to the other information and data contained in this prospectus, in deciding whether to participate in the exchange offer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include those discussed below.
Risks Relating to the Notes and the Exchange Offer
Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry and prevent us from meeting our obligations under the notes.
      We are highly leveraged. The following chart shows our level of indebtedness and certain other information as of March 1, 2005.

March 1, 2005

(In millions)
Senior secured credit facility	$509.0
The notes	$550.0
Other debt	$7.4

Total debt	$1,066.4
Stockholders’ equity	$943.7

	Combined		Pro Forma
	Year Ended		Year Ended
	December 31, 2004		December 31, 2004

Ratio of earnings to fixed charges	0.96	x	0.68x
      Furthermore, we expect to incur an additional $225.0 million of debt under our senior secured credit facility to finance our acquisition of Tecnomatix.
      Our high degree of leverage could have important consequences for you, including the following:

•	it may limit our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness and is not available for other purposes, including our operations, capital expenditures and future business opportunities;

•	the debt service requirements of our other indebtedness could make it more difficult for us to make payments on the notes;

•	certain of our borrowings, including borrowings under our senior secured credit facility, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	it may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors that have less debt; and

•	we may be vulnerable in a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.
      We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

      Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. These factors include:

•	fluctuations in interest rates;

•	customer actions increasing competition;

•	global economic situations;

•	increased operating costs; and

•	trends in our industry.
      We might not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
      If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our senior secured credit facility and the indenture will restrict our ability to dispose of assets and use the proceeds from asset dispositions. We may not be able to consummate those dispositions or to obtain the proceeds which we could realize from the dispositions. These proceeds may not be adequate to meet any debt service obligations then due. See “Description of Senior Secured Credit Facility” and “Description of the Exchange Notes.”
Restrictive covenants may adversely affect us.
      The indenture governing the notes contains various covenants that limit our ability and our subsidiaries’ ability to engage in specified types of transactions. These covenants limit our ability to, among other things:

•	incur, assume or guarantee additional indebtedness;

•	issue redeemable stock and preferred stock;

•	repurchase capital stock;

•	make other restricted payments including, without limitation, paying dividends, making loans and investments and redeeming debt that is junior in right of payment to the notes;

•	sell certain assets;

•	create liens on certain assets without securing the notes;

•	merge, consolidate, sell or otherwise dispose of substantially all of our assets;

•	enter into agreements that restrict dividends from subsidiaries;

•	enter into certain transactions with our affiliates; and

•	change our business.
      In addition, our senior secured credit facility contains restrictive covenants and requires us to maintain specified financial ratios and satisfy other financial condition tests. Our ability to meet those financial ratios and tests may be affected by events beyond our control, and we might not be able to meet those tests. A failure by us to comply with any of these covenants could result in an event of default under our senior secured credit facility and a cross-default under the notes upon an acceleration under our senior secured credit facility. Upon the occurrence of an event of default under our senior secured credit facility, the lenders could elect to declare all amounts outstanding under our senior secured credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our senior secured credit facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under our senior secured credit facility. If the lenders under our senior secured credit facility accelerate the repayment of borrowings, we might not have sufficient assets to repay our senior secured credit facility and our other indebtedness, including the notes. See “Description of Senior Secured Credit Facility.”
Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
      Certain of our borrowings, primarily borrowings under our senior secured credit facility, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows would decrease.
If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.
      Any default under the agreements governing our indebtedness, including a default under our senior secured credit facility that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could render us unable to pay principal, premium, if any, or interest on the notes and result in a substantial decrease in the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in our indenture and our senior secured credit facility), we could be in default under the terms of the agreements governing such indebtedness (including our senior secured credit facility and our indenture). In the event of such a default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may need to obtain waivers from the required lenders under our senior secured credit facility to avoid being in default. If we breach our covenants under our senior secured credit facility and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facility, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Senior Secured Credit Facility” and “Description of the Exchange Notes.”
Your claims to our assets will be subordinated to all of the creditors of the non-guarantor subsidiaries.
      Our subsidiaries that do not guarantee borrowings under our senior secured credit facility or other debt do not guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness (including intercompany indebtedness pledged to the lenders under our senior secured credit facility) and their trade creditors will generally be entitled to payment of their claims from the assets of those non-guarantor subsidiaries before any assets of the non-guarantor subsidiaries are made available for distribution to us. As of March 1, 2005, our subsidiaries which are not guarantors of the notes had liabilities of approximately $253.5 million (of which approximately $85.7 million are accrued intercompany obligations and deferred revenues) and total assets of $631.5 million. In 2004, these non-guarantor subsidiaries had revenue of approximately $574.8 million.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the notes.
      We derive a substantial portion of our operating income from our subsidiaries. We are dependent on the earnings and cash flow of our subsidiaries to meet our obligations with respect to the notes and our senior secured credit facility and to fund our operations. Foreign government regulations may prevent, delay or require the payment of additional taxes. We cannot assure you that our subsidiaries will be able to, or be permitted to, pay to us the amounts necessary to service the notes. Other provisions of law, such as those requiring that dividends be paid only out of surplus, will also limit the ability of our subsidiaries to make distributions, loans or other payments to us. In the event we do not receive distributions from our subsidiaries, we may be unable to make required principal, premium, if any, and interest payments on our indebtedness, including the notes.
We may not be able to repurchase the notes upon a change of control.
      Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we may be contractually restricted under the terms of our senior indebtedness from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to repurchase your notes unless we are able to refinance or obtain waivers under our senior secured credit facility. Our failure to repurchase the notes upon a change of control would cause a default under the indenture and a cross-default under our senior secured credit facility. Our senior secured credit facility also provides that a change of control will be a default that permits lenders to accelerate the maturity of borrowings thereunder. Any of our future debt agreements may contain similar provisions. In addition, important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the indenture. Therefore, if an event occurs that does not constitute a “Change of Control,” we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the event. See “Description of Senior Secured Credit Facility” and “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”
Despite current indebtedness levels, we will still be able to incur substantially more debt. This could further exacerbate the risks described above.
      We and our subsidiaries are able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our senior secured credit facility provides commitments up to $850.0 million. All of those borrowings would be senior to the notes and the guarantees of the notes by the subsidiary guarantors. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face may be exacerbated.
Your right to receive payments on the notes is junior to our existing senior indebtedness and, possibly, all our future borrowings.
      The notes and the guarantees rank behind all of our and the guarantors’ existing senior indebtedness and all of our and their future borrowings, except:

•	trade payables; and

•	any future indebtedness that expressly provides that it is not senior in right of payment to the notes and the guarantees.
      As a result, upon any distribution to our creditors or the creditors of the guarantors in a bankruptcy, liquidation or reorganization or similar proceeding, the holders of senior debt will be entitled to be paid in full in cash before any payment may be made on the notes or the guarantees. As of March 1, 2005, we had total indebtedness of approximately $1,066.4 million, $509.0 million of which would have been senior indebtedness (excluding $0.2 million of outstanding letters of credit) and we were able to borrow up to an additional $100.8 million under our senior secured credit facility (excluding letters of credit and the $15.0 million overdraft lines). We and the guarantors may incur additional senior debt in the future, including under our senior secured credit facility. We expect to incur an additional $225.0 million of debt under our senior secured credit facility to finance our acquisition of Tecnomatix. Certain of our non-guarantor subsidiaries will be able to incur up to $25.0 million of indebtedness under our senior secured credit facility and the notes will be structurally subordinated to such borrowings.
      In addition, all payments on the notes and the guarantees will be blocked in the event of a payment default on designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on designated senior debt.
      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the notes will participate with all other holders of senior subordinated indebtedness in the assets remaining after we have paid all of the senior debt. Because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior debt, holders of the notes may receive less, ratably, than holders of trade payables in any bankruptcy or similar proceeding. As a result, we and the guarantors may not have sufficient funds to pay all our creditors, and holders of the notes may receive less, ratably, than the holders of senior debt. We are permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.
Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.
      The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of our guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and one of the following is also true:

•	we or any of our guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of our guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of our guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.
      If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of our subsidiaries that could result in acceleration of such debt.
      Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, is greater than the fair market value of all its assets; or

•	the present fair market value of its assets is less than the amount that is required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it can not pay its debts as they become due.
      We cannot be certain as to the standards a court may use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.
      If the guarantees are legally challenged, any guarantee may also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.
Your ability to receive payments on the notes is junior to those lenders who have a security interest in our assets.
      Our obligations under the notes are unsecured, but our obligations under our senior secured credit facility are secured by a security interest in substantially all of our assets. If we are declared bankrupt or insolvent, or if we default under our senior secured credit facility, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we are unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indenture at such time. Furthermore, if the lenders foreclose and sell the equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes are not secured by any of our assets, it is possible that there may be no assets remaining from which claims of the holders of the notes could be satisfied or, if any assets remained, they might be insufficient to satisfy such claims fully. See “Description of Senior Secured Credit Facility.”
There may be no active trading market for the exchange notes.
      The exchange notes are new securities for which there currently is no market. Accordingly, the development or liquidity of any market for the exchange notes is uncertain. We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through The NASDAQ National Market.
      In addition, changes in the overall market for high yield securities and changes in our financial performance or prospects or in the prospects for companies in our industry generally may adversely affect the liquidity of the trading market in the exchange notes and the market price quoted for the exchange notes. See “Description of the Exchange Notes” and “The Exchange Offer.”
Risks Related to Our Business
If the PLM market does not develop as we anticipate, our revenue will be adversely effected.
      The PLM industry consists of both a CAx segment and a cPDM segment. We derive approximately 69% of our revenues from our CAx portfolio of software and services and the remainder from the cPDM software and services. The CAx industry is relatively mature and our ability to maintain this important source of revenue is dependent on our ability to continue to expand the functionality of our products, maintain our traditional customer base and expand into new industry sectors and geographies. If we are unable to sustain and grow our CAx business or if the PLM market does not develop as we anticipate, our financial condition and results of operations will be adversely affected.
      cPDM is a newer and less well known set of applications than CAx applications. As a result, cPDM may not achieve widespread acceptance or the level of penetration in the marketplace that we anticipate. If this market does not develop as we anticipate, our previous investments will not achieve the rate of return we desire and our financial condition and results of operations will be adversely affected.

The loss or downsizing of key customers would significantly reduce our earnings.
      Collectively, our top ten customers accounted for approximately 21.0% of our total revenues in 2004. Our earnings, and our stature in our industry, are highly dependent on our business with these customers. Also, due to the importance of our top customers to our financial performance, we are susceptible to increasing demands by them to lower prices or perform additional services at prices inconsistent with our cost structure. If one of our top ten customers downsizes or otherwise contracts its operations, the customer will likely reduce the amount of software and services it purchases from us. A loss of significant business from, or adverse performance by, any of these customers could be harmful to our results of operations.
Our industry is and will likely remain highly competitive.
      Our competitors include generalist PLM software developers that offer broad-range systems, such as Dassault Systèmes S.A. and Parametric Technology Corporation, software developers whose product lines are focused on specific segments of the CAx or cPDM markets, such as Agile Software Corporation and MatrixOne, Inc., enterprise resource planning, or ERP, software developers, such as SAP AG, and niche software vendors selling CAD products largely through distributors and resellers to smaller manufacturing businesses. Competition in the PLM industry is intense and because the market for cPDM is new and fragmented, we expect competition in that sector to intensify.
      In addition, new competitors may enter through adjacent industries or through acquisitions. Some of our competitors are better capitalized than we are, and such entities possess significant resources to develop their capabilities in-house or through acquisitions. If one of our competitors with greater resources began to acquire entities in our industry to expand the breadth of their products and service offerings, we may not be able to compete effectively with the combined enterprise. In addition, Dassault benefits from its strategic relationship with International Business Machines Corporation. If we fail to deliver PLM software products that offer superior functionality and reliability and gain market acceptance, or if our competitors are able to deliver products that are superior to ours, our competitive position would be diminished and we would lose market share in the PLM software industry.
If we are unable to deliver new and innovative PLM software products and services, our revenues will be adversely affected.
      Demand in the PLM software industry is influenced by rapid technological changes in computer software. In the past, much of the growth in the PLM software industry has been generated by customer demand for PLM software products and services that take advantage of the latest changes in software, hardware, and networking technologies to deliver new and enhanced features and functionality. For this reason, our ability to generate new sales and increase our revenue is highly dependent on our ability to leverage new technologies to:

•	enhance and expand our existing PLM software products and services; and

•	deliver new, high-quality PLM software products and services in a cost-effective and timely manner.
      Additionally, technological changes often must be anticipated well in advance in order to develop or acquire new products and services that successfully take advantage of new technologies. We may not always anticipate such technological changes. Even if we anticipate technological changes, we may not have adequate resources or skilled personnel to develop or acquire the necessary technology or we may not be able to successfully integrate an acquired technology into our existing products and platforms. If we are unable to successfully deliver new and innovative PLM software products into the marketplace, our revenue will decline. Also, the nature of the PLM industry requires that we make significant investments each year in new technology. If we do not have adequate resources to continue our historic commitment to developing new technologies, our reputation and position in the marketplace will suffer with a corresponding negative impact on our results of operations and financial condition.

Substantial, prolonged economic downturns in the markets in which we operate could cause our customers to reduce their spending on capital investments, which has in the past and could in the future, negatively affect our results of operations.
      The amount customers are willing to invest in acquiring and implementing our software applications and the timing of these investments tends to vary depending on general economic conditions in the markets in which our customers operate. We derive a large portion of our revenue from our current customer base in the automotive and transportation sector and the aerospace and defense sector. An economic downturn in one of these industries, any of the other industries in which we compete, or in the economy as a whole, would lead to a decrease in our revenues. The global economic downturn beginning around the fourth quarter of 2001 and continuing into the first half of 2003 had a significant impact on software and services budgets in many of the key industries we service, and as a result, from 2000 through the first half of 2003, our total revenues and results of operations declined. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional detail. Additionally, any substantial and prolonged economic downturn in the markets in which we operate may lead to the renegotiation of contracts with our existing customers on terms less advantageous to us.
Our international sales constitute a substantial portion of our total sales and could be negatively affected by disruptions in international markets caused by currency exchange rate fluctuations, government actions, international political or economic instability, or other similar events.
      Revenue from our non-U.S. sales represented approximately 56.6% of our total revenue for 2004. We expect revenue from our non-U.S. sales to continue to represent a significant portion of our total revenue. For example, we expect most of the future growth of our CAD sales to be in non-U.S. sales. There are risks inherent in doing business internationally, including:

•	currency exchange rate fluctuations. Many of our non-U.S. revenues and costs are denominated in non-U.S. currencies. To prepare our combined financial statements we must translate those revenues and costs into U.S. Dollars. In the past, this has affected and may in the future affect the value of profits earned on our international sales. Foreign exchange fluctuations may also distort our results, such as the recent increase in our revenue attributable to sales overseas converted into U.S. Dollars on the basis of the weaker exchange rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional detail;

•	imposition of United States and foreign government controls, such as export license requirements, restrictions on the export of critical technology or other trade restrictions, difficulties in obtaining and enforcing intellectual property rights or changes in regulatory practices, tariffs and taxes;

•	the extra difficulties in staffing and managing international operations, such as burdens of compliance with a wide variety of laws and regulations, longer accounts receivable payment cycles and difficulties in receivables collections, and tax inefficiencies in repatriating cash flow from non-U.S. subsidiaries; and

•	economic, political or social instability in international markets or an international crisis, such as SARS, which in 2003 delayed the sales of our software and services into the affected countries in Asia. We cannot predict the impact on our revenue and earnings of similar events that restrict travel and contact with current or potential customers or disrupt our operations.
We expect that our quarterly operating results will fluctuate, which may result in fluctuations in the trading price of the notes.
      Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future. Our highest licensing sales for most quarters occur in the last month of the quarter and for most years occur in the month of December, and our software revenue, total revenue, operating income and net income have this year and generally in the past been lower in the first quarter of a given year than in the fourth quarter of the preceding year. These fluctuations may continue or change because of a variety of factors that affect both our ability to sell our products and the timing of sales of our products. In addition, cPDM products tend to be more enterprise-level sales with longer lead-times. As the percentage of our sales derived from the cPDM segment grows, the longer lead-time could increase our quarterly fluctuations.
Future terrorist attacks could lead to decreased capital expenditures on PLM software and services and could negatively affect our business.
      After the terrorist attacks of September 11, 2001, we experienced a significant decline in our sales as companies decreased their capital expenditures in response to uncertain economic and political conditions. The decline in capital expenditures in response to these conditions resulting from the terrorist attacks on September 11, 2001 was particularly severe in several of our primary markets including the automotive and transportation and the aerospace and defense industries. Future terrorist attacks could have a similar effect on our sales and could negatively affect our financial condition and results of operations.
We received certain indemnities from EDS that may not adequately protect us from liability against all consequences or aspects of matters we were indemnified against.
      As part of the Transactions, we obtained indemnities from EDS for certain matters from the time of our separation, as described in “Prospectus Summary — The Acquisition of Our Company from EDS.” However, because certain laws place significant limitations on the enforceability of indemnification and such indemnification may be limited by the continued solvency of EDS, there is no assurance that such indemnification agreements will adequately protect us against liability from all of the consequences of these matters. The occurrence of an event not fully indemnified against, or the failure of EDS to meet its indemnification obligations, could result in substantial losses.
Our ability to complete or integrate future acquisitions may adversely affect our business or financial performance.
      Part of our business strategy is to selectively acquire other businesses that will complement our existing business. We are generally unable to predict whether or when any prospective acquisition candidates will become available or the likelihood of a material transaction being completed should any negotiations commence. Our ability to finance acquisitions may be constrained by our high degree of leverage. Our senior secured credit facility and the terms of the notes significantly limit our ability to make acquisitions and to incur indebtedness in connection with acquisitions.
      Any acquisition involves risks, including integration, conversion, and management of acquired technology, operations, customers, and personnel. The process of integrating acquired companies and operations into our operations may result in unforeseen operating difficulties and may require significant financial resources and management’s time and attention that would otherwise be available for the on-going development or expansion of our existing operations. Moreover, the integration of product platforms in an acquisition, as with our merger with Structural Dynamics Research Corporation, or SDRC, in 2001, could result in customer caution and anxiety which may delay orders from customers or those of our acquisition candidates, or may result in customer defections to our competitors. An acquisition may also lead to a one-time in-process research and development charge and ongoing expenses associated with amortization of goodwill and other purchased intangible assets. In addition, acquisitions outside the United States may present unique difficulties and increase our exposure to those risks attendant to international operations.
Declining unit prices and increased productivity of PLM software products, or changes in the pricing models for PLM software products, could negatively impact our revenue growth.
      The competitive markets in which we compete can put pressure on us to reduce our prices. If our competitors offer deep discounts on certain products in an effort to recapture or gain market share or to sell other products, we may then need to lower prices or offer other favorable terms in order to compete successfully. We expect such pricing pressure to be more pronounced in the non-U.S. emerging markets where we intend to target our future growth. Any such changes would be likely to reduce margins and could adversely affect operating results. If we cannot offset price reductions with a corresponding increase in the number of unit sales or with lower spending, then the reduced software revenues resulting from lower prices would adversely affect our results.
      As is common in high-tech industries with rapid technological change, our customers may also require us to continue to add functionality to our seats in order to maintain price. The increased productivity of our PLM software applications may result in our customers requiring fewer software seats. Additionally, changes in the pricing model for PLM software products, such as a change to subscription-based licensing or customer reluctance to renew maintenance services at our current rates, could require us to implement a new pricing model in order to remain competitive. A change in pricing model could require significant resources in order to transition successfully and could reduce our revenue during such a transition.
As a result of our strategy of partnering with other companies for product development, marketing, distribution, and services, our products and business development could be adversely affected if we experience difficulties with our partners.
      Our PLM strategy requires fully integrated solutions of PLM products, which are themselves increasingly complex. To implement our PLM strategy, we have chosen to partner with other companies: in product development, to integrate other software components; in marketing, to integrate or offer complementary products made by other software providers; in distribution, to sell our products through sales channels; and in services, to provide adequate support for customers adapting and deploying PLM solutions. We believe that our partnering strategy allows us to reduce costs while achieving broader market coverage. Nevertheless, our broad partnering strategy creates a higher dependency on such partners. Serious difficulties in our relationships with our partners, or an unfavorable change of control of our partners, may adversely impact our products or business development.
Defects, major design errors or security flaws in our products could harm our reputation and expose us to potential liability.
      Complex software such as PLM software may contain errors or defects when first introduced or when new versions or enhancements are released. If errors or defects are discovered in our current or future products, we may not be able to correct them in a timely manner, if at all. In our development of new products, we may make a major design error. In addition, certain of our Internet browser-enabled products include security features that are intended to protect the privacy and integrity of customer data. Despite these security features, our products may be vulnerable to break-ins and similar problems caused by Internet users, such as hackers bypassing firewalls and misappropriating confidential information. Such break-ins or other disruptions could jeopardize the security of information stored in and transmitted through the computer systems of our customers. To the extent we suffer adverse publicity relating to design flaws or security breaches, the adoption of our software by prospective clients could be adversely impacted.
      Our insurance may not cover the cost of correcting significant errors, defects, design errors or security problems. Some of our software incorporates open source code that is not covered by a warranty. We may need to expend significant capital resources in order to eliminate or work around errors, defects, design flaws or security problems. Any one of these problems in our products may result in the loss of or a delay in market acceptance of our products, the diversion of development resources, damage to our reputation, and increased service and warranty costs. Because these problems in our software could result in significant financial or other damage to our customers, our customers could pursue claims against us.
      Although our agreements generally contain provisions designed to limit our exposure as a result of actual or alleged design defects, security failures or errors in our software products, services or application hosting, such provisions may not cover every eventuality or be effective under applicable law. Any claim, regardless of its merits, could entail substantial expense and require the devotion of significant time and attention by key management personnel.

Our facilities and systems are subject to the risk of temporary damage due to system interference, breakdown or physical harm.
      Our facilities are computer-based and rely on the proper functioning of complex software and integrated hardware systems. It is not possible to guarantee the uninterrupted operation and security of these systems. For example, the invasion of our computer-based systems by either computer hackers or industrial pirates could interfere with their proper functioning and cause substantial damage, loss of data or delays in on-going research and production activities. Computer viruses, whether deliberately or unintentionally introduced, could also cause similar damage, loss or delays. As many of our systems include advanced or state-of-the-art functionalities, computer “bugs” or design errors could cause malfunctions.
      The short- or long-term loss of the use of these facilities and systems could have a material negative impact on our business, results of operations and financial condition.
Our international activities subject us to export requirements, the violation of which could adversely affect us.
      We supply our products to many international markets. As part of those activities, we are subject to various legal requirements relating to import and export restrictions such as Export Administration Regulations promulgated by the United States Department of Commerce. We have identified certain transactions of SDRC that may have been in violation of Export Administration Regulations and may also have been in violation of other laws and regulations. Some of these activities may have continued after our acquisition of SDRC. We are engaged in communications with the appropriate governmental authorities concerning these possible violations. To the extent we violated any of these regulations, we could be required to pay fines and penalties that could be material. In addition, although such matters are usually resolved through the imposition of civil penalties, we could be subject to the suspension or revocation of our export privileges and we and our officers could be subject to criminal penalties, any of which could be materially adverse to us. As part of the Transactions, we are indemnified by EDS on a dollar for dollar basis, without a cap or deductible, for damages, losses and expenses in excess of reserves relating to specified possible violations of Export Administration Regulations.
If we are unable to protect our intellectual property rights, it could negatively affect the value of our brands and products.
      We rely on a combination of protections provided by contracts, copyrights, patents, trademarks, and other common law rights, such as trade secret and unfair competition laws, to protect our products from infringement which is critical to our success. There can be no assurance that these protections will be adequate or that our competitors will not independently develop software products or technologies that are substantially equivalent or superior to our technology. Despite our efforts, it may be possible for third-parties to reverse-engineer, otherwise obtain, copy, and use information that we regard as proprietary (including certain portions of our software products and technologies), including as a result of our use of open source software. In addition, the laws of some countries do not protect and enforce our proprietary rights to the same extent as do the laws of the United States. Accordingly, we might not be able to protect our proprietary software products and technologies against unauthorized third-party copying or use, which could negatively affect our competitive position.
      Our activities, including product research, development and support, are distributed around the world in several of our foreign subsidiaries and foreign offices. Each country in which such activities take place has its own laws and regulations relating to the creation of intellectual property rights and the ownership and transfer of such rights. In spite of our efforts to ensure our ownership of the intellectual property our employees and agents create, the steps we have taken in the past to ensure our ownership of all intellectual property rights created in foreign jurisdictions may have been, and may in the future continue to be, inadequate to support our ownership of the intellectual property rights they create. The loss of substantial intellectual property rights ownership could adversely affect our business.

      One element of our valuable intellectual property is our collection of trademarks. The steps we have taken in the past occasionally have been, and may in the future continue to be, inadequate to protect our trademark rights and deter misappropriation of our trademark rights. We have registered certain trademarks and have other trademark registration applications pending in the United States and foreign jurisdictions. The standards which the United States Patent and Trademark Office and similar agencies in other countries use to register trademarks are not always applied predictably or uniformly and can change. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our trademark rights. Effective trademark protection may not be available in every country in which we offer or intend to offer our products and services. Failure to adequately protect our trademark rights could damage or even destroy our brands and impair our ability to compete effectively. Furthermore, defending or enforcing our trademark rights and branding practices could result in the expenditure of significant resources.
Claims that our products infringe the intellectual property rights of others could increase our costs and reduce our sales, which would adversely affect our revenue and operating margins.
      Some of our competitors may have been more aggressive than us in applying for or obtaining patent protection for innovative proprietary technologies in both in the United States and abroad. Although we have been issued patents under our patent program and have a number of patent applications pending for inventions claimed by us, there can be no assurance that in the future patents of third-parties will not preclude us from using a technology in our products or require us to enter into royalty and licensing arrangements on terms that are not favorable to us, or force us to engage in costly infringement litigation, which could result in us paying monetary damages or being forced to redesign our products to avoid any infringement.
      Third-parties have claimed and may claim in the future that we have infringed their intellectual property rights. We expect that our software products may increasingly be subject to such claims as the number of products and competitors in our industry segment grows, as we expand our products into new industry segments, and as the functionality of products overlap. Additionally, our license agreements with our customers generally provide that we will defend and indemnify them for claims against them relating to our alleged infringement of the intellectual property rights of third-parties with respect to products that we license. We might have to defend or indemnify our customers to the extent they are subject to these types of claims. Defending any of these claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays, subject our products to an injunction, require a complete or partial redesign of the relevant product, require us to pay monetary damages, require us to enter into royalty or licensing agreements or adversely affect our relationships with our customers. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all.
The loss of technology licensed from third-parties on a non-exclusive basis that we integrate in our software could delay implementation of our products or force us to pay higher license fees.
      We depend on technology that we license from third-parties on a non-exclusive basis and integrate into our software. Licenses for third-party software that we use in our current products might be terminated or not renewed and we may be unable to license third-party software necessary for such products or products we will develop in the future. We may be unable to renegotiate acceptable third-party license terms to reflect changes in our pricing models. Changes to or the loss of a third-party license could lead to an increase in the costs of licensing, inoperability of our software products or the reduction of software performance. In addition, technology licensed from third-parties may have undetected errors that impair the functionality or prevent the successful integration of our software. As a result of any such changes or losses, we may need to incur additional development costs to ensure continued performance of our products or suffer delays in the licensing of software products until replacement technology, if available, can be obtained and integrated.

If we lose the services of our senior executives or employees who possess specialized market knowledge and technical skills, it could reduce our ability to compete, to manage our operations effectively, or to develop new products and services.
      Our ability to implement our business strategy and our future success depend largely on the continued services of our senior executives. Many of our senior executives have extensive experience in our industry and with our business, products and customers. The loss of some or all of our senior executives could negatively affect our ability to develop and pursue our business strategy. Also, we have agreed with one of our major customers to retain certain senior executives and key employees working on its account.
      In addition, our future performance depends upon our ability to attract and retain highly qualified engineering, sales, marketing, services and managerial personnel. The loss of the technical knowledge and management expertise of any of these key personnel could result in delays in product development, loss of customers and sales and diversion of management resources, which could materially and adversely affect our operating results.
      Despite recent adverse economic trends, competition for executive, managerial and skilled personnel in the software industry remains intense. We expect continued increases in compensation costs in order to attract and retain senior executives, managers and skilled employees, especially if the current job economy continues to improve. We might not be able to retain our current personnel or continue to attract and retain the personnel we require to develop and market new and enhanced products and to market and service our existing products and conduct our operations successfully.
We are controlled by funds associated with our Sponsors, and their interests as equity holders may conflict with yours as a creditor.
      We are controlled by funds associated with our Sponsors, and they have the ability to control our policies and operations. The interests of funds associated with our Sponsors may not in all cases be aligned with your interests as a holder of the notes. For example, funds associated with our Sponsors could cause us to make acquisitions that increase the amount of the indebtedness that is secured or senior to the notes or sell revenue-generating assets, impairing our ability to make payments under the notes. Additionally, funds associated with our Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Accordingly, funds associated with our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, funds associated with our Sponsors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you as a holder of our notes. See “Certain Relationships and Related Party Transactions.”

INDUSTRY AND MARKET DATA
      Market and industry data throughout this prospectus was obtained from a combination of our internal surveys, the good faith estimates of our management, various sources of PLM market research, a PLM consulting firm and various trade associations. While we believe our internal surveys, third-party information, estimates of our management and data from trade associations are reliable, we have not verified this data with any independent sources. We are not aware of any misstatements regarding market or industry data contained in this prospectus, however, such data involves risks and uncertainties and is subject to change based on various factors, including those factors discussed in the “Risk Factors” section herein. Also, references to the “Global 500” are to Fortune Magazine’s Global 500 for 2004, which ranks the top 500 global companies by revenue.
REGISTERED TRADEMARKS
      Unigraphics Solutions®, Unigraphics®, EAI®, UGS®, Solid Edge®, Teamcenter®, Parasolid®, iMAN®, ProductVision®, VisView®, VisMockUp®, VisFactory®, I-deas®, Femap® and Bravo®, among others, are trademarks that we have registered and own.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements.” Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar words. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public. Any or all of our forward-looking statements in this prospectus and in any public statements we make may turn out to be incorrect, possibly to a material degree. Such statements can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements.
      You should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

•	the failure of the PLM market to develop as we anticipate, including a reduced demand for PLM software;

•	the loss or downsizing of any of our key customers;

•	competition from other companies in our industry;

•	an inability to deliver new and innovative products and services;

•	a substantial, prolonged economic downturn;

•	disruptions in international markets, including changes in foreign currency exchange rates;

•	a decline in our prices or a change in our pricing models;

•	protection of and litigation over intellectual property rights;

•	loss of our rights to use technology owned or licensed by third-parties;

•	loss of senior executives or employees;

•	our substantial amount of indebtedness; and

•	restrictions contained in certain covenants in our debt documents.

      The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Except to the extent required by law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
      You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of participating in the exchange offer.

THE EXCHANGE OFFER
Purpose and Effect
      Concurrently with the consummation of the Transactions, we entered into a registration rights agreement with the initial purchasers of the old notes, which requires us to file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must consummate the exchange offer within 40 days after the effective date of the registration statement of which this prospectus is a part.
      Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay certain liquidated damages on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.
      In order to participate in the exchange offer, a holder must represent to us, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of UGS Corp. or any subsidiary guarantor; and

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of such exchange notes.
      Under certain circumstances specified in the registration rights agreement, we may be required to file a “shelf” registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.
      Based on an interpretation by the Staff of the Commission set forth in no-action letters issued to third-parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of UGS Corp. or any subsidiary guarantor;

•	is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the Commission from participating in the exchange offer.

      Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange note. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the Staff’s interpretations discussed above or participate in the exchange offer, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.
Terms of the Exchange Offer
      Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on                          , 2005, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 in principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.
      The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.
      Each broker-dealer that receives the exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal delivered with this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the expiration of the offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. The exchange offer is not being made to, and we will not accept surrenders for exchange from, holders of the old notes in any jurisdiction in which the exchange offer or its acceptance would not comply with the securities or blue sky laws of that jurisdiction.
      As of the date of this prospectus, $550.0 million in aggregate principal amount of old notes were outstanding, and there was one registered holder, a nominee of The Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations of the Commission promulgated under the Exchange Act.
      We will be deemed to have accepted validly tendered old notes when we have given oral or written notice thereof to U.S. Bank National Association, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth under the heading “— Conditions to the Exchange Offer,” certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date, as may be extended.

      Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The expiration date shall be 5:00 p.m., New York City time, on                          , 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time, on such date. Such announcement will also disclose the approximate number of old notes tendered at such time. We reserve the right, in our sole discretion:

•	to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under “— Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.
      In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement. In the event that we make a material change in the exchange offer, including the waiver of a material condition, we will extend the expiration date of the exchange offer so that at least five business days remain in the exchange offer following notice of the material change.
Procedures for Tendering
      Only a registered holder of old notes may tender such old notes in the exchange offer. To effectively tender in the exchange offer, a holder must complete, sign and date a copy or facsimile of the letter of transmittal, have the signatures thereon guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the old notes and any other required documents, to the exchange agent at the address set forth below under “— Exchange Agent” for receipt on or prior to the expiration date. Delivery of the notes also may be made by book-entry transfer in accordance with the procedures described below. If you are effecting delivery by book-entry transfer,

•	confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date; and

•	you must transmit to the exchange agent on or prior to the expiration date a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company, or DTC, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, forms a part of the confirmation of book-entry transfer.
      By executing the letter of transmittal or effecting delivery by book-entry transfer, each holder is making to us those representations set forth under the heading “— Purpose and Effect.”
      The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.
      The method of delivery of the old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder. As an alternative to delivery by mail, holders may wish to consider overnight or hand delivery service. In all cases, sufficient time should be allowed to ensure delivery to the exchange agent on or prior to the expiration date. You should not send any letters of transmittal or old notes to us. Holders may request that their respective brokers, dealers, commercial banks, trust companies or nominees effect the above transaction for such holders.

      The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such notes by book-entry transfer at DTC.
      If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should promptly contact the person in whose name the notes are registered and instruct such registered holder to tender on your behalf. If a beneficial owner wishes to tender on his or her own behalf, the holder must, prior to completing and executing the letter of transmittal and delivering the old notes, either make appropriate arrangements to register ownership of the notes in his or her name or to obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Guarantor Institution (defined below) unless the old notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an Eligible Guarantor Institution.
      If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed, such guarantee must be by a participant in a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act, an “Eligible Guarantor Institution.”
      If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, such notes must be endorsed or accompanied by properly completed bond powers, signed by such registered holder as such registered holder’s name appears on such notes with the signature thereon guaranteed by an Eligible Guarantor Institution. If the letter of transmittal or any notes or bond powers are signed by trustees, executors , administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and submit with the letter of transmittal evidence satisfactory to so act.
      We understand that the exchange agent will make a request, promptly after the date of this prospectus, to establish accounts with respect to the old notes at the book-entry transfer facility of DTC for the purpose of facilitation the exchange offer, and subject to the establishment of these accounts, any financial institution that is a participant in the book-entry transfer facility system may make book-entry delivery of notes by causing the transfer of such notes into the exchange agent’s account with respect to the old notes in accordance with DTC’s procedures for such transfer. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, unless the holder complies with the procedures described in the following paragraph or the guaranteed delivery procedures described below, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below before the expiration date. The delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.
      The exchange agent and DTC have confirmed that the exchange offer is eligible for the Automated Tender Offer Program, or ATOP, of DTC. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer old notes to the exchange agent in accordance with the procedures for transfer established under ATOP. DTC will then send an Agent’s Message to the exchange agent. The term “Agent’s Message” means a message transmitted by DTC that, when received by the exchange agent, forms part of the formation of a book-entry transfer and that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant. In the case of an Agent’s Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent that states that DTC has received an express acknowledgement from the DTC participant that such participant has received and agrees to be bound by the notice of guaranteed delivery.
      We will determine all questions as to the validity, form eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to the tender of old notes, neither we, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if old notes are submitted in a principal amount greater than the principal amount of notes being tendered by such tendering holder, such unaccepted or non-exchanged notes will be returned by the exchange agent to the tendering holders (or, in the case of notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such unaccepted or non-exchanged notes will be credited to an account maintained with such book-entry transfer facility), unless otherwise provided in the letter of transmittal accompanying such notes, promptly following the expiration date.
Guaranteed Delivery Procedures
      If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder’s old notes or other required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Guarantor Institution;

•	prior to the expiration date, the exchange agent receives from that Eligible Guarantor Institution a properly completed and duly executed letter of transmittal or facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, or NYSE, trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or book-entry confirmation, as the case may be, will be deposited by the Eligible Guarantor Institution with the exchange agent; and

•	the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.
Withdrawal Rights
      Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      For a withdrawal of a tender of old notes to be effective, a written or, for DTC participants, electronic ATOP transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person having deposited the old notes to be withdrawn, whom we refer to as the depositor;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes or, in the case of notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

•	specify the name in which any such old notes are to be registered, if different from that of the depositor.
      All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder promptly after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under “— Procedures for Tendering” at any time on or prior to the expiration date.
Conditions to the Exchange Offer
      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the expiration of the exchange offer, we determine that the exchange offer violates applicable law, any applicable interpretation of the Staff of the Commission or any order of any governmental agency or court of competent jurisdiction.
      The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration of the exchange offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.
      In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.
Effect of Not Tendering
      Holders of old notes who do not exchange their old notes for exchange notes in the exchange offer will remain subject to the restrictions on transfer of such old notes:

•	as set forth in the legend printed on the old notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise set forth in the offering memorandum distributed in connection with the private offering of the old notes.

Exchange Agent
      All executed letters of transmittal should be directed to the exchange agent. U.S. Bank National Association has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:
By Registered or Certified Mail; Hand Delivery or Overnight Courier:
U.S. Bank National Association
60 Livingston Avenue
Attn: Specialized Finance
St. Paul, Minnesota 55107
By Facsimile (Eligible Institutions Only):
(651) 495-8158
For Information or Confirmation by Telephone:
(800) 934-6802
      Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.
Fees and Expenses
      We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers, employees, agents or representatives. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.
Transfer Taxes
      Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

USE OF PROCEEDS
      The exchange offer is intended to satisfy our obligations under the registration rights agreement, dated May 27, 2004, by and among us, the subsidiary guarantors party thereto, and the initial purchasers of the old notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. Instead, we will receive in exchange old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer.
      The old notes were issued and sold on May 27, 2004. The proceeds from the offering of the old notes, borrowings under our senior secured credit facility and the proceeds of equity investments in our parent companies were used to finance the Transactions and pay related fees and expenses. The equity investments in our parent companies were financed with cash proceeds resulting from the purchase of our parent companies’ common stock by an investor group led by funds associated with our Sponsors.

CAPITALIZATION
      The following table sets forth our cash and cash equivalents and capitalization as of March 1, 2005. The information in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and accompanying notes thereto appearing elsewhere in this prospectus.

As of
March 1, 2005

(In millions)
Cash and cash equivalents	$84.5

Debt:
Our senior secured credit facility:
Revolving credit facility(1)	$9.0
Term loan	500.0
The notes	550.0
Other debt	7.4

Total debt	1,066.4
Total stockholder’s equity	943.7

Total capitalization	$2,010.1

(1)	The aggregate revolving loan availability under our senior secured credit facility is $125.0 million. In addition to the $9.0 million outstanding as of March 1, 2005, our availability is reduced by our outstanding letters of credit of $0.2 million.

SELECTED FINANCIAL INFORMATION AND OTHER DATA
      The selected data presented below under the captions Statement of Operations Data, Balance Sheet Data and Statement of Cash Flow Data for, and as of the end of, the years ended December 31, 2001, 2002 and 2003 and the period from January 1, 2004 through May 26, 2004, are derived from the consolidated financial statements of UGS PLM Solutions Inc., which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The selected data presented below under the captions Statement of Operations Data, Balance Sheet Data and Statement of Cash Flow Data for, and as of the end of the period from May 27, 2004 through December 31, 2004, are derived from the consolidated financial statements of UGS Corp., which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2003 and 2004, and for the years ended December 31, 2002 and 2003, and the period from January 1, 2004 through May 26, 2004 and the period from May 27, 2004 through December 31, 2004, and the report thereon, are included elsewhere in this prospectus. We completed the Transactions as of May 27, 2004, and as a result of adjustments to the carrying value of assets and liabilities resulting from the Transactions, the financial position and results of operations for periods subsequent to the Transactions may not be comparable to those of our predecessor company. The consolidated statement of operations data for the years ended December 31, 2000 and 2001, and the consolidated balance sheet data as of December 31, 2000, 2001 and 2002, were derived from UGS PLM Solution Inc.’s audited consolidated financial statements that are not included in this prospectus. Historical results are not necessarily indicative of results to be expected for future periods and interim results are not necessarily indicative of results for the entire year. The results prior to the merger of Unigraphics and SDRC in August 2001 are not comparable with those after the merger.

	Predecessor					Successor

					Period of	Period of
					January 1,	May 27,
					2004	2004	Combined
	Year Ended December 31,				through	through	Year Ended
					May 26,	December 31,	December 31,
	2000	2001	2002	2003	2004	2004	2004

	(Dollars in thousands)
Statement of Operations Data:
Revenue:
Software	$228,547	$292,439	$280,450	$285,680	$100,779	$213,569	$314,348
Maintenance	172,456	254,412	363,905	389,551	163,012	237,213	400,225
Services and other(1)	124,853	185,773	216,147	221,915	94,012	169,435	263,447

Total revenue	525,856	732,624	860,502	897,146	357,803	620,217	978,020
Cost of revenue:
Total cost of revenue	165,937	240,903	283,354	297,504	133,139	244,238	377,377

Gross profit	359,919	491,721	577,148	599,642	224,664	375,979	600,643

	Predecessor					Successor

					Period of	Period of
					January 1,	May 27,
					2004	2004	Combined
	Year Ended December 31,				through	through	Year Ended
					May 26,	December 31,	December 31,
	2000	2001	2002	2003	2004	2004	2004

	(Dollars in thousands)
Operating expenses:
Selling, general and administrative	192,003	242,257	319,138	316,426	136,817	225,079	361,896
Research and development	81,227	119,642	129,046	125,848	52,851	82,875	135,726
In-process research and development(2)	24,154	86,130	—	—	—	50,819	50,819
Restructuring and other charges(3)	1,500	58,034	—	4,427	—	—	—
Amortization of goodwill and other intangible assets	13,808	31,513	6,850	6,679	2,500	18,366	20,866

Total operating expenses	312,692	537,576	455,034	453,380	192,168	377,139	569,307

Operating income (loss)	47,227	(45,855)	122,114	146,262	32,496	(1,160)	31,336
Interest income (expense), net	(5,718)	(6,554)	(1,521)	2,761	1,506	(49,262)	(47,756)
Other income (expense), net	1,623	(1,245)	(963)	(2,404)	(1,517)	15,093	13,576

Income (loss) before income taxes	43,132	(53,654)	119,630	146,619	32,485	(35,329)	(2,844)
Provision for income taxes	25,723	12,413	36,846	42,812	10,092	5,807	15,899

Net income (loss)	$17,409	$(66,067)	$82,784	$103,807	$22,393	$(41,136)	$(18,743)

	Predecessor				Successor

	As of December 31,

	2000	2001	2002	2003	2004

	(Dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$22,782	$35,564	$29,946	$40,314	$58,400
Accounts receivable, net	147,428	272,376	251,649	225,726	233,180
Prepaids and other	17,260	21,863	16,788	12,958	26,175
Total assets	462,121	1,581,489	1,570,259	1,690,673	2,543,012
Long-term debt	—	—	—	—	1,049,623
Stockholder’s equity	136,776	1,233,526	1,320,887	1,432,737	969,602

	Predecessor					Successor

					Period of	Period of
					January 1,	May 27,
					2004	2004	Combined
					through	through	Year Ended,
					May 26,	December 31,	December 31,
	2000	2001	2002	2003	2004	2004	2004

	(Dollars in thousands)
Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$34,785	$(27,689)	$161,693	$241,417	$77,969	$104,689	$182,658
Investing activities	(202,430)	(33,863)	(66,767)	(62,105)	(28,639)	(2,101,737)	(2,130,376)
Financing activities	169,730	76,876	(103,830)	(170,578)	(60,986)	2,022,604	1,961,618

	Predecessor									Successor

								Period of		Period of
								January 1,		May 27,
								2004		2004		Combined
								through		through		Year Ended,
								May 26,		December 31,		December 31,
	2000		2001	2002		2003		2004		2004		2004

	(Dollars in thousands)
Other Data:
EBITDA(4)	$80,176		$29,705	$183,604		$216,613		$64,450		$102,289		$166,739
Adjusted EBITDA(4)										187,869		252,319
Capital expenditures — excluding capitalized software expense	16,800		18,633	12,629		6,850		4,342		8,594		12,936
Capitalized software expense(5)	10,100		9,721	54,288		51,877		24,753		35,314		60,067
Depreciation	12,761		18,691	24,402		19,152		7,140		8,957		16,097
Amortization — including capitalized and acquired software	18,565		58,114	38,051		53,603		26,331		79,399		105,730
Credit Statistics:
Ratio of earnings to fixed charges(6)	4.14	x	N/A	6.05	x	9.53	x	6.23	x	0.43	x	0.96	x
Deficiency in earnings	N/A		$(32,362)	N/A		N/A		N/A		N/A		N/A

(1)	Other revenue consists primarily of revenue received from sales of hardware.

(2)	In-process research and development represents research projects where technological feasibility has not been established as of the date of an acquisition. As part of our acquisitions of SDRC in August 2001 and of the 14% publicly held minority interest in Unigraphics in September 2001, we estimated the value of acquired in- process research and development at the close of the transactions. This value was immediately expensed following the consummation of the transactions and appeared in our 2001 results as a charge of $86.1 million. In 2000, we wrote off approximately $24.2 million of in-process research and development in connection with an acquisition completed that year. For the period of May 27, 2004 through December 31, 2004, we recorded charges for the valuation of in-process research and development of $50.2 million in the Transactions and $0.6 million in the acquisition of D-Cubed, Ltd. The $50.2 million charge incurred in connection with the Transactions represents research projects where technological feasibility had not been established as of the date of the Transactions. This estimated value was immediately expensed following the consummation of the Transactions and appears in our results as a charge in operating expenses.

(3)	In combining the operations of Unigraphics and SDRC, we incurred restructuring costs of $58.0 million in 2001 for severance, purchases of employee stock options, and facilities charges. Furthermore, we recorded and wrote-off the value assigned to acquired in-process research and development and completed technology. In 2003, we incurred restructuring costs of $4.4 million for severance charges and facilities consolidation in Europe related to a rationalization of our resources.

(4)	EBITDA represents net income (loss) before interest (income) expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to certain items, such as adjustments for purchase accounting, all of which are required in calculating covenant compliance under our senior secured credit facility. Adjusted EBITDA is calculated by subtracting from or adding to EBITDA items of income or expense as described below. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA do not represent net income or cash flows from operations, as these terms are defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. We consider EBITDA and Adjusted EBITDA to be key indicators of our ability to pay our debt. We have included information concerning EBITDA and Adjusted EBITDA because we use such information in determining compensation of our management and in our review of the performance of our business. The adjustments for Adjusted EBITDA include items such as relocation and other costs associated to transition to a stand-alone company, the impact of currency revaluation on intercompany debt, the impact on revenue for the purchase accounting adjustment to deferred revenue and the other adjustments shown below. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures reported by other companies. A reconciliation of net income (loss) and net cash flow from operations to EBITDA and Adjusted EBITDA is included below:

	Predecessor					Successor

					Period of	Period of
					January 1,	May 27,
					2004	2004	Combined
	Year Ended December 31,				through	through	Year Ended
					May 26,	December 31,	December 31,
	2000	2001	2002	2003	2004	2004	2004

	(Dollars in thousands)
Reconciliation of net cash provided by operating activities to net income (loss):
Net cash provided by operating activities	$34,785	$(27,689)	$161,693	$241,417	$77,969	$104,689	$182,658
(Provision) benefit for deferred income taxes	6,106	3,534	(18,469)	10,958	47,410	18,603	66,013
Depreciation and amortization	(31,326)	(76,805)	(62,453)	(72,755)	(33,471)	(88,356)	(121,827)
Amortization of deferred financing fees	—	—	—	—	—	(3,000)	(3,000)
In-process research and development	(24,154)	(86,130)	—	—	—	(50,819)	(50,819)
Equity compensation through retention plan	—	—	—	—	—	(701)	(701)
Intangible asset writedowns	—	(9,114)	—	—	—	—	—
Other	767	(4,710)	(8,595)	(2,628)	(2,277)	1,144	(1,133)
Unrealized gain (loss) on revaluation of foreign denominated assets and liabilities	—	—	631	(851)	(2,362)	28,662	26,300
Foreign currency revaluation of derivative instruments	—	—	—	—	—	(15,175)	(15,175)
Changes in operating assets and liabilities	31,231	134,847	9,977	(72,334)	(64,876)	(36,183)	(101,059)

Net income (loss)	$17,409	$(66,067)	$82,784	$103,807	$22,393	$(41,136)	$(18,743)

Reconciliation of net income (loss) to EBITDA:
Net income (loss)	$17,409	$(66,067)	$82,784	$103,807	$22,393	$(41,136)	$(18,743)
Interest expense (income)	5,718	6,554	1,521	(2,761)	(1,506)	49,262	47,756
Provision for income taxes	25,723	12,413	36,846	42,812	10,092	5,807	15,899
Depreciation and amortization	31,326	76,805	62,453	72,755	33,471	88,356	121,827

EBITDA	$80,176	$29,705	$183,604	$216,613	$64,450	$102,289	$166,739

	Predecessor					Successor

					Period of	Period of
					January 1,	May 27,
					2004	2004	Combined
	Year Ended December 31,				through	through	Year Ended
					May 26,	December 31,	December 31,
	2000	2001	2002	2003	2004	2004	2004

	(Dollars in thousands)
Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA						$102,289	$166,739
Impact of non-recurring items(a)						6,208	6,208
Impact of in-process research and development resulting from purchase accounting(b)						50,819	50,819
Impact of revenue reduction resulting from purchase accounting(c)						40,924	40,924
Other items(d)						3,137	3,137
Currency translation impact and other(e)						(15,508)	(15,508)
						$187,869	$252,319
Adjusted EBITDA

(a)	Represents the effect of one time expenses associated with the Transactions such as establishing stand alone health benefits, marketing program spending increases, relocation of our headquarters and costs for outside consultants.

(b)	Removes the impact of acquired in-process research and development that resulted from the Transactions and the acquisition of D-Cubed, Ltd.

(c)	Removes the purchase accounting impact for the adjustment to deferred revenue.

(d)	Removes the impact of fees from the management agreement initiated in May 2004 with our parent companies and affiliates of each of our Sponsors, as well as expenses associated with our retention incentive plan for certain members of management.

(e)	Represents the net effect of unrealized gains and losses from revaluing the intercompany debt that resulted from the Transactions and from hedging obligations used to offset foreign exchange currency balance sheet exposures.

(5)	We capitalize costs related to the development of software products at the time that their technological feasibility is confirmed. Technological feasibility is established once the product or enhancement meets the function, feature and technical performance requirements necessary for production and delivery to customers. Historically, technological feasibility was generally determined under a “working model” methodology at or near the time of release to customers. This resulted in the capitalization of a minimal amount of qualifying costs. However, following the integration of SDRC’s operations, we adopted a new operating practice for identifying the point of technological feasibility enabling us to identify technological feasibility through a “detailed program design” process. This operating practice involves a thorough review of the product design and detail program design for product specifications and evaluation of any uncertainties in advance of development production efforts. As a result, technological feasibility is determined at an earlier stage in the development cycle and more coding and testing occur after technological feasibility is established.

(6)	Earnings used in computing the ratio of earnings to fixed charges consist of income before income taxes and fixed charges. Fixed charges consist of interest expensed, amortization of deferred financing fees and that portion of rental expense representative of interest, which we assumed to be 30% of rental expense. Due to pre-tax losses for the year ended December 31, 2001, the ratio coverage was less than 1:1.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
      The following unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 gives effect to the Transactions as if they occurred on January 1, 2004. The historical data for the year ended December 31, 2004 represents the combination of our consolidated statement of operations for the period of January 1, 2004 through May 26, 2004 and our consolidated statement of operations for the period of May 27, 2004 through December 31, 2004. The unaudited pro forma condensed consolidated financial data do not purport to represent what our results of operations or financial condition would have been if the Transactions had occurred as of the date indicated, nor are they indicative of our results for any future periods.
      The Transactions were accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standard No. 141. The purchase price was allocated based on fair value of the specific tangible and intangible assets and liabilities at the time of the Transactions pursuant to a valuation. The excess of the purchase price over the fair values was recorded as goodwill.
      The unaudited pro forma condensed consolidated statement of operations reflect adjustments for amortization expense associated with acquired intangible assets, interest expense and amortization of deferred financing fees for debt issued, depreciation expense for the step-up of fixed assets to fair value, a reduction in revenue for the deferred revenue purchase accounting adjustment, and the management fee under the management agreement with our parent companies and affiliates of each of our Sponsors. The impact of in-process research and development, which was expensed as a non-recurring, non-tax deductible charge upon consummation of the Transactions, has been removed. The tax effects of the aforementioned adjustments at a statutory tax rate of 35.0% have also been reflected.
      You should read our unaudited pro forma condensed consolidated statement of operations and the related notes thereto in conjunction with our historical consolidated financial statements and the related notes thereto and other information contained in “Use of Proceeds,” “Capitalization,” “Selected Financial Information and Other Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

		Pro Forma
	Historical(1)	Adjustments(2)		Pro Forma

	(Dollars in thousands)
Revenue:
Software	$314,348	$—		$314,348
Maintenance	400,225	(7,876	)(3)	392,349
Services and other	263,447	—		263,447

Total revenue	978,020	(7,876	)(3)	970,144

Cost of revenue:
Software	22,171	—		22,171
Maintenance	54,018	—		54,018
Services and other	217,423	—		217,423
Amortization of capitalized software and acquired intangible assets	83,765	22,958	(4)	106,723

Total cost of revenue	377,377	22,958		400,335

Gross profit	600,643	(30,834	)(3)	569,809

Operating expenses:
Selling, general and administrative	361,896	1,383	(5)	363,279
Research and development	135,726	—		135,726
In-process research and development	50,819	(50,200	)(2)	619
Amortization of other intangible assets	20,866	11,657	(6)	32,523

Total operating expenses	569,307	(37,160)		532,147

Operating income	31,336	6,326	(3)	37,662
Interest expense, net	(47,756)	(33,981	)(7)	(81,737)
Other income, net	13,576	—		13,576

Loss before taxes	(2,844)	(27,655)		(30,499)
Provision (benefit) for income taxes	15,899	(27,250	)(8)	(11,351)

Net loss	$(18,743)	$(405	)(3)	$(19,148)

See accompanying notes to unaudited pro forma condensed consolidated statement of operations.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
      (1) The historical condensed consolidated statement of operations represents the addition of the Predecessor period from January 1, 2004 through May 26, 2004 and the Successor period from May 27, 2004 through December 31, 2004.
      (2) To adjust the following operating results related to the Transactions for the full year of 2004: revenue for the impact of a reduction in deferred revenue, additional depreciation expense related to the step up of fixed assets to fair value, amortization of intangible assets, interest on the debt issuances, and the related tax effects.
      Net intangible assets were valued at their estimated fair market value based on assumed cash flows. Goodwill represents the excess of purchase price over the fair value of tangible and intangible assets acquired. The unaudited pro forma condensed consolidated statement of operations does not reflect the amortization of goodwill acquired in the Transactions consistent with guidance in Statement of Financial Accounting Standard (“SFAS”) No. 142. The following represents the valuation of the intangible assets:

		Weighted-
		Average	Annual
	Fair Value	Useful Life	Amortization

	(Dollars in thousands, except years)
Software	$449,414	5 years	$89,883
Customer accounts	230,300	10 years	23,030
Maintenance agreements	76,400	10 years	7,640
Noncompete agreement	6,700	2 years	3,350
Trademarks/tradenames	43,000	7 years	6,143

Total other intangible assets	$805,814		$130,046

In-process research and development	$50,200	Expensed	N/A
      In-process research and development represents research projects where technological feasibility has not been established as of the date of an acquisition. The value of these projects was determined by estimating the expected cash flows from the projects once they are commercially viable and discounting the net cash flows back to their present value. The projected net cash flows were discounted using an initial estimated weighted-average cost of capital of 19.4%. The impact of the in-process research and development amount, which was expensed as a non-recurring, non-tax deductible charge upon consummation of the Transactions, has been removed for purposes of the pro forma condensed consolidated statements of operations. The remaining $0.6 million of in-process research and development resulted from the acquisition of D-Cubed, Ltd.
      (3) Prior to the Transactions, our deferred revenue balance was $138.3 million. The purchase accounting adjustment to reflect the deferred revenue balance at its fair value was $48.8 million, which resulted in a beginning deferred revenue balance on May 27, 2004 of $89.5 million. This adjustment has the effect of reducing revenue in periods subsequent to the Transactions for a period of one year with corresponding reductions to gross profit, operating income and net income. The impact of the purchase accounting adjustment resulted in a $40.9 million revenue reduction for the period of May 27, 2004 through December 31, 2004 in our accompanying consolidated statement of operations. For purposes of the pro forma condensed consolidated statement of operations, the full revenue impact of $48.8 million was reflected for the one-year period subsequent to the assumed acquisition date of January 1, 2004. Therefore, the additional $7.9 million was included as a pro forma adjustment to reduce revenue. We assumed for purposes of the pro forma condensed consolidated statements of operations that the revenue adjustment was a reduction in maintenance revenue.
      (4) To record the net effect of the elimination of historical amortization and to record amortization expense for the software and maintenance intangible assets acquired as part of the Transactions, based on the purchase price allocation. The annual amortization for software and maintenance agreements is an aggregate

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS — (Continued)
of $97,523,000 as set forth above. In addition, this adjustment assumes we would have expensed approximately $9.2 million of annual amortization for capitalized software subsequent to the Transactions. This estimate was determined by annualizing the approximately $5.0 million per month that has been capitalized in the period of May 27, 2004 through December 31, 2004 and amortizing each monthly capitalization over a three year period.
      (5) (a) To record additional depreciation expense related to the step-up of fixed assets to fair value as a result of the Transactions, based on the purchase price allocation. We assumed for purposes of this pro forma condensed consolidated statement of operations that all of such depreciation expense reflected an adjustment to our selling, general and administrative expense. (b) In connection with the Transactions, we and our parent companies entered into a management agreement with affiliates of each of our Sponsors pursuant to which we pay an annual aggregate management fee of $3.0 million for certain management and advisory services. For the period of May 27, 2004 through December 31, 2004, we paid $1.8 million in fees, which is included in the historical data in selling, general and administrative expenses. For purposes of the pro forma, we have included an additional $1.2 million in fees to represent the annual $3.0 million fee.
      (6) To record the net effect of the elimination of historical amortization and to record amortization expense related to certain intangible assets acquired as part of the Transactions based on the purchase price allocation. The annual amortization for customer accounts, the noncompete agreement and trademarks/tradenames is an aggregate of $32,523,000 as set forth above.
      (7) To record the net effect of the elimination of historical interest income (expense), net and to record interest expense reflecting interest expense and amortization of deferred financing fees related to debt initially incurred as part of the Transactions of: (i) $500,000,000 of term loan borrowings under our senior secured credit facility; and (ii) $550,000,000 of the notes, as follows:

Annual Expense

(Dollars in thousands)
Interest expense before amortization of deferred financing fees	$78,350
Amortization of deferred financing fees	4,893

Total	$83,243

      Each quarter point change in the assumed interest rates would result in a $1.3 million change in annual interest expense on the term loan.
      (8) Reflects the tax effect of our pro forma adjustments, excluding the impact of non-tax deductible charge for in-process research and development, at a statutory tax rate of 35.0% for the period presented. We expect our cash taxes in future years, however, to vary from this amount.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
Executive Summary
      We are a leading global provider of product lifecycle management (PLM) software and services that businesses around the world rely on to design, evaluate, manufacture and launch new products and to manage their product-related data throughout a product’s entire lifecycle. PLM is one of the major categories of enterprise software along with enterprise resource management, supply chain management and customer relationship management. PLM is the least mature of the major categories of markets in terms of customer penetration and is forecast to have the highest growth rate of all enterprise applications over the next four years. Based on data from a market research firm, 2004 industry wide sales of PLM software and services were approximately $9.5 billion. The average forecast by four leading industry analysts is that the PLM market is expected to grow to at a compound annual growth rate of 9.5% through 2008. In 2004, we generated total revenues of $978.0 million.
      PLM has become a mission-critical technology by which companies design, evaluate and launch new products and then manage all product-related data throughout the entire life cycle of the product, from concept to retirement. PLM allows all of the many people that create or need to use that data in their individual jobs as they perform their product design, engineering and manufacturing functions to have access to it across the company and over the many years that the product and its new versions are in the marketplace. It allows companies to use the product data they create for a series of further purposes across the enterprise, sharing that data with purchasing, sales, marketing and all other functions that have need to access that information. Our software and services enable our customers to reduce their development and manufacturing costs through the digital management of their innovation process, including the ability to collaborate digitally with their suppliers. We believe that today’s business focus both on revenue growth and on increasing profitability in a new, distributed, outsourced environment is fueling the momentum behind PLM software.
      PLM software encompasses both collaborative product development management (cPDM) applications and CAx applications. CAx includes computer aided design (CAD), computer aided engineering (CAE) and computer aided manufacturing (CAM) applications. CAx applications allow manufacturers to transform product sketches into digital representations, to digitally simulate performance and to design manufacturing processes. cPDM applications manage CAx and other product related data and share and control that data in real-time throughout the customer’s organization and with external suppliers, designers and engineers. Based on 2004 market data, we are the number one provider in the emerging cPDM market and the number two provider in the CAx market.
      Our typical customers use PLM software and services to develop and manufacture products with complex design requirements and include leaders in the automotive and transportation, aerospace and defense, consumer products, equipment and machinery, shipbuilding and high-tech electronics industries. Of the companies in the Global 500, 271 are in our target industries and over two-thirds of those companies are our customers. We have long-standing relationships with many of our customers, and the average tenure of our top 100 customers is 16 years. Our customer base is large and diversified across industry sectors and geographies. The automotive and transportation, aerospace and defense, high-tech and consumer products, and equipment and machinery industries accounted for 25%, 26%, 25% and 14%, respectively, of installed seats in 2004. In addition to commercial use, our applications also have a leading position in academic institutions where future designers and engineers are trained on our software. In 2004, we generated approximately 44% of our revenue in the Americas, 38% in Europe and 18% in Asia Pacific. We have in excess of 3.6 million licensed seats and more than 42,000 accounts around the world. In 2004, no customer accounted for more than 8% of our revenue.
Basis of Presentation
      Our consolidated financial statements for the Predecessor period ended May 26, 2004 were prepared using our historical basis of accounting. As a result of the Transactions on May 27, 2004, a new basis of accounting began on May 27, 2004. We have prepared our discussion of the results of operations by comparing the year ended December 31, 2003 with the mathematical combination of the Successor and Predecessor periods in the year ended December 31, 2004. Although this presentation does not comply with generally accepted accounting principles, we believe it provides a more meaningful method of comparison. The combined operating results may not reflect the actual results we would have achieved absent the adjustments for purchase accounting and may not be predictive of future results of operations.
Key Business Metrics
      Our business performance is directly impacted by our ability to generate software revenue through the sale of CAx and cPDM licenses to existing and new customers. In conjunction with our initial license sale, we generally sign maintenance contracts to provide technical services as needed by customers in order to successfully implement the PLM software in their organization. Following the initial license sale, our objective is to sign and subsequently renew maintenance contracts. We actively manage our business with the goal of maximizing research and development and sales and marketing productivity. To that end, we carefully evaluate capital investments in research and development projects and sales and marketing initiatives. The following is a brief description of the major components of our financial performance and how we manage them.

Revenue
      We earn revenue from three primary sources: software, maintenance and services. For the year ended December 31, 2004, software accounted for 32.1% of total revenue, maintenance accounted for 40.9% and services and other accounted for 27.0%. Software revenue is generated primarily by the sale of perpetual software licenses and, to a lesser extent, the sale of term-based licenses to existing and new customers, and includes both upfront seat purchases as well as follow-on purchases of additional seats or functionality. Software sales are generally accompanied by maintenance contracts, which are priced based on a percentage of the software sale. These maintenance contracts provide for when-and-if available upgrades to our applications and technical support. Lastly, services revenue is primarily driven by software sales and includes technical services such as training and implementation to facilitate the efficient implementation and usage of our software.
      For the year ended December 31, 2004, approximately 69% of our total revenue was generated from CAx applications, while the remaining 31% was from cPDM, which is in line with our full year 2003 results. CAx licenses are usually shared at a single workstation, whereas cPDM licenses are usually specific to each end-user and are typically priced lower. As in 2003, for the year ended December 31, 2004, maintenance revenue was composed largely of CAx related revenue due to the higher installed base of CAx.

Cost of Revenue
      Our software and maintenance revenue have high gross margins due to the fact that they require limited dedicated resources and costs after the initial sale. Services revenue is labor intensive and usually customer- or industry-specific and consequently entails more direct costs than either license or maintenance revenue. The cost of software revenue includes packaging, distribution and third-party royalties; the cost of maintenance revenue is comprised of help desk and technical support and third-party royalties; and the cost of services revenue consists of labor, labor-related costs for teams of technical specialists and third-party contractors. Cost of revenue also includes amortization of intangible assets for capitalized and acquired software and maintenance agreements

Sales and Marketing
      In general, we manage our customer relationships through a large, direct sales force organized by geography (the Americas, Europe and Asia Pacific). Additionally, we have sales representatives fully dedicated to serving our major customer accounts across the globe. Our direct sales force, including sales managers, account executives, field sales employees and pre-sales technical support, is trained to sell both

CAx and cPDM software and services. Sales costs are comprised of salaries for all sales personnel and variable commissions for the field sales staff. The sales representatives are compensated on a monthly basis for new license and service revenue.
      We also offer products through third-party distributors and have some value-added resellers. Our indirect sales channel consists of a network of distributors and resellers covering several regions, including the Americas, Eastern Europe, the Middle East, Japan and South Korea. Solid Edge is primarily marketed and licensed through our indirect sales channels.
      Our global marketing organization focuses on product level initiatives to increase brand equity. We utilize direct marketing initiatives in order to generate new leads for our sales force. Marketing costs include salaries, trade shows, conferences, product collateral, sponsorship fees and local seminars.

Research and Development Costs
      Research and development expenses include payroll, employee benefits, other labor related costs, facilities, workstations and software costs associated with product development. These costs are expensed as research and development. Once projects achieve technological feasibility, we capitalize the software development costs until the product is available for general release. Expenses for major projects are carefully evaluated to manage return on investment requirements. We expect that our research and development spending will continue in line with historic levels. In addition, we have agreed with one of our major customers that unless it otherwise consents, we will maintain research and development expenses at or above a minimum percentage of net sales. The required percentage is significantly below the percentage anticipated for the foreseeable future and, accordingly, we do not anticipate any impact of this commitment.
      In the comparisons that follow in this section, we define total research and development costs as the sum of research and development costs, which appear as an expense line item on our consolidated statement of operations, and capitalized software costs. We exclude third-party royalty fees and customer directed research and development, which are included in cost of revenue. The following is a summary of total research and development costs (in thousands):

	Predecessor			Successor

				Period of
			Period of	May 27, 2004
	Year Ended	Year Ended	January 1, 2004	through
	December 31,	December 31,	through	December 31,
	2002	2003	May 26, 2004	2004

Research and development costs	$129,046	$125,848	$52,851	$82,875
Capitalized software costs	54,288	51,877	24,753	35,314

Total research and development costs	$183,334	$177,725	$77,604	$118,189

Factors Affecting our Results of Operations
      In making comparisons of our financial performance for the periods presented, it is important to be aware of the following factors that have impacted our stated financial results:

Impact of the Transactions
      The purchase price of $2,038.3 million paid in the Transactions was allocated based on fair value of the specific tangible and intangible assets and liabilities at the time of the Transactions pursuant to a valuation. The excess of the total purchase price over the value of our assets and liabilities at closing was allocated to goodwill, which will be subject to annual impairment review. From September 2001 through May 26, 2004, we operated as a wholly owned subsidiary of EDS, who provided us with certain tax, legal, treasury, finance, accounting, marketing and human resource services. Our consolidated financials reflect the costs that EDS charged us for these services. For 2004, costs for these types of activities, along with the incremental costs we incurred as a stand-alone entity subsequent to the Transactions, were approximately $13.3 million. For 2005, we anticipate similar types of costs will be approximately $14.2 million. As a result of the Transactions, we also incurred expenses of approximately $8.7 million in 2004 primarily related to stand-alone integration planning and consulting, retention bonuses, real estate moving expenses and costs for setting up new benefit plans. We anticipate incurring approximately $6.4 million in 2005 for similar expenses.
      The purchase accounting adjustments that had a material impact on our financial position and results of operations include:

Deferred Revenue
      Prior to the Transactions, our deferred revenue balance was $138.3 million. The purchase accounting adjustment to reflect the deferred revenue balance at its fair value was $48.8 million, which resulted in a beginning deferred revenue balance on May 27, 2004 of $89.5 million. This adjustment has the effect of reducing revenue in periods subsequent to the Transactions through June 2005. For the period of May 27, 2004 through December 31, 2004, total revenue was reduced by $40.9 million due to the deferred revenue adjustment, which resulted in corresponding reductions to gross profit, operating income and net income. This adjustment included maintenance revenue of $40.2 million for the period of May 27, 2004 through December 31, 2004.

In-Process Research and Development
      Due to the purchase accounting associated with Transactions, research projects where technological feasibility had not been established as of the date of the Transactions were required to be valued as in-process research and development and, in conjunction with the Transactions, written off. The value of these projects was determined by estimating the expected cash flows from the projects once they are commercially viable and discounting the net cash flows back to their present value. The total charge for in-process research and development that was expensed immediately following the Transactions was $50.2 million.

Amortization of Acquired Intangible Assets
      Prior to the Transactions, our intangible assets balance, net of accumulated amortization, was $216.1 million. As a result of the purchase accounting associated with the Transactions, the prior net intangible asset balance was written off and a new basis of $805.8 million was allocated to intangible assets pursuant to a valuation. This results in higher expense in cost of revenue for the amortization of capitalized and acquired software and maintenance agreements and in operating expenses for the amortization of all other intangible assets. Amortization of the $805.8 million over the weighted-average useful lives will result in approximately $130.0 million of annual amortization expense. For the 2004 combined Predecessor and Successor periods, our results reflect additional amortization of $54.0 million.

Capitalization of Software Development Costs
      Due to the purchase accounting associated with Transactions, the book value of all capitalized software as of May 26, 2004 was written off and included in the valuation of completed technology (software) discussed above. As a result, our amortization of capitalized software is lower for the period of May 27, 2004 through December 31, 2004 when compared to the period prior to the Transactions. As we continue to capitalize internally developed software we expect our annual amortization of capitalized software (which is reflected in cost of revenue) will grow until it reaches a level consistent with pre-acquisition software capitalization levels (anticipated to occur in 2008).

Interest Expense
      Prior to the Transactions, our statement of operations for the period of January 1, 2004 through May 26, 2004 reflected net interest income of $1.5 million. As part of the Transactions, we entered into long-term debt arrangements that provided for a $500.0 million term loan, a $125.0 million revolving credit facility and $550.0 million of the notes. In addition, we capitalized the financing fees related to entering into these debt arrangements. These activities result in higher interest expense. For the period subsequent to the Transactions of May 27, 2004 through December 31, 2004, net income was reduced by $46.8 million of interest expense and $3.0 million of amortized deferred financing fees. Based on the debt balances outstanding as of December 31, 2004, interest expense for 2005 will be approximately $78.4 million.

Other Acquisitions

D-Cubed, Ltd.
      On June 30, 2004, we acquired all of the stock of D-Cubed, Ltd., for an aggregate purchase price of $22.0 million. The purchase price was allocated based on fair value of the specific tangible and intangible assets and liabilities at the time of the acquisition pursuant to a valuation. The fair value estimated for intangible assets will result in slightly higher expense in cost of revenue for the amortization of capitalized and acquired software and maintenance agreements and in operating expenses for the amortization of all other intangible assets. Also, our net income has been reduced by a charge of $0.6 million for acquired in-process research and development as of the closing date. The excess of total purchase price over the value of our assets and liabilities at closing, including identifiable intangible assets such as completed technology, was allocated to goodwill, which will be subject to annual impairment review.

Tecnomatix Technologies Ltd.
      On January 4, 2005, we announced the signing of a definitive agreement to acquire all of the outstanding equity of Tecnomatix Technologies Ltd. (“Tecnomatix”) for approximately $228.0 million in cash, or $17.00 a share. We will account for this business combination as a purchase in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 141 allocating the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. We expect to finance this acquisition primarily from borrowings under our senior secured credit facility which we recently amended to permit such additional borrowings for this purpose. Any excess of the total purchase price over the estimated fair value of assets and liabilities at closing will be allocated to goodwill.

Research and Development Costs
      We have historically deployed certain of our personnel from our research and development group to support the development arrangement of one of our largest customers with the underlying cost being allocated to cost of revenue. As a result of a modification to our service agreement with this customer, such resources will no longer be deployed directly in support of such an engagement. Accordingly, during 2005 we anticipate an increase of approximately $12.0 million in our gross profit resulting from lower cost of revenue and an increase of approximately $12.0 million in our research and development expenses.

Critical Accounting Policies and Estimates
      Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, net sales and expenses and relating disclosure of contingent assets and liabilities. On an on-going basis we evaluate our estimates, including those related to amortization periods, intangible assets and goodwill, income taxes, restructuring activities, litigation, and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Our results would be affected if we were to make different estimates under different assumptions or conditions.

Capitalized Software Development Costs
      We account for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs related to the development of a software product to be sold are expensed until technological feasibility of a product or product enhancement has been reached. Costs incurred after this point are capitalized on a project-by-project basis. Judgment is required in determining when technological feasibility of a product or product enhancement is established. Upon release of a product or product enhancement to customers, we cease capitalization and begin amortization, which is calculated on a project-by-project basis as the greater of (1) the ratio that the current product revenue bears to the total of current and anticipated future years’ revenue or (2) the straight-line method over the remaining estimated economic lives of the software products. We generally amortize the software costs of new releases of enhancements over a three year period based upon the estimated future economic life of the enhancement. The carrying values of capitalized costs are evaluated for impairment when events or circumstances indicate that the carrying value of the asset may not be recoverable. The carrying values of capitalized costs are evaluated for impairment on an annual basis. If expected cash flows are insufficient to recover the carrying amount of the asset, then an impairment loss is recognized to state the asset at its net realizable value. We have had no impairments of capitalized software costs.

Revenue Recognition
      We generate revenue from new software licenses, maintenance contracts for software license updates and product support and professional services, which include training, consulting and implementation services. We recognize revenue in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions.” Following is a discussion of the determination of revenue recognition:
      We recognize software license revenue when all of the following are met:

•	Persuasive Evidence of an Arrangement Exists. It is our practice to require that a written order signed by both the customer and us, or a purchase order from those customers that have previously negotiated an end user license arrangement, be received.

•	Delivery Has Occurred. We deliver software by both physical and electronic means. Both means of delivery transfer title and risk to the customer. For electronic delivery of the software, delivery is complete when the customer has been provided electronic access to their software. Acceptance provisions included in a software license agreement generally grant customers a right of refund or replacement only if the licensed software does not perform in accordance with its published specifications. Based on our history, the likelihood of non-acceptance in these situations is remote, and we recognize revenue when all other criteria of revenue recognition are met. If the likelihood of non-acceptance is determined to be other than remote, revenue is recognized upon the earlier of receipt of written acceptance or when the acceptance period has lapsed.

•	The Vendor’s Fee is Fixed or Determinable. Fees are generally considered fixed or determinable when payment terms are set forth at the contract execution date, with our payment terms being generally less than 90 days. We recognize revenue for delivered elements only when the fair value of the undelivered elements is known, uncertainties regarding customer acceptance are resolved, and there are no refund, cancellation, or return rights affecting the revenue recognized for delivered elements.

•	Collectibility is Probable. Customers must meet collectibility requirements pursuant to our credit policy. We perform a collectibility assessment for each transaction. For contracts that do not meet our collectibility criteria, revenue is recognized when cash is received.
      Our software license agreements generally include multiple products and services, or “elements.” For multiple element sales orders, revenue is allocated to the individual elements based on vendor-specific objective evidence of fair value (“VSOE”) of the individual elements. The application of software revenue recognition requires judgment, including the determination of the fair value of the elements and whether a software arrangement includes multiple elements. The fair value of the undelivered elements is determined based on the historical evidence of stand-alone sales of these elements to customers, or VSOE. VSOE does not exist for the license element, therefore, we use the residual method to recognize revenue when a license agreement includes one or more elements to be delivered at a future date and VSOE of all undelivered elements exists. Under the residual method, the fair value of any undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. If evidence of the fair value of one or more undelivered elements does not exist, the total revenue is deferred and recognized when delivery of those elements occurs or when fair value is established. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements and changes to a product’s estimated life cycle could materially impact the amount of earned and unearned revenue.
      We defer revenue associated with payments received from customers for the delivery of future services, where VSOE of undelivered elements in a bundled arrangement does not exist, or if other conditions to revenue recognition have not been met. SOP 97-2 requires the seller of software that includes post contract customer support (maintenance or “PCS”) to establish VSOE of the undelivered element of the contract in order to account separately for the PCS revenue. We determine VSOE by a consistent pricing of PCS and PCS renewals as a percentage of the software license fees and by reference to contractual renewals, when the renewal terms are substantive. In those cases where VSOE of PCS is determined by reference to contractual renewals, we consider factors such as whether the period of the initial PCS term is relatively long when compared to the term of the software license or whether the PCS renewal rate is significantly below our normal pricing practices. Revenues for PCS are recognized ratably over the maintenance term specified in the contract. In arrangements where VSOE of PCS cannot be determined (for example, a time-based software license with a duration of one year or less), we recognize revenue for the entire arrangement ratably over the PCS term.
      Professional services are not considered essential to the functionality of the other elements of the arrangement and are accounted for as a separate element. Our revenues for professional services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the professional services, revenue is deferred until the uncertainty is sufficiently resolved. If we do not have a sufficient basis to measure progress towards completion, revenue is recognized when we receive final acceptance from the customer.

Business Combinations
      In accordance with SFAS No. 141, “Business Combinations,” we allocate the purchase price of acquired companies to the tangible and intangible assets acquired, liabilities assumed, as well as in-process research and development based on their estimated fair values. Valuations are performed to assist in determining the fair values of assets acquired and liabilities assumed, which requires management to make significant estimates and assumptions, especially with respect to intangible assets. Management makes estimates of fair value based upon assumptions believed to be reasonable. These estimates are based on historical experience and information obtained from the management of the acquired companies. Critical estimates in valuing certain of the intangible assets include but are not limited to: future expected cash flows from license sales, maintenance agreements, services contracts, customer contracts and acquired developed technologies and patents; expected costs to develop the in-process research and development into commercially viable products and estimating cash flows from the projects when completed; the acquired company’s brand awareness and market position, as well as assumptions about the period of time the acquired brand will continue to be used in the combined company’s product portfolio; and discount rates.
      In connection with the Transactions and the acquisition of D-Cubed, Ltd., valuations were prepared to determine fair values for the allocation of the purchase prices. Although the valuations have been completed, the purchase price allocations may change for up to one year subsequent to the respective acquisition dates due to customary adjustments based on the final determination of the valuation of certain assets and liabilities that existed at the time of the respective acquisitions. These adjustments are not expected to be material to our consolidated financial statements.
      Other estimates associated with the accounting for acquisitions include restructuring costs. Restructuring costs are primarily comprised of severance costs, change of control payments, costs of vacating duplicate facilities and contract termination costs. Restructuring costs were accounted for under Emerging Issues Task

Force (“EITF”) Issue No. 95-3, “Recognition of Liabilities in Connection with a Purchase Business Combination,” and have been recognized as a liability assumed in the business combination. Restructuring costs are based upon plans that have been committed to by management and are subject to refinement. To estimate restructuring costs accounted for under EITF Issue No. 95-3, management utilized assumptions of future costs to operate and eventually vacate duplicate facilities. Estimated restructuring costs may change as additional information becomes available regarding the assets acquired and liabilities assumed and as management continues its assessment of the pre-merger operations and executes the approved plan. Decreases to the estimates of executing the currently approved plans accounted for under EITF Issue No. 95-3 will be recorded as an adjustment to goodwill while increases to the estimates will be recorded as an adjustment to goodwill within one year of the acquisition date and to the results of operations thereafter.

Recoverability of Goodwill, Acquired Intangible Assets and Long-Lived Assets
      We account for goodwill under SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires us to review goodwill for impairment on an annual basis, and between annual tests whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment, while the second phase, if necessary, measures the impairment. We perform our annual impairment test at October 1, or more frequently if circumstances indicate the potential for impairment which requires management to rely on a number of factors, including operating results, business plans and anticipated future cash flows. No impairment loss was identified as a result of this test.
      We review our long-lived assets and intangible assets with definite useful lives under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires us to review for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets to be held and used and intangible assets with definite useful lives is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed are reported at the lower of the carrying amount or fair value, less cost to sell. There were no impairment charges in the periods presented.

Income Taxes
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Judgments and estimates are required in assessing the future tax consequences of events that have been recognized on our financial statements or tax returns.
      Our operations were included in EDS’ consolidated income tax returns in certain countries through May 26, 2004. While we were in EDS’ consolidated income tax return, current and deferred taxes were allocated to us as if taxes were computed on the “separate return” method. Certain of our tax attributes, such as net operating loss and tax credit carryforwards, may be impacted by the filing or amendment of certain 2003 and short tax year 2004 consolidated income tax returns while we were owned by EDS. Such tax attributes as presented in our financial statements represent management’s estimate based on information available at the time of the financial statements. The allocation of the actual tax attributes to us from EDS is made in accordance with the appropriate provisions of the Internal Revenue Code. Fluctuations in the actual outcome of these future tax consequences could materially impact our financial position.
      We are not contractually obligated to pay EDS for our share of any consolidated income tax liabilities while part of the EDS consolidated tax return group. Any consolidated income tax liabilities calculated on a separate return basis as due and payable by us were treated as non-cash capital contributions from EDS to us. Furthermore, as part of the Transactions, all income tax liabilities for all tax periods up to, and including, the period ending May 26, 2004 are the financial responsibility of EDS.

Pricing of Historic EDS Services
      Until December 31, 2001, we had been a party to a management services agreement with EDS under which EDS performed various management services for us. We were charged amounts under this agreement which approximated EDS’ cost of providing the services, plus a fixed fee equal to 0.5% of our total revenues, up to a maximum fixed fee of $2.5 million annually. Had a similar agreement been in place following December 31, 2001, our corporate expenses would have amounted to $3.4 million in 2002, $4.6 million in 2003 and $1.2 million for the period of January 1, 2004 through May 26, 2004. These amounts are reflected in the consolidated financial statements as selling, general and administrative expenses and represent the estimated costs of providing services to us. These numbers may not reflect what the actual costs of these services would have been if we had to acquire these services from third-parties.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95,” which requires share-based compensation transactions to be accounted for using a fair-value-based method and the resulting cost recognized in the financial statements. SFAS No. 123(R) is effective for our share-based awards granted, modified, or settled in any interim or annual period beginning after December 15, 2005. We have not yet determined the impact SFAS No. 123(R) will have on our financial position or results of operations.
      In October 2004, the EITF reached a consensus on EITF Issue No. 04-1, “Accounting for Preexisting Relationships between the Parties to a Business Combination.” EITF Issue No. 04-1 requires that a business combination between two parties that have a preexisting relationship should be evaluated to determine if a settlement of a preexisting relationship exists, and thus requiring accounting separate from the business combination. The consensus reached in EITF Issue No. 04-1 should be applied prospectively to business combinations and goodwill impairment tests completed in reporting periods beginning after October 13, 2004. Although we anticipate that EITF Issue No. 04-1 will impact the valuation of assets and liabilities in future acquisitions, we do not expect it to have a material effect on our financial position or results of operations.
Segment Revenue and Operating Income
      Our business consists of three primary operating segments based on geographic location: the Americas (which is comprised of North and South America), Europe and Asia Pacific. We use several metrics to measure the performance of each segment, including revenue and operating income. These results are used, in part, to evaluate the performance of, and allocate resources to, each of the segments. Certain operating expenses, which are separately managed at the corporate level, are not allocated to the reportable segments. Unallocated costs not reflected in segment operating income include research and development costs, amortization of capitalized software and intangible assets and corporate general and administrative costs, including finance, human resources, legal and IT.

Geographic Segment Revenue
      Since 2001, an increasing percentage of our total revenue has been generated in segments outside the Americas. Collectively, Europe and Asia Pacific accounted for 56.6% of total revenue for 2004, 55.0% for 2003 and 51.6% for 2002. We attribute the increase in 2004 to the effects of foreign currency translation in our European operations and to the growth in software and services revenue in Europe. This increase was largely offset by the reduction in revenue of $40.9 million due to the purchase accounting adjustment to deferred revenue.
      The Americas continues to be our largest segment representing 43.4% of total segment revenue for 2004, 45.0% for 2003 and 48.4% for 2002. For 2004, total revenue in the Americas increased 5.1% to $424.0 million compared to $403.4 million in 2003. This revenue increase was fueled by strong demand for software and services. Foreign currency translation has a negligible impact on the Americas’ results because we report in U.S. Dollars and the United States represents approximately 94% of the segment’s total revenue. Total revenue in the Americas for 2004 includes a reduction of $19.0 million due to the impact of the purchase accounting adjustment for deferred revenue.
      In 2003, total revenue in the Americas decreased $13.3 million, or 3.2%, to $403.4 million from $416.7 million in 2002. Our strong performance in the second half of 2003, in which total revenue grew 10.0% over the second half of 2002, did not completely offset the impact of a decline in IT spending by manufacturers in the first half of 2003.
      Europe is our second largest segment representing 38.2% of total segment revenue for 2004, 36.3% for 2003 and 33.6% for 2002. Total revenue for 2004 in Europe increased $48.5 million, or 14.9%, to $373.7 million from $325.2 million for 2003. The strong growth in Europe was largely driven by the foreign currency translation due to the appreciation of the Euro compared to the U.S. Dollar and, to a lesser extent, an increase in software and services revenue. Revenue growth in 2004 was offset by the $14.3 million reduction in revenue resulting from the impact of the purchase accounting adjustment for deferred revenue.
      In 2003, total revenue in Europe increased $36.2 million, or 12.5%, to $325.2 million from $289.0 million in 2002. The growth in Europe was largely driven by foreign currency translation due to the appreciation of the Euro compared to the U.S. Dollar, which offset the effects of the decline in revenue from a decline in IT spending in Europe that resulted from sluggish European economic growth.
      Asia Pacific is our third largest segment representing 18.4% of total segment revenue for 2004, 18.8% for 2003 and 18.0% for 2002. Asia’s total revenue increased $11.7 million, or 6.9%, to $180.3 million for 2004 compared to $168.6 million for 2003. The increase was due to maintenance revenue growth from increased renewal rates, as well as the maintenance revenue on those renewals that followed the increased software revenue experienced in the second half of 2003, which more than offset a reduction of $7.6 million due to the impact of the purchase accounting adjustment for deferred revenue. The increase in total revenue was also attributable to services revenue growth, which was aided by the addition of several sizeable services projects in Japan. The impact of foreign currency translation is not significant for revenue in Asia Pacific as most significant contracts are signed in U.S. Dollars.
      In 2003, total revenue in Asia Pacific increased $13.7 million, or 8.8%, to $168.6 million from $154.9 million in 2002. The revenue growth in Asia Pacific was a result of additional dedicated sales and marketing presence to match the growing demand for PLM software and services in countries such as South Korea, China and India that experienced robust economic growth.

Geographic Segment Operating Income
      The Americas represented 39.4% of total segment operating income in 2004, 40.1% in 2003, and 44.0% in 2002. In 2004, operating income in the Americas increased $16.2 million, or 10.1%, to $177.1 million from $160.9 million in 2003. This increase was driven by the growth in total revenue of $20.6 million discussed above. In 2004, operating margins increased to 41.8% from 39.9% in 2003. The margin increase was primarily driven by an improved services margin, offset by a reduction in revenue of $19.0 million due to the impact of the purchase accounting adjustment for deferred revenue. As the Americas services revenue increased over the prior year, the services margin improved due to a slower increase in costs in the first half of 2004 because of the relatively consistent headcount of services personnel and reduced reliance on the use of third-party consultants. Operating income in 2004 for the Americas includes a reduction of revenue resulting from the purchase accounting adjustment discussed above.
      In 2003, operating income in the Americas declined $1.8 million, or 1.1%, to $160.9 million from $162.7 million in 2002. This decrease was largely attributable to the decrease in total revenue discussed above. In 2003, operating margins in the Americas increased to 39.9% from 39.0% in 2002. The margin increase was a result of our efforts to control distribution and other costs. Operating margins in the Americas were slightly lower than that of Europe due to a higher concentration of services revenue, which carries a lower margin than license or maintenance revenue. The Americas has generally had a greater mix of larger customers who have greater purchasing power with respect to negotiating services contracts. In addition, there has been more competition for services revenue from systems integrators in the Americas than there have been in other geographies.
      Europe represented 37.4% of total segment operating income in 2004, 35.1% in 2003 and 30.6% in 2002. In 2004, operating income in Europe increased $27.3 million, or 19.4%, to $168.1 million from $140.8 million in 2003. This increase was primarily driven by the growth in total revenue of 14.9% discussed above. In 2004, operating margins increased to 45.0% from 43.3% in 2003. The margin increase was primarily driven by the growth in license and maintenance revenue, which carry higher margins than services revenue. Operating income in 2004 for Europe includes a reduction of revenue resulting from the purchase accounting adjustment discussed above.
      In 2003, operating income in Europe grew $27.5 million, or 24.3%, to $140.8 million from $113.3 million in 2002. In 2003, operating margins increased to 43.3% from 39.2% in 2002. This increase is attributable to the impact of foreign currency translation discussed above and to cost rationalization initiatives implemented in 2003. Improvements in service margins also helped drive the overall operating margin increase.
      Asia Pacific represented 23.2% of total segment operating income in 2004, 24.8% in 2003 and 25.4% in 2002. In 2004, operating income in Asia Pacific increased $4.8 million, or 4.8%, to $104.5 million from $99.7 million in 2003. This increase was primarily due to a combined increase of 18.1% in maintenance and services revenue. Despite the increase in operating income, operating margins for 2004 decreased to 57.9% from 59.1% in 2003 due to lower margins on our services business, which resulted from the increased usage of third-party consultants. Operating income in 2004 for Asia Pacific includes a reduction of revenue resulting from the purchase accounting adjustment discussed above.
      In 2003, operating income in Asia Pacific grew $5.9 million, or 6.3%, to $99.7 million from $93.8 million in 2002. This increase was driven by total revenue growth discussed above. In 2003, operating margins decreased to 59.1% from 60.6% in 2002. This margin decrease was attributable to the effects of our decision to increase resources in Asia to position our sales and services organization for future growth. In addition, our Asia segment experienced increased services revenue in 2003, which typically carries a higher cost of revenue. Asia Pacific’s high operating margins compared to that of the Americas and Europe reflect the differences in product distribution models. Asia Pacific’s greater mix of value-added reseller revenue, which is recognized on a net basis, results in lower fixed operating cost requirements.

      The following table represents our segment revenue and our segment operating income, which excludes certain corporate level charges that we do not allocate by segment. Certain reclassifications have been made to the 2002 and 2003 periods presented to conform to the 2004 presentation (in thousands):

	Predecessor			Successor

				Period of
			Period of	May 27, 2004	Combined
	Year Ended	Year Ended	January 1, 2004	through	Year Ended
	December 31,	December 31,	through	December 31,	December 31,
	2002	2003	May 26, 2004	2004	2004(a)

Americas:
Revenue	$416,658	$403,353	$161,880	$262,126	$424,006
Operating income	162,670	160,908	64,996	112,151	177,147
Europe:
Revenue	288,982	325,238	130,923	242,804	373,727
Operating income	113,326	140,834	50,677	117,414	168,091
Asia Pac:
Revenue	154,862	168,555	65,000	115,287	180,287
Operating income	93,785	99,688	34,532	69,928	104,460
Total Segments:
Revenue	860,502	897,146	357,803	620,217	978,020
Operating income	$369,781	$401,430	$150,205	$299,493	$449,698

(a)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period from January 1, 2004 through May 26, 2004 and the Successor period from May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.

      A reconciliation of operating income for reportable segments to operating income is as follows (in thousands):

	Predecessor			Successor

				Period of
			Period of	May 27, 2004	Combined
	Year Ended	Year Ended	January 1, 2004	through	Year Ended
	December 31,	December 31,	through	December 31,	December 31,
	2002	2003	May 26, 2004	2004	2004(a)

Total operating income for reportable segments	$369,781	$401,430	$150,205	$299,493	$449,698
Research and development	(129,046)	(125,848)	(52,851)	(82,875)	(135,726)
In-process research and development	—	—	—	(50,819)	(50,819)
Restructuring	—	(4,427)	—	—	—
Amortization of capitalized and acquired software and other intangible assets	(32,315)	(50,588)	(26,040)	(78,591)	(104,631)
Corporate and unallocated costs	(86,306)	(74,305)	(38,818)	(88,368)	(127,186)

Operating income (loss)	$122,114	$146,262	$32,496	$(1,160)	$31,336

(a)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period from January 1, 2004 through May 26, 2004 and the Successor period from May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.

Results of Operations
      The following tables set forth information regarding our revenue, operating expenses, net (loss) income and other information for the periods indicated (in thousands):

	Predecessor			Successor

				Period of
			Period of	May 27, 2004	Combined
	Year Ended	Year Ended	January 1, 2004	through	Year Ended
	December 31,	December 31,	through	December 31,	December 31,
	2002	2003	May 26, 2004	2004	2004(b)

Revenue:
Software	$280,450	$285,680	$100,779	$213,569	$314,348
Maintenance	363,905	389,551	163,012	237,213	400,225
Services and other(a)	216,147	221,915	94,012	169,435	263,447

Total revenue	860,502	897,146	357,803	620,217	978,020

Cost of revenue (includes amortization of capitalized and acquired software)	283,354	297,504	133,139	244,238	377,377

Gross profit	577,148	599,642	224,664	375,979	600,643

Operating expenses:
Selling, general and administrative	319,138	316,426	136,817	225,079	361,896
Research and development	129,046	125,848	52,851	82,875	135,726
In-process research and development	—	—	—	50,819	50,819
Restructuring	—	4,427	—	—	—
Amortization of other intangible assets	6,850	6,679	2,500	18,366	20,866

Total operating expenses	455,034	453,380	192,168	377,139	569,307

Operating (loss) income	122,114	146,262	32,496	(1,160)	31,336
Interest (expense) income, net	(1,521)	2,761	1,506	(49,262)	(47,756)
Other income (expense), net	(963)	(2,404)	(1,517)	15,093	13,576

(Loss) income before taxes	119,630	146,619	32,485	(35,329)	(2,844)
Provision for income taxes	36,846	42,812	10,092	5,807	15,899

Net (loss) income	$82,784	$103,807	$22,393	$(41,136)	$(18,743)

	Predecessor			Successor

				Period of
			Period of	May 27, 2004	Combined
	Year Ended	Year Ended	January 1, 2004	through	Year Ended
	December 31,	December 31,	through	December 31,	December 31,
	2002	2003	May 26, 2004	2004	2004 (b)

Revenue:
Software	32.6%	31.8%	28.2%	34.4%	32.1%
Maintenance	42.3%	43.4%	45.6%	38.2%	40.9%
Services and other(a)	25.1%	24.8%	26.2%	27.4%	27.0%

Total revenue	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of revenue (includes amortization of capitalized and acquired software)	32.9%	33.2%	37.2%	39.4%	38.6%

Gross profit	67.1%	66.8%	62.8%	60.6%	61.4%

Operating expenses:
Selling, general and administrative	37.1%	35.3%	38.2%	36.3%	37.0%
Research and development	15.0%	14.0%	14.8%	13.4%	13.9%
In-process research and development	0.0%	0.0%	0.0%	8.2%	5.2%
Restructuring	0.0%	0.5%	0.0%	0.0%	0.0%
Amortization of other intangible assets	0.8%	0.7%	0.7%	3.0%	2.1%

Total operating expenses	52.9%	50.5%	53.7%	60.8%	58.2%

Operating (loss) income	14.2%	16.3%	9.1%	(0.2)%	3.2%
Interest (expense) income, net	(0.2)%	0.3%	0.4%	(7.9)%	(4.9)%
Other income (expense), net	(0.1)%	(0.3)%	(0.4)%	2.4%	1.4%

(Loss) income before taxes	13.9%	16.3%	9.1%	(5.7)%	(0.3)%
Provision for income taxes	4.3%	4.7%	2.8%	0.9%	1.6%

Net (loss) income	9.6%	11.6%	6.3%	(6.6)%	(1.9)%

(a)	Other revenue consists primarily of hardware sales.

(b)	As described above, our combined results for the year ended December 31, 2004 represent the addition of the Predecessor period from January 1, 2004 through May 26, 2004 and the Successor period from May 27, 2004 through December 31, 2004. This presentation does not comply with GAAP, but is presented because we believe it enables the most meaningful comparison of our results.
For the Period May 27, 2004 to December 31, 2004 (Successor) and For the Period January 1, 2004 to May 26, 2004 (Predecessor) Combined Compared to the Year Ended December 31, 2003

Total Revenue
      In 2004, total revenue increased $80.9 million, or 9.0%, to $978.0 million from $897.1 million for 2003. Revenue increased for all components compared to the same period in 2003. This increase was offset by the reduction in revenue of $40.9 million due to the purchase accounting adjustment for deferred revenue. Included in this adjustment was $40.2 million for the reduction of maintenance revenue.

•	Software. Software revenue accounted for 32.1% of total revenue for 2004 compared to 31.8% for 2003. For 2004, software revenue increased $28.6 million, or 10.0%, to $314.3 million from $285.7 million for 2003.

•	Maintenance. Maintenance revenue accounted for 40.9% of total revenue for 2004 compared to 43.4% of total revenue for 2003. Maintenance revenue for 2004 increased by $10.6 million, or 2.7%, to

$400.2 million from $389.6 million for 2003. The increase resulted from the growth in maintenance revenue in Europe and Asia Pacific. Maintenance revenue has been aided by increased renewal rates. The increase was largely offset by lower maintenance revenue from the purchase accounting impact described above.

•	Services and other. Services and other revenue accounted for 27.0% of total revenue for 2004 compared to 24.8% of total revenue for 2003. For 2004, services and other revenue increased $41.5 million, or 18.7%, to $263.4 million from $221.9 million for 2003. Similar to maintenance revenue, our services revenue tends to increase in line with software revenue growth.

Gross Profit
      For 2004, gross profit was essentially flat at $600.6 million compared to $599.6 million for 2003. Gross margin decreased to 61.4% for 2004 from 66.8% for 2003. Gross profit for 2004 was reduced by the impact of purchase accounting, which resulted in $40.9 million of lower revenue and $34.1 million of increased amortization of certain intangible assets.

Operating Expenses

Selling, General and Administrative
      For 2004, selling, general and administrative expenses increased $45.5 million, or 14.4%, to $361.9 million from $316.4 million for 2003. As a percentage of total revenue, selling, general and administrative expenses increased slightly to 37.0% for 2004 from 35.3% for 2003. The increase in selling, general and administrative costs was attributable to one time expenses associated with establishing stand alone health benefits, marketing program spending increases and costs for outside consultants associated with the Transactions. In addition, incremental costs associated with new hires in our sales organization and the effects of foreign currency translation also impacted total selling, general and administrative expenses.

Research and Development
      For 2004, net research and development expenses increased $9.9 million, or 7.9%, to $135.7 million from $125.8 million for 2003. As previously discussed, we capitalize software development costs once technological feasibility is established. For 2004, capitalized software development costs increased $8.2 million, or 15.8%, to $60.1 million from $51.9 million for 2003.
      For 2004, total research and development costs increased $18.1 million, or 10.2%, to $195.8 million from $177.7 million for 2003. This increase was primarily due to investments in the Teamcenter product line and strategic new business opportunities. For 2004, total research and development costs as a percent of revenue increased slightly to 20.0% from 19.8% for 2003.

In-Process Research and Development
      We recorded charges for the valuation of in-process research and development of $50.2 million in the Transactions and $0.6 million in the acquisition of D-Cubed, Ltd. The $50.2 million charge incurred in connection with the Transactions represents research projects where technological feasibility had not been established as of the date of the Transactions. This estimated value was immediately expensed following the consummation of the Transactions and appears in our results as a charge in operating expenses. The development projects, which generally included enhancements and upgrades to existing technology, ranged from 8% to 98% complete at the acquisition date. The value of the in-process research and development has been determined using a discounted cash flow analysis of the anticipated income stream for the related product sales. The projected net cash flows were discounted using an initial estimate of weighted-average cost of capital of 19.4%. The initial weighted-average cost used was based upon an analysis of the weighted-average cost of capital for publicly traded companies within the software industry, the stage of completion of each of the projects, the costs and complexity of the work completed to date and to be completed and other risks associated with completing the development.

Restructuring
      No restructuring charges were incurred during 2004. In 2003, we incurred a $4.4 million restructuring charge for severance and facilities costs that resulted from EDS’ initiatives designed to reduce costs and streamline its organizational structure in Europe. The charge included for workforce reductions of approximately 40 employees totaling $3.7 million and exit costs resulting from the consolidation of facilities of $0.7 million.

Amortization of Other Intangible Assets
      For 2004, amortization of other intangible assets increased $14.2 million, or 211.9%, to $20.9 million from $6.7 million for 2003. The increase in amortization is directly related to the intangibles associated with the Transactions.

Operating Income
      For 2004, operating income decreased $115.0 million, or 78.6%, to $31.3 million from $146.3 million for 2003. As a percentage of total revenue, operating income decreased to 3.2% for 2004 compared to 16.3% for 2003. Operating income was lower due to the impact of purchase accounting, which resulted in lower revenue of $40.9 million, increased amortization of intangible assets of $54.0 million and a charge for in-process research and development of $50.2 million.

Interest (Expense) Income
      For 2004, interest (expense) income increased $50.6 million to net interest expense of $47.8 million from net interest income of $2.8 million for 2003. This change was due to the interest expense associated with the debt incurred for the Transactions.

Provision for Income Taxes
      In 2004, the provision for income taxes decreased $26.9 million, or 62.9%, to $15.9 million from $42.8 million in 2003. Our effective tax rate, exclusive of the impact of in-process research and development increased to 33.1% in 2004 from 29.2% in 2003. The increase in the effective tax rate was primarily due to decreases in extraterritorial income exclusion amounts and research and experimentation credits.

Net (Loss) Income
      For 2004, net income decreased $122.5 million, or 118.0%, to a net loss of $18.7 million from net income of $103.8 million for 2003. This decrease was primarily due to the impact of purchase accounting, net of the related tax effects, described above.
Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

Total Revenue
      In 2003, total revenue increased $36.6 million, or 4.3%, to $897.1 million from $860.5 million in 2002. However, if not for the positive effects of foreign currency translation due to the appreciation of the Euro compared to the U.S. Dollar, total 2003 revenue would have declined over 2002 and revenue for each of our revenue streams would have declined as well. This decline was due to a decline in our operating results in the first half of 2003 for each of our revenue streams that was partially offset by strong performance in the second half of 2003. The global economic downturn beginning around the fourth quarter of 2001 and continuing into the first half of 2003 had a significant impact on software and services budgets in many of the key industries we serve such as automotive, transportation, aerospace and defense. In the first half of 2003, total revenue declined $21.3 million, or 4.9%, to $416.8 million from $438.1 million in the first half of 2002. However, in the second half of 2003, as the overall economy recovered, we experienced strong year-over-year revenue growth. Total revenue increased $58.0 million, or 13.7%, to $480.4 million from $422.4 million in the second half of

2002. This second half increase was primarily due to stronger demand and also to the positive impact of foreign currency translation.

•	Software. Software revenue accounted for 31.8% of total revenue in 2003 and 32.6% in 2002. In 2003, software revenue increased $5.2 million, or 1.9%, to $285.7 million from $280.5 million in 2002. After a weak first half, during the second half of 2003, we experienced strong growth in our software revenue. This second half growth was driven by strong cPDM growth in the United States as the economy rebounded, competitive wins, strong overall growth in Asia Pacific as a result of our increasing investment in the region and the impact of foreign currency translation described above.

•	Maintenance. Maintenance revenue accounted for 43.4% of total revenue in 2003 and 42.3% in 2002. In 2003, maintenance revenue increased $25.7 million, or 7.0%, to $389.6 million from $363.9 million in 2002. Our maintenance revenue typically increases in conjunction with an increase in our software revenue. As a result, as software sales increased in the second half of 2003 after a weak first half, maintenance revenue experienced a similar increase. Maintenance revenue was also strengthened during this period as renewal rates on maintenance contracts, which had declined in 2002 due to both the economy and customer concerns regarding the integration of Unigraphics and SDRC, returned to their historic levels as the global IT spending environment improved. The remainder of our second half improvement is also due to the impact of foreign currency translation described above.

•	Services and other. Services and other revenue accounted for 24.8% of total revenue in 2003 and 25.1% in 2002. In 2003, services and other revenue increased $5.8 million, or 2.7%, to $221.9 million from $216.1 million in 2002. Similar to maintenance revenue, our services revenue tends to increase in line with software revenue growth. As a result, services revenue, like maintenance and software revenue, experienced strong growth in the second half of 2003 after a weak first half. Services revenue growth in the second half of 2003 was driven by strong cPDM sales in the United States as cPDM sales generally have large services components, strong growth in our base of services revenue in Asia Pacific due to our increased sales and marketing investment there and the impact of foreign currency translation described above.

Gross Profit
      In 2003, gross profit grew $22.5 million, or 3.9%, to $599.6 million from $577.1 million in 2002. Gross margin declined slightly to 66.8% in 2003 from 67.1% in 2002. We were able to maintain fairly consistent gross margins by increasing our focus on the control of software-related costs and by improving service margins. Some of these savings included the full-year impact of synergies that we achieved as part of the combination of Unigraphics and SDRC such as the consolidation of software distribution centers. These improvements helped offset the impact of higher amortization of completed technology and acquired software, which is included in the cost of revenue.

Operating Expenses

Selling, General and Administrative Expenses
      In 2003, selling, general and administrative expenses decreased $2.7 million, or 0.8%, to $316.4 million from $319.1 million in 2002. The decrease in selling, general and administrative costs was attributable to the full-year effect of cost reductions in 2002 to address lower revenue as well as redundancies following the integration of SDRC. As a percentage of total revenue, selling, general and administrative expenses decreased to 35.3% in 2003 from 37.1% in 2002.

Research and Development
      In 2003, net research and development expenses decreased $3.2 million, or 2.5%, to $125.8 million from $129.0 million in 2002. As previously discussed, we capitalize software development costs once technological feasibility is established. In 2003, capitalized software development costs decreased $2.4 million, or 4.4%, to $51.9 million from $54.3 million in 2002.

      As a result, total research and development costs decreased $5.6 million, or 3.1%, to $177.7 million in 2003 from $183.3 million in 2002. This decrease was driven by several factors including a headcount reduction in response to lower revenue in the first half of 2003, the full-year impact of synergies from the SDRC integration and offshoring initiatives.
      In 2003, total research and development costs as a percent of revenue decreased to 19.8% from 21.3% in 2002. This reduction was attributable to the reasons described above.

Restructuring
      In 2003, we incurred a $4.4 million restructuring charge for severance and facilities costs that resulted from EDS’ initiatives designed to reduce costs and streamline its organizational structure in Europe. The charge included for workforce reductions of approximately 40 employees totaling $3.7 million and exit costs resulting from the consolidation of facilities of $0.7 million.

Amortization of Other Intangible Assets
      In 2003, amortization of intangibles decreased $0.2 million, or 2.5%, to $6.7 million from $6.9 million in 2002. Other intangible assets primarily consist of the value ascribed to customer relationships in an acquisition.

Interest (Expense) Income
      For 2003, interest (expense) income increased $4.3 million to net interest income of $2.8 million from net interest expense of $1.5 million for 2002. This change was primarily due to interest income received from EDS pursuant to an intercompany agreement, which resulted from our increased cash and cash equivalents balance during 2003 due to improved accounts receivable collections.

Provision for Income Taxes
      In 2003, provision for income taxes increased $6.0 million, or 16.2%, to $42.8 million from $36.8 million in 2002. Our effective tax rate decreased to 29.2% in 2003 from 30.8% in 2002. The decrease in the effective tax rate was primarily due to changes in valuation allowances on foreign net operating losses . In France, for instance, a tax law modification extended the usable lifetime of net operating losses which enabled us to reduce the valuation allowance in that subsidiary.
Liquidity and Capital Resources

Debt and Commitments
      Prior to the consummation of the Transactions, we were a party to an intercompany credit agreement with EDS under which EDS lent us cash to fund daily cash requirements and under which we were required to lend EDS all of our excess cash. That agreement was terminated in connection with the Transactions. For the year ending December 31, 2003, we had made payments to EDS under this arrangement in the amount of $170.6 million. Our principal historic sources of liquidity have been cash flow generated from operations and borrowings from EDS under the intercompany credit agreement. Our principal cash requirements were for working capital, capital expenditures and loans to EDS under the intercompany credit agreement.
      Following the consummation of the Transactions, our primary source of liquidity is cash flow generated from operations and availability under the revolving portion of our senior secured credit facility. As of March 1, 2005, we had approximately $100.8 million of borrowing availability under our revolving loan facility, which takes into consideration $9.0 million of revolver loans, approximately $0.2 million of letters of credit outstanding on that date, and $15 million of overdraft lines. Our primary cash requirements have been and are expected to be for debt service, working capital, capital expenditures and research and development.
      Our debt structure consists of $550.0 million aggregate principal amount of the notes and our senior secured credit facility, consisting of (i) a $725.0 million term loan facility with a maturity on March 31, 2012, of which $500.0 million is currently outstanding and of which $225.0 million we expect to draw upon closing of our acquisition of Tecnomatix and (ii) a $125.0 million revolving credit facility with a maturity on May 27, 2010. $500.0 million of the proceeds of the term loan facility and up to $30.0 million of revolving loans were used to finance the Transactions as described in “Use of Proceeds.” As of March 1, 2005, we and our subsidiaries had approximately $509.0 million of senior secured debt outstanding and approximately $550.0 million of the notes outstanding.
      The borrowings under our senior secured credit facility bear interest at either a floating base rate or a LIBOR rate, in each case plus an applicable margin, currently 2.50%. In addition to paying interest on outstanding principal under our senior secured credit facility, we pay a commitment fee (calculated in arrears) to the lenders under the revolving credit facility in respect of the unused revolving commitments, currently at a rate equal to 0.50% per annum.
      Beginning in June 2005, the term loan will begin to amortize in an amount equal to 1.0% per annum in equal quarterly installments for the first six years, with the remaining 94.0% payable in year seven, in equal quarterly installments. Subject to exceptions, our senior secured credit facility will require mandatory prepayments of the term loans with our annual excess cash flow (if any) and with the net cash proceeds of specified asset sales or other asset dispositions and issuances of debt securities. The obligations under our senior secured credit facility are guaranteed by UGS PLM Solutions Asia/ Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc. and UGS Israeli Holdings, Inc. and will be guaranteed by all of our existing and future wholly owned domestic subsidiaries (except for unrestricted subsidiaries) and by our parent and will be secured by a perfected security interest in substantially all of our assets and assets of our direct and indirect restricted domestic subsidiaries that are guarantors, in each case, now owned or later acquired, including a pledge of all of our capital stock, the capital stock of each of our domestic subsidiaries and 65% of the capital stock of some of our foreign subsidiaries that are directly owned by us or one of our restricted domestic subsidiaries. For a summary of the provisions of our senior secured credit facility, see “Description of Senior Secured Credit Facility.”
      Based on our current and anticipated levels of operations and conditions in our markets and industry, we believe that our cash on hand, cash flow from operations and availability under the revolving credit facility will enable us to meet our working capital, capital expenditure, debt service and other funding requirements for the foreseeable future. However, our ability to fund our working capital needs, research and development activities, debt payments and other obligations, and to comply with the financial covenants under our debt agreements, depends on our future operating performance and cash flow, which are in turn subject to prevailing economic conditions, the level of IT spending and other factors, many of which are beyond our control. Any future acquisitions, joint ventures or other similar transactions will likely require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms, if at all.

Capital Expenditures
      Capital expenditures including capitalized software increased to $73.0 million for 2004 from $58.7 million for 2003. The increase is primarily due to a higher level of development activities resulting from the continuation of new product launches and enhancements and growth in the infrastructure of existing products. We expect capital expenditures in 2005 to be similar to that of 2004.

Historical Cash Flow
      Our largest source of operating cash flows is from our customers upon the purchase of license and maintenance services, maintenance renewals and professional services. Our primary uses of cash from operating activities are for personnel and facilities related expenditures. For 2004, cash provided by operating activities decreased $58.8 million due to the interest payments on our new long-term debt and increased income tax payments consisting of both one-time income taxes that were triggered by the Transactions, as well as the settlement of prior year’s accrued income tax liabilities. This decrease was partially offset by positive changes in net working capital. For 2003, cash provided by operating activities increased $79.7 million primarily due to gains in net income from acquisition cost synergies and acquisition-related liabilities, as well as improvements in working capital.
Off Balance Sheet Obligations
      We do not have any material off balance sheet obligations.
Contractual Obligations
      The following table sets forth our long-term cash contractual obligations as of December 31, 2004.

		Less Than			More Than
	Total	1 Year	1-3 Years	3-5 Years	5 Years

	(In thousands)
Secured term loan(1)	$497,500	$5,000	$10,000	$10,000	$472,500
The notes(1)	550,000	—	—	—	550,000
Revolving credit facility(1)	6,000	—	—	—	6,000
Interest on long-term debt(1)	549,023	78,449	156,197	155,263	159,114
Note payable(2)	1,123	—	—	—	1,123
Purchase obligations(3)	5,459	2,767	2,692	—	—
Operating leases(4)	133,492	39,255	54,759	25,317	14,161
Management fee(5)	15,000	3,000	6,000	6,000	(5)
Retention plan(6)	906	453	453	—	—

Total cash contractual obligations	$1,758,503	$128,924	$230,101	$196,580	$1,202,898

(1)	The mandatory repayments of principal were included in the computation of interest for the secured term loan while the revolving credit facility was assumed to have no future repayments or borrowings. Interest on the secured term loan and the revolving credit facility was computed using the respective variable interest rates in effect as of December 31, 2004.

(2)	As part of the Transactions, EDS agreed to provide one of our Japanese subsidiaries with cash loans for any cash taxes incurred by that subsidiary in excess of what income taxes would have normally been incurred had each Japanese subsidiary constituted a single corporation. The loans will be made until such time that such tax attributes are expected to be realized by our Japanese subsidiary. Interest on the note payable will be only payable for any amounts outstanding after December 31, 2009. For purposes of the contractual obligations presentation, we have only included the repayment of principal.

(3)	Purchase obligations represent minimum commitments under supply arrangements related to product and/or services entered into in the normal course of our business. Contracts for which our commitment is variable based on volumes, with no fixed minimum quantities, and contracts that can be cancelled without payment penalties have been excluded. The purchase obligations included above are in addition to accounts payable and accrued liabilities recorded on our December 31, 2004 consolidated balance sheet.

(4)	The future minimum lease payments above include minimum future lease payments for excess facilities, net of estimated sublease income under existing sublease arrangements.

(5)	In connection with the Transactions, we entered into a management agreement with our parent companies and affiliates of each of our Sponsors in which we pay an annual aggregate management fee of $3.0 million. For purposes of the contractual obligations presentation, no payments for the management fee were included for periods greater than five years.

(6)	The Retention Incentive Plan allows certain employees to receive a cash award to exercise stock options or to roll over between 25% and 100% their cash award into the equity of UGS Capital Corp. and UGS

Capital Corp II. The amounts reflected in the contractual obligations table relate to the cash bonuses that will be paid in amounts equal to the aggregate exercise price at the time the stock options are exercised.

      In addition, we have agreed with one of our major customers that unless it otherwise consents, not to be unreasonably withheld, to maintain research and development expenses at a minimum percentage of net sales. The required percentage is significantly below the percentage anticipated for the foreseeable future and, accordingly, we do not anticipate any impact of this commitment.
Inflation
      Historically, inflation has not had a material effect on our results of operations.
Seasonality
      Our quarterly operating results have fluctuated significantly in the past and are likely to fluctuate significantly in the future. We have historically realized, and we expect to continue to realize, higher software revenue in the last two weeks of each fiscal quarter. A disproportionate amount of our annual software revenue is typically sold during the month of December, and our software revenue, total revenue, operating income and net income have generally been lower in the first quarter of a given year than in the fourth quarter of the preceding year.
QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Exchange Risk
      We are subject to inherent risks attributed to operating in a global economy. Although a sizeable portion of our revenue and costs are denominated in U.S. Dollars, we are exposed to the impact of exchange rate volatility between the U.S. Dollar and the subsidiaries’ functional currencies, primarily from the Euro and Pound Sterling. A devaluation in either of these currencies could have a negative impact on our operating results and cash flows.
      We are exposed to credit loss in the event of non-performance by the other party to the derivative financial instruments. We mitigate this risk by entering into agreements directly with a number of major financial institutions that meet our credit standards and that we expect to fully satisfy their contractual obligations. We view derivative financial instruments purely as a risk management tool and, therefore, do not use them for speculative trading purposes.
      In September 2004, we entered into two cross-currency interest rate swap contracts to hedge the impact of foreign currency fluctuations in interest and principal payments relating to intercompany loans denominated in Euros. As of December 31, 2004, the following contracts were outstanding:

		Interest	Notional	USD Exchange
	Expiration	Rate	Value	Rate to € 1

			(In millions)
Pay fixed	December 15, 2014	9.0%	€ 64.1	1.2238
Receive fixed		9.025%
Pay fixed	December 15, 2016	9.0%	€ 49.7	1.2238
Receive fixed		9.08%
      Both swaps, which have been designated as cash flow hedges, effectively convert the future interest and principal payments on the hedged portion of the intercompany loans from Euros to U.S. Dollars. For the year ended December 31, 2004, there was no hedge ineffectiveness recorded in the statement of operations. Over the next twelve months, we do not expect any derivatives losses currently recorded in accumulated other comprehensive (loss) income to be reclassified into earnings. Cash settlements of interest are recognized in the interest income (expense) line in the statement of operations.

Interest Rate Risk
      We are subject to interest rate risk for the variable interest rates on our $497.5 million secured term loan and our $125.0 million revolving credit facility. Assuming the revolving credit facility is fully drawn, each quarter point change in our variable interest rate debt would result in a $1.6 million change in annual interest expense.

BUSINESS
Our Company
      We are a leading global provider of product lifecycle management (PLM) software and services that businesses around the world rely on to design, evaluate, manufacture and launch new products and to manage their product-related data throughout a product’s entire lifecycle. PLM is one of the major categories of enterprise software along with enterprise resource management, supply chain management and customer relationship management. PLM is the least mature of the major categories of markets in terms of customer penetration and is forecast to have the highest growth rate of all enterprise applications over the next four years. Based on data from a market research firm, 2004 industry wide sales of PLM software and services were approximately $9.5 billion. The average forecast by four leading industry analysts is that the PLM market is expected to grow to at a compound annual growth rate of 9.5% through 2008. In 2004, we generated total revenues of $978.0 million.
      PLM has become a mission-critical technology by which companies design, evaluate and launch new products and then manage all product-related data throughout the entire life cycle of the product, from concept to retirement. PLM allows all of the many people that create or need to use that data in their individual jobs as they perform their product design, engineering and manufacturing functions to have access to it across the company and over the many years that the product and its new versions are in the marketplace. It allows companies to use the product data they create for a series of further purposes across the enterprise, sharing that data with purchasing, sales, marketing and all other functions that have need to access that information. Our software and services enable our customers to reduce their development and manufacturing costs through the digital management of their innovation process, including the ability to collaborate digitally with their suppliers. We believe that today’s business focus both on revenue growth and on increasing profitability in a new, distributed, outsourced environment is fueling the momentum behind PLM software.
      PLM software encompasses both collaborative product development management (cPDM) applications and CAx applications. CAx includes computer aided design (CAD), computer aided engineering (CAE) and computer aided manufacturing (CAM) applications. CAx applications allow manufacturers to transform product sketches into digital representations, to digitally simulate performance and to design manufacturing processes. cPDM applications manage CAx and other product related data and share and control that data in real-time throughout the customer’s organization and with external suppliers, designers and engineers. Based on 2004 market data, we are the number one provider in the emerging cPDM market and the number two provider in the CAx market.
      Our typical customers use PLM software and services to develop and manufacture products with complex design requirements and include leaders in the automotive and transportation, aerospace and defense, consumer products, equipment and machinery, shipbuilding and high-tech electronics industries. Of the companies in the Global 500, 271 are in our target industries and over two-thirds of those companies are our customers. We have long-standing relationships with many of our customers, and the average tenure of our top 100 customers is 16 years. Our customer base is large and diversified across industry sectors and geographies. The automotive and transportation, aerospace and defense, high-tech and consumer products, and equipment and machinery industries accounted for 25%, 26%, 25% and 14%, respectively, of installed seats in 2004. In addition to commercial use, our applications also have a leading position in academic institutions where future designers and engineers are trained on our software. In 2004, we generated approximately 44% of our revenue in the Americas, 38% in Europe and 18% in Asia Pacific. We have in excess of 3.6 million licensed seats and more than 42,000 accounts around the world. In 2004, no customer accounted for more than 8% of our revenue.
Our Industry
      Companies are always seeking new ways to produce higher quality products at lower cost with reduced time-to-market cycles. The PLM software industry has evolved to address these needs. PLM software is generally categorized into two segments: collaborative development (cPDM) and digital product development

(CAx). Initially, PLM software developers created CAx applications focused on product design and engineering for use within an organization. With the advancement of computing technologies and the widespread adoption of the Internet, PLM software, through the development of cPDM applications designed to enhance collaboration among CAx users, became an enterprise-level application used throughout the product lifecycle and by individuals across the extended enterprise.

Traditional Product Development Process
      The traditional product development process is sequential, iterative, and centered on paper-based, manual, 2D product design. Each phase of the process is separate and discrete. Design engineers start by developing early product concepts and creating the product specifications necessary to produce physical prototypes. Engineering analysts and test engineers then evaluate these prototypes and return results to the design engineers. The design engineers use these results to modify product design and then produce another physical prototype. This cycle repeats itself until a physical prototype tests successfully and is approved for production.
      The long and iterative nature of the traditional product development process forces manufacturers to invest significant time and resources prior to product launch. Moreover, because the engineers involved in the design, analysis and testing phases of product development may not have the expertise necessary to analyze important manufacturing considerations, this process may result in design flaws after manufacturing begins that must be corrected. In order to increase efficiency, improve product quality and reduce costs and time-to-market cycles, many manufacturers seek better alternatives to the traditional design-build-test cycle.

CAx Market
      The portion of the CAx market where we derive the vast majority of our CAx revenue is generally characterized by a greater focus on process than design. This high-end of the CAx market is differentiated not only by the size and complexity of the products that a provider’s software can design (i.e., an entire automobile and airplane assembly versus a smaller, simpler product), but also by the size and scope of the engineering teams that use the application (i.e., coordinating the work of thousands of engineers across multiple sites, rather than tens or hundreds of engineers at a single site). Over time, high-end CAx applications generate enormous amounts of data stored in proprietary formats and become deeply integrated with customers’ core product development processes. As a result of this integration, the high-end market is characterized by long-standing customer relationships and high switching costs.
      CAx spending is projected to grow because of additional seat purchases among existing users, replacement of internally developed legacy systems, initial adoption in new engineering organizations (mostly in developing regions) and purchases of enhancements to existing applications. According to a market research firm, CAx was a $7.5 billion segment of the PLM market in 2004. The average forecast by four leading industry analysts is that the CAx market is expected to grow to at a compound annual growth rate of 4.3% through 2008.

cPDM Applications Grow Out of CAx
      While the development of CAD, CAE and CAM greatly improved the efficiency of each step of the traditional product development process, these applications did not facilitate collaboration, thereby limiting the value of these applications to discrete engineering teams within an enterprise. As a result, the large quantities of data created by CAx tools often resided in disparate databases. This valuable product-related information was difficult to manage collectively and inaccessible outside of select groups of technically skilled users. The trend toward globalization and outsourcing has increased the need to share CAx data across and beyond the organization. Businesses increasingly need software applications capable of coordinating the efforts of thousands of individuals from different organizations with varied responsibilities and different levels of technical sophistication on a real-time basis.
      The development of cPDM software began over a decade ago to meet the need to share CAx data across the extended enterprise. cPDM enables collaboration and coordination of development efforts among increasingly dispersed design and engineering personnel. More recently, however, cPDM has extended access to this design and product information beyond the engineering department to manufacturing, purchasing, marketing and sales personnel, as well as external business partners such as outsourced manufacturers. Today, cPDM is a $1.7 billion segment of the PLM market. cPDM is the fastest growing segment of the PLM market as customers perceive the mission-critical nature of the ability to manage their product data across their internal organizations and suppliers, across the multiple versions of their products and across the years of the life of the product. The average forecast by four leading industry analysts is that the cPDM market is expected to grow to at a compound annual growth rate of 12.3% through 2008. Having already adopted and realized some of the benefits of cPDM, we believe our cPDM customers will continue to dedicate budget resources to bolster their cPDM capabilities. We also expect that new users will adopt cPDM and follow a roll-out pattern exhibited by our existing customers.
Our Strengths
      Industry leader. We are one of the world’s largest providers of PLM software and services. We attribute our market leading position to the breadth and quality of our product offerings and to our long-established customer relationships. Based on 2004 market data, we are the number one provider in the emerging cPDM market and the number two provider in the CAx market.
      Leader in cPDM, PLM’s fastest growing segment. We have the number one market share in collaborative development software based on 2004 industry analyst data, with more than twice the market share of our nearest competitor. We believe that the future of the PLM industry will be driven by collaborative development, the cPDM part of PLM, as it represents the backbone on which all product data is stored, managed and shared. Teamcenter, our collaborative development product portfolio, leads the market, with more than 2 million seats in operation around the world — nearly twice the market share of our closest competitor. In addition, according to a market research firm, in 2004 we generated nearly twice as much cPDM revenue as our nearest competitor. Among user companies with more than 1,000 cPDM seats, Teamcenter has a 90% market share. At the same time, 8 of the top 10 aerospace contractors have standardized on Teamcenter, as have 9 out of the top 10 automotive companies who have selected a collaborative development partner.
      Leading technology platform. We have one of the broadest portfolios of PLM products available in the industry. Our PLM software offers the rich functionality required to address the complex product lifecycle challenges faced by leading businesses. Our software is scalable, with the ability to securely manage the vast amount of data created from disparate sources during the development, delivery and support of complex products and to make that data accessible to users dispersed across the extended enterprise. Many customers have thousands of users deployed on our applications and utilize our software applications in order to add new users without impacting performance. We have recently enhanced the breadth of our PLM product suite by acquiring Tecnomatix and its manufacturing process management set of products.
      During each of 2002, 2003 and 2004, we invested in excess of $175.0 million in research and development (including research and development expenses and capitalized software costs) in order to strengthen our technology leadership. Our ongoing research and development investments have enabled us to create industry-tailored features and functionality to serve specific needs of our customers.
      Open technology model. Our dedication to our customers is underpinned by our strong commitment to developing open systems. The need for open systems is driven by (1) customers increasingly extending access to design and product information beyond the engineering department to manufacturing, purchasing, marketing and sales personnel, as well as to external business partners such as outsourced manufacturers and (2) the need for customers to manage product data across CAx systems from different vendors. Customers need to be able to interoperate across multiple platforms without being locked in to a closed system from a single vendor. We are the only major PLM company committed to enabling and expanding open technology solutions because they protect and leverage our customers’ existing technology investments. One result of this is that we believe our cPDM software manages more of the data generated by the two other largest CAx vendors than are managed by the cPDM offerings of either of those vendors.

      Long-established relationships and a large, high-quality and diverse customer base. We work closely with our established “blue chip” installed base including leading automotive and transportation and aerospace and defense manufacturers. Our customer base spans the globe, with a strong presence in North America, Europe and Asia, and also represents a diversified set of industries, such as automotive and transportation, aerospace and defense, high-tech and consumer products and equipment and machinery. Of the companies in the Global 500, 271 are in our target industries and over two-thirds of those companies are our customers. Our ongoing research and development investments have enabled us to create industry-tailored features and functionality to serve specific needs of our long-standing customers.
      Unique strength in global, enterprise-level deployments. We are the only PLM company with major customer implementations of as many as 50,000 seats operating across a global enterprise. In fact, we have at least thirteen customers with implementations in excess of 10,000 seats. We have won major evaluations and signed enterprise level contracts as a result of our history of success in practical implementations through our scalable architecture.
      High switching costs. PLM products are critical components of a company’s product development and manufacturing capabilities. Customer relationships in the high end of the PLM market are characterized by deep integration of software into core product development processes and software platforms. Our customers make significant investments in purchasing and implementing our software and in training their employees and often create their intellectual property in our data formats, the details of which could be lost if the data were translated into a competitor’s format. Switching between PLM vendors is costly from both a dollar and a time perspective. Due to these costs and the subsequent risk of disruption to a company’s core business, the high-end segment of the PLM market is characterized by long-standing customer relationships.
      Business model focused on strong recurring revenue. Each of our revenue streams is earned predominantly from our installed base and has characteristics that help provide stability to our revenue generation over time. We earn revenue from three primary sources: software, maintenance and services, which accounted for 32.1%, 40.9% and 27.0% of total revenue in 2004. Software revenue is generated by the sale of perpetual software licenses to existing and new customers, and includes both upfront seat purchases as well as follow-on purchases of additional seats or functionality. Our software revenue has an element of stability and predictability for two reasons: (1) our sales are not overly concentrated (in 2004, no customer accounted for more than 8% of our revenue), being made to a broad customer base; and (2) when customers deploy our software, they often sign contracts that are implemented over a significant period of time as they roll the implementation out in their organizations over a period of several quarters or even several years. Software sales are generally accompanied by maintenance contracts, which are priced based on a percentage of the software sale, and provide for rights to obtain available upgrades to our applications and technical support. Our maintenance contracts have a retention rate of approximately 90%. Over the past three years, approximately 80% of our total license and services revenue resulted from sales to our installed customer base.
Our Strategy
      We believe that executing on the following business strategies will enable us to grow our revenue and profits.
      Leverage growth opportunities in our large installed customer base. We expect to grow revenue from our installed base by selling additional seats for existing applications, as well as new features and functionality for existing applications and new seats for new applications in both cPDM and CAx. We expect to leverage our success in CAx accounts to sell cPDM products to our current customers, which increasingly need to manage their CAx data more strategically. We believe our leadership in developing applications that are open and interoperate across multiple CAx systems strengthens our opportunity to sell cPDM to our customers that support a multi-CAx environment by readily enabling them efficiently to manage their data from those disparate sources. Moreover, we expect to continue selling incremental CAD functionality to our installed base. We also plan to sell more CAE and CAM seats into our installed CAD base, with a particular focus on CAM products upon the closing of our acquisition of Tecnomatix.

      Sell cPDM to the CAx installed bases of other vendors. We intend to sell cPDM products into the CAx accounts of our competitors. Our competitors’ customers have the same need to manage their CAx data more strategically as do our current CAx customers. We believe that our ability to make these sales successfully is a result of two factors: (1) our robust and scalable technology and (2) our open technology model that enables our cPDM products to become the CAx information backbone for all CAx customers, regardless of what CAx system(s) they employ to create their data. The open and interoperable nature of our cPDM products enables CAx customers which do not use our CAx products to seamlessly employ our cPDM solutions to manage the data generated by the CAx systems they employ from other vendors. We believe our commitment to open technology provides us with an advantage over our competitors in selling our cPDM offerings to users of our competitors’ CAx products.
      Maintain and strengthen technological leadership of our products. We have assembled a global and diverse team of leading research and development personnel with strong industry and technical expertise. We plan to continue to focus on improving and upgrading our existing product portfolio, and on developing innovative technologies to enhance our PLM software in order to strengthen our competitive position in the marketplace. Our overall objective is to expand our suite of PLM applications, which we believe is one of the most comprehensive on the market today, by adding valuable new functionality to our existing applications and developing new applications that integrate with our existing software. We have recently enhanced our suite of applications by acquiring Tecnomatix, adding to our portfolio its suite of manufacturing process management products. We believe our strong technology platform will increase the value that we are able to deliver to our customers, which will enable us to grow software, maintenance and services revenue.
      Expand into new vertical markets. We believe that we can continue to expand PLM use into industries which have not traditionally bought PLM products. Competitive pressures are driving companies in many industries to search for opportunities to reduce development and production costs and to expedite overall time-to-market cycles. As such, companies in industry sectors that were not traditional users of PLM software are beginning to invest in our software and services in order to support global outsourcing and collaborative product development initiatives. We have developed specific applications for some of these industries, including consumer packaged goods, retail and apparel, life sciences and shipbuilding. For each industry, our software and services are designed such that they can be rapidly implemented to produce return on investment for new customers so they can quickly experience the value of PLM.
      Capture growth opportunities in Asia and other developing markets. We believe that there are opportunities to expand our PLM penetration in Asia (particularly India and China) and other developing areas. We expect to capitalize on globalization, offshoring and outsourcing trends in manufacturing and design, a trend towards 2D to 3D upgrades, and the growing economies of major developing nations; all of which create incremental demand for new seats. Moreover, we expect the proliferation of CAx software and services in these growing international locations to generate incremental cPDM revenue beyond the opportunities that already exist in the cPDM market.
      Develop alliances with systems integrators. Our strategy since our independence from EDS in May 2004 has been to leverage our existing sales capabilities and channels by developing strategic alliances with systems integrators. We believe such relationships present significant incremental revenue opportunities, particularly within cPDM, without requiring significant investment on our part. We announced our first such alliances in February 2005 with HP and Capgemini. Each of HP and Capgemini will work with us to offer PLM solutions to its respective customer base, working together on joint marketing, business development, sales engagements, solution delivery and operations to help customers enhance collaboration and so to maximize the impact of PLM based solutions.
      Training tomorrow’s engineers on our software. We make our software available to colleges and universities worldwide for nominal annual maintenance fees so future designers and engineers can be trained on it. We believe that we train more students per year on PLM applications than any of our competitors — with more than 7,000 academic customer accounts and more than 800,000 students receiving training in 2004 alone. This provides educational opportunities for the university students and also familiarizes them with our applications. We believe that this familiarity encourages students to prefer using our software in commercial settings after graduation.
Our Products

Key Features and Functionality
      Our software and services offer customers the following features and functionality, all of which are designed to allow our customers to reduce costs and achieve efficiencies that enhance their competitive advantage across the extended enterprise.

•	Comprehensive solution. Our software and services provide an integrated end-to-end solution that manages all phases of the product lifecycle.

•	Compatibility. Our product suites are capable of being integrated with our customers’ internally-developed solutions, the products of other vendors and prior versions of our own products.

•	Scalability. Our software and services support a large numbers of users across geographies, and therefore allow all contributors to the product development process to access valuable information with the necessary performance and reliability.

•	Ability to support the extended enterprise. Our software and services address the needs of an entire extended enterprise of suppliers, outsourcing partners and customers on a global basis, rather than just a vertically integrated manufacturing organization.

•	Ability to manage large volumes of data from disparate sources. Our software and services support the ability to aggregate, integrate and distribute large volumes of heterogeneous data across the extended enterprise and throughout the product lifecycle.

Suite of Software and Services
      Our integrated suite of software and services utilizes the key features and functionality above to address critical business needs of our customers. Our software serves each of the two principal segments of the PLM software market: collaborative development (cPDM) and CAx (including CAD, CAE and CAM).
      CA(x). Our NX® product portfolio, which includes the integration and upgrade of our existing product portfolio, represents our high-end CAx platform. Built on a next-generation architecture that helps companies use their knowledge base, our NX® portfolio streamlines complex design, evaluation, and manufacturing processes. Manufacturers can readily capture and share knowledge using this portfolio, then apply, manage and re-use this knowledge as a business resource. With a knowledge engine at its core, our NX® portfolio embeds knowledge in advanced CAx applications to more fully automate tasks and complex processes. In many cases this yields significant improvements in time-to-market, costs and quality metrics when compared to conventional product development tools.
      CAD. We offer two CAD products: NX® CAD and Solid Edge®. Each can seamlessly share geometric data without the need for translators because each is based on our core solid modeling kernel, Parasolid®, which facilitates integration between these two applications.

•	NX® CAD is an integrated set of modules for product engineering, enabling enterprises to design, validate and document products and processes in a 3D enterprise-wide environment. This portfolio is targeted to large and medium sized enterprises that require an integrated suite of applications that address all phases of the product lifecycle. We can deploy NX® CAD on either a Windows or Unix platform.

•	Solid Edge® is a native Windows application enabling users to design, validate and document products in a 3D environment. This product, primarily used by product engineers and designers, is targeted at small and medium sized, design-focused enterprises that seek value-based solutions with midrange/low-end functionality. Many customers choose Solid Edge® when transitioning from 2D to 3D CAD systems.

      CAE. We offer three primary CAE products: NX® CAE, Femap® and NX® Nastran. These applications enable product engineers and designers to optimize product performance by simulating operational environments, including factors such as temperature, stress and motion. NX® CAE and Femap® are both pre and post-processing applications that allow users to define data inputs and visualize the results of a digital simulation. Each uses calculation engines, such as NX® Nastran and other third-party products, to perform the advanced calculations required for predicting the performance of engineering design. NX Nastran is our upgrade of Nastran, a legacy analysis package that we purchased from MSC Software Corporation in August 2003.

•	NX® CAE allows engineers to graphically and numerically predict the performance of a product in its intended operating environment. This product is tightly integrated with our NX® products and enables engineers to quickly create analysis scenarios and evaluate analysis results visually. NX® CAE provides input into multiple calculation engines, such as Nastran, Ansys and other industry-leading analysis packages, and displays results derived from any of these analyses. Examples of common analyses performed include the determination a product’s strength, vibration and motion in various operating environments.

•	NX Femap® also allows engineers to interactively create finite element models and graphically and numerically predict the performance of a product in its intended operating environment. This product is a stand-alone Windows-based application that supports a wide range of CAD systems, including NX® CAD and Solid Edge®, as well as those of third-party providers, such as Dassault Systèmes S.A. and Parametric Technology Corporation. Similar to NX CAE, Femap® provides input into multiple calculation engines and displays results derived from any of these analyses.

•	NX Nastran is a solver, or calculation engine, that uses finite element analysis, an advanced mathematical technique, to predict the performance of engineering design. Nastran, the core of NX Nastran, is the most widely-used advanced system-level analysis application in many industries, including automotive and transportation, aerospace and defense and equipment and machinery. Pre and post-processing software, including NX CAE, Femap and other third-party products, are generally used to prepare NX Nastran input and results.
      CAM. We offer two CAM product suites: NX CAM and Tecnomatix. These products provide a broad spectrum of manufacturing planning and analysis capabilities that enable enterprises to increase efficiency and reduce costs by incorporating manufacturing and production considerations into the product design process.

•	NX CAM allows manufacturing engineers to define and simulate manufacturing processes in a virtual environment. This product is tightly integrated with our other NX products and is capable of generating detailed instruction sets for use by machines in manufacturing complex product parts. For example, the strong milling capabilities of NX CAM are well-suited for the molding, casting and stamping needs of the automotive industry, and its multi-axis machining capabilities satisfy the airframe machine requirements of the aerospace and defense industry. Utilizing NX CAM, a customer can digitally link manufacturing tooling instructions with activities in the process plan, related machine shop documentation, cutter location source files and postprocessor files. Additionally, this product accepts product geometry data from the CAD solutions of multiple vendors — another example of our growing leadership in the increasingly important area of open systems.

•	Tecnomatix is the combination of our former E-factory-branded line and all products and services of Tecnomatix prior to our acquisition. We have decided to use the Tecnomatix brand on our entire digital manufacturing product line. Tecnomatix allows companies to digitally define, simulate and assess their manufacturing operations in terms of the product, plant, resource, process and quality considerations that determine their optimal efficiency. This product suite’s analysis applications validate manufacturing operations for mechanical accuracy, ergonomic assessment, productivity and production balance. Its layout applications define the details of a company’s plant layout in order to determine how the location of various pieces of equipment (including parts, bins and tools) will impact the duration and efficiency of the production process. The production applications of Tecnomatix simulate actual production and predict potential failures.

      cPDM. Teamcenter® is our PLM industry-leading portfolio of collaborative product development management applications that enable our customers to digitally author, identify, capture and share diverse types of information across an extended enterprise and throughout all phases of the product lifecycle. By facilitating the sharing of information across the extended enterprise, Teamcenter improves the efficiency of the product development process while also providing the necessary information to allow better product decisions to be made at all stages of a product’s lifecycle. We offer this product in industry-specific versions, such as Teamcenter Aerospace and Defense, Teamcenter Automotive Supplier and Teamcenter Consumer Packaged Goods, each of which provides rapid return on investment because it is more easily implemented within its respective industry than a generic product.
      The core Teamcenter modules, each of which can be implemented on an integrated or standalone basis, include:

•	Teamcenter Enterprise, which provides broad enterprise-wide sharing and control of all product information throughout all phases of the product lifecycle, allows users to locate, process and aggregate all product information in a secure, collaborative digital environment. This module captures and shares the dispersed and multiple types of information assets of a company’s extended enterprise, including its product requirements, project data, engineering data, supplier data, process data and product documents. Teamcenter Enterprise organizes, stores and manages the multiple bills of material (BOM) views that exist for the product as it evolves from concept through to manufacture and in-service.

•	Teamcenter Engineering, which accelerates the development of new products by streamlining engineering processes for improved time-to-market, enables users to tightly integrate and seamlessly access design data created from multiple CAD authoring systems. Teamcenter Engineering provides a rich bill of material (BOM) capability for allowing companies to organize disparate product data into a visual product structure where users can dynamically view and edit the relationships of parts to one another within a particular product or product line and the 3D images of each of the parts in the product hierarchy. By combining a set of tailored capabilities, this module provides a rich environment for scalable digital prototype development.

•	Teamcenter Manufacturing, which enables manufacturing processes and operations to be planned and optimized in parallel with product development, provides an integrated environment for creating and managing product, process, plant and resource information. This module seamlessly integrates with the full engineering capabilities of our Teamcenter portfolio and facilitates the sharing of design and manufacturing information early in product development.
      We also offer additional Teamcenter-branded modules, each of which can be used in conjunction with the core modules to enhance collaboration in certain specific areas:

•	Teamcenter Project synchronizes tasks and work schedules on an enterprise-wide basis and optimizes resource allocations. This module allows dispersed product development team members to create, share and manage project information. Teams can leverage this project information to perform real-time project scheduling, organizational breakdown and resource management, timecard reporting, management tracking and reporting functions.

•	Teamcenter Requirements ensures that a product meets applicable market, customer and regulatory requirements. This module allocates and tracks these design elements and establishes quantifiable product targets that are visible to all constituents involved throughout a product’s lifecycle. Evolution of design and requirement sets are managed effectively through the use of this application.

•	Teamcenter Visualization delivers visualization and virtual prototyping capabilities that allow for the interactive, high-performance evaluation of the product design. This module also allows users to create, share and manage 3D prototypes in a collaborative, CAD-neutral environment. By integrating with other Teamcenter modules, this module allows team members to configure, digitally mock-up, virtually publish and ergonomically study new product ideas.

•	Teamcenter Community provides an extended enterprise with a secure, Web-enabled workspace that includes advanced collaboration, conferencing and visualization capability. This module provides real-time access to calendars and contact lists, instant messaging and online conferencing capabilities as well as access to product- related information created under other Teamcenter modules. Teamcenter Community facilitates instant, synchronous communication to enable ad-hoc, real-time, virtual meetings of geographically dispersed teams, review issues, analyze new ideas and react to problems at any stage of the product lifecycle.

•	Teamcenter Integrator provides a seamless environment for extended enterprise-wide access to product information from multiple commercial and legacy systems such as enterprise resource planning (ERP), customer relationship management (CRM) and supply-chain management (SCM). This module updates and synchronizes data that resides in dispersed databases in response to product-related changes.

•	Teamcenter Sourcing, formerly known as eBreviate before we purchased the technology from A.T. Kearney (one of four company and technology acquisitions that we have made since we began operating independently from EDS in May 2004), allows manufacturers to collaborate with suppliers for the design, development and procurement of product components and subsystems. This module provides a collaborative environment for requesting proposals, managing bid processes and analyzing supplier spending.

•	Teamcenter In-Service, formerly known as In-Air prior to our purchase of the technology from EDS, provides a thorough set of product knowledge and process management capabilities that maintenance and service partners along with agencies can use to digitally transform the procedures that are associated with maintaining products and systems while deployed or in use. Specifically, Teamcenter In-Service provides a digital database of product information and associated applications which can be used to significantly improve the cost, time and resource requirements associated with maintaining, repairing and overhauling products, systems, platforms and their related support infrastructure.

Product Development
      We believe our strong commitment to product development is a key factor of our success in the PLM industry, and we intend to continue to focus on providing customers with new and innovative software and services. Our expenditures on product development, including research and development expenses and capitalized software costs, were $195.8 million in 2004, $177.7 million in 2003 and $183.3 million in 2002, representing approximately 20.0%, 19.8% and 21.3%, respectively, of our total revenue in those years.
      As of December 31, 2004, our research and development staff comprised more than 1,700 employees located primarily at 39 worldwide research and development offices. Our current research and development staff is comprised of employees with diverse backgrounds and strong industry and technical expertise and many of whom have been employed in the organization for more than 15 years. Our primary research and development offices are in: Cypress, California; Cincinnati, Ohio; Minneapolis, Minnesota; Detroit, Michigan; Ames, Iowa; Huntsville, Alabama; St. Louis, Missouri; Cambridge, England; Pune, India; and Cologne, Germany. Our software practices, architecture and computing environment support development of software applications in multiple locations, allowing project teams to collaborate on software development without requiring team members to be located at the same site and for around-the-clock development. To facilitate this collaboration, we use our own Teamcenter product, and our internal development processes and procedures are ISO9001 certified.
      Key elements of our research and development processes include:

•	Adapting our applications to the most frequently-used and productive computing environments, including UNIX and Windows workstations and graphical user interfaces based on Motif, Microsoft Windows, Web and 3D graphics technology;

•	Using tested programming techniques designed to achieve objective programming milestones to ensure the highest quality content in its applications; and

•	Using industry standard software tools in the development of its products.
      In recent years, we have distributed two major enhancement releases of each of our core products per year. New releases generally contain significant improvements to the functionality of each product, as well as error fixes and performance improvements. Product updates are released periodically between enhancement releases if significant problems are discovered in production software. Each product enhancement is compatible with the previous release and maintenance releases are generally both upwardly and downwardly compatible relative to the previous enhancement.

Sales and Marketing
      We derive most of our revenue from products distributed by our direct sales force to our customers. Our sales force is organized by both geographic zone and industry. As of the end of 2004, our direct sales force comprised almost 400 employees in more than 100 offices in 25 countries worldwide. Our direct sales force sells both cPDM and CAx software and services. Teamcenter®, NX® and Tecnomatix products are primarily distributed by our direct sales force.
      We also offer products through third-party distributors and value-added resellers. We employ regional channel managers to manage our indirect sales channels consisting of a network of distributors and resellers covering several regions, including the Americas, Eastern Europe, the Middle East, Japan and South Korea. Solid Edge® is primarily marketed and licensed through these indirect sales channels.
      Our global marketing organization focuses on both corporate- and product-level campaigns and programs to increase brand equity and, ultimately, drive business growth. Our marketing organization supports both our direct and indirect sales force with marketing programs, activities and materials. We also support users of our products with a worldwide user group event called PLM World, and we also hold annual user conferences in the United States, Europe and Asia.
Business Alliances
      We have developed business alliance programs with complementary software, hardware and service providers to extend the scope of our application offerings into specialized areas of the PLM market, expand the channels through which we deliver our products to market and increase the leverage and impact of our marketing. Our business alliance programs include:

•	Our Partner Program. This program manages the relationships with many of our software and technology partners. There are more than 300 software and technology partners in our Partner Program. In order to clearly define the relationship between us and our alliance partners, each partner is assigned to a specific category with well-defined benefits and expectations: “strategic partner” (with a long-lasting and broad relationship with us that crosses geographies and product lines); “foundation partner” (which develop software and service solutions based on our core technologies, typically, that extend the capability of our base platform, or provide functionality specific to a niche market that we are not addressing); “open partner” (adopters of our PLM Component products to create and consume data that is compatible with our applications); and “partner” (providing products and services that are nominally compatible with UGS offerings and receiving basic compatibility and marketing support and limited sales engagement opportunities).

•	The Voyager Program. The Voyager Program is a worldwide consortium of approximately 180 leading software vendors through which we enter into specific joint marketing and promotional agreements with software and service suppliers that offer products that complement Solid Edge’s mechanical design and drafting capabilities.

•	The JT Open Program. The JT Open program is a global initiative that we launched in November 2003 that promotes open data sharing, enhanced collaboration and expanded visualization across the extended enterprise and throughout the PLM industry. JT is a common data format for enabling product visualization and information distribution and enhancing data sharing between PLM software applications. The JT Open program is based on the requirement that members participate in formal management review boards and technical review boards. These boards provide a forum for members to exchange ideas about how JT adoption can improve business processes and help build support for process changes amongst supply chain participants. Recently, we bolstered the JT Open program by launching the JT2Gotm solution, collaborative, no-cost 3D viewing products to enable companies to share detailed 3D product and manufacturing data globally using the JT format.

•	Our Reseller Program. This program is designed to extend our channel to market by recruiting and managing third-party resellers. Resellers are chosen based on their skill level, geographic location or industry expertise. The relationships with these resellers are managed by the sales team to ensure close coordination with our direct sales force.

•	Customer Alliances. We also form alliances with groups of major customers in some industries that meet regularly to develop strategies and plans for increasing the effectiveness of our PLM solutions in their industry. One example is the UGS-hosted Automotive Steering Group, a group of major automotive and transportation industry customers, that meets approximately twice per year to work on these issues.

Competition
      Our competitors include:

•	Generalist CAx and collaborative development software vendors that offer broad-range systems, such as Dassault Systèmes S.A. and Parametric Technology Corporation;

•	Software vendors that offer discrete products in the either the CAD, CAE or CAM market segments, such as ANSYS, Inc. and MSC Software Corporation;

•	Pure-play collaborative development vendors such as Agile Software Corporation and MatrixOne Inc.;

•	ERP software providers, such as SAP AG; and

•	Software vendors, such as Autodesk, Inc. and SolidWorks Corporation, a subsidiary of Dassault Systèmes, that primarily sell CAD products through distributors and resellers to smaller manufacturing businesses.
      In addition, some potential customers continue to use internally-developed information technology solutions to address some or all of the critical business needs covered by our PLM software and services, particularly in the collaborative development area.
      Our ability to compete successfully depends on factors both within and outside our control, including, among others, the successful and timely development of new software, versions and features, software performance and quality, pricing, customer service and support and PLM industry and general economic trends.
Intellectual Property
      We rely on a combination of contracts, copyrights, patents, trademarks and other common law rights such as trade secret and unfair competition laws to establish and protect the proprietary rights to its technology. Generally, we distribute our products under software licenses that grant customers licenses to, rather than ownership of, our applications and that contain various provisions protecting our ownership and confidentiality of our licensed technology. In general, the source code for our software is protected as a trade secret and as an unpublished copyrighted work. Generally, we own the intellectual property that constitutes our software applications, with the exception of NX Nastran, for which we own a worldwide full-use license, or we license third-party software that we embed into our license in conjunction with our software products.

      Unigraphics Solutions®, Unigraphics®, UGS®, Solid Edge®, Teamcenter®, Parasolid®, iMAN®, ProductVision®, VisView®, VisMockUp®, VisFactory®, I-deas®, Femap® and eBreviate®, among others, are trademarks that we have registered and own in the United States. We also have trademark applications pending in the United States and many foreign countries for other marks.
Backlog
      Our backlog is comprised of deferred revenues from our maintenance and term contracts, professional services not yet delivered and certain software license orders that have not met all requirements for revenue recognition. At December 31, 2004, we had a backlog of $110.0 million, the majority of which is expected to be recognized as revenue in 2005. We do not believe that our backlog at any particular point in time is indicative of future sales levels.
Employees
      At December 31, 2004, we employed approximately 5,100 persons who conduct business in more than 110 offices worldwide, comprised of 1,271 employees in sales and marketing support activities, 1,777 in product development, 1,560 in customer support, training and consulting, and 487 in general and administrative. Our United States employees are not represented by a labor union. We have never experienced a work stoppage and believe that our employee relations are good.
Properties
      We currently lease approximately 110 facilities in 25 countries. These 110 locations total approximately 1.7 million square feet of space.
      Our corporate headquarters, consisting of approximately 43,800 square feet, is currently located in Plano, Texas. Our Cincinnati, Ohio facility is our largest facility, consisting of approximately 221,000 square feet, and is a principal technical development support and marketing center. The Cypress, California facility, consisting of approximately 127,000 square feet, also serves as a principal technical development, support and marketing center. Our St. Louis, Missouri facility, consisting of approximately 123,000 square feet, contains sales, marketing, general administration and product development personnel.
      Our European headquarters is located in Camberley, England. Activities at the Camberley office include oversight of European operations, marketing and finance. Our Asia Pacific headquarters is located in Hong Kong. Activities at the Hong Kong office include oversight of Asia Pacific operations, marketing and finance.
Legal Proceedings
      We are from time to time involved in routine litigation incidental to our operations. None of the litigation in which we are currently involved, individually or in the aggregate, is material to our consolidated financial condition or results of operations.

MANAGEMENT
      All of our directors serve until a successor is duly elected and qualified or until the earlier of his death, resignation or removal. Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships between any of our directors or executive officers.
Executive Officers and Directors
      The following table sets forth information regarding our executive officers and directors:

Name	Age	Position

Anthony J. Affuso	57	Chairman, Chief Executive Officer and President
Douglas E. Barnett	45	Senior Vice President and Chief Financial Officer
Charles C. Grindstaff	48	Executive Vice President — Products
Thomas M. Lemberg	58	Senior Vice President, General Counsel and Secretary
James A. Milton	44	Executive Vice President — Global Sales and Services
David J. Shirk	38	Executive Vice President — Global Marketing
Gregory F. Back	38	Director
Andrew B. Balson	38	Director
Patrick T. Hackett	43	Director
Kenneth Y. Hao	36	Director
William H. Janeway	61	Director
Ian K. Loring	38	Director
Greg Mondre	30	Director
Mark E. Nunnelly	46	Director
David J. Roux	48	Director
      The following biographies describe the business experience of our executive officers and directors:
      Anthony J. Affuso, Chairman, Chief Executive Officer and President, has been our Chief Executive Officer and President since July 2000. He served as our Vice President and later as our Executive Vice President of Products and Operations from January 1998 to July 2000, and as Vice President of Software Development and Marketing of the Unigraphics division of EDS from March 1992 to December 1997. Mr. Affuso joined EDS in 1984 as Director of Strategic Planning and Technology Development. Before joining EDS, he was responsible for design and manufacturing automation with Xerox Corporation for twelve years.
      Gregory F. Back is a Managing Director at Warburg Pincus. Prior to joining Warburg Pincus in 1999, Mr. Back was an engagement manager with McKinsey & Company and was Executive Vice President of InfoUSA. He is a director of several privately-held companies. He is also on the board of the Venture Investors Association of New York.
      Andrew B. Balson joined Bain Capital in 1996. He was promoted to Managing Director in 2000. Prior to joining Bain Capital, Mr. Balson was a consultant at Bain & Company where he worked in the technology, telecommunications, financial services and consumer goods industries. Previously, Mr. Balson worked in the Merchant Banking Group at Morgan Stanley & Co. and in the leveraged buyout group at SBC Australia. He is a director of Domino’s Pizza Inc. and several privately held companies.
      Douglas E. Barnett, Senior Vice President and Chief Financial Officer, became our Senior Vice President and Chief Financial Officer in May 2004. Prior to joining us, he was Senior Vice President — Finance, Chief Financial Officer and Treasurer of Colfax Corporation, a designer, marketer, distributor and manufacturer of fluid handling and power transmission products. From 1998 to 2002, Mr. Barnett served as Vice President, Chief Financial Officer and Treasurer of Unigraphics Solutions Inc.
      Charles C. Grindstaff, Executive Vice President — Products, has had management responsibility for our software products and operations since July 2000. He was director of our Unigraphics line of business from June 1998 to June 2000 and director of CAD/ CAM/ CAE research and development activities for EDS, and prior to that the Unigraphics division of EDS, from 1995 to June 1998. Mr. Grindstaff began his association with EDS in 1978, when he joined Unigraphics Solutions research and development team, holding various leadership positions. In 1988, Mr. Grindstaff left EDS to serve for five years to serve as President and Chief Executive Officer of Waveframe Corporation, a manufacturer of digital signal processing systems for the entertainment industry, which he founded.
      Patrick T. Hackett is a Managing Director at Warburg Pincus. Prior to joining Warburg Pincus in 1990, Mr. Hackett was Vice President and Treasurer of Cove Capital Associates, a private merchant banking organization. He is a director of several privately-held companies.
      Kenneth Y. Hao is a Managing Director of Silver Lake Partners, a private equity firm focused on the technology industries. From July 1990 to January 2000, Mr. Hao was an investment banker with Hambrecht & Quist (acquired by JP Morgan), most recently as a Managing Director in the technology investment banking group.
      William H. Janeway is a Vice Chairman of Warburg Pincus and has been employed by Warburg Pincus since July 1988. Prior to joining Warburg Pincus, Mr. Janeway was Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. He is a director of BEA Systems, Inc., Manugistics Group, Inc., ScanSoft Inc. and several privately-held companies.
      Thomas M. Lemberg, Senior Vice President, General Counsel and Secretary, joined us in May 2004 from Digitas, LLC, a leading marketing services firm for which Mr. Lemberg served as Executive Vice President, General Counsel and head of Strategic Partnerships since July 2001. From March 2000 to February 2001, Mr. Lemberg served as Managing Director of Cambridge Incubator, advising high-tech new companies. Mr. Lemberg was Senior Vice President for Polaroid Corporation, first as General Counsel and then as head of Global Alliances from September 1996 until February 2000. Prior to that Mr. Lemberg was Vice President and General Counsel of Lotus Development, where he served for more than eight years.
      Ian K. Loring is a Managing Director of Bain Capital. Prior to joining Bain Capital in 1996, Mr. Loring was a Vice President at Berkshire Partners where he worked in the specialty manufacturing, technology and retail industries. Previously, Mr. Loring worked in the Corporate Finance department at Drexel Burnham Lambert. He serves as a director of Eschelon Telecom, Inc., Warner Music Group and Advertising Directory Solutions.
      James A. Milton, Executive Vice President, Global Sales and Services, joined us in October 2004. Prior to joining us, Mr. Milton served as Hewlett-Packard Company’s (HP) Customer Solutions Group Senior Vice President and Managing Director for the Americas from May 2002 until September 2004. Mr. Milton joined Compaq Computer Corporation in 1998 where he held various leadership positions including Senior Vice President and General Manager for North America at the time Compaq was acquired by HP.
      Greg Mondre is a Director of Silver Lake Partners, a private equity firm focused on the technology industries. Prior to joining Silver Lake Partners, Mr. Mondre was a principal at Texas Pacific Group, a private investment firm, from 1998 through 1999. Prior to joining Texas Pacific Group, Mr. Mondre was an investment banker with Goldman, Sachs & Co. in the communications, media and entertainment group from 1996 through 1998.
      Mark E. Nunnelly joined Bain Capital in 1990 as a Managing Director. Prior to joining Bain Capital, Mr. Nunnelly was a Vice President of Bain & Company, with experience in its United States, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. He serves as a director of Domino’s Pizza Inc., DoubleClick Inc., Eschelon Telecom, Inc. and Houghton Mifflin Company, among others.

      David J. Roux is a Managing Director of Silver Lake Partners, a private equity firm focused on the technology industries, which he co-founded in January 1999. From February 1998 to November 1998, Mr. Roux served as the Chief Executive Officer and President of Liberate Technologies, a software platform provider. From September 1994 to December 1998, Mr. Roux held various management positions with Oracle Corporation, a systems and applications software provider, most recently as Executive Vice President of Corporate Development. He is a director of Business Objects S.A., Thomson S.A. and VERITAS Software Corporation.
      David J. Shirk, Executive Vice President — Global Marketing, joined us in January 2005. Prior to joining us, Mr. Shirk served as Senior Vice President of Product Strategy and Marketing of Vignette Corporation from June 2000 until January 2004. From March 1998 to June 2000, Mr. Shirk served as Chief Technology Officer and Senior Vice President of Product Management at Novell Corporation. While at Novell, Mr. Shirk managed Novell’s Net Services Software strategy and the roadmap for all of Novell’s products. Prior to his tenure at Novell, Mr. Shirk served as Vice President of Marketing for Oracle Corporation from March 1996 to March 1998, leading the Industry Applications Division.
Corporate Governance
      Our board of directors manages our business and affairs. Each of our Sponsors is entitled to designate three members of our board of directors.
Director Compensation
      The members of our board of directors are not separately compensated for their services as directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services.
Board Committees
      The board of directors has established four committees: audit, compensation, executive and nominating.
      The audit committee selects the independent auditors to be nominated for election by the stockholders and reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors, approves the audit fee payable to the independent auditors and reviews such audit results with the independent auditors. The audit committee is currently composed of Messrs. Back, Balson and Hao. KPMG LLP currently serves as our independent registered public accounting firm.
      The compensation committee provides a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the compensation committee reviews our Chief Executive Officer’s recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The compensation committee reports its recommendations to the full board of directors for approval and authorization. The compensation committee also fixes, subject to approval by the full board, the annual compensation of our Chief Executive Officer and administers our stock plans. The compensation committee is currently composed of Messrs. Hackett, Nunnelly and Roux.
      The executive committee manages our affairs and business in the interim between full meetings of the board of directors. The executive committee is currently composed of Messrs. Affuso, Back, Balson and Hao.
      The nominating committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending to the board a set of corporate governance principles. The nominating committee is currently composed of Messrs. Janeway, Loring and Mondre.

Executive Compensation
      The following table sets forth compensation information for each person who served as our Chief Executive Officer during 2004 and our four other executive officers who were the most highly compensated for the year ended December 31, 2004. We refer to these individuals collectively as our “named executive officers.”

	Annual Compensation(1)

				Awards

					Securities
					Underlying
	Fiscal			Restricted	Options/SARs	All Other
	Year	Salary($)	Bonus($)	Stock Awards	(#)(2)	Compensation($)(3)

Anthony J. Affuso	2004	499,999.92	1,250,000.00	76,000	1,410,344.44	2,010.41
Chairman, Chief Executive Officer and President
Douglas E. Barnett	2004	206,666.72	570,000.00	—	425,000	34,031.11
Senior Vice President and Chief Financial Officer(4)
Charles C. Grindstaff	2004	338,583.34	813,872.60	22,000	702,994	2,050.01
Executive Vice President, Products
Thomas M. Lemberg	2004	196,875.00	480,000.00	—	230,000	77,890.84
Senior Vice President, General Counsel and Secretary(5)
James A. Milton	2004	100,000.02	225,000.00	—	650,000	—
Executive Vice President, Global Sales and Services(6)

(1)	None of the named executive officers received personal benefits or other annual compensation in excess of the lesser of $50,000 or 10% of the combined salary and bonus in each respective year. Personal benefits which may have been received by Messrs. Affuso and Grindstaff prior to the Transactions have not been included.

(2)	Options grants include options for Class A-4 common stock, Class L common stock and preferred stock. See Option Grants below.

(3)	All Other Compensation includes $77,890.84 and 29,597.57 received by Messrs. Barnett and Lemberg in connection with their relocation; matching contribution by UGS under the UGS 401(k) plan of $4,433.54 for Mr. Barnett and matching contributions by EDS under the EDS 401(k) plan of $2,010.41 and $2,050.01 for Messrs. Affuso and Grindstaff.

(4)	Mr. Barnett joined us in May 2004.

(5)	Mr. Lemberg joined us in May 2004.

(6)	Mr. Milton joined us in October 2004.
Employment Agreements
      Mr. Affuso is a party to an employment agreement with us, entered into on March 1, 2004, pursuant to which he serves as our President and Chief Executive Officer, and a rollover agreement, entered into on May 18, 2004, pursuant to which he rolled over certain retention cash bonuses into equity of our parent companies. The employment agreement has a term that expires on February 29, 2008. The employment agreement provides that Mr. Affuso will be paid an annual base salary of $500,000, which amount will be reviewed annually, annual incentive compensation based on a target opportunity of at least 100% of his base salary and an opportunity to participate in an equity-based compensation program on the same basis as our other executives. In the event Mr. Affuso’s employment is terminated at any time during the term by us without cause or by Mr. Affuso for good reason and he executes a separation agreement, Mr. Affuso will receive a lump sum payment for accrued but unpaid base salary, a lump sum payment for declared but unpaid bonuses attributable to prior years, a lump sum payment equal to 2.99 times his final rate of annual base salary, a lump sum payment equal to 2.99 times his annual performance target for the year of separation, and accelerated vesting of stock options, stock awards, stock units and discretionary credits, which will become free of any restrictions on sale or transfer and all stock options will remain exercisable for two years. The separation agreement will contain a non-competition covenant for a period of six months following Mr. Affuso’s termination of employment for the above reasons. Mr. Affuso also will be entitled to a supplemental pension from us. Mr. Affuso also could be entitled to certain gross-up payments in the event he were to incur excise taxes as a result of his receipt of excess parachute payments in connection with a change in control of us within the meaning of Internal Revenue Code Section 280G.
      Mr. Grindstaff is a party to an employment agreement with us, entered into on July 15, 2000, pursuant to which he serves as our Executive Vice President of Products, a supplemental bonus agreement, entered into in September 2003, and a rollover agreement entered into on May 18, 2004. The employment agreement has a term that expires on January 21, 2006. The employment agreement provides that Mr. Grindstaff will be paid an annual base salary of $190,000, which amount may be increased or decreased from time to time by the board of directors, annual performance bonuses as determined by the board of directors and an opportunity to participate in an equity-based compensation program on the same basis as our other executives. In the event Mr. Grindstaff’s employment is terminated by us without cause or by Mr. Grindstaff for good reason, Mr. Grindstaff will receive a severance payment equal to (i) one times his annual base salary as in effect on the date of termination plus (ii) an amount equal to his bonus target for the year, continued vesting in stock options, stock awards and other award grants, a cash payment for twelve months of COBRA, premiums for life insurance coverage and premiums for long term disability insurance, reimbursement for costs not to exceed $75,000 for costs of sale of his home and moving expenses and reimbursement not to exceed $25,000 for outplacement services. In the event Mr. Grindstaff’s employment is terminated in connection with a change of control of us, Mr. Grindstaff will receive a severance payment equal to (i) two times his annual base salary as in effect on the date of termination plus (ii) an amount equal to two times his bonus target for the year, continued vesting in stock options, stock awards and other award grants, a cash payment for twelve months of COBRA, premiums for life insurance coverage and premiums for long term disability insurance, reimbursement for costs not to exceed $75,000 for costs of sale of his home and moving expenses and reimbursement not to exceed $25,000 for outplacement services. The employment agreement also contains non-competition and non-solicitation covenants for twelve months following Mr. Grindstaff’s termination of employment. The supplemental bonus agreement provides that on or before January 31 each year, we shall pay to Mr. Grindstaff an annual bonus in an amount equal to 1 1/4% of Mr. Grindstaff’s annual earnings for the preceding year, in additional to any future compensation awards from us.
      Mr. Milton is a party to an employment agreement with us, entered into on September 19, 2004, pursuant to which he serves as our Executive Vice President of Global Sales Operations. Pursuant to this agreement, Mr. Milton will be paid an annual base salary of $400,000, will be eligible for an annual performance bonus equal to 80% of his annual salary and would be eligible for an additional bonus if we exceeded our 2004 objectives. The agreement grants Mr. Milton options to purchase 650,000 shares of the common stock of our parent companies. In the event that Mr. Milton’s employment with us is terminated within two years of his date of hire for reasons other than cause, Mr. Milton will be entitled to a lump sum payment of one year’s annual base salary. The agreement provides that for a period of twelve months following the termination of his employment with us, he will not compete against us and for a period of twenty-four months following the termination of his employment with us, he will not solicit our customers to terminate or diminish their relationship with us or to hire or solicit our employees or independent contractors. The agreement also contains covenants regarding the protection of our confidential information and our ownership of intellectual property developed during employment.

Change in Control Policy
      On November 9, 2004, our board of directors approved certain change in control provisions applicable to seven members of our executive and senior management, including each of our named executive officers. All of our executive officers are covered by the policy. If a change in control transaction occurs and the employment of the participant is either (i) terminated by the employee for good reason or as a result of constructive termination or (ii) terminated by us without cause, then all of the participant’s options accelerate in full and the participant has 90 days to exercise the options after the triggering event. This protection remains in place for one year following a change in control.
Option/ SAR Grants
      The following table sets forth option grant information for each named executive officer for the year ended December 31, 2004.

	Individual Grants					Potential Realizable
						Value at Assumed
	Number of		Percent of Total			Annual Rates of
	Securities		Options/SARs			Stock Price for
	Underlying		Granted to	Exercise of		Option Term
	Options/SARs		Employees in	Base Price
Name	Granted (#)		Fiscal Year (%)	($/Sh)	Expiration Date	5%($)	10%($)

Anthony J. Affuso	1,400,000	(1)	16.5	1.00	7/23/2014	880,452	2,231,239
Anthony J. Affuso	8,444.44	(2)	42.55	81.00	5/27/2014	430,164	1,090,119
Anthony J. Affuso	1,900	(3)	42.55	100.00	5/27/2014	119,490	302,811
Douglas E. Barnett	425,000	(1)	5.02	1.00	7/23/2014	267,280	677,341
Charles C. Grindstaff	700,000	(1)	8.28	1.00	7/23/2014	440,226	1,115,620
Charles C. Grindstaff	2,444	(2)	12.31	81.00	5/27/2014	124,498	315,504
Charles C. Grindstaff	550	(3)	12.32	100.00	5/27/2014	34,589	87,656
Thomas M. Lemberg	230,000	(1)	2.72	1.00	7/23/2014	144,646	366,561
James A. Milton	650,000	(1)	7.68	1.00	10/1/2014	408,782	1,035,933

(1)	Option grant is for shares of Class A-4 common stock pursuant to the 2004 Management Incentive Plan. See 2004 Management Incentive Plan below. The Stock Option Agreement provides for a five year (60 month) vesting schedule with 20% of the shares vesting on the one year anniversary of the grant date and an additional 1.67% of the shares vesting after the last day of each month during the four year period following the one year anniversary of the grant of the Option. The Options have a ten year term. Upon termination of employment, all unvested options are forfeited. Upon certain events following a change in control, the options will fully vest and the optionee has 90 days to exercise the options. See Change in Control Policy.

(2)	Executives and key employees were offered retention incentive cash bonuses, with varying retention periods, prior to the Transactions. At the time of the Transactions, those who had been offered retention incentive cash bonuses were offered an opportunity to exchange their cash bonus for equity in our parent companies. This grant reflects that portion of the retention bonus that was exchanged for an option to obtain shares of Class L common stock. The grant provides for a two year vesting schedule with 25% of the shares vesting at the grant date, 37.5% vesting on the one year anniversary of the date of the grant and 37.5% vesting on the two year anniversary of the date of the grant. Any unvested options will vest immediately in the event of (i) termination of employment by us without cause or (ii) a change in control occurs. If an optionee’s employment is terminated by us other than for cause, then the option also will vest fully. The Options have a ten year term.

(3)	Executives and key employees were offered retention incentive cash bonuses, with varying retention periods, prior to the Transactions. At the time of the Transactions, those who had been offered retention incentive cash bonuses were offered an opportunity to exchange their cash bonus for equity in our parent companies. This grant reflects that portion of the retention bonus that was exchanged for an option to obtain shares of shares of preferred stock. The grant provides for a two year vesting schedule with 25% of the shares vesting at the grant date, 37.5% vesting on the one year anniversary of the date of the grant and 37.5% vesting on the two year anniversary of the date of the grant. Any unvested awards or options will vest immediately in the event of (i) termination of employment by us without cause or (ii) a change in control occurs. If an optionee’s employment is terminated by us other than for cause, then the option also will vest fully. The Options have a ten year term.

      The following table sets forth information concerning the fiscal year-end value of unexercised stock options held by each named executive officer during the year ended December 31, 2004.

							Value of
							Unexercised
					Number of Securities		In-the-Money
		Shares			Underlying Unexercised		Options at Fiscal
		Acquired on	Value		Options at Fiscal Year-End		Year-End
	Underlying Class	Exercise	Realized
Name	of Equity	(#)(1)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Anthony J. Affuso	Class A Common Stock	—	—	—	1,400,000.00	—	—
Anthony J. Affuso	Class L Common Stock	—	—	2,112	6,332.44	—	—
Anthony J. Affuso	Preferred Stock	—	—	476	1,424.00	—	—
Douglas E. Barnett	Class A Common Stock	—	—	—	425,000.00	—	—
Charles C. Grindstaff	Class A Common Stock	—	—	—	700,000.00	—	—
Charles C. Grindstaff	Class L Common Stock	—	—	612	1,832.00	—	—
Charles C. Grindstaff	Preferred Stock	—	—	138	412.00	—	—
Thomas M. Lemberg	Class A Common Stock	—	—	—	230,000.00	—	—
James A. Milton	Class A Common Stock	—	—	—	700,000.00	—	—

(1)	Does not include exercises, if any, of shares of the common stock of EDS.
Employee Plans
Executive Bonus Plan
      Each named executive officer is eligible for an annual bonus equal to 70%-100% of his base salary assuming the plan payments are made at target. Bonus payments are based on our overall achievement of our financial plan and individual contributions. The financial plan component, which represents 70% of the bonus opportunity, is determined by assessing our achievement of specified Adjusted EBITDA (defined as Consolidated EBITDA in our senior secured credit facility) and revenue thresholds. The targets of the bonus plan can be adjusted by a range of performance within a minimum to maximum threshold varying bonus payments between 25% and 250% percent of target. To be eligible for a bonus payment, the executive officer must demonstrate satisfactory performance, contribution and effort consistent with his peer group. Bonus payments are typically made in the first quarter of each calendar year reflecting accomplishments of the prior calendar year. Bonus payments will not be made if the minimum Adjusted EBITDA threshold is not met.

Retention Bonuses
      Certain executive officers and key employees were offered retention incentive cash bonuses, with varying retention periods, prior to the Transactions. At the time of the Transactions, those who had been offered retention incentive cash bonuses were offered an opportunity to exchange their cash bonus for equity in our parent companies. The equity was in the form of restricted stock awards for shares of Class A-4 common stock; option grants for shares of Class L common stock; and option grants for shares of preferred stock. Messrs. Affuso and Grindstaff were the only executives officers who were offered retention incentive cash bonuses and both elected to exchange their cash bonus for equity in our parent companies. Mr. Affuso elected to take $50,000 of the retention bonus in cash at the time of the Transactions. Mr. Affuso was eligible to receive a bonus of $1,000,000. Mr. Affuso elected to rollover $950,000 of that amount into equity and received a one time payment of $50,000 in 2004. Mr. Grindstaff elected to rollover one-half of his $550,000 bonus into equity. The other half is payable in three installments: 25% upon the closing of the Transactions, 37.5% on the first anniversary of the Transactions and 37.5% on the second anniversary of the Transactions. Mr. Grindstaff was paid $68,750 in 2004.
      The restricted stock awards and option grants provide for a two year vesting schedule with 25% of the shares vesting upon award or grant, 37.5% vesting on the one year anniversary of the date of the award or grant and 37.5% vesting on the two year anniversary of the date of the award or grant. Any unvested awards or options will vest immediately in the event of (i) termination of employment by us without cause or (ii) a change in control occurs. If a participant’s employment terminates for any reason other than termination by us without cause, any unvested awards are forfeited. If an optionee’s employment is terminated by us other than for cause, then the option will vest fully. All unvested options, which are not accelerated as provided in the preceding sentence upon termination of employment, will be forfeited and the option terminated. To the extent that an option has vested or becomes vested upon termination of employment, the option will remain exercisable for the shorter of (i) a period of 60 days or (ii) the period ending on the final exercise date specified in the option grant. The restricted stock awards and options are subject to restrictions and repurchase rights set forth in our Stockholders Agreement.
      Upon exercise of an option, the optionee is also entitled to a conditional deferred cash award. Upon a partial exercise of an option, the amount of the deferred cash award will be prorated. The amount of the deferred cash award for Mr. Affuso is $684,000 and $190,000 in connection with the Class L common stock and preferred stock options. The amount of the deferred cash award for Mr. Grindstaff is $198,000 and $55,000 in connection with the Class L common stock and preferred stock options.
2004 Management Incentive Plan
      The Amended and Restated 2004 Management Incentive Plan was adopted on July 23, 2004 by UGS Capital Corp., UGS Capital Corp. II and us to provide for the granting of non-qualified stock options and restricted stock awards for up to 12,600,000 shares of Class A common stock, 20,000 shares of Class L common stock and 7,500 shares of preferred stock pursuant to the terms described therein. Stock options granted in 2004 under the plan were granted under provisions of the UGS Capital Corp. Non-Qualified Stock Option Agreement. The Stock Option Agreement provides for a five year (60 month) vesting schedule with 20% of the shares vesting on the one year anniversary of the grant date and an additional 1.67% of the shares vesting after the last day of each month during the four year period following the one year anniversary of the grant of the Option. Upon termination of employment, all unvested options are forfeited. Any vested options, upon termination of employment, will remain exercisable for the shorter of (i) a period of 60 days or (ii) the period ending on the final exercise date specified in the option. Notwithstanding the foregoing, if an optionee’s employment is terminated for cause, the option will immediately terminate. The options are subject to restrictions and repurchase rights set forth in our Stockholders Agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      All of our outstanding common stock is held by UGS Holdings, Inc. UGS Capital Corp. II holds all of the outstanding common stock of UGS Holdings, Inc. UGS Capital Corp. holds all the outstanding stock of UGS Capital Corp. II. UGS Capital Corp. II has also issued non-voting preferred stock to funds associated with our Sponsors. UGS Capital Corp.’s outstanding capital stock consists of Class A common shares and Class L common shares.
      The following table sets forth, as of March 1, 2005, the number and percentage of shares of UGS Capital Corp. common stock beneficially owned by (i) each person known by us to beneficially own more than 5% of the outstanding shares of common stock of UGS Capital Corp., (ii) each of our directors, (iii) each of our named executive officer and (iv) all our directors and executive officers as a group. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options beneficially owned by that person that are exercisable within 60 days following March 1, 2005.
      Notwithstanding the beneficial ownership of common stock presented below, our Stockholders Agreement governs the stockholders exercise of their voting rights with respect to election of directors and certain other material events. The parties to our Stockholders Agreement have agreed to vote their shares to elect the board of directors as set forth therein. In addition, our amended and restated Investor Agreement governs certain stockholders exercise of voting rights with respect to effecting a change of control transaction. See “Certain Relationships and Related Party Transactions.”
      Except as described in the agreements mentioned above or as otherwise indicated in a footnote, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated in a footnote, the address for each individual listed below is c/o UGS Corp., 5800 Granite Parkway, Suite 600, Plano, Texas 75024.

	Shares of	Percent of	Shares of	Percent of
	Class A	Class A	Class L	Class L
Name and Address	Common Stock	Common Stock	Common Stock	Common Stock

Bain Capital Partners VI, L.P. and Related Funds(1)	27,520,000	33.1%	3,057,778	33.2%
Silver Lake Partners, L.P. and Related Funds(2)	27,520,000	33.1%	3,057,778	33.2%
Warburg Pincus Private Equity VIII, L.P. and Related Funds(3)	27,520,000	33.1%	3,057,778	33.2%
Anthony J. Affuso(4)	180,714	*	9,429	*
The Anthony James Affuso and Lorraine Perkins Affuso Revocable Trust(5)	12,000	*	1,333	*
Douglas E. Barnett	20,000	*	2,222	*
Charles C. Grindstaff(6)	29,548	*	760	*
Thomas M. Lemberg	12,000	*	1,333	*
James A. Milton		*		*
Gregory F. Back(7)	—	—	—	—
Andrew B. Balson(8)	—	—	—	—
Patrick T. Hackett(7)	—	—	—	—
Kenneth Y. Hao(9)	—	—	—	—
William H. Janeway(7)	—	—	—	—
Ian K. Loring(8)	—	—	—	—
Greg Mondre(9)	—	—	—	—

	Shares of	Percent of	Shares of	Percent of
	Class A	Class A	Class L	Class L
Name and Address	Common Stock	Common Stock	Common Stock	Common Stock

Mark E. Nunnelly(8)	—	—	—	—
David J. Roux(9)	—	—	—	—
All directors and executive officers as a group	82,814,262	99.6%	9,188,411	99.7%

*	indicates less than 1% of common stock

(1)	Represents shares owned by the following group of investment funds affiliated with Bain Capital: (i) 21,372,116 shares of Class A common stock and 2,355,682 shares of Class L common stock owned by Bain Capital Integral Investors, LLC, whose administrative member is Bain Capital Fund VII, L.P., whose General Partner is Bain Capital Partners VI, L.P., whose General Partner is Bain Capital Investors, LLC, (ii) 6,000,000 shares of Class A common stock and 666,667 shares of Class L common stock owned by Bain Capital VII Coinvestment Fund, LLC, whose sole member is Bain Capital VII Coinvestment Fund, L.P., whose sole General Partner is Bain Capital Partners VII, L.P., whose sole General Partner is Bain Capital Investors, LLC, and (iii) 147,884 shares of Class A common stock and 35,429 shares of Class L common stock owned by BCIP TCV, LLC, whose managing partner is Bain Capital Investors, LLC. The address is c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(2)	Represents shares owned by the following group of investment funds affiliated with Silver Lake Partners, L.P.: (i) 26,078,366 shares of Class A common stock and 2,897,596 shares of Class L common stock owned by Silver Lake Partners, L.P., the General Partner of which is Silver Lake Technology Associates, L.L.C., (ii) 733,819 shares of Class A common stock and 81,535 shares of Class L common stock owned by Silver Lake Investors, L.P., the General Partner of which is Silver Lake Technology Associates, L.L.C., (iii) 157,414 shares of Class A common stock and 17,490 shares of Class L common stock owned by Silver Lake Technology Investors, L.L.C., the Manager of which is Silver Lake Technology Management, L.L.C., and (iv) 550,400 shares of Class A common stock and 61,156 shares of Class L common stock owned by Integral Capital Partners VI, L.P. The address is c/o Silver Lake Partners, 2725 Sand Hill Road, Suite 150, Menlo Park, California 94025.

(3)	Represents shares owned by the following group of investment funds affiliated with Warburg Pincus & Co.: (i) 13,334,831 shares of Class A common stock and 1,481,648 shares of Class L common stock owned by Warburg Pincus Private Equity VIII, L.P., (ii) 226,757 shares of Class A common stock and 25,195 shares of Class L common stock owned by Warburg Pincus Netherlands Private Equity VIII I, C.V., (iii) 159,760 shares of Class A common stock and 17,751 shares of Class L common stock owned by Warburg Pincus Netherlands Private Equity VIII II, C.V., (iv) 38,652 shares of Class A common stock and 4,295 shares of Class L common stock owned by Warburg Pincus Germany Private Equity VIII, K.G., (v) 13,189,235 shares of Class A common stock and 1,465,471 shares of Class L common stock owned by Warburg Pincus International Partners, L.P., (vi) 330,240 shares of Class A common stock and 36,693 shares of Class L common stock owned by Warburg Pincus Netherlands International Partners I, C.V., (vii) 220,160 shares of Class A common stock and 24,462 shares of Class L common stock owned by Warburg Pincus Netherlands International Partners II, C.V., and (viii) 20,365 shares of Class A common stock and 2,263 shares of Class L common stock owned by Warburg Pincus Germany International Partners, K.G. The above mentioned investment funds are managed by Warburg Pincus LLC. The address is c/o Warburg Pincus, 466 Lexington Avenue, New York, New York 10017.

(4)	Includes 19,000 shares of Class A-4 common stock issuable pursuant to options exercisable within 60 days and 2,112 shares of Class L common stock issuable pursuant to options exercisable within 60 days.

(5)	These shares are jointly and beneficially owned by Anthony J. Affuso and Lorraine P. Affuso.

(6)	Includes 5,500 shares of Class A-4 common stock issuable pursuant to options exercisable within 60 days and 612 shares of Class L common stock issuable pursuant to options exercisable within 60 days.

(7)	Messrs. Back and Hackett are managing directors of Warburg Pincus & Co. Mr. Janeway is Vice-Chairman of Warburg Pincus & Co. All shares indicated as owned by Messrs. Back, Hackett and Janeway are included because of their affiliation with the Warburg Pincus entities. Messrs. Back, Hackett and Janeway disclaim beneficial ownership of all shares owned by the Warburg Pincus entities. Messrs. Back, Hackett and Janeway have an address c/o Warburg Pincus, 466 Lexington Avenue, New York, NY 10017.

(8)	Mr. Balson, Mr. Loring and Mr. Nunnelly are Managing Directors of Bain Capital Partners, LLC. They disclaim any beneficial ownership of any shares beneficially owned by the Bain Capital entities in which they do not have a pecuniary interest. Messrs. Balson, Loring and Nunnelly have an address c/o Bain Capital, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199.

(9)	Mr. Hao and Mr. Roux are Managing Directors of Silver Lake Partners. Mr. Mondre is a Director of Silver Lake Partners. They disclaim any beneficial ownership of any shares beneficially owned by the Silver Lake entities in which they do not have a pecuniary interest. The address for Messrs. Hao, Mondre and Roux is: c/o Silver Lake Partners, 2725 Sand Hill Road, Suite 150, Menlo Park, California 94025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Stockholders and Investor Agreements
      Upon completion of the Transactions, we, our Sponsors and our parent companies entered into a Stockholders Agreement and an amended and restated Investor Agreement. The Stockholders Agreement and the Investor Agreement contain agreements among the parties with respect to the election of our directors and the directors of our parent companies, restrictions on the issuance or transfer of shares, including tag-along and drag-along rights, other special corporate governance provisions (including the right to approve various corporate actions), registration rights (including customary indemnification provisions) and call options. Certain members of our management who hold shares of capital stock of our parent companies are a party to Stockholders Agreement.
Management Agreement
      Upon completion of the Transactions, we and our parent companies entered into a management agreement with affiliates of each of our Sponsors pursuant to which such entities or their affiliates will provide management services. Pursuant to such agreement, affiliates of our Sponsors were entitled to receive aggregate transaction fees of approximately $30.0 million in connection with services provided by such entities related to the Transactions. Pursuant to a provision in such agreement, an affiliate of Warburg Pincus waived its portion of the transaction fee, approximately $10.0 million. The Warburg Pincus funds that invested in the equity of our parent companies paid approximately $10.0 million less than our other Sponsors for their equity interests in our parent companies. In addition, pursuant to the management agreement, affiliates of our Sponsors are entitled to receive an aggregate annual management fee of $3.0 million, and reimbursement for out-of-pocket expenses incurred in connection with the Transactions and in connection with the provision of services pursuant to the agreement.
Arrangements with EDS
      Prior to the consummation of the Transactions, we were a party to an intercompany credit agreement with EDS under which EDS would lend us cash to fund daily cash requirements and under which we were required to lend EDS all of our excess cash. This agreement terminated upon consummation of the Transactions.

DESCRIPTION OF SENIOR SECURED CREDIT FACILITY
      We entered into a senior secured credit facility with a syndicate of institutional lenders and financial institutions. The following is a summary of the terms of our senior secured credit facility.
      Our senior secured credit facility provides for senior secured financing of up to $850.0 million, consisting of:

•	a $725.0 million term loan facility with a maturity on March 31, 2012, of which $500.0 million is outstanding as of March 1, 2005 and of which $225.0 million we expect to draw upon to finance our acquisition of Tecnomatix; and

•	a $125.0 million revolving credit facility with a maturity on May 27, 2010, including a letter of credit sub-facility, a swingline loan sub-facility and an alternative currency sublimit.
      In addition, we may request additional tranches of term loans or increases to the revolving credit facility in increments of at least $25.0 million and in an aggregate amount not exceeding $100.0 million, subject to the absence of a default and receipt of commitments by existing or additional financial institutions reasonably acceptable to the administrative agent. The addition of an incremental term loan facility is subject to certain conditions, including our pro forma compliance with certain financial covenants.
      UGS Corp. is the borrower under the term loan facility and the revolving credit facility, and certain of our non-U.S. subsidiaries may be designated as additional borrowers under the revolving credit facility.
      All borrowings under our senior secured credit facility are subject to satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties.
      $500.0 million of the proceeds of the term loan facility and up to $30.0 million of revolving loans were used to finance the Transactions as described in “Use of Proceeds.” Proceeds of the revolving credit facility, swingline loans and letters of credit are available to provide financing for working capital and general corporate purposes.
Interest Rates and Fees
      The interest rates per annum applicable to the loans under our senior secured credit facility, other than swingline loans, are equal to an applicable margin percentage plus, at our option, either (a) a base rate equal to the greater of (1) the prime rate of JPMorgan Chase Bank, N.A. and (2) the federal funds rate plus one-half of 1.00% or (b) a LIBOR rate equal to the costs of funds for deposits in the currency of such borrowing for an interest period chosen by us of one, two, three or six months, or a nine or twelve month period if available, and adjusted for certain additional costs. Swingline loans will bear interest at the interest rate applicable to base rate revolving loans.
      The applicable margin percentage will initially be a percentage per annum equal to (1) 1.00% for base rate term loans, (2) 2.00% for LIBOR rate term loans, (3) 1.50% for base rate revolving loans and (4) 2.50% for LIBOR rate revolving loans. The applicable margin percentage under our revolving credit facility will be subject to downward adjustments to 0.50% for base rate revolving loans and 1.50% for LIBOR rate revolving loans based upon our leverage ratio being within specified ranges. The applicable margin percentage under our term loan facility may increase to 1.25% for base rate term loans or 2.25% for LIBOR rate term loans or decrease to 0.75% for base rate term loans or 1.75% for LIBOR rate term loans based upon our leverage ratio being within specified ranges.
      On the last day of each calendar quarter we also pay a commitment fee (calculated in arrears) to each lender equal to 0.50% per annum in respect of any unused commitments under the revolving credit facility, which is subject to reduction to 0.375% based upon our leverage ratio being within specified ranges.
Prepayments
      Subject to specified exceptions, our senior secured credit facility requires us to prepay outstanding term loans with:

•	50% (subject to reduction based upon our leverage ratio) of our annual excess cash flow (if any), subject to specified exceptions, commencing with our fiscal year ending December 31, 2005;

•	100% of the net cash proceeds of specified asset sales and casualty and condemnation events, subject to reinvestment rights and some other exceptions; and

•	100% (subject to reduction based upon our leverage ratio) of the net cash proceeds of any incurrence of debt, excluding specified debt issuances.
      Voluntary prepayments and commitment reductions will be permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to LIBOR rate loans.
Amortization of Term Loans
      Our senior secured credit facility will require scheduled quarterly payments on the term loans each equal to 0.25% of the funded total principal amount of term loans for the first six years, with the balance paid in four equal quarterly installments thereafter.
Collateral and Guarantees
      The obligations under our senior secured credit facility are guaranteed by all of our existing and future wholly owned domestic subsidiaries (except for unrestricted subsidiaries) and by our parent and are secured by a perfected security interest in substantially all of our assets and assets of our direct and indirect restricted domestic subsidiaries that are guarantors, in each case, now owned or later acquired, including a pledge of all of our capital stock, the capital stock of each of our restricted domestic subsidiaries and 65% of the capital stock of certain of our foreign subsidiaries that are directly owned by us or one of our restricted domestic subsidiaries. The obligations of foreign subsidiaries under our senior secured credit facility may under specified circumstances additionally be supported by guarantees of parents and subsidiaries of specified foreign subsidiaries and may under some circumstances be secured by a security interest in the assets of such foreign subsidiaries.
Restrictive Covenants and Other Matters
      Our senior secured credit facility also requires us to comply on a quarterly basis with specified financial covenants, including a maximum leverage ratio test and an interest coverage ratio test, which financial covenants will become more restrictive over time. Our maximum leverage ratio under our senior secured credit facility will decline from 6.25x on March 31, 2005 to 2.50x on March 31, 2011 and thereafter. Our minimum interest coverage ratio will increase from 1.75x on March 31, 2005 to 2.95x on December 31, 2010 and thereafter.
      In addition, our senior secured credit facility documentation includes negative covenants that will, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries, to, among other things:

•	incur liens and engage in sale leaseback transactions;

•	make investments and loans;

•	incur, assume or permit to exist additional indebtedness or guarantees;

•	engage in mergers, acquisitions and asset sales;

•	declare dividends, make payments or redeem or repurchase equity interests;

•	alter the business we conduct;

•	engage in certain transactions with affiliates;

•	make capital expenditures;

•	enter into agreements limiting subsidiary distributions; and

•	prepay, redeem or purchase certain indebtedness, including the notes.
      Our senior secured credit facility contains certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to specified indebtedness, specified events of bankruptcy, specified events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the obligations under our senior secured credit facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under our senior secured credit facility will be entitled to take various actions, including the acceleration of amounts due under our senior secured credit facility and all actions permitted to be taken by a secured creditor.

DESCRIPTION OF THE EXCHANGE NOTES
      You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “UGS Corp.” refers only to UGS Corp. and not to any of its subsidiaries.
      The terms of the exchange notes are identical in all material respects to the old notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights. We refer to the exchange notes, together with the old notes, as the “Notes.” The terms of the Notes include those set forth in the indenture among UGS Corp., the Guarantors and U.S. Bank National Association, as trustee, the Indenture, and those made part of the Indenture by reference to the Trust Indenture Act. You may obtain a copy of the Indenture from UGS Corp. at its address set forth in the prospectus.
      The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.
      The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.
Brief Description of the Notes and the Guarantees
      The Notes are:

•	general unsecured obligations of UGS Corp.;

•	subordinated in right of payment to all existing and future Senior Debt of UGS Corp.; and

•	pari passu in right of payment with any existing and future senior subordinated Indebtedness of UGS Corp.
      The Guarantees are:

•	general unsecured obligations of such Guarantor;

•	subordinated in right of payment to all existing and future Guarantor Senior Debt of such Guarantor;

•	pari passu in right of payment with any existing and future senior subordinated Indebtedness of such Guarantor.
      On March 1, 2005 we amended and restated our senior secured credit facility allowing for the purchase of Tecnomatix. The size of the facility was increased from $625.0 million to $850.0 million.
      At this time, we had total indebtedness of $1,066.4 million, $509.0 million of which was senior indebtedness, and we were able to borrow up to an additional $325.8 million under our senior secured credit facility (excluding letters of credit). Included in this borrowing capacity is $100.8 million of additional revolving credit capacity and $225.0 million of additional term loans that can only be drawn on the effective date of the Tecnomatix acquisition, currently scheduled for April 1, 2005.
      In addition to increasing the size of the facility by $225.0 million, the interest rate on the term loan was reduced from LIBOR plus 2.00%. This margin is subject to change based on the ratio of debt to EBITDA as defined in the facility.
      As of the date of the Indenture, all of our subsidiaries were “Restricted Subsidiaries.” Under the circumstances described under the caption “— Certain Covenants — Restricted Payments” and the definition of “Unrestricted Subsidiary,” we are permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries are not subject to the restrictive covenants of the Indenture. Unrestricted Subsidiaries do not guarantee the Notes.

      Not all of our “Restricted Subsidiaries” guarantee the Notes. None of the Non-Guarantor Restricted Subsidiaries are a Guarantor. The Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables, lease obligations and intercompany indebtedness pledged to the lenders under the Credit Agreement) of the Non-Guarantor Restricted Subsidiaries. As of March 1, 2005, our subsidiaries which are not guarantors of the Notes had liabilities of approximately $253.5 million (of which approximately $85.7 million are accrued intercompany obligations and deferred revenues) and total assets of $631.5 million. For the year ended December 31, 2004, the most recent period for which data is available, these non-guarantor subsidiaries had revenue of approximately $574.8 million.
Principal, Maturity and Interest
      UGS Corp. issued Notes in an aggregate principal amount of $550 million. The Indenture governing the Notes provides for the issuance of additional Notes having identical terms and conditions to the Notes offered in this offering (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture. Any Additional Notes are part of the same issue as the Notes previously offered and vote on all matters with the Notes. The Notes mature on June 1, 2012.
      The Notes were issued in denominations of $1,000 and integral multiples of $1,000. Interest on the Notes accrues at the rate of 10% per annum and is payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2004. UGS Corp. will make each interest payment to the holders of record of the Notes on the immediately preceding May 15 and November 15.
      Interest on the Notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.
Methods of Receiving Payments on the Notes
      If a holder has given wire transfer instructions to UGS Corp. at least three Business Days prior to the applicable payment date, UGS Corp., through the paying agent or otherwise, will pay all principal, interest, premium, if any, and Additional Interest (as defined under “Exchange Offer; Registration Rights”), if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York, unless UGS Corp. elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.
Paying Agent and Registrar for the Notes
      UGS Corp. will maintain one or more paying agents (each, a “paying agent”) for the Notes in the Borough of Manhattan, City of New York.
      UGS Corp. will also maintain one or more registrars (each, a “registrar”) with offices in the Borough of Manhattan, City of New York. UGS Corp. will also maintain a transfer agent in New York. The initial registrar will be U.S. Bank National Association in New York. The initial transfer agent will be U.S. Bank National Association in New York. The registrar and the transfer agent in New York will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of UGS Corp.
      UGS Corp. may change the paying agents, the registrars or the transfer agents without prior notice to the holders. UGS Corp. or any of its Restricted Subsidiaries may act as a paying agent or registrar.
Transfer and Exchange
      A holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. UGS Corp. is not required to transfer or exchange any Note selected for redemption. Also, UGS Corp. is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
Subordination
      The payment of principal, interest, premium, if any, and Additional Interest, if any, on, and other obligations with respect to, the Notes will be subordinated to the prior payment in full in cash of all Senior Debt of UGS Corp., including Senior Debt incurred after the date of the indenture.
      The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not a claim for such interest would be allowed in such proceeding) before the holders of Notes will be entitled to receive any payment or distribution with respect to the Notes (except that holders may receive and retain Permitted Junior Securities and payments from the trust described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”), in the event of any distribution to creditors of UGS Corp.:

(1) in a liquidation or dissolution of UGS Corp.;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to UGS Corp. or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of UGS Corp.’s assets and liabilities.
      UGS Corp. also may not make any payment in respect of the Notes (except that holders may receive and retain Permitted Junior Securities and payments from the trust described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of that series of Designated Senior Debt.
      Payments on the Notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earliest of (x) the date on which such nonpayment default is cured or waived, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated or a payment default exists.
      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.
      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.
      If the Trustee or any holder of the Notes receives a payment or distribution in respect of the Notes (except that holders may receive and retain Permitted Junior Securities and payments from the trust described under “— Legal Defeasance and Covenant Defeasance” or “— Satisfaction and Discharge”) when the payment or distribution is prohibited by these subordination provisions then the Trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt or the Trustee, as the case may be, the Trustee or the holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper Representative.
      UGS Corp. must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.
      As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of UGS Corp., holders of Notes may recover less ratably than creditors of UGS Corp. who are holders of Senior Debt. See “Risk Factors — Risks Related to the Notes — Your right to receive payments on the notes is junior to our existing senior indebtedness and, possibly, all our future borrowings.”
Optional Redemption
      From time to time prior to June 1, 2007, UGS Corp. may on one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of the Notes issued under the Indenture (calculated after giving effect to any issuance of additional Notes), with the net cash proceeds of one or more Equity Offerings, at a redemption price of 110% of the principal amount of the Notes, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date; provided that:

(1) at least 65% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes), must remain outstanding immediately after the occurrence of each such redemption (excluding in such calculation Notes held by UGS Corp. and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.
      The Notes may be redeemed, in whole or in part, at any time prior to June 1, 2008 at the option of UGS Corp. upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
      On or after June 1, 2008, UGS Corp. may redeem all or a part of the Notes at its option, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage

2008	105.000%
2009	102.500%
2010 and thereafter	100.000%
      UGS Corp. may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.
Guarantees
      The Guarantors will jointly and severally guarantee UGS Corp.’s obligations under the Indenture and the Notes on a senior subordinated basis. Each Guarantee will be subordinated to any Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.
      Each Guarantor may consolidate with or merge into or sell its assets to UGS Corp. or another Guarantor without limitation, or with, into or to any other Person if (x) the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all obligations of that Guarantor under the Indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the Trustee or (y) such sale or other disposition complies with clauses (1), (2) and (3) of the first paragraph under the caption “— Repurchase at the Option of Holders — Asset Sales.” The Guarantee of a Guarantor will be released in the event that:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the applicable provisions of the Indenture,

(b) UGS Corp. designates the applicable Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the Indenture set forth under “— Certain Covenants — Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which after the date of the indenture is required to guarantee the Notes pursuant to the covenant described under “— Certain Covenants — Additional Subsidiary Guarantees,” the release or discharge of the guarantee by such Restricted Subsidiary in the circumstances described under “— Certain Covenants — Additional Subsidiary Guarantees,” and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantee, if any, of and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of UGS Corp. or any Restricted Subsidiary.
Mandatory Redemption
      UGS Corp. is not required to make mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, UGS Corp. may be required to offer to purchase Notes as described under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Certain Covenants — Assets Sales.” UGS Corp. may at any time and from time to time purchase Notes in the open market or otherwise.
Repurchase at the Option of Holders

Change of Control
      If a Change of Control occurs, unless UGS Corp. at such time has the right and gives notice of redemption under the second or third paragraph under the caption “— Optional Redemption,” each holder of Notes will have the right to require UGS Corp. to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, UGS Corp. will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased, to the date of purchase. Within 30 days following any Change of Control, unless UGS Corp. at such time has the right and gives notice of redemption under the second or third paragraph under the caption “— Optional Redemption,” UGS Corp. will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. UGS Corp. will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, UGS Corp. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

      On the Change of Control Payment Date, UGS Corp. will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by UGS Corp.
      The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.
      Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit UGS Corp. to comply with this covenant, UGS Corp. will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt. UGS Corp. will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.
      The provisions described above that require UGS Corp. to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that UGS Corp. repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
      UGS Corp. will not be required to make a Change of Control Offer upon a Change of Control if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by UGS Corp. and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.
      The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of UGS Corp. and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require UGS Corp. to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of UGS Corp. and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales
      UGS Corp. will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) UGS Corp. (or such Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) in the case of Asset Sales involving consideration in excess of $10.0 million, the fair market value is determined by UGS Corp.’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) except for any Permitted Asset Swap, at least 75% of the consideration received in the Asset Sale by UGS Corp. or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

For purposes of clause (3) above, the amount of (i) any liabilities (as shown on UGS Corp.’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of UGS Corp. or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Guarantees) that are assumed by the transferee of any such assets and from which UGS Corp. and all Restricted Subsidiaries have been validly released by all creditors in writing, (ii) any securities received by UGS Corp. or such Restricted Subsidiary from such transferee that are converted by UGS Corp. or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and (iii) any Designated Noncash Consideration received by UGS Corp. or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Board of Directors of UGS Corp.), taken together with all other Designated Noncash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of (x) $50.0 million and (y) 2.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value), shall be deemed to be cash for purposes of this paragraph and for no other purpose.
      Within 365 days after the receipt of any Net Proceeds from an Asset Sale, UGS Corp. may apply those Net Proceeds at its option:

(1) to permanently reduce Obligations under Senior Debt of UGS Corp. (and to correspondingly reduce commitments with respect thereto) or Indebtedness that ranks pari passu with the Notes (provided that if UGS Corp. shall so reduce Obligations under such Indebtedness that ranks pari passu with the Notes, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer (as defined below)) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, on the pro rata principal amount of Notes) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to UGS Corp. or an Affiliate of UGS Corp.;

(2) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in UGS Corp. or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) other assets, in each of (A), (B) and (C), used or useful in a Permitted Business; and/or

(3) to an investment in (A) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and it results in UGS Corp. or a Restricted Subsidiary owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) assets that, in each of (A), (B) and (C), replace the businesses, properties and assets that are the subject of such Asset Sale.
      When the aggregate amount of Net Proceeds not applied or invested in accordance with the preceding paragraph (“Excess Proceeds”) exceeds $20.0 million, UGS Corp. will make an offer (an “Asset Sale Offer”) to all holders of Notes and Indebtedness that ranks pari passu with the Notes and contains provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase, on a pro rata basis, the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash.
      Pending the final application of any Net Proceeds, UGS Corp. may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.
      If any Excess Proceeds remain after consummation of an Asset Sale Offer, UGS Corp. may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.
      UGS Corp. will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, UGS Corp. will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.
Selection and Notice
      If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the Trustee deems fair and appropriate.
      No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.
      If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.
Certain Covenants

Restricted Payments
      UGS Corp. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution on account of UGS Corp.’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation (other than (A) dividends or distributions by UGS Corp. payable in Equity Interests (other than Disqualified Stock) of UGS Corp. or in options, warrants or other rights to purchase such Equity Interests (other than Disqualified Stock) or (B) dividends or distributions by a Restricted Subsidiary to UGS Corp. or any other Restricted Subsidiary (and if such Restricted Subsidiary is not a Wholly-Owned Subsidiary, to its other holders of common stock on a pro rata basis) so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, UGS Corp. or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(b) purchase, redeem or otherwise acquire or retire for value any Equity Interests of UGS Corp. or any direct or indirect parent corporation of UGS Corp., including in connection with any merger or consolidation involving UGS Corp.;

(c) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, sinking fund payment or maturity, any

Indebtedness subordinated or junior in right of payment to the Notes (or, as applicable, any Guarantees) (other than (x) Indebtedness permitted under clauses (7) and (8) of the definition of “Permitted Debt” or (y) the purchase, repurchase or other acquisition of Indebtedness subordinated or junior in right of payment to the Notes purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(d) make any Restricted Investment (all such payments and other actions set forth in these clauses (a) through (d) being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:
      (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
      (2) UGS Corp. would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and
      (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by UGS Corp. and the Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (3), (4), (5), (6), (8), (10), (11), (12), (13) and (15) of the next succeeding paragraph), is less than the sum, without duplication, of

(a) 50% of the Consolidated Net Income of UGS Corp. for the period (taken as one accounting period) from the date of the indenture, to the end of UGS Corp.’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of UGS Corp., of property and marketable securities received by UGS Corp. after the date of the indenture from the issue or sale of (x) Equity Interests of UGS Corp. (including Retired Capital Stock (as defined below)) but excluding (i) cash proceeds and marketable securities received from Equity Offerings to the extent used to redeem Notes in compliance with the provisions set forth under the first paragraph of the caption “— Optional Redemption”, (ii) cash proceeds and marketable securities received from the sale of Equity Interests of UGS Corp., or Equity Interests of Holdco the proceeds of which are contributed to UGS Corp., to members of management, directors or consultants of UGS Corp., any direct or indirect parent corporation of UGS Corp. and the Subsidiaries after the date of the indenture to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph, (iii) Designated Preferred Stock, (iv) the Cash Contribution Amount and (v) Disqualified Stock) or (y) debt securities of UGS Corp. that have been converted into such Equity Interests of UGS Corp. (other than Refunding Capital Stock (as defined below), Equity Interests or convertible debt securities of UGS Corp. sold to a Restricted Subsidiary or UGS Corp., as the case may be, and other than Disqualified Stock or Designated Preferred Stock or debt securities that have been converted into Disqualified Stock or Designated Preferred Stock), plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors of UGS Corp., of property and marketable securities contributed to the capital of UGS Corp. after the date of the indenture (other than (i) net cash proceeds from Equity Offerings to the extent used to redeem Notes in compliance with the provisions set forth under the first paragraph of the caption “— Optional Redemption”, (ii) by a Restricted Subsidiary, (iii) any Excluded Contributions, (iv) any Disqualified Stock, (v) any Designated Preferred Stock, (vi) the Cash Contribution Amount and (vii) net cash proceeds applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph), plus

(d) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of UGS Corp., of property and marketable securities received after the date of the indenture by means of (A) the sale or other disposition (other than to UGS Corp. or a Restricted Subsidiary) of Restricted Investments made by UGS Corp. or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from UGS Corp. or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments of UGS Corp. or its Restricted Subsidiaries or (B) the sale (other than to UGS Corp. or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into UGS Corp. or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to UGS Corp. or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors of UGS Corp. in good faith at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).
      The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (A) the redemption, repurchase, retirement or other acquisition of any Equity Interests of UGS Corp. or any direct or indirect parent corporation of UGS Corp. (“Retired Capital Stock”) or Indebtedness subordinated to the Notes in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or UGS Corp.) of Equity Interests of UGS Corp. or any direct or indirect parent corporation of UGS Corp. or contributions to the equity capital of UGS Corp. (in each case, other than Disqualified Stock and the Cash Contribution Amount) (“Refunding Capital Stock”) and (B) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of UGS Corp. or to an employee stock ownership plan or any trust established by UGS Corp. or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Indebtedness subordinated to the Notes made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the borrower thereof which is incurred in compliance with the covenant “— Incurrence of Indebtedness and Issuance of Preferred Stock” so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired for value plus related fees and expenses and the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired, (B) such new Indebtedness is subordinated to the Notes and any Guarantees thereof at least to the same extent as the Indebtedness subordinated to the Notes so purchased, exchanged, redeemed, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired and (D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness subordinated to the Notes being so redeemed, repurchased, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of UGS Corp. or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of UGS Corp., any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (4) does not exceed in any calendar year $15.0 million (with unused amounts in any calendar year being carried over to the two succeeding calendar years); and provided, further, that such amount may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of UGS Corp. and, to the extent contributed to UGS Corp., Equity Interests of any of its direct or indirect parent corporations, in each case to members of management, directors or consultants of UGS Corp., any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the date of the indenture plus (B) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of UGS Corp. or any of its Subsidiaries or any of its direct or indirect parent corporations in connection with the acquisition of our company from EDS that are foregone in return for the receipt of Equity Interests of UGS Corp. or any direct or indirect parent corporation of UGS Corp. plus (C) the cash proceeds of “key man” life insurance policies received by UGS Corp. or its Restricted Subsidiaries after the date of the indenture (provided that UGS Corp. may elect to apply all or any portion of the aggregate increase contemplated by clauses (A), (B) and (C) above in any calendar year) less (D) the amount of any Restricted Payments previously made pursuant to clauses (A), (B) and (C) of this clause (4);

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of UGS Corp. or any Restricted Subsidiary issued or incurred in accordance with this covenant to the extent such dividends are included in the definition of Fixed Charges for such entity;

(6) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture and the declaration and payment of dividends to any direct or indirect parent company of UGS Corp., the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of UGS Corp. issued after the date of the indenture; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, UGS Corp. would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by UGS Corp. from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, after giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale received by UGS Corp. and/or its Restricted Subsidiaries consist of cash and/or marketable securities, not to exceed the greater of $15.0 million and 1.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the payment of dividends on UGS Corp.’s common stock following the first public offering of UGS Corp.’s common stock or the common stock of any of its direct or indirect parent corporations after the date of the indenture, of up to 6.0% per annum of the net cash proceeds received by or contributed to UGS Corp. in any past or future public offering, other than public offerings with respect to UGS Corp.’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Investments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount not to exceed $35.0 million;

(12) the declaration and payment of dividends to, or the making of loans to, Holdco in amounts required for such party to pay:

(A) franchise taxes and other fees, taxes and expenses required to maintain its corporate existence;

(B) federal, state and local income taxes to the extent such income taxes are attributable to the income of UGS Corp. and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount that UGS Corp. and the Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were UGS Corp. and the Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of UGS Corp. to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of UGS Corp. and its Restricted Subsidiaries;

(D) general corporate overhead expenses (including professional and administrative expenses) for any direct or indirect parent corporation of UGS Corp. to the extent such expenses are attributable to the ownership or operation of UGS Corp. and its Restricted Subsidiaries; and

(E) fees and expenses other than to Affiliates related to an unsuccessful equity or debt offering not prohibited by the Indenture.

(13) cash dividends or other distributions on UGS Corp.’s or any Restricted Subsidiary’s Capital Stock used to, or the making of loans, the proceeds of which will be used to, fund the payment of fees and expenses incurred in connection with the Transactions, this offering or owed to Affiliates in connection with the Transactions;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to provisions similar to those described under the captions “— Repurchase at the Option of Holders — Change of Control” and “— Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by holders of the Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the declaration and payment of dividends to Holdco of the net proceeds received by UGS Corp. from the sale of the Notes and borrowings under the Credit Agreement on the date of the indenture, the proceeds of which will be used as described in the prospectus; or

(16) cash dividends or distributions of the Solid Edge Excess Proceeds; provided that immediately after giving effect to such Restricted Payment, the Leverage Ratio would not exceed 3.75 to 1.00.
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), (7), (9), (11), (14) and (16) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
      The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by UGS Corp. or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of UGS Corp. UGS Corp.’s determination must be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $25.0 million.

      UGS Corp. will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second to last sentence of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding investments by UGS Corp. and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the second paragraph of the definition of Investments. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time under this covenant or the definition of Permitted Investments and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock
      UGS Corp. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively “incur”) any Indebtedness (including Acquired Debt) and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that UGS Corp. and any Restricted Subsidiary that is a Guarantor may incur Indebtedness (including Acquired Debt) and any Restricted Subsidiary that is a Guarantor may issue Preferred Stock if the Fixed Charge Coverage Ratio for UGS Corp.’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Preferred Stock is issued would have been (x) prior to January 1, 2006, at least 2.0 to 1.0 and (y) on and after January 1, 2006, at least 2.375 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.
      The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, “Permitted Debt”):

(1) the incurrence of Indebtedness under the Credit Agreement together with the incurrence of the guarantees thereunder and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount, of $725.0 million outstanding at any one time, less the amount of all mandatory principal payments (with respect to revolving borrowings and letters of credit, only to the extent revolving commitments are correspondingly reduced) actually made by the borrower thereunder in respect of Indebtedness thereunder with Net Proceeds from Asset Sales;

(2) the incurrence by UGS Corp. and the Guarantors of Indebtedness represented by the Notes (including any Guarantee thereof) issued on the date of the indenture and the incurrence by UGS Corp. and the Guarantors of Indebtedness represented by the Exchange Notes issued in exchange for the Notes issued on the date of the indenture (including any Guarantee thereof);

(3) Existing Indebtedness (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations) incurred by UGS Corp. or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Permitted Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) within 270 days before or after such purchase, lease or improvement in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (4) and any Indebtedness that refunds or refinances such Indebtedness, does not exceed the greater of (x) $25.0 million and (y) 1.0% of Total Assets;

(5) Indebtedness incurred by UGS Corp. or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of UGS Corp. or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of UGS Corp. or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by UGS Corp. and any Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of UGS Corp. owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by UGS Corp. or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to UGS Corp. or a Restricted Subsidiary) shall be deemed, in each case, to constitute the incurrence of such Indebtedness by the issuer thereof and (B) if UGS Corp. is the obligor on such Indebtedness, such Indebtedness is expressly subordinated in right of payment to all obligations of UGS Corp. with respect to the Notes;

(8) shares of Preferred Stock of a Restricted Subsidiary issued to UGS Corp. or a Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to UGS Corp. or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock;

(9) Hedging Obligations of UGS Corp. or any Restricted Subsidiary (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting (A) interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) exchange rate risk with respect to any currency exchange;

(10) obligations in respect of performance and surety bonds and performance and completion guarantees provided by UGS Corp. or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(11) Indebtedness of UGS Corp. or any Restricted Subsidiary or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness and Preferred Stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed $100.0 million (it being understood that any Indebtedness or Preferred Stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which UGS Corp. or such Restricted Subsidiary could have incurred such Indebtedness or Preferred Stock under the first paragraph of this covenant without reliance on this clause (11));

(12) (x) any guarantee by UGS Corp. or a Guarantor of Indebtedness of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Guarantee of such Restricted Subsidiary, as applicable, (y) any guarantee by a Non-Guarantor Restricted Subsidiary of Indebtedness of another Non-Guarantor Restricted Subsidiary incurred in accordance with the terms of the Indenture, and (z) any guarantee by a Guarantor of Indebtedness of UGS Corp. incurred in accordance with the terms of the Indenture;

(13) the incurrence by UGS Corp. or any Restricted Subsidiary of Indebtedness or Preferred Stock that serves to refund or refinance any Indebtedness incurred as permitted under the first paragraph of this covenant and clauses (2) and (3) above, this clause (13) and clauses (14) and (17) below or any Indebtedness issued to so refund or refinance such Indebtedness including additional Indebtedness incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness (A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced, (B) to the extent such Refinancing Indebtedness refinances Indebtedness subordinated or pari passu to the Notes or the Guarantees, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantees at least to the same extent as the Indebtedness being refinanced or refunded, (C) shall not include (x) Indebtedness or Preferred Stock of a Subsidiary that is not a Guarantor that refinances Indebtedness or Preferred Stock of UGS Corp. or a Guarantor or (y) Indebtedness or Preferred Stock of UGS Corp. or a Restricted Subsidiary that refinances Indebtedness or Preferred Stock of an Unrestricted Subsidiary, (D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced and (E) shall not have a stated maturity date prior to the Stated Maturity of the Indebtedness being refunded or refinanced; and provided, further, that subclause (A) of this clause (13) will not apply to any refunding or refinancing of any Senior Debt;

(14) Indebtedness or Preferred Stock of Persons that are acquired by UGS Corp. or any Restricted Subsidiary or merged into UGS Corp. or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness or Preferred Stock is not incurred in connection with or in contemplation of such acquisition or merger; and provided, further, that after giving effect to such incurrence of Indebtedness either (A) UGS Corp. would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(15) Indebtedness arising from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five business days of its incurrence;

(16) Indebtedness of UGS Corp. or any Restricted Subsidiary of UGS Corp. supported by a letter of credit issued pursuant to the Credit Agreement in a principal amount not in excess of the stated amount of such letter of credit;

(17) Contribution Indebtedness;

(18) (a) if UGS Corp. could incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of UGS Corp. not otherwise permitted hereunder or (b) if UGS Corp. could not incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of UGS Corp. incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness incurred under this clause (18) which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed the greater of (x) $65.0 million and (y) 2.50% of Total Assets; and

(19) Indebtedness consisting of promissory notes issued by UGS Corp. or any Guarantor to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdco permitted by the covenant described under the caption “— Certain Covenants — Restricted Payments.”
      For purposes of determining compliance with this “— Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, UGS Corp. will be permitted to classify and later reclassify such item of Indebtedness in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such categories. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant. Notwithstanding the foregoing, Indebtedness under the Credit Agreement outstanding on the date of the indenture will be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and UGS Corp. shall not be permitted to reclassify all or any portion of such Indebtedness. The maximum amount of Indebtedness that UGS Corp. and its Restricted Subsidiaries may incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

Limitation on Layering
      The Indenture governing the Notes will provide that UGS Corp. will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) contractually subordinated or junior in right of payment to any Senior Debt (including Acquired Debt) of UGS Corp. or Guarantor Senior Debt (including Acquired Debt) of such Restricted Subsidiary, as the case may be, unless such Indebtedness is either

(1) pari passu in right of payment with the Notes or the Guarantees; or

(2) subordinate in right of payment to the Notes or the Guarantees.
      For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of the fact that the holders of secured Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens
      UGS Corp. will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures obligations under any Indebtedness ranking pari passu with or subordinated to the Notes or a related Guarantee on any asset or property of UGS Corp. or any such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Indebtedness subordinated to the Notes or the Guarantees, the Notes and any related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes and any related Guarantees are equally and ratably secured, except that the foregoing shall not apply to:

(i) Liens existing on the date of the indenture to the extent and in the manner such Liens are in effect on the date of the indenture;

(ii) Liens securing the Notes and the related Guarantees and the Exchange Notes (including Exchange Notes issued in exchange for Additional Notes issued in accordance with the terms of the Indenture) and the related Guarantees;

(iii) Liens securing Senior Debt or Guarantor Senior Debt and the related guarantees of such Senior Debt or Guarantor Senior Debt; and

(iv) Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries
      UGS Corp. will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to UGS Corp. or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to UGS Corp. or any of its Restricted Subsidiaries;

(2) make loans or advances to UGS Corp. or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to UGS Corp. or any of its Restricted Subsidiaries.
      However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect (x) pursuant to the Credit Agreement or related documents or (y) on the date of the indenture, including, without limitation, pursuant to Existing Indebtedness and related documentation;

(2) the Indenture, the Notes and the Guarantees (including any Exchange Notes and related Guarantees);

(3) purchase money obligations or other obligations described in clause (4) of the second paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” for property acquired in the ordinary course of business that in each case impose restrictions of the nature discussed in clause (3) above in the first paragraph of this covenant on the property so acquired;

(4) applicable law or any applicable rule, regulation or order;

(5) any agreement or other instrument of a Person acquired by UGS Corp. or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(6) contracts for the sale of assets, including without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7) secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under the captions “— Incurrence of Indebtedness and Issuance of Preferred Stock” and “— Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(8) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9) other Indebtedness or Preferred Stock (i) of UGS Corp. or any Restricted Subsidiary that is a Guarantor that is incurred subsequent to the date of the indenture pursuant to the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) that is incurred by a Foreign Subsidiary of UGS Corp. subsequent to the date of the indenture pursuant to clauses (1), (11)

or (18) of the second paragraph of the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(10) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11) customary provisions contained in leases, subleases, licenses or asset sale agreements and other agreements; and

(12) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of the first paragraph above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of UGS Corp.’s Board of Directors, no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets
      UGS Corp. may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not UGS Corp. is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of UGS Corp. and its Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) UGS Corp. is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than UGS Corp.) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States, the District of Columbia or any territory thereof (UGS Corp. or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than UGS Corp.) assumes all the obligations of UGS Corp. under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction no Default or Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if the same had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for UGS Corp. and its Restricted Subsidiaries immediately prior to such transaction; and

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture and the Notes.
      The Indenture provides for similar provisions relating to any consolidation, merger or sale, assignment, transfer, conveyance or disposal of all or substantially all of the properties or assets of a Guarantor, excluding clause (4) above. See “— Guarantees.”

      For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of UGS Corp., which properties and assets, if held by UGS Corp. instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of UGS Corp. on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of UGS Corp.
      The predecessor company will be released from its obligations under the Indenture and the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, UGS Corp. under the Indenture, but, in the case of a lease of all or substantially all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.
      Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.
      This “— Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among UGS Corp. and its Restricted Subsidiaries. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to UGS Corp. and (b) UGS Corp. may merge with an Affiliate incorporated solely for the purpose of reincorporating UGS Corp. in another state of the United States to realize tax benefits so long as the amount of Indebtedness of UGS Corp. and its Restricted Subsidiaries is not increased thereby. Notwithstanding anything to the contrary in the Indenture, the merger of UGS Corp. into UGS PLM Solutions Inc. shall be permitted.

Transactions with Affiliates
      UGS Corp. will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”) involving aggregate consideration in excess of $3.5 million, unless:

(1) the Affiliate Transaction is on terms that are no less favorable to UGS Corp. or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by UGS Corp. or such Restricted Subsidiary with an unrelated Person; and

(2) UGS Corp. delivers to the Trustee

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors approving such Affiliate Transaction set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.
      The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among UGS Corp. and/or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments (other than pursuant to clause (7) of the second paragraph of “— Certain Covenants — Restricted Payments”) and Permitted Investments (other than pursuant to clauses (3), (10), (14) and (16) of the definition thereof) permitted by the Indenture;

(3) the payment to the Sponsors and any of their Affiliates of annual management, consulting, monitoring and advisory fees pursuant to the Management Agreement in an aggregate amount in any fiscal year not to exceed $3.0 million and Termination Fees and related indemnities and reasonable expenses;

(4) the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of UGS Corp., any of its direct or indirect parent corporations or any Restricted Subsidiary, as determined in good faith by the Board of Directors of UGS Corp. or senior management thereof;

(5) the payment by UGS Corp. or any Restricted Subsidiary to the Sponsors and any of their Affiliates for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of UGS Corp., in each case in good faith;

(6) transactions in which UGS Corp. or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to UGS Corp. or such Restricted Subsidiary from a financial point of view;

(7) payments or loans (or cancellations of loans) to employees or consultants of UGS Corp. or any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of UGS Corp. in good faith and which are otherwise permitted under the Indenture;

(8) payments made or performance under any agreement as in effect on the date of the indenture (other than the Management Agreement and Stockholders Agreement, but including, without limitation, each of the other agreements entered into in connection with the Transactions) or any amendment thereto (so long as any such amendment is not less advantageous to the holders of the Notes in any material respect than the original agreement as in effect on the date of the indenture);

(9) the existence of, or the performance by UGS Corp. or any of its Restricted Subsidiaries of its obligations under the terms of, the Stockholders Agreement (including any registration rights agreement or purchase agreements related thereto to which it is a party on the date of the indenture and any similar agreement that it may enter into thereafter); provided, however, that the existence of, or the performance by UGS Corp. or any of its Restricted Subsidiaries of its obligations under, any future amendment to the Stockholders Agreement or under any similar agreement entered into after the date of the indenture shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to holders of the Notes in any material respect than the original agreement as in effect on the date of the indenture;

(10) the Transactions and the payment of all fees and expenses related to the Transactions and the payment of bonuses or the issuance of equity to management of UGS Corp. or any of its Subsidiaries upon consummation of the Transactions in an aggregate amount not to exceed $4.0 million;

(11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture that are fair to UGS Corp. or the Restricted Subsidiaries, in the reasonable determination of the members of the Board of Directors of UGS Corp. or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party; and

(12) if otherwise permitted hereunder, the issuance of Equity Interests (other than Disqualified Stock) of Holdco to any Permitted Holder or to any director, officer, employee or consultant of UGS Corp. or Holdco or their Subsidiaries or of UGS Corp. to Holdco or to any Permitted Holder or to any director, officer, employee or consultant of UGS Corp. or Holdco or their Subsidiaries.

Business Activities
      UGS Corp. will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to UGS Corp. and its Subsidiaries taken as a whole.

Payments for Consent
      UGS Corp. will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Additional Subsidiary Guarantees
      UGS Corp. will cause each Restricted Subsidiary that Guarantees any Indebtedness of UGS Corp. or any of its Guarantors to execute and deliver to the Trustee a Guarantee pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest on the Notes on a senior subordinated basis and all other obligations under the Indenture. Notwithstanding the foregoing, in the event any Guarantor is released and discharged in full from all of its obligations under Guarantees of (1) each Credit Agreement and (2) all other Indebtedness of UGS Corp. and its Restricted Subsidiaries, then the Guarantee of such Guarantor shall be automatically and unconditionally released or discharged; provided, that such Restricted Subsidiary has not incurred any Indebtedness or issued any Preferred Stock in reliance on its status as a Guarantor under the covenant “— Limitation on Indebtedness and Issuance of Preferred Stock” unless such Guarantor’s obligations under such Indebtedness or Preferred Stock, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted under one of the exceptions available at the time of such release to Restricted Subsidiaries under the second paragraph of “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
      Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.
      Each Guarantee shall be released in accordance with the provisions of the Indenture described under “— Guarantees.”
Reports
      Whether or not required by the Commission, so long as any Notes are outstanding, if not filed electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis, and retrieval System (or any successor system), UGS Corp. will furnish to the holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if UGS Corp. were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by UGS Corp.’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if UGS Corp. were required to file such reports.
      In addition, whether or not required by the Commission, after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, UGS Corp. will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.
      In addition, if at any time Holdco becomes a Guarantor (there being no obligation of Holdco to do so), holds no material assets other than cash, Cash Equivalents and the Capital Stock of UGS Corp. or of any direct or indirect parent corporation of UGS Corp. (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the Commission (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of UGS Corp., be filed by and be those of Holdco rather than UGS Corp.
      If UGS Corp. has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes to the financial statements and in Management’s Discussion and Analysis of Results of Operations and Financial Condition, of the financial condition and results of operations of UGS Corp. and the Restricted Subsidiaries of UGS Corp.
Events of Default and Remedies
      Under the Indenture, an Event of Default is defined as any of the following:

(1) UGS Corp. defaults in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(2) UGS Corp. defaults in the payment when due of interest or Additional Interest, if any, on or with respect to the Notes and such default continues for a period of 30 days, whether or not prohibited by the subordination provisions of the Indenture;

(3) UGS Corp. defaults in the performance of, or breaches any covenant, warranty or other agreement contained in, the Indenture (other than a default in the performance or breach of a covenant, warranty or agreement which is specifically dealt with in clauses (1) or (2) above) and such default or breach continues for a period of 60 days after the notice specified below;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by UGS Corp. or any Restricted Subsidiary or the payment of which is guaranteed by UGS Corp. or any Restricted Subsidiary (other than Indebtedness owed to UGS Corp. or a Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the indenture, if (A) such default either (1) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (2) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and (B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $20.0 million (or its foreign currency equivalent) or more at any one time outstanding;

(5) certain events of bankruptcy affecting UGS Corp. or any Significant Subsidiary;

(6) the failure by UGS Corp. or any Significant Subsidiary to pay final judgments (other than any judgments covered by insurance policies issued by reputable and creditworthy insurance companies) aggregating in excess of $20.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, with respect to any such judgments covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(7) the Guarantee of a Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of UGS Corp., would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms hereof) or any Guarantor denies or disaffirms its obligations under the Indenture or any Guarantee other than by reason of the release of the Guarantee in accordance with the terms of the Indenture and such Default continues for 10 days.

      If an Event of Default (other than an Event of Default specified in clause (5) above with respect to UGS Corp.) shall occur and be continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes under the Indenture may declare the principal of and accrued interest on such Notes to be due and payable by notice in writing to UGS Corp. and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement and five business days after receipt by UGS Corp. and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.
      If an Event of Default specified in clause (5) above with respect to UGS Corp. occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of each Trustee or any holder of the Notes.
      The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the two preceding paragraphs, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if UGS Corp. has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (5) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
      The holders of a majority in principal amount of the Notes issued and then outstanding under the Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.
      In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose UGS Corp. delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act of 1939, as amended. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders of the Notes, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.
      UGS Corp. is required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, UGS Corp. is required to deliver to the Trustee a statement specifying such Default or Event of Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
      No director, officer, employee, incorporator or stockholder of UGS Corp., any Subsidiary or any direct or indirect parent corporation, as such, will have any liability for any obligations of UGS Corp. or any Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.
Legal Defeasance and Covenant Defeasance
      UGS Corp. may, at its option and at any time, elect to have all of its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes issued under the Indenture (“Legal Defeasance”) except for:

(1) the rights of holders of outstanding Notes issued thereunder to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such Notes when such payments are due from the trust referred to below;

(2) UGS Corp.’s obligations with respect to the Notes issued thereunder concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and UGS Corp.’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.
      In addition, UGS Corp. may, at its option and at any time, elect to have the obligations of UGS Corp. released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes issued thereunder. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, rehabilitation and insolvency events of UGS Corp. but not its Restricted Subsidiaries) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes issued thereunder.
      In order to exercise either Legal Defeasance or Covenant Defeasance under the Indenture:

(1) UGS Corp. must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes issued thereunder, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding Notes issued thereunder on the stated maturity or on the applicable redemption date, as the case may be, and UGS Corp. must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, UGS Corp. has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) UGS Corp. has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, UGS Corp. has delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the respective outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or insofar as Events of Default resulting from the borrowing of funds or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which UGS Corp. or any of its Restricted Subsidiaries is a party or by which UGS Corp. or any of its Restricted Subsidiaries is bound;

(6) UGS Corp. must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by UGS Corp. with the intent of defeating, hindering, delaying or defrauding creditors of UGS Corp. or others; and

(7) UGS Corp. must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.
Amendment, Supplement and Waiver
      Except as provided in the next two succeeding paragraphs, the Indenture or the Notes issued thereunder may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived (except a default in respect of the payment of principal or interest on the Notes) with the consent of the holders of a majority in principal amount of the then outstanding Notes issued thereunder (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).
      Without the consent of each holder affected, an amendment or waiver of the Indenture may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes issued thereunder whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes issued thereunder (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note issued thereunder;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the Notes issued thereunder (except a rescission of acceleration of the Notes issued thereunder by the holders of at least a majority in aggregate principal amount of the Notes issued thereunder with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the Notes issued thereunder;

(7) waive a redemption payment with respect to any Note issued thereunder (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) make any change in the preceding amendment and waiver provisions; or

(9) modify the Guarantees in any manner adverse to the holders of the Notes.
      Notwithstanding the preceding, without the consent of any holder of Notes, UGS Corp., the Guarantors and the Trustee may amend or supplement the Indenture or the Notes issued thereunder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of UGS Corp.’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of UGS Corp.’s assets;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5) to secure the Notes;

(6) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(7) to add a Guarantee of the Notes, including, without limitation, by Holdco; or

(8) to release a Guarantor upon its sale or designation as an Unrestricted Subsidiary or other permitted release from its Guarantee; provided that such sale, designation or release is in accordance with the applicable provisions of the Indenture.
Satisfaction and Discharge
      The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to UGS Corp., have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of the mailing of a notice of redemption or otherwise within one year and UGS Corp. has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. Government Securities, or a combination thereof, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default resulting from borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which UGS Corp. is a party or by which UGS Corp. is bound;

(3) UGS Corp. has paid or caused to be paid all sums payable by it under the Indenture; and

(4) UGS Corp. has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes issued thereunder at maturity or the redemption date, as the case may be.
      In addition, UGS Corp. must deliver an Officers’ Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.
Notices
      All notices to the holders will be valid if published in a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in the United States. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. It is expected that publication will normally be made in the Wall Street Journal. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve.
Concerning the Trustee
      If the Trustee becomes a creditor of UGS Corp., the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.
      The holders of a majority in principal amount of the then outstanding Notes issued under the Indenture have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.
Additional Information
      Anyone who received this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to UGS Corp., 5800 Granite Parkway, Suite 600, Plano, Texas 75024, Attention: General Counsel.
Certain Definitions
      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      “Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by an existing Lien encumbering any asset acquired by such specified Person.
      “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
      “Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at June 1, 2008 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the Note, through June 1, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the Note.
      “Asset Sale” means (i) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of UGS Corp. or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions) (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law), in each case, other than:

(1) a disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or inventory (or other assets) held for sale in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of UGS Corp. and its Restricted Subsidiaries;

(2) the disposition of all or substantially all of the assets of UGS Corp. and its Restricted Subsidiaries, taken as a whole, in a manner permitted pursuant to the covenant contained under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(3) the granting of a Lien permitted by the covenant contained under the caption “— Certain Covenants — Liens”;

(4) for purposes of “— Repurchase at the Option of Holders — Asset Sales” only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by UGS Corp. or its Restricted Subsidiaries) or a disposition subject to “— Certain Covenants — Restricted Payments”;

(5) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $2.5 million;

(6) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to UGS Corp. or by UGS Corp. or a Restricted Subsidiary to another Restricted Subsidiary;

(7) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(8) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clauses (10) or (16) of the definition of “Permitted Investments” or clause (7) of the second paragraph of “— Certain Covenants — Restricted Payments”);

(9) foreclosures on assets;

(10) disposition of an account receivable in connection with the collection or compromise thereof; and

(11) the issuance by a Restricted Subsidiary of Preferred Stock that is permitted by the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
      “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
      “Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.
      “Capital Stock” means:

(1) in the case of a corporation, capital stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
      “Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
      “Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of UGS Corp. or any Guarantor described in the definition of “Contribution Indebtedness.”
      “Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the government or any agency or instrumentality of the United States or any member nation of the European Union having maturities of not more than 12 months from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any commercial bank having capital and surplus in excess of $500,000,000;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper maturing within 12 months after the date of acquisition and having a rating of at least A-1 from Moody’s or P-1 from S&P;

(6) readily marketable direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(7) instruments equivalent to those referred to in clauses (1) to (6) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(8) investment in funds which invest substantially all of their assets in Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.
      “Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of UGS Corp. and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(2) UGS Corp. becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of UGS Corp. or any of its direct or indirect parent corporations; or

(3) (A) prior to the first public offering of common stock of either Holdco or UGS Corp., the first day on which the Board of Directors of Holdco or UGS Corp. shall cease to consist of a majority of directors who (i) were members of the Board of Directors of Holdco or UGS Corp. on the date of the indenture or (ii) were either (x) nominated for election by the Board of Directors of Holdco or UGS Corp., a majority of whom were directors on the date of the indenture or whose election or nomination for election was previously approved by a majority of such directors or who were designated or appointed pursuant to clause (y) below, or (y) designated or appointed by a Permitted Holder (each of the directors selected pursuant to clauses (A)(i) and (A)(ii), “Continuing Directors”) and (B) after the first public offering of common stock of either Holdco or UGS Corp., (i) if such public offering is of Holdco common stock, the first day on which a majority of the members of the Board of Directors of Holdco are not Continuing Directors or (ii) if such public offering is of UGS Corp.’s common stock, the first day on which a majority of the members of the Board of Directors of UGS Corp. are not Continuing Directors.

      “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect on the date of the indenture, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
      “Commission” means the Securities and Exchange Commission.
      “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and the amortization of capitalized software costs, and other noncash charges (excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
      “Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of: (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period (including amortization of original issue discount, noncash interest payments (other than imputed interest as a result of purchase accounting), the interest component of Capitalized Lease Obligations, net payments (if any) pursuant to interest rate Hedging Obligations, but excluding amortization of deferred financing fees or expensing of any bridge or other financing fees relating to the Specified Financings) and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less (c) interest income actually received in cash for such period.
      “Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1) any net after-tax extraordinary, unusual or nonrecurring gains, losses or expenses (including, without limitation, expenses related to the Transactions, severance, relocation, facilities consolidation, retention bonuses and other restructuring costs) shall be excluded;

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principle(s);

(3) any net after-tax gains or losses attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of UGS Corp.) shall be excluded;

(4) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not already included, Consolidated Net Income of UGS Corp. shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(5) the Net Income for such period of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not permitted at the date of determination without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof (subject to the provisions of this clause (5)) in respect of such period, to the extent not already included therein and provided further, that such Restricted Subsidiary may agree to restrict its ability to declare dividends or similar distributions without excluding the net income of such Restricted Subsidiary from Consolidated Net Income if (a) the agreement that restricts such ability relates to Permitted Debt described in clause (18) of that definition, (b) the proceeds thereof are used, directly or indirectly through intercompany transfers, to permanently repay Senior Debt, Guarantor Senior Debt or the Notes, and (c) the net income of such Restricted Subsidiary, together with the net income of each other Restricted Subsidiary subject to a similar restriction, does not exceed 10% of Consolidated Net Income for the most recent four fiscal quarters on a pro forma basis;

(6) any noncash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded;

(7) noncash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs shall be excluded;

(8) any net after-tax gains or losses attributable to the early extinguishment of Indebtedness shall be excluded;

(9) inventory purchase accounting adjustments and amortization, impairment and other charges (including the write-off of in-process research and development) resulting from other purchase accounting adjustments with respect to the Transactions or any other acquisition transaction shall be excluded;

(10) the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments due to the Transactions shall be included for the fiscal periods that such revenue would otherwise have been recognized;

(11) noncash income or charges resulting from mark-to-market accounting under Statement of Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies shall be excluded;

(12) the effect of a change in the practice by UGS Corp. with respect to Statement of Financial Accounting Standard No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” shall be excluded; and

(13) unrealized gains and losses from Hedging Obligations used to offset foreign exchange currency balance sheet exposures shall be excluded.

      Notwithstanding the foregoing, for the purpose of the covenant contained under the caption “— Certain Covenants — Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by UGS Corp. and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments made by UGS Corp. and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments made by UGS Corp. and any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(d) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Restricted Payments.”
      “Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

      “Contribution Indebtedness” means Indebtedness of UGS Corp. or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions and amounts applied to make a Restricted Payment in accordance with clause (2) of the second paragraph of “— Certain Covenants — Restricted Payments”) made to the capital of UGS Corp. or such Guarantor after the date of the indenture; provided that such Contribution Indebtedness:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of UGS Corp. or such Guarantor, as applicable, the amount of such excess shall be (A)(x) Subordinated Indebtedness (other than Secured Indebtedness) or (y) Indebtedness that ranks pari passu with the Notes (other than Secured Indebtedness) and (B) Indebtedness with a Stated Maturity later than the Stated Maturity of the Notes, and

(2) (a) is incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of the incurrence thereof.
      “Credit Agreement” means that certain Credit Agreement, dated as of May 27, 2004, by and among UGS Corp., UGS Holdings, Inc., the other borrowers from time to time party thereto, including certain Foreign Subsidiaries, J.P. Morgan Securities Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, Citicorp North America, Inc., as Syndication Agent, Morgan Stanley Senior Funding, Inc., as Documentation Agent, and JPMorgan Chase Bank, as Administrative Agent, and the lenders party thereto from time to time, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.
      “Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.
      “Designated Noncash Consideration” means the fair market value of noncash consideration received by UGS Corp. or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.
      “Designated Preferred Stock” means Preferred Stock of UGS Corp. or any direct or indirect parent company of UGS Corp. (other than Disqualified Stock), that is issued for cash (other than to UGS Corp. or any of its Subsidiaries or an employee stock ownership plan or trust established by UGS Corp. or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant described under “— Certain Covenants — Restricted Payments.” The preferred stock issued by UGS Capital Corp. II in connection with the Transactions shall not be deemed Designated Preferred Stock.
      “Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by UGS Corp. in the instrument evidencing that Senior Debt as “Designated Senior Debt.”
      “Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of UGS Corp. or a Restricted Subsidiary) in each case prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that (x) if such Capital Stock is issued to any plan for the benefit of employees of Holdco or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdco or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (y) such Capital Stock shall not constitute Disqualified Stock if such Capital Stock matures or is mandatorily redeemable or is redeemable at the option of the holders thereof as a result of a change of control or asset sale if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provide that UGS Corp. may not repurchase or redeem any such Capital Stock (and all securities into which it is convertible or for which it is exchangeable) pursuant to such provision prior to compliance by UGS Corp. with the provisions of the indenture described under the caption “Repurchase at the Option of Holders” and such repurchase or redemption complies with “— Certain Covenants — Limitation on Restricted Payments.”
      “Domestic Subsidiary” means any Subsidiary of UGS Corp. that was formed under the laws of the United States, any state of the United States, the District of Columbia or any territory of the United States.
      “EBITDA” means with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication,

(1) provision for taxes based on income or profits, plus franchise or similar taxes of such Person for such period deducted in computing Consolidated Net Income, plus

(2) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(3) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(4) any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under the Indenture (in each case whether or not consummated) or to the Transactions and, in each case, deducted in such period in computing Consolidated Net Income, plus

(5) without duplication, any other noncash charges (including any impairment charges) reducing Consolidated Net Income for such period (excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period), plus

(6) the deferred revenue eliminated as a consequence of the application of purchase accounting adjustments as a consequence of acquisitions (after the date of the indenture) shall be included for the fiscal periods that such revenue would otherwise have been recognized, plus

(7) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors and their Affiliates (other than portfolio companies) (or any accruals relating to such fees and related expenses) during such period; provided that such amount shall not exceed $3.0 million in any four-quarter period, less

(8) without duplication, noncash items increasing Consolidated Net Income of such Person for such period (excluding any items which represent the reversal of any accrual of, or reserve for, anticipated cash charges or asset valuation adjustments made in any prior period).
      “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
      “Equity Offering” means any public or private sale of common stock or Preferred Stock of UGS Corp. or any or its direct or indirect parent corporations (excluding Disqualified Stock), other than (i) public offerings with respect to common stock of UGS Corp. or of any direct or indirect parent corporation of UGS Corp.

registered on Form S-4 or Form S-8, (ii) any such public or private sale that constitutes an Excluded Contribution or (iii) an issuance to any Subsidiary.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.
      “Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by UGS Corp. and its Restricted Subsidiaries from:

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of UGS Corp. or any Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph of the covenant contained under the caption “— Certain Covenants — Restricted Payments.”
      “Existing Indebtedness” means Indebtedness of UGS Corp. and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture.
      “Fixed Charge Coverage Ratio” means, with respect to any Person for any period consisting of such Person and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that UGS Corp. or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
      For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers or consolidations (as determined in accordance with GAAP) that have been made by UGS Corp. or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers or consolidations (and the change in any associated Fixed Charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into UGS Corp. or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger or consolidation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger or consolidation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions) and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of UGS Corp. and shall comply with the requirements of Rule 11-02 of Regulation S-X promulgated by the Commission, except that such pro forma calculations may include operating expense reductions for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken or are reasonably expected to be taken within six months following any such transaction, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or approval by the Board of Directors of UGS Corp. of any closing) of any facility, as applicable, provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by UGS Corp.’s chief financial officer and another Officer which states (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that any related incurrence of Indebtedness is permitted pursuant to the Indenture. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if the related hedge has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of UGS Corp. to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based up on the rate actually chosen, or, if none, then based upon such optional rate chosen as UGS Corp. may designate.
      “Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, (a) Consolidated Interest Expense (excluding all noncash interest expense and amortization/accretion of original issue discount, in each case, in connection with the Specified Financings (including any original issue discount created by fair value adjustments to UGS Corp.’s Existing Indebtedness as a result of purchase accounting)) of such Person for such period, (b) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Preferred Stock of such Person and (c) all cash dividends paid, accrued and/or scheduled to be paid or accrued during such period (excluding items eliminated in consolidation) on any series of Disqualified Stock.
      “Foreign Subsidiary” means any Subsidiary of UGS Corp. that is not a Domestic Subsidiary.
      “GAAP” means generally accepted accounting principles in the United States in effect on the date of the Indenture. For purposes of this description of the Notes, the term “consolidated” with respect to any Person means such Person consolidated with its Restricted Subsidiaries and does not include any Unrestricted Subsidiary.
      “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.
      “Guarantee” means any guarantee of the obligations of UGS Corp. under the Indenture and the Notes by a Guarantor in accordance with the provisions of the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.
      “Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.
      “Guarantor Senior Debt” means, with respect to any Guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of such Guarantor, whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, “Guarantor Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof), in each case whether outstanding on the date of the indenture or thereafter incurred.
      Notwithstanding the foregoing, “Guarantor Senior Debt” shall not include:

(1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation), other than Indebtedness under the Credit Agreement;

(3) trade payables;

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

(6) that portion of any Indebtedness incurred in violation of the covenant contained under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to UGS Corp.; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.
      “Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
      “Holdco” means any of UGS Capital Corp. (formerly BSW Holdings, Inc.), a Delaware corporation, UGS Capital Corp. II, a Delaware corporation, and UGS Holdings, Inc., a Delaware corporation and any other direct or indirect parent of UGS Corp. organized at the direction of the Permitted Holders (without giving effect to the inclusion of Affiliates in such definition of Permitted Holders), in each case so long as such Person is a direct or indirect parent corporation of UGS Corp.
      “Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor in each case accrued in the ordinary course of business or

(iv) representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person).
provided, however, that Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money and Tax Timing Advances shall each be deemed not to constitute Indebtedness.
      “Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Permitted Business of nationally recognized standing that is, in the good faith judgment of UGS Corp., qualified to perform the task for which it has been engaged.
      “Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If UGS Corp. or any Subsidiary of UGS Corp. sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of UGS Corp. such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of UGS Corp., UGS Corp. will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments” and such Investment in the Equity Interest of such former Subsidiary shall not be considered an Investment in existence on the date of the indenture.
      For purposes of the definition of “Unrestricted Subsidiary” and the covenant described above under the caption “— Certain Covenants — Restricted Payments,” (i) “Investments” shall include the portion (proportionate to UGS Corp.’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of UGS Corp. at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, UGS Corp. shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) UGS Corp.’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to UGS Corp.’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by UGS Corp.
      “Leverage Ratio” means the ratio of: (a) the Indebtedness of UGS Corp. and its Restricted Subsidiaries, as of the end of the most recently ended full fiscal quarter, less the amount of cash and Cash Equivalents that would be stated on the consolidated balance sheet of UGS Corp. and held by UGS Corp. or its Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP to (b) UGS Corp.’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which calculation is being made shall occur (the “Measurement Period”); provided, however, that (i) in making such computation, Indebtedness shall include the average daily balance outstanding under any revolving credit facility during the most recently ended four fiscal quarters; and (ii) if UGS Corp. or any of its Restricted Subsidiaries consummates any

Investment, acquisition, disposition, merger or consolidation subsequent to the commencement of the Measurement Period but prior to the event for which the calculation of the Leverage Ratio is made, then the Leverage Ratio shall be calculated giving pro forma effect to such Investment, acquisition, disposition, merger or consolidation, as if the same had occurred at the beginning of the applicable period. In the event that UGS Corp. or any Restricted Subsidiary incurs, assumes, guarantees or repays any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Measurement Period for which the Leverage Ratio is being calculated but prior to the event for which the calculation of the Leverage Ratio is made, then the Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or repayment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period. Any pro forma calculations necessary pursuant to this “Leverage Ratio” shall be made in accordance with the provisions set forth in the second paragraph of the definition of “Fixed Charge Coverage Ratio.”
      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.
      “Management Agreement” means the Management Agreement by and among UGS Corp., Holdco and the Sponsors and/or their Affiliates as in effect on the date of the indenture.
      “Moody’s” means Moody’s Investors Service, Inc.
      “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends or accretion of any Preferred Stock.
      “Net Proceeds” means the aggregate cash proceeds received by UGS Corp. or any Restricted Subsidiary in respect of any Asset Sale, in each case net of, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and any deduction of appropriate amounts to be provided by UGS Corp. as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by UGS Corp. after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that if the Leverage Ratio would not have exceeded 3.75 to 1.00 (calculated on the assumption that any such Solid Edge Excess Proceeds are not applied to repay Indebtedness), immediately after giving effect to any sale or other transfer relating to Solid Edge or any Investment received by UGS Corp. or its Restricted Subsidiaries in exchange for the contribution, sale or other transfer of Solid Edge in a transaction permitted by the applicable provisions of the Indenture, then the Solid Edge Excess Proceeds shall be excluded from the definition of Net Proceeds.
      “Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary that is not a Guarantor.
      “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.
      “Officer” means the Chairman of the Board, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of UGS Corp.

      “Officers’ Certificate” means a certificate signed on behalf of UGS Corp. by two Officers of UGS Corp., one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of UGS Corp., that meets the requirements set forth in the Indenture.
      “Permitted Asset Swap” means any transfer of property or assets by UGS Corp. or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash and Investments) that will be used in a Permitted Business; provided that the aggregate fair market value of the property or assets being transferred by UGS Corp. or such Restricted Subsidiary is not greater than the aggregate fair market value of the property or assets received by UGS Corp. or such Restricted Subsidiary in such exchange (provided, however, that in the event such aggregate fair market value of the property or assets being transferred or received by UGS Corp. is (x) less than $25.0 million, such determination shall be made in good faith by the Board of Directors of UGS Corp. and (y) greater than or equal to $25.0 million, such determination shall be made by an Independent Financial Advisor).
      “Permitted Business” means the business and any services, activities or businesses incidental or directly related or similar to, any line of business engaged in by UGS Corp. as of the date of the indenture or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.
      “Permitted Debt” is defined under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”
      “Permitted Holders” means each of Bain Capital Integral Investors, LLC (and its members), Bain Capital VII Coinvestment Fund, L.P., BCIP TCV, LLC, Silver Lake Partners, L.P., Silver Lake Investors, L.P., Silver Lake Technology Investors, L.L.C., Integral Capital Partners VI, L.P., Warburg Pincus Private Equity VIII, L.P. and Warburg Pincus International Partners, L.P., and their Affiliates, but not including, however, any portfolio companies of any of the Sponsors.
      “Permitted Investments” means

(1) any Investment by UGS Corp. in any Restricted Subsidiary or by a Restricted Subsidiary in another Restricted Subsidiary;

(2) any Investment in cash and Cash Equivalents;

(3) any Investment by UGS Corp. or any Restricted Subsidiary of UGS Corp. in a Person that is engaged in a Permitted Business if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, UGS Corp. or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions described above under the caption “— Repurchase at the Option of Holders — Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the date of the indenture;

(6) loans and advances to employees and any guarantees not in excess of $10.0 million in the aggregate outstanding at any one time; provided that loans that are forgiven shall continue to be deemed outstanding;

(7) any Investment acquired by UGS Corp. or any Restricted Subsidiary (A) in exchange for any other Investment or accounts receivable held by UGS Corp. or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by UGS Corp. or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (9) of the definition of “Permitted Debt;”

(9) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(10) any Investment by UGS Corp. or a Restricted Subsidiary in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding (after giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale received by UGS Corp. and/or its Restricted Subsidiaries consist of cash and/or marketable securities), not to exceed the greater of $65.0 million and 2.50% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that the Investment basket set forth in this clause (10) may be increased, at the election of UGS Corp. and its Restricted Subsidiaries, by the amount unutilized and available to be invested pursuant to clause (14) below;

(11) Investments the payment for which consists of Equity Interests of UGS Corp. or any of its direct or indirect parent corporations (exclusive of Disqualified Stock);

(12) guarantees (including Guarantees) of Indebtedness permitted under the covenant contained under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and performance guarantees in the ordinary course of business;

(13) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the covenant described under the caption “— Certain Covenants — Transactions with Affiliates” (except transactions described in clauses (2), (6) and (7) of the second paragraph thereof);

(14) Investments by UGS Corp. or a Restricted Subsidiary in joint ventures engaged in a Permitted Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (14) that are at that time outstanding, not to exceed the greater of $35.0 million and 1.5% of Total Assets (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), less Investments made pursuant to clause (10) by utilizing amounts available to be invested under this clause (14);

(15) Investments consisting of licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(16) Investments in any Person received by UGS Corp. or its Restricted Subsidiaries in exchange for the contribution, sale or other transfer of Solid Edge with the fair market value of all or any portion of Solid Edge so contributed, sold or transferred as consideration for the Investment permitted under this clause (16) not to exceed $70.0 million (such fair market value of all or any portion of Solid Edge to be measured immediately prior to such transaction by an Independent Financial Advisor).
      “Permitted Junior Securities” means

(1) Equity Interests in UGS Corp. or any direct or indirect parent of UGS Corp. issued pursuant to a plan of reorganization or readjustment; or

(2) unsecured debt securities of UGS Corp. issued pursuant to a plan of reorganization or readjustment that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt under the Indenture;
provided that to the extent that any Senior Debt or Guarantor Senior Debt, as the case may be, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt or Guarantor Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

      “Permitted Liens” means the following types of Liens:

(1) deposits of cash or government bonds made in the ordinary course of business to secure surety or appeal bonds to which such Person is a party;

(2) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptance issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(3) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by UGS Corp. or any Restricted Subsidiary;

(4) Liens on property at the time UGS Corp. or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into UGS Corp. or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by UGS Corp. or any Restricted Subsidiary;

(5) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to UGS Corp. or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and is secured by a Lien on the same property securing such Hedging Obligation;

(7) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(8) Liens in favor of UGS Corp. or any Restricted Subsidiary;

(9) Liens to secure any Indebtedness that is incurred to refinance any Indebtedness that has been secured by a Lien existing on the date of the indenture or referred to in clauses (3), (4) and (17)(B) of this definition; provided, however, that such Liens (x) are no less favorable to the holders of the Notes, taken as a whole, and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and (y) do not extend to or cover any property or assets of UGS Corp. or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced;

(10) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted or for property taxes on property that UGS Corp. or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(11) judgment liens in respect of judgments that do not constitute an Event of Default so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) pledges, deposits or security under workmen’s compensation, unemployment insurance and other social security laws or regulations, or deposits to secure the performance of tenders, contracts (other than for the payment of Indebtedness) or leases, or deposits to secure public or statutory obligations, or deposits as security for contested taxes or import or customs duties or for the payment of rent, or deposits or other security securing liabilities to insurance carriers under insurance or self-insurance arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(13) Liens imposed by law, including carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not overdue by more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(14) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of business or to the ownership of properties that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business;

(15) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (x) interfere in any material respect with the business of UGS Corp. or any of its material Restricted Subsidiaries or (y) secure any Indebtedness;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by UGS Corp. and its Restricted Subsidiaries in the ordinary course of business;

(17) (A) other Liens securing Indebtedness for borrowed money with respect to property or assets with an aggregate fair market value (valued at the time of creation thereof) of not more than $10.0 million at any time and (B) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that (x) the Lien may not extend to any other property (except for accessions to such property) owned by such Person or any of its Restricted Subsidiaries at the time the Lien is incurred, (y) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens and (z) with respect to Capitalized Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Lease Obligations; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(18) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(19) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(20) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of UGS Corp. or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of UGS Corp. and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of UGS Corp. or any Restricted Subsidiary in the ordinary course of business;

(21) Liens solely on any cash earnest money deposits made by UGS Corp. or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under the Indenture; and

(22) Liens with respect to the assets of a Non-Guarantor Restricted Subsidiary securing Indebtedness of such Non-Guarantor Restricted Subsidiary incurred in accordance with the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

      “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.
      “Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.
      “Purchase Agreement” means the Purchase Agreement dated March 12, 2004 between Electronic Data Systems Corporation, UGS PLM Solutions Inc. and UGS Capital Corp., formerly known as BSW Holdings, Inc., as amended.
      “Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Permitted Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors in good faith, except that in the event the value of any such assets or Capital Stock exceeds $15.0 million, the fair market value shall be determined by an Independent Financial Advisor.
      “Representative” means the trustee, agent or representative (if any) for an issue of Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt.
      “Restricted Investment” means an Investment other than a Permitted Investment.
      “Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of UGS Corp. (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of Restricted Subsidiary.
      “S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
      “Secured Indebtedness” means any Indebtedness secured by a Lien.
      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
      “Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of UGS Corp., whether outstanding on the date of the indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of UGS Corp. under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof),
in each case whether outstanding on the date of the indenture or thereafter incurred.

      Notwithstanding the foregoing, “Senior Debt” shall not include:

(1) any Indebtedness of UGS Corp. to a Subsidiary of UGS Corp.;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee of UGS Corp. or any Subsidiary of UGS Corp. (including, without limitation, amounts owed for compensation), other than guarantees under the Credit Agreement;

(3) trade payables;

(4) Indebtedness represented by Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by UGS Corp.;

(6) that portion of any Indebtedness incurred in violation of the covenant contained under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;”

(7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to UGS Corp.; and

(8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of UGS Corp.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.
      “Solid Edge” means the business of UGS Corp. and its Restricted Subsidiaries constituting the “Solid Edge” division or line of business, substantially as conducted on the date of the indenture and including any Person to which such business may be contributed.
      “Solid Edge Excess Proceeds” means the aggregate cash proceeds, in respect of an Asset Sale relating to Solid Edge or an Asset Sale relating to any Investment received by UGS Corp. or its Restricted Subsidiaries in exchange for the sale, contribution or other transfer of Solid Edge in a transaction permitted by the applicable provisions of the Indenture in excess of the sum of (x) $70.0 million plus (y) all legal, accounting and investment banking fees (including, without limitation, any fees, commissions or other payments to the Sponsors) and brokerage and sales commissions, taxes, paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), repayments of Indebtedness that is secured by the property that is the subject of such Asset Sale and any deduction of appropriate amounts to be provided by UGS Corp. as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by UGS Corp. after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.
      “Specified Financings” means the financings included in the Transactions and this offering of the Notes.
      “Sponsors” means Bain Capital Partners, LLC, Silver Lake Technology Management, L.L.C. and Warburg Pincus LLC.
      “Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.
      “Stockholders Agreement” means the Stockholders Agreement by and among UGS Corp., the Permitted Holders and the other stockholders party thereto in effect on the date of the indenture.
      “Subordinated Indebtedness” means (a) with respect to UGS Corp., any Indebtedness of UGS Corp. that is by its terms subordinated in right of payment to the Notes and (b) with respect to any Guarantor of the Notes, any Indebtedness of such Guarantor that is by its terms subordinated in right of payment to its Guarantee of the Notes.

      “Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity, of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise and (y) such Person or any Wholly Owned Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.
      “Tax Timing Advances” means advances to a Foreign Subsidiary of UGS Corp. by Electronic Data Systems Corporation or its Affiliates in respect of tax liabilities of such Foreign Subsidiary attributable to the deferral of certain interest deductions in an aggregate principal amount at any one time outstanding not to exceed $25.0 million.
      “Termination Fees” means the one-time payment under the Management Agreement of a termination fee to one or more of the Sponsors and their Affiliates (other than portfolio companies) in the event of either a Change of Control or the completion of a registered initial public offering of the common stock of UGS Corp. or Holdco.
      “Total Assets” means, with respect to any Person, the total assets of such Person and its Restricted Subsidiaries determined in accordance with GAAP, as shown on its most recent balance sheet.
      “Transactions” means the transactions contemplated by (i) the Purchase Agreement, (ii) the Credit Agreement and (iii) this offering of the Notes.
      “Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to June 1, 2008; provided, however, that if the period from such redemption date to June 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.
      “Unrestricted Subsidiary” means (i) any Subsidiary of UGS Corp. that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of UGS Corp., as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of UGS Corp. may designate any Subsidiary of UGS Corp. (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, UGS Corp. or any Subsidiary of UGS Corp. (other than any Subsidiary of the Subsidiary to be so designated); provided that (a) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by UGS Corp., (b) such designation complies with the covenant contained under the caption “— Certain Covenants — Restricted Payments” and (c) each of (I) the Subsidiary to be so designated and (II) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of UGS Corp. or any Restricted Subsidiary. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and (1) UGS Corp. could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under the first paragraph of “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” or (2) the Fixed Charge Coverage Ratio for UGS Corp. and its Restricted Subsidiaries would be greater than such ratio for UGS Corp. and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors shall be notified by UGS Corp. to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “U.S. Government Securities” means securities that are

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.
      “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.
      “Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
      “Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.
The Global Notes
      The notes will be initially represented by one or more notes in the form of several registered notes in global form, without interest coupons (the “global notes”), as follows:

•	notes sold to qualified institutional buyers under Rule 144A will be represented by the Rule 144A global note; and

•	notes sold in offshore transactions to non-U.S. persons in reliance on Regulation S will be represented by the Regulation S global note.

      Upon issuance, each of the global notes will be deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.
      Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
Book-Entry Procedures for the Global Notes
      All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by DTC and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.
      DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; and clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
      So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.
      As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

      Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
      Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
      Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.
Exchange of Global Notes for Certificated Notes
      A global note is exchangeable for Certificated Notes if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
      The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of the old notes for the exchange notes pursuant to the exchange offer and the ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the United States Internal Revenue Code of 1986, as amended, or the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes and the continued validity of this summary. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as certain financial institutions, United States expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. Dollar, tax-exempt organizations and persons holding the notes as part of a “straddle,” “hedge,” “constructive sale,” “conversion transaction” or other integrated transaction within the meaning of Section 1.1275-6 of the United States Treasury Regulations. Moreover, except as expressly provided below in the discussion of certain estate tax consequences to non-U.S. holders, it is limited to United States federal income tax consequences and it does not discuss the effect of any other federal tax laws (i.e., estate and gift tax), or of any applicable state, local or foreign tax laws. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Code.
      As used herein, “United States Holder” means a beneficial owner of the notes who or that is:

•	an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code,

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income tax regardless of its source, or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if a valid election is in place to treat the trust as a United States person
      We have not sought and will not seek any rulings from the Internal Revenue Service, or the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the exchange of the old notes for the exchange notes pursuant to the exchange offer or the ownership or disposition of the notes or that any such position would not be sustained.
      If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences of the partnership owning and disposing of the notes.
      PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

The Exchange
      The exchange of the old notes for the exchange notes in the exchange offer will not be treated as a taxable exchange for federal income tax purposes. Accordingly, the exchange of the old notes for the exchange notes will not result in recognition of gain or loss to holders for federal income tax purposes. Moreover, the exchange notes will have the same tax attributes as the old notes including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period. Accordingly, references to “notes” apply equally to the exchange notes and the old notes.
United States Holders

Interest
      Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder’s method of tax accounting.
      In certain circumstances we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to United States Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a United States Holder recognizes if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood that we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of a premium pursuant to the change of control provisions as part of the yield to maturity of any notes. Our determination that these contingencies are remote is binding on a United States Holder unless such holder discloses its contrary position in the manner required by applicable Unites States Treasury Regulations. The IRS, however, may take a different position, which could affect the amount and timing of income that a United States Holder must recognize.
      We have the option to repurchase the notes under certain circumstances at a premium to the issue price. Under special rules governing this type of unconditional option, because the exercise of the option would increase the yield on the notes, we will be deemed not to exercise the option, and the possibility of this redemption premium will not affect the amount of income recognized by holders in advance of receipt of any such redemption premium.

Sale or Other Taxable Disposition of the Notes
      A United States Holder will recognize gain or loss on the sale, exchange (other than for exchange notes pursuant to the exchange offer, as discussed above, or a tax-free transaction), redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income if not previously included in such holder’s income) and the United States Holder’s adjusted tax basis in the note. A United States Holder’s adjusted basis in a note generally will be the United States Holder’s cost therefor (plus accrued market discount, if any, if a United States Holder elected to include such market discount in income) less any principal payments received by such holder (and less any amortizable bond premium such holder has applied to reduce interest on the note). Subject to the discussion of market discount below, this gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. The deductibility of capital losses is subject to limitation.

Market Discount and Bond Premium
      If a United States Holder has purchased the old notes for an amount less than their adjusted issue price, the difference is treated as market discount. Subject to a de minimis exception, gain realized on the maturity, sale, exchange, redemption, retirement or other taxable disposition of a market discount note will be treated as ordinary income to the extent of any accrued market discount not previously recognized (including, in the case of an exchange note, any market discount accrued on the old note for which such exchange note was exchanged). Unless a United States Holder elects to accrue market discount under a constant yield method, any market discount will be considered to accrue ratably during the period from the date of acquisition of a note (including, in the case of an exchange note exchanged for an old note, the date of the acquisition of the old note) to the maturity date.

      A United States Holder may elect to include market discount in income currently as it accrues, either ratably or on a constant yield method. In that case, such holder“s tax basis in its notes will increase by such income inclusions. An election to include market discount in income currently, once made, will apply to all market discount obligations acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without consent of the IRS.
      If a United States Holder does not make such an election, in general, all or a portion of its interest expense on any indebtedness incurred or continued in order to purchase or carry notes (including, in the case of an exchange note, the interest expense on any indebtedness incurred or continued in order to purchase or carry the old note for which such exchange note was exchanged) may be deferred until maturity or certain earlier dispositions.
      If a United States Holder has purchased the old notes for an amount greater than their face value, such holder will have purchased such notes with amortizable bond premium. Such holder generally may elect to amortize that premium from the purchase date to the maturity date of the notes under the constant yield method. Amortizable premium generally may be deducted against interest income on the old note or the exchange note (including, in the case of an exchange note, the income on the old note for which such exchange note was exchanged) and generally may not be deducted against other income. A United States Holder’s basis in a note will be reduced by any premium amortization deductions. An election to amortize premium on a constant yield method, once made, generally applies to all debt obligations held or subsequently acquired by such holder during the taxable year of the election and thereafter, and may not be revoked without IRS consent.
      The rules regarding market discount and bond premium are complex. Prospective investors should consult their own tax advisors regarding market discount and bond premium rules.

Information Reporting and Backup Withholding
      Pursuant to IRS tax rules, if a United Stated Holder holds the notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to the holder on IRS Form 1099 concerning interest and retirement proceeds on the notes, unless an exemption applies. Similarly, unless an exemption applies, a United States Holder must provide the intermediary or us with its Taxpayer Identification Number, or TIN, for use in reporting information to the IRS. For individuals, this is their social security number. A United States Holder is also required to comply with other IRS requirements concerning information reporting, including a certification that the holder is not subject to backup withholding and is a U.S. person.
      If a United States Holder is subject to these requirements but does not comply, the intermediary must withhold a percentage of all amounts payable to the holder on the notes, including principal payments. Under current law, this percentage will be 28% through 2010, and (absent new legislation) 31% thereafter. This is called backup withholding. Backup withholding may also apply if we are notified by the IRS that such withholding is required or that the TIN provided by the holder is incorrect. Backup withholding is not an additional tax and taxpayers may use the withheld amounts, if any, as a credit against their federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.
      All individuals are subject to these requirements. Some non-individual holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Non-United States Holders

Definition of Non-United States Holders
      A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

Interest Payments
      Subject to the discussion below concerning effectively connected income and backup withholding, payments of interest on the notes by us or any paying agent to a non-United States Holder will not be subject to United States federal withholding tax, provided that the holder satisfies one of two tests.
      The first test (the “portfolio interest” test) is satisfied if:

•	such holder does not, actually or constructively, directly or indirectly, own 10% or more of the total combined voting power of all of our classes of stock entitled to vote;

•	such holder is not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us through stock ownership;

•	such holder is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (1) the non-United States Holder certifies to us or our paying agent on IRS Form W-8BEN (or appropriate substitute form) under penalties of perjury, that the holder is not a U.S. person, or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a “United States person” and provides us or our paying agent with a copy of such statement or (3) the non-United States Holder holds its notes through a “qualified intermediary” and certain conditions are satisfied.
      The second test is satisfied if the non-United States Holder is entitled to the benefits of an income tax treaty between the United States and the non-United States Holder’s country of residence under which such interest is exempt from United States federal withholding tax, and such holder or its agent provides to us a properly completed and executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption) or such non-United States Holder holds its notes through a “qualified intermediary” to whom evidence of treaty benefits was provided.
      Payments of interest on the notes that do not meet the above-described requirements will be subject to a United States federal income tax of 30% (or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty) collected by means of withholding. Non-United States Holders who acquired notes with bond premium should see their tax advisors regarding the application of the bond premium rules.
      The certification requirements described in this section “Non-United States Holders” may require a non-United States Holder that provides an IRS form, or that claims the benefits of an income tax treaty, to also provide its United States taxpayer identification number.

Sale, Exchange or Retirement of the Notes
      The exchange of notes for exchange notes will not be a taxable event. Subject to the discussion below concerning effectively connected income and backup withholding, non-United States Holders will not be subject to United States federal income tax on any gain recognized on any other sale, exchange, redemption or retirement of the notes unless the holder is an individual, the holder is present in the United States for at least 183 days during the year in which it disposes of the notes, and other conditions are satisfied.

Effectively Connected Income
      The preceding discussion assumes that the interest and gain received by a non-United States Holder is not effectively connected with the conduct by such holder of a trade or business in the United States. If a non-United States Holder is engaged in a trade or business in the United States and the holder’s investment in a note is effectively connected with such trade or business:

•	Such holder will be exempt from the 30% withholding tax on the interest (provided a certification requirement, generally on IRS Form W-8ECI, is met) and will instead generally be subject to regular United States federal income tax on any interest and gain with respect to the notes in the same manner as if it were a United States Holder.

•	If such holder is a foreign corporation, the holder may also be subject to an additional branch profits tax of 30% or such lower rate provided by an applicable income tax treaty if the holder establishes that it qualifies to receive the benefits of such treaty.

•	If such holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding
      United States rules concerning information reporting and backup withholding applicable to a non-United States Holder are as follows:

•	Interest payments received by the holder will be automatically exempt from the usual backup withholding rules if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the holder should be subject to the usual information reporting or backup withholding rules. In addition, information reporting may still apply to payments of interest (on Form 1042-S) even if certification is provided and the interest is exempt from the 30% withholding tax.

•	Sale proceeds received by the holder on a sale of their notes through a broker may be subject to information reporting and/or backup withholding if the holder is not eligible for an exemption, or does not provide the certification described above. In particular, information reporting and backup withholding may apply if the holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if the holder uses a foreign office of a broker that has certain connections to the United States.

•	We suggest that non-United States Holders consult their tax advisors concerning the application of information reporting and backup withholding rules.

United States Federal Estate Tax
      A note held or beneficially owned by an individual who, for estate tax purposes, is not a citizen or resident of the United States at the time of death will not be includable in the decedent’s gross estate for United States estate tax purposes provided that (i) such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote, and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, the United States estate tax may not apply with respect to such note under the terms of an applicable estate tax treaty. The estate tax does not apply for 2010 but (absent new legislation) is reinstated thereafter.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     ,      , 2005, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealers and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal.
      We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
      The validity of the issuance of the exchange notes, and the enforceability of the exchange notes and guarantees, will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members in RGIP LLC, which is an investor in certain investment funds affiliated with Bain Capital and often a co-investor with such funds.
EXPERTS
      The consolidated financial statements of UGS Corp. and subsidiaries (Successor) as of December 31, 2004, and of UGS PLM Solutions Inc. and subsidiaries (Predecessor) as of December 31, 2003, and for the period from May 27, 2004 to December 31, 2004 (Successor period), and from January 1, 2004 to May 26, 2004 and for each of the years in the two-year period ended December 31, 2003 (Predecessor periods), have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
      KPMG LLP’s audit report, which is dated March 28, 2005, contains an explanatory paragraph that describes that effective May 27, 2004 UGS PLM Solutions Inc. was acquired by UGS Corp. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement on Form S-4 under the Securities Act with the Commission with respect to the issuance of the exchange notes. This prospectus, which is included in the registration statement, does not contain all of the information included in the registration statement. Certain parts of this registration statement are omitted in accordance with the rules and regulations of the Commission. For further information about us and the exchange notes, we refer you to the registration statement. You should be aware of the statements made in this prospectus as to the contents of any agreement or other document filed as an exhibit to the registration statement are not complete. Although we believe that we have summarized the material terms of these documents in the prospectus, these statements should be read along with the full and complete text of the related documents.
      We have agreed that, whether or not we are required to do so by the Commission, after consummation of the exchange offer or the effectiveness of a shelf registration statement, for so long as any of the exchange notes remain outstanding, we will furnish to the holders of the exchange notes (if not filed with the Commission) or we will file with the Commission, within the time periods specified in the rules and regulations of the Commission:

•	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file these forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and, with respect to the annual information only, a report thereon by our certified independent public accountants; and

•	all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file these reports.
      Any reports or documents we file with the Commission, including the registration statement, may be inspected and copied at the Public Reference Section of the Commission located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports or other documents may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. For further information about the Public Reference Section, call 1-800-SEC-0330. The Commission also maintains a website on the internet that contains reports and other information that is filed through the Commission’s Electronic Data Gathering Analysis and Retrieval System, and such website is located at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements:	Page

Report of Independent Registered Public Accounting Firm	F-2
 Consolidated Statements of Operations for the period of May 27, 2004 through December 31, 2004 (Successor), the period of January 1, 2004 through May 26, 2004 (Predecessor), and for the years ended December 31, 2003 and 2002 (Predecessor)
F-3
Consolidated Balance Sheets as of December 31, 2004 (Successor) and 2003 (Predecessor)	F-4
 Consolidated Statements of Stockholder’s Equity for the period of May 27, 2004 through December 31, 2004 (Successor), the period of January 1, 2004 through May 26, 2004 (Predecessor), and for the years ended December 31, 2003 and 2002 (Predecessor)
F-5
 Consolidated Statements of Cash Flows for the period of May 27, 2004 through December 31, 2004 (Successor), the period of January 1, 2004 through May 26, 2004 (Predecessor), and for the years ended December 31, 2003 and 2002 (Predecessor)
F-6
Notes to Consolidated Financial Statements	F-7

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholder
UGS Corp.:
      We have audited the accompanying consolidated balance sheet of UGS Corp. and subsidiaries (Successor) as of December 31, 2004, and of UGS PLM Solutions Inc. and subsidiaries (Predecessor) as of December 31, 2003, and the related consolidated statements of operations, stockholder’s equity, and cash flows for the period from May 27, 2004 through December 31, 2004 (Successor period), and from January 1, 2004 through May 26, 2004 and for each of the years in the two-year period ended December 31, 2003 (Predecessor periods). These consolidated financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the aforementioned Successor consolidated financial statements present fairly, in all material respects, the financial position of UGS Corp. and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the successor period, in conformity with U.S. generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor consolidated financial statements present fairly, in all material respects, the financial position of UGS PLM Solutions Inc. and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for the Predecessor periods, in conformity with U.S. generally accepted accounting principles.
      As discussed in note 1 to the consolidated financial statements, effective May 27, 2004 UGS PLM Solutions Inc. was acquired by UGS Corp. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP
March 28, 2005
St. Louis, Missouri

CONSOLIDATED STATEMENTS OF OPERATIONS

	Predecessor
				Successor

	UGS PLM Solutions Inc.			UGS Corp.

			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

	(In thousands)
Revenue:
Software	$280,450	$285,680	$100,779	$213,569
Maintenance	363,905	389,551	163,012	237,213
Services and other	216,147	221,915	94,012	169,435

Total revenue	860,502	897,146	357,803	620,217

Cost of revenue:
Software	19,354	15,603	7,163	15,008
Maintenance	52,111	52,210	21,177	32,841
Services and other	186,424	185,782	81,259	136,164
Amortization of capitalized software and acquired intangible assets	25,465	43,909	23,540	60,225

Total cost of revenue	283,354	297,504	133,139	244,238

Gross profit	577,148	599,642	224,664	375,979

Operating expenses:
Selling, general and administrative	319,138	316,426	136,817	225,079
Research and development	129,046	125,848	52,851	82,875
In-process research and development	—	—	—	50,819
Restructuring	—	4,427	—	—
Amortization of other intangible assets	6,850	6,679	2,500	18,366

Total operating expenses	455,034	453,380	192,168	377,139

Operating (loss) income	122,114	146,262	32,496	(1,160)
Interest (expense) income, net	(1,521)	2,761	1,506	(49,262)
Other income (expense), net	(963)	(2,404)	(1,517)	15,093

(Loss) income before taxes	119,630	146,619	32,485	(35,329)
Provision for income taxes	36,846	42,812	10,092	5,807

Net (loss) income	$82,784	$103,807	$22,393	$(41,136)

See accompanying notes to consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

	Predecessor	Successor

	UGS PLM
	Solutions Inc.	UGS Corp.
	December 31,	December 31,
	2003	2004

	(In thousands, except
	share amounts)
ASSETS
Current assets
Cash and cash equivalents	$40,314	$58,400
Accounts receivable, net	225,726	233,180
Prepaids and other	12,958	26,175
Deferred income taxes	—	62,890

Total current assets	278,998	380,645

Property and equipment, net	40,159	33,751
Goodwill	966,070	1,317,948
Capitalized and acquired software, net	176,812	435,816
Customer accounts, net	45,840	217,961
Other intangible assets, net	—	116,501
Intercompany credit agreement	156,514	—
Deferred income taxes	14,656	—
Other assets	11,624	40,390

Total assets	$1,690,673	$2,543,012

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued liabilities	$128,145	$164,911
Deferred revenue	99,367	110,027
Income taxes payable	26,286	337
Current portion of long-term debt	—	5,000
Deferred income taxes	4,138	—

Total current liabilities	257,936	280,275

Other long-term liabilities	—	26,390
Deferred income taxes	—	217,122
Long-term debt	—	1,049,623
Stockholder’s equity
Common stock, $ .01 par value; 3,000 shares authorized; 100 issued and outstanding at December 31, 2004; 1,000 shares authorized, issued and outstanding at December 31, 2003	—	—
Additional paid-in capital	1,355,189	1,005,479
Retained (deficit) earnings	55,585	(41,136)
Accumulated other comprehensive income, net of tax	21,963	5,259

Total stockholder’s equity	1,432,737	969,602

Total liabilities and stockholder’s equity	$1,690,673	$2,543,012

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

					Accumulated
					Other
	Comprehensive	Common Stock		Additional	Comprehensive	Retained	Total
	Income			Paid-In	Income	(Deficit)	Stockholder’s
	(Loss)	Shares	Amount	Capital	(Loss)	Earnings	Equity

	(In thousands, except share amounts)
UGS PLM Solutions Inc. (Predecessor)
Balance at December 31, 2001	$—	1,000	$—	$1,332,651	$(8,847)	$(90,278)	$1,233,526
Capital contributions for income taxes, net	—	—	—	6,030	—	(17,818)	(11,788)
Currency translation adjustment	16,365	—	—	—	16,365	—	16,365
Net income	82,784	—	—	—	—	82,784	82,784

Comprehensive income	$99,149

Balance at December 31, 2002	$—	1,000	$—	$1,338,681	$7,518	$(25,312)	$1,320,887
Capital contributions for income taxes, net	—	—	—	16,508	—	(22,910)	(6,402)
Change in minimum pension liability, net of taxes of $562	(849)	—	—	—	(849)	—	(849)
Currency translation adjustment	15,294	—	—	—	15,294	—	15,294
Net income	103,807	—	—	—	—	103,807	103,807

Comprehensive income	$118,252

Balance at December 31, 2003	$—	1,000	$—	$1,355,189	$21,963	$55,585	$1,432,737
Capital contributions for income taxes, net	—	—	—	48,836	—	(2)	48,834
Dividend to EDS	—	—	—	(250,000)	—	—	(250,000)
Change in minimum pension liability, net of taxes of $434	(651)	—	—	—	(651)	—	(651)
Currency translation adjustment	(3,390)	—	—	—	(3,390)	—	(3,390)
Net income	22,393	—	—	—	—	22,393	22,393

Comprehensive income	$18,352

Balance at May 26, 2004		1,000	$—	$1,154,025	$17,922	$77,976	$1,249,923

UGS Corp. (Successor)
Initial investment by parent companies	$—	100	$—	$1,001,502	$—	$—	$1,001,502
Capital contributed by parent	—	—	—	3,275	—	—	3,275
Equity compensation through retention plan	—	—	—	702	—	—	702
Change in fair value of derivative instruments, net of taxes of $6,833	(7,289)	—	—	—	(7,289)	—	(7,289)
Change in minimum pension liability, net of taxes of $75	(139)	—	—	—	(139)	—	(139)
Currency translation adjustment, net of taxes of $3,925	12,687	—	—	—	12,687	—	12,687
Net loss	(41,136)	—	—	—	—	(41,136)	(41,136)

Comprehensive loss	$(35,877)

Balance at December 31, 2004		100	$—	$1,005,479	$5,259	$(41,136)	$969,602

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Predecessor			Successor

			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

	(In thousands)
Cash flows from operating activities
Net income (loss)	$82,784	$103,807	$22,393	$(41,136)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision (benefit) for deferred income taxes	18,469	(10,958)	(47,410)	(18,603)
Depreciation and amortization	62,453	72,755	33,471	88,356
Amortization of deferred financing fees	—	—	—	3,000
In-process research and development	—	—	—	50,819
Equity compensation through retention plan	—	—	—	701
Other	8,595	2,628	2,277	(1,144)
Unrealized (gain) loss on revaluation of foreign denominated assets and liabilities	(631)	851	2,362	(28,662)
Foreign currency revaluation of derivative instruments	—	—	—	15,175
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	41,744	45,644	13,062	(6,343)
Prepaids and other	9,238	5,919	3,357	(10,352)
Accounts payable and accrued liabilities	(63,224)	3,806	(6,542)	26,576
Deferred revenue	6,405	2,669	32,479	20,434
Income taxes payable	(4,140)	14,296	22,520	5,868

Total adjustments	78,909	137,610	55,576	145,825

Net cash provided by operating activities	161,693	241,417	77,969	104,689

Cash flows from investing activities
Acquisitions, net of cash acquired	—	—	—	(2,057,551)
Proceeds from sales of marketable securities	1,033	—	—	—
Purchases of property and equipment	(12,629)	(6,850)	(4,342)	(8,594)
Capitalized software costs	(54,288)	(51,877)	(24,753)	(35,314)
Purchase of long-term investments	—	(2,114)	—	—
Other	(883)	(1,264)	456	(278)

Net cash used in investing activities	(66,767)	(62,105)	(28,639)	(2,101,737)

Cash flows from financing activities
Payments under intercompany credit agreement, net	(103,830)	(170,578)	(60,986)	—
Proceeds from revolver credit line	—	—	—	72,950
Payments on revolver credit line	—	—	—	(66,950)
Proceeds from notes payable	—	—	—	1,025
Proceeds from bank notes and bonds, net	—	—	—	1,013,302
Payments on bank notes and bonds	—	—	—	(2,500)
Investment by parent companies	—	—	—	1,001,502
Capital contributed by parent	—	—	—	3,275

Net cash provided by (used in) financing activities	(103,830)	(170,578)	(60,986)	2,022,604

Effect of exchange rate on cash and cash equivalents	3,286	1,634	(196)	4,382

Net increase (decrease) in cash and cash equivalents	(5,618)	10,368	(11,852)	29,938
Cash and cash equivalents at beginning of period	35,564	29,946	40,314	28,462

Cash and cash equivalents at end of period	$29,946	$40,314	$28,462	$58,400

Supplemental cash flow disclosures:
Income taxes paid, net of refunds	$20,291	$25,991	$41,539	$23,578
Interest expense paid	$9,467	$4,823	$1,977	$41,593
See accompanying notes to consolidated financial statements.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:	Business and Summary of Significant Accounting Policies

Description of Business
      UGS Corp. (“the Company” or “Successor”) is a provider of product lifecycle management (“PLM”) software and related services. The Company’s software enables all of the participants involved in a company’s product lifecycle to work in concert to bring products to market and support their customer base by combining the capabilities and advantages of digital product design, simulation, manufacturing and collaboration technologies in unified software solutions that maximize the business value of the entire product lifecycle.

Basis of Presentation
      On May 27, 2004, UGS Corp., a newly formed Delaware corporation, acquired all of the stock of UGS PLM Solutions Inc. from Electronic Data Systems Corporation (“EDS”). Immediately following the acquisition from EDS, UGS Corp. merged with and into UGS PLM Solutions Inc., with UGS PLM Solutions Inc. continuing as the surviving corporation. In connection with that merger, UGS PLM Solutions Inc. changed its name to UGS Corp.
      The Company is a wholly owned subsidiary of UGS Holdings, Inc., which is a wholly owned subsidiary of UGS Capital Corp. II, which is a wholly owned subsidiary of UGS Capital Corp. UGS Capital Corp., UGS Capital Corp. II and UGS Holdings, Inc., which are collectively referred to as the parent companies, were formed in March 2004 for the purpose of acquiring and holding the stock of the Company.
      The consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States of America which require management to make assumptions and estimates that affect the amounts reported in these statements. Those items requiring assumptions and estimates include capitalized software development costs, revenue recognition, business combinations, income taxes and recoverability of goodwill, acquired intangible assets and long-lived assets. Actual results may differ from these estimates.
      The consolidated statement of operations, consolidated statement of stockholder’s equity and consolidated statement of cash flows are presented in two periods: Predecessor and Successor, which relate to the period preceding the acquisition of UGS PLM Solutions Inc. (as defined in Note 2) and the period succeeding the acquisition, respectively. During 2004, the Predecessor period is from January 1, 2004 through May 26, 2004 and the Successor period is from May 27, 2004 through December 31, 2004.

Principles of Consolidation
      The consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Property and Equipment
      Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The ranges of estimated useful lives are as follows:

Asset	Years

Leasehold improvements	5-7
Computer equipment	3-5
Other equipment and furniture	5-7
      Leasehold improvements are amortized over the shorter of (a) the term of the lease or (b) the useful life of the improvements.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Accounts Receivable
      The Company recognizes allowances for doubtful accounts when circumstances indicate an accounts receivable will not be paid by a client due to client liquidity or other issues. The allowance for doubtful accounts is the Company’s best estimate of the aggregate of uncollectible amounts in the Company’s accounts receivable balances. The allowance is determined on an individual account basis through review of past due balances. The following summarizes the activity in allowance for doubtful accounts (in thousands):

		Additions		Deductions

	Balance at	Additions	Acquisition		Balance at
	Beginning	Charged to	Related		End
	of Period	Expenses	Adjustments	Write-offs	of Period

Predecessor
For the year ended December 31, 2002	$11,352	$5,699	$—	$3,708	$13,343
For the year ended December 31, 2003	13,343	1,579	—	3,968	10,954
For the period of January 1, 2004 through May 26, 2004	10,954	2,001	—	903	12,052
Successor
For the period of May 27, 2004 through December 31, 2004	$12,052	$1,134	$(4,678)	$1,056	$7,452

Goodwill, Software and Other Intangible Assets
      The excess of the cost of acquired companies over the net amounts assigned to assets acquired and liabilities assumed is recorded as goodwill. In accordance with Statement of Financial Accounting Standard (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” which was adopted effective January 1, 2002, goodwill is no longer amortized, but instead is assessed for impairment. During this assessment, management relies on a number of factors, including operating results, business plans and anticipated future cash flows. Goodwill is tested for impairment annually on October 1, or more frequently if circumstances indicate the potential for impairment. No impairment loss was identified as a result of this test.
      Research and development costs are charged to expense when incurred. Costs related to the development of software to be sold are expensed until technological feasibility of a product enhancement has been reached. Costs incurred after this point are capitalized on a project-by-project basis in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.” Upon release of a product enhancement to customers, the Company ceases capitalization and begins amortization, which is calculated on a project-by-project basis as the greater of (1) the ratio that the current product revenue bears to the total of current and anticipated future years’ revenue or (2) the straight-line method over the remaining estimated economic lives of the software products. The Company generally amortizes the software costs of new releases of enhancements over a three year period based upon the estimated future economic life of the enhancement. The carrying values of capitalized costs are evaluated for impairment on an annual basis to determine if circumstances exist which indicate the carrying value of the asset may not be recoverable. If expected cash flows are insufficient to recover the carrying amount of the asset, then an impairment loss is recognized to state the asset at its net realizable value.
      The cost of acquired companies is allocated to the assets acquired and liabilities assumed based on estimated fair values at the date of acquisition. Costs allocated to acquired software are amortized on a product-by-product basis over their remaining lives at the greater of straight-line or the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product. The weighted-average useful life of software acquired is 5 years. Costs allocated to identifiable intangible assets other than acquired software are generally amortized on a straight-line basis over the remaining estimated

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
useful lives of the assets, as determined by underlying contract terms or appraisals. Such lives range from 2 to 10 years.

Revenue Recognition
      The Company generates revenue from (1) new software licenses, (2) maintenance contracts for software license updates and product support and (3) professional services, which include training, consulting and implementation services. The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” as amended. Revenue generated from new software licenses is recognized when the following criteria have been met: (a) a written order for the unconditional license of software and a software license agreement have been received; (b) the products have been delivered to the customer and passwords for customer access have been made available; (c) the fee is fixed or determinable; and (d) collectibility is probable.
      For multiple element sales orders, revenue is allocated to the individual elements based on vendor-specific objective evidence of fair value (“VSOE”) of the individual elements. In most arrangements, VSOE does not exist for the license element; therefore, the Company uses the residual method under SOP 97-2 to determine the amount of revenue to be allocated to the license element. Under the residual method, the fair value of all undelivered elements, such as post contract customer support (maintenance or “PCS”) or other products or services, is deferred and subsequently recognized as the products are delivered or the services are performed, with the residual difference between the total arrangement fee and revenues allocated to undelivered elements being allocated to the delivered element.
      SOP 97-2 requires the seller of software that includes PCS to establish VSOE of the undelivered element of the contract in order to account separately for the PCS revenue. The Company determines VSOE by a consistent pricing of PCS and PCS renewals as a percentage of the software license fees and by reference to contractual renewals, when the renewal terms are substantive. In those cases where VSOE of PCS is determined by reference to contractual renewals, the Company considers factors such as whether the period of the initial PCS term is relatively long when compared to the term of the software license or whether the PCS renewal rate is significantly below the Company’s normal pricing practices. Revenues for PCS are recognized ratably over the maintenance term specified in the contract. In arrangements where VSOE of PCS cannot be determined (for example, a time-based software license with a duration of one year or less), the Company recognizes revenue for the entire arrangement ratably over the PCS term.
      Deferred revenue includes (1) amounts currently due and payable from customers, and payments received from customers, for software licenses, maintenance and/or services in advance of providing the product or performing services, (2) amounts deferred whereby VSOE of undelivered elements in a bundled arrangement does not exist, and (3) amounts deferred if other conditions to revenue recognition have not been met.
      Professional services are not considered essential to the functionality of the other elements of the arrangement and are accounted for as a separate element. Revenues for professional services are generally recognized as the services are performed. If there is a significant uncertainty about the project completion or receipt of payment for the professional services, revenue is deferred until the uncertainty is sufficiently resolved. The Company estimates the percentage of completion on contracts with fixed or “not to exceed” fees on a monthly basis utilizing hours incurred to date as a percentage of total estimated hours to complete the project. If the Company does not have a sufficient basis to measure progress towards completion, revenue is recognized when the Company receives final acceptance from the customer.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cost of Revenue
      The cost of software licenses primarily consists of the cost of distributing the software products and royalty fees paid to vendors under licensing agreements. The cost of maintenance and services primarily consists of personnel and related costs associated with the generation and support of software maintenance and services revenue. Cost of revenue also includes amortization of intangible assets for capitalized software, acquired software and maintenance agreements.

Advertising Expense
      Advertising costs are expensed as incurred. The Company incurred advertising costs of $8.1 million for 2002, $6.2 million for 2003, $1.9 million for the period of January 1, 2004 through May 26, 2004, and $3.0 million for the period of May 27, 2004 through December 31, 2004.

Currency Translation
      Assets and liabilities of non-U.S. subsidiaries or divisions whose functional currencies are not the U.S. Dollar are translated at then-current exchange rates on the balance sheet date. Translation gains (losses) are not included in determining net income but are reflected as a component of comprehensive income (loss) in stockholder’s equity. Cumulative currency translation adjustments included within accumulated other comprehensive income (loss) in stockholder’s equity were $12.7 million at December 31, 2004, $22.8 million at December 31, 2003, and $7.5 million at December 31, 2002. Revenue and expense accounts are translated using average rates for the period. Gains (losses) on foreign denominated assets and liabilities reflected in the statement of operations were net gains of $0.6 million for 2002, net losses of $0.9 million for 2003, net losses of $2.4 million for the period January 1, 2004 through May 26, 2004, and net gains of $28.7 million for the period May 27, 2004 through December 31, 2004.

Derivative Financial Instruments
      The Company accounts for derivative financial instruments and hedging activities in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Certain Hedging Activities,” as amended. All derivatives are recorded on the balance sheet at fair value. For derivative instruments that hedge the exposure to variability in expected future cash flows that are designated as cash flow hedges, the net gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income (loss) in stockholder’s equity and reclassified into earnings in the period that the hedged transaction affects earnings. To receive hedge accounting treatment, cash flow hedges must be highly effective in achieving offsetting changes to expected future cash flows on hedged transactions. Any hedge ineffectiveness is recognized in the statement of operations.

Income Taxes
      The Company’s operations were included in EDS’ consolidated income tax returns in certain countries through May 26, 2004. While the Company was in EDS’ consolidated income tax return, current and deferred taxes were allocated to the Company as if taxes were computed on the “separate return” method. The Company’s income tax payable as of December 31, 2003 was owed to governmental taxing authorities and not to EDS as an allocation of consolidated group taxes. Certain of the Company’s tax attributes, such as net operating loss and tax credit carryforwards, may be impacted by the filing or amendment of certain 2003 and short tax year 2004 consolidated income tax returns while the Company was owned by EDS. Such tax attributes as presented in the Company’s financial statements represent management’s estimate based on information available at the time of the financial statements. The allocation of the actual tax attributes to the Company from EDS will be made in accordance with the appropriate provisions of the Internal Revenue

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Code. Fluctuations in the actual outcome of these future tax consequences could materially impact the Company’s financial position.
      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
      In periods during which the Company operated as a public company, it operated under a tax sharing agreement with EDS and was included in EDS’ consolidated tax return. Upon the acquisition of the outstanding minority interest by EDS on September 28, 2001, the tax sharing agreement was terminated. Subsequent thereto, when the Company was included in a consolidated EDS filing, Company tax attributes utilized by EDS in its consolidated return, which could not be utilized by the Company on the separate return method, are treated as distributions from the Company to EDS. In addition, for periods subsequent to September 28, 2001 through May 26, 2004, and while the Company was included in EDS’ affiliated group, EDS is obligated for all taxes of the Company and related interests. Certain tax reserves relating to this matter are treated as capital contributions from EDS to the Company.

Statements of Cash Flows
      The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Stock-Based Compensation
      The Company recognizes compensation cost associated with its stock-based awards to employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and its related interpretations. The Company records stock-based compensation over the vesting period for the difference between the fair market value of an award at the date of grant and the purchase or exercise price of the share. No compensation expense has been recognized in connection with the Company’s participation in its parents’ stock-based incentive plans except for options granted under the Retention Incentive Plan (Note 12). Stock options under the Retention Incentive Plan were granted upon the separation from EDS with the estimated fair value of vested shares accounted for as part of the purchase price allocation. For shares that continue to vest, compensation expense is recognized over the vesting period based on the estimated fair value at the date of grant.
      The following pro forma net income (loss) disclosure is computed as if the Company recorded compensation expense based on the fair value method required by SFAS No. 123, “Accounting for Stock-

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Based Compensation.” All Predecessor period stock options remained with EDS resulting in no impact to the Successor period compensation expense reflected in the pro forma presentation below (in thousands):

	Predecessor			Successor

			For the	For the
			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

Net income (loss)
As reported	$82,784	$103,807	$22,393	$(41,136)
Total stock-based employee compensation expense determined under fair-value method for all awards, net of related tax effects	(9,937)	(7,026)	(2,040)	(152)

Pro forma	$72,847	$96,781	$20,353	$(41,288)

      The following weighted average assumptions were used in the estimated grant date fair value calculations for stock option and stock purchase awards:

	Predecessor			Successor

			For the	For the
			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

Expected term (in years)	2.3	4.1	3.4	5.5
Divided yields	1.0%	3.7%	1.73%	0%
Expected volatility	43.9%	46.4%	39.84%	0%
Risk-free interest rate	4.5%	2.7%	3.8%	3.66%

	Predecessor			Successor

			For the	For the
			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

Weighted-average fair value of options granted during the year:
Stock Option Plan	$16	$5	$11	NM
Retention Incentive Plan — UGS Capital Corp. Class L Common Shares	—	—	—	$15
Retention Incentive Plan — UGS Capital Corp. II Preferred Shares	—	—	—	$18
The weighted-average fair value of options granted during the Successor period for the stock option plan is less than one dollar due to the Company’s use of zero volatility.

Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed
      The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. There were no impairment charges in the periods reported.

Recent Accounting Pronouncements
      In December 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment, an amendment of FASB Statements Nos. 123 and 95,” which requires share-based compensation transactions to be accounted for using a fair-value-based method and the resulting cost recognized in the financial statements. SFAS No. 123(R) is effective for the Company’s share-based awards granted, modified, or settled in any interim or annual period beginning after December 15, 2005. The Company has not yet determined the impact SFAS No. 123(R) will have on its financial position or results of operations.
      In October 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on EITF Issue No. 04-1, “Accounting for Preexisting Relationships between the Parties to a Business Combination.” EITF Issue No. 04-1 requires that a business combination between two parties that have a preexisting relationship should be evaluated to determine if a settlement of a preexisting relationship exists, and thus requiring accounting separate from the business combination. The consensus reached in EITF Issue No. 04-1 should be applied prospectively to business combinations and goodwill impairment tests completed in reporting periods beginning after October 13, 2004. Although the Company anticipates that EITF Issue No. 04-1 will impact the valuation of assets and liabilities in future acquisitions, the Company does not expect it to have a material effect on its financial position or results of operations.

Note 2:	Acquisitions

UGS PLM Solutions Inc. Acquisition
      On May 27, 2004, UGS Corp. acquired all of the stock of UGS PLM Solutions Inc. from EDS for $2,038.3 million, net of cash acquired. Immediately following the acquisition from EDS, UGS Corp. merged with and into UGS PLM Solutions Inc., with UGS PLM Solutions Inc. continuing as the surviving corporation. In connection with that merger, UGS PLM Solutions Inc. changed its name to UGS Corp. The separation from EDS allows the Company to operate as an independent software company. The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations,” and, accordingly the operating results have been included in the Company’s results of operations from the date of acquisition. The purchase price was allocated based on fair value of the specific tangible and intangible assets and liabilities at the time of the acquisition pursuant to a valuation. The excess of the purchase price over the fair values was recorded as goodwill. None of this goodwill will be deductible for federal tax purposes. In connection with the purchase agreement, the Company was required to remit to EDS working capital adjustments and a certain amount of cash and cash equivalents held at foreign subsidiaries within approximately six months after the closing of the acquisition. Along with the contingent consideration determinable at the date of acquisition of $7.4 million, an additional $8.7 million has been remitted to EDS in 2004. At December 31, 2004, no accrual existed for additional consideration payable to EDS. Any consideration to be paid or received from to EDS in the future, which would result from tax related matters, will be recorded as an additional element of the purchase price when the contingency is resolved.
      In connection with the acquisition of UGS PLM Solutions Inc., the Company recorded a pre-tax charge relating to the write-off of acquired in-process research and development of $50.2 million. At the date of the acquisition, the research and development projects had not yet reached technological feasibility and had no alternative future use if their development was not successfully completed. The development projects, which generally included enhancements and upgrades to existing technology, ranged from 8% to 98% complete at the acquisition date. The value of the in-process research and development was determined using a discounted cash flow analysis of the anticipated income stream for the related product sales. The projected net cash flows were discounted using an initial estimated weighted-average cost of capital of 19.4%. The initial weighted-

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
average cost used was based upon an analysis of the weighted-average cost of capital for publicly traded companies within the software industry, the stage of completion of each of the projects, the costs and complexity of the work completed to date and to be completed, and other risks associated with completing the development.
      The following table summarizes the purchase price allocation and the weighted-average useful life of intangibles for the acquisition of UGS PLM Solutions Inc. (dollars in thousands, life in years):

		Intangibles
		Weighted-
		Average Useful
	Amount	Life

Working capital and other	$(111,333)
Fixed assets	32,350
Intangibles:
Software	449,414	5.0
Customer accounts	230,300	10.0
Maintenance agreements	76,400	10.0
Noncompete agreement	6,700	2.0
Trademarks/tradenames	43,000	7.0
Acquired in-process research and development	50,200
Goodwill	1,261,835

Total purchase price	$2,038,866

      The following unaudited pro forma results of operations were prepared as though the acquisition of UGS PLM Solutions Inc. occurred on January 1, 2003. The pro forma results reflect adjustments for amortization expense associated with acquired intangible assets, interest expense and amortization of deferred financing fees for debt issued, depreciation expense for the step-up of fixed assets to fair value, and the management fee with our parent companies and their owners. The impact of in-process research and development, which was expensed as a non-recurring, non-tax deductible charge upon consummation of the acquisition, has been removed. The purchase accounting adjustment to reflect deferred revenue balance at its fair value was $48.8 million. This adjustment has the effect of reducing revenue for a one year period following the acquisition. For purposes of the pro forma results for year ended December 31, 2003, a reduction in revenue equal to the $48.8 million has been included. For 2004, since a reduction in revenue of $40.9 million for the period following the acquisition through December 31, 2004 was already reflected in the historical data, an additional $7.9 million has been included as a pro forma adjustment. The tax effects of the aforementioned adjustments at a statutory tax rate of 35.0% have also been reflected (in thousands):

	Year Ended	Year Ended
	December 31, 2003	December 31, 2004

Revenue	$848,346	$970,144
Net loss	$(41,915)	$(19,148)
      The pro forma results are not necessarily indicative of what would have occurred if the acquisition had been in effect for the periods presented. In addition, they are not intended to be a projection of future results and do not reflect any synergies that might be achieved from combining the operations.

D-Cubed, Ltd. Acquisition
      On June 30, 2004, the Company acquired all of the stock of D-Cubed, Ltd., for $19.3 million, net of cash acquired. The acquisition of D-Cubed, Ltd., a supplier of embedded technology used by computer-aided

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
design, manufacturing and engineering analysis application developers, allowed the Company to enhance its existing portfolio of products for the PLM industry. The acquisition was accounted for using the purchase method of accounting in accordance with SFAS No. 141 and, accordingly the operating results have been included in the Company’s results of operations from the date of acquisition. The purchase price was allocated based on fair value of the specific tangible and intangible assets and liabilities at the time of the acquisition pursuant to a valuation. The excess of the purchase price over the fair values was recorded as goodwill. None of this goodwill will be deductible for federal tax purposes. The following table summarizes the purchase price allocation and the weighted-average useful life of intangibles for the acquisition of D-Cubed, Ltd. (dollars in thousands, life in years):

		Intangibles
		Weighted-
		Average Useful
	Amount	Life

Working capital and other	$(741)
Fixed assets	273
Intangibles:
Software	6,733	5.0
Customer accounts	1,573	5.0
Maintenance agreements	239	10.0
Noncompete agreement	160	4.0
Trademarks/tradenames	286	7.0
Acquired in-process research and development	619
Goodwill	12,810

Total purchase price	$21,952

      As this acquisition is immaterial to the Company’s consolidated financial statements, pro forma results of operations are not presented.
      The purchase price allocation for both acquisitions may change for up to one year subsequent to the respective acquisition dates due to customary adjustments based on the final determination of the valuation of certain assets and liabilities that existed at the time of acquisition. These adjustments are not expected to be material to the Company’s consolidated financial statements.

Note 3:	Property and Equipment
      Property and equipment is summarized as follows (in thousands):

	Predecessor	Successor

	December 31,	December 31,
	2003	2004

Leasehold improvements	$38,473	$14,637
Computer equipment	103,480	15,573
Other equipment and furniture	44,355	11,945

Total cost	186,308	42,155
Less accumulated depreciation	(146,149)	(8,404)

Total	$40,159	$33,751

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Depreciation expense was $24.4 million for 2002, $19.2 million for 2003, $6.3 million for the period January 1, 2004 through May 26, 2004 and $8.0 million for the period May 27, 2004 through December 31, 2004.

Note 4:	Goodwill
      The goodwill balance at December 31, 2004 of $1,326.8 million resulted from the May 2004 acquisition of UGS PLM Solutions Inc. and the June 2004 acquisition of D-Cubed, Ltd. Due to the purchase accounting associated with the acquisition of UGS PLM Solutions Inc., the book value of all goodwill on the Predecessor balance sheet at May 26, 2004 was eliminated and the new basis of goodwill was established. The following summarizes the changes in the carrying amount of goodwill by segment for the Successor period following May 26, 2004 (in thousands):

	Americas	Europe	Asia Pacific	Total

Recording of goodwill for acquisition of UGS PLM Solutions Inc.	$489,988	$389,478	$376,914	$1,256,380
Recording of goodwill for acquisition of D-Cubed, Ltd.	—	13,220	—	13,220
UGS PLM Solutions Inc. purchase price allocation adjustments	2,127	1,691	1,637	5,455
D-Cubed, Ltd. purchase price allocation adjustments	—	(410)	—	(410)
Impact of foreign currency translation	—	43,303	—	43,303

Goodwill balance as of December 31, 2004	$492,115	$447,282	$378,551	$1,317,948

Note 5:	Other Intangible Assets
      Other intangible assets with definite useful lives are amortized over their respective estimated useful lives to their estimated residual values. As of December 31, 2003 and 2004, the Company had no intangible assets with indefinite useful lives. Due to the purchase accounting associated with the acquisition of UGS PLM Solutions Inc., the book value of all intangible assets on the Predecessor balance sheet at May 26, 2004 was eliminated and a new basis of intangible assets was established. Excluding capitalized software, the intangible assets, net of accumulated amortization, reflected in the Successor balance sheet at December 31, 2004 resulted from the acquisition of UGS PLM Solutions Inc. and D-Cubed, Ltd. The following is a summary of other intangible assets (dollars in thousands, life in years):

		December 31, 2003 (Predecessor)

	Weighted-	Gross
	Average Useful	Carrying	Accumulated
	Life	Amount	Amortization	Total

Definite Useful Lives
Capitalized software	3.0	$115,885	$25,211	$90,674
Acquired software	5.0	177,885	91,747	86,138
Customer accounts	10.0	62,318	16,478	45,840

Total other intangible assets		$356,088	$133,436	$222,652

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		December 31, 2004 (Successor)

	Weighted-	Gross
	Average Useful	Carrying	Accumulated
	Life	Amount	Amortization	Total

Definite Useful Lives
Capitalized software	3.0	$35,314	$828	$34,486
Acquired software	5.0	456,614	55,284	401,330
Customer accounts	10.0	231,873	13,912	217,961
Maintenance agreements	10.0	76,639	4,574	72,065
Noncompete agreements	2.0	6,860	2,021	4,839
Trademarks/tradenames	7.0	43,286	3,689	39,597

Total other intangible assets		$850,586	$80,308	$770,278

      Amortization of software and maintenance agreements is included in cost of revenue. Amortization of customer accounts, noncompete agreements and trademarks/tradenames is included in operating expenses. The following is a summary of amortization expense (in thousands):

	Predecessor			Successor

			For the	For the
			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

Capitalized software	$4,331	$20,881	$14,038	$826
Acquired software	20,675	23,028	9,595	53,566
Acquired and other intangible assets	13,047	9,694	3,540	25,994

Total amortization expense	$38,053	$53,603	$27,173	$80,386

      Amortization of certain acquired software that is included in research and development expenses was $5.7 million for 2002, $3.0 million for 2003, $1.1 million for the period of January 1, 2004 through May 26, 2004, and $1.8 million for the period of May 27, 2004 through December 31, 2004.
      Estimated amortization expense related to intangible assets as of December 31, 2004, for each of the years in the five year period ending December 31, 2009, and thereafter is: 2005 — $141.7 million; 2006 — $142.0 million; 2007 — $138.6 million; 2008 — $130.8 million; 2009 — $73.3 million and all remaining years — $143.9 million.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6:	Accounts Payable and Accrued Liabilities
      Accounts payable and accrued liabilities are summarized as follows (in thousands):

	Predecessor	Successor

	December 31,	December 31,
	2003	2004

Accounts payable	$13,195	$20,629
Accrued compensation	47,599	68,052
Accrued restructuring	17,389	11,909
Accrued other taxes	16,062	19,247
Accrued royalties	7,555	9,511
Other accrued expenses	26,345	35,563

Total	$128,145	$164,911

Note 7:	Restructuring Activities
      The following table summarizes activity in the restructuring accruals (in thousands):

	Employee	Stock	Exit
	Separations	Related	Costs	Total

Balance at December 31, 2001 (Predecessor)	$6,496	$569	$9,212	$16,277
Additions for SDRC acquisition	6,169	—	16,087	22,256
Cash payments	(8,482)	(529)	(3,066)	(12,077)

Balance at December 31, 2002 (Predecessor)	$4,183	$40	$22,233	$26,456
Additions	3,662	—	765	4,427
Reduction of accrual	—	—	(3,000)	(3,000)
Cash payments	(7,786)	—	(2,708)	(10,494)

Balance at December 31, 2003 (Predecessor)	$59	$40	$17,290	$17,389
Cash payments	(59)	—	(1,280)	(1,339)

Balance at May 26, 2004 (Predecessor)	$—	$40	$16,010	$16,050
Adjustments for purchase accounting	—	—	(2,665)	(2,665)
Cash payments	—	—	(1,476)	(1,476)

Balance at December 31, 2004 (Successor)	$—	$40	$11,869	$11,909

      The restructuring balances at December 31, 2001 resulted from restructuring activities associated with the 2001 EDS acquisition of the minority interest held in the Company and the 2001 acquisition of Structural Dynamics Research Corporation (“SDRC”) by the Company. Those activities provided for workforce reductions of approximately 400 employees, consisting of individuals employed throughout the company in managerial, professional, clerical, consulting and technical positions. In addition, the Company recognized a compensation charge related to the purchase of certain stock options held by employees of the Company. These initiatives also resulted in charges for the consolidation of facilities and asset writedowns, which consisted primarily of writedowns of intangible assets.
      The additions to the restructuring accrual in 2002 were associated with the SDRC restructuring liabilities, which were included in the fair value of assets and liabilities as of the purchase date. As such, the charges were not recognized in the statement of operations. The 2002 activity was an adjustment to the preliminary allocation of the purchase price completed within the allocation period.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In 2003, EDS began initiatives designed to reduce costs and streamline its organizational structure in Europe. As a result of these initiatives, the Company recorded a charge of $4.4 million. This provided for workforce reductions of approximately 40 employees totaling $3.7 million and exit costs resulting from the consolidation of facilities of $0.7 million.
      As part of the accounting for the acquisition of UGS PLM Solutions Inc., the restructuring accruals for facilities exit costs were adjusted to reflect fair value. All other accruals were carried forward at fair value with no adjustment required to the prior balances.

Note 8:	Debt
      Debt as of December 31, 2004 consists of the following (in thousands):

Note payable, due December 31, 2014 (115.0 million yen)	$1,123
Revolving credit facility, due May 27, 2010, LIBOR plus 2.50%	6,000
Senior unsecured subordinated notes, due June 1, 2012, 10.0%	550,000
Secured term loan, due May 27, 2011, LIBOR plus 2.25%	497,500

Total long-term debt	1,054,623
Less current portion	(5,000)

Total long-term debt, less current portion	$1,049,623

Senior Unsecured Subordinated Notes
      In May 2004, the Company completed an offering of $550.0 million senior unsecured subordinated notes. From time to time prior to June 1, 2007, the Company may, at its option and subject to certain requirements, redeem up to 35% of the notes from the proceeds of certain equity offerings. In addition, the Company may redeem some or all of the notes at any time prior to June 1, 2008 at a price equal to 100.0% of the principal amount plus accrued and unpaid interest, plus a make-whole premium. At any time on or after June 1, 2008, the Company may redeem the notes in whole or in part, at redemption prices of 105.0% in 2008, 102.5% in 2009 and 100.0% in 2010 and thereafter, plus accrued and unpaid interest, if any, to the redemption date. The notes are guaranteed, jointly and severally, on an unsecured senior subordinated basis, by UGS PLM Solutions Asia/ Pacific Incorporated, UGS Japanese Holdings, Inc., UGS European Holdings, Inc., UGS Israeli Holdings, Inc., and, as required by the indenture by all of our existing and future subsidiaries that guarantee our indebtedness or indebtedness of other guarantors of the notes. Interest on the notes is payable semi-annually. Financing fees incurred in connection with the subordinated notes were capitalized and are included in other assets in the consolidated balance sheet. These fees are being amortized to interest expense over the term of the notes.

Senior Secured Credit Facility
      In May 2004, the Company also entered into a senior secured credit facility with a syndicate of institutional lenders and financial institutions. The credit facility provides for a $500.0 million term loan facility, a $125.0 million revolving credit facility, a letter of credit sub-facility, a swingline loan sub-facility and an alternative currency sublimit. As of December 31, 2004, the Company had $118.8 million available on the revolving credit facility. On the last day of each calendar quarter the Company will also pay a commitment fee based on a leverage ratio, as defined in the credit facility, to each lender for any unused commitments under the revolving credit facility. Based on the Company’s current leverage ratio, the fee is 0.50% per annum. Subject to exceptions, the Company’s senior secured credit facility requires mandatory prepayments of the loans with the Company’s annual excess cash flow (if any) and with the net cash proceeds of certain assets sales or other asset dispositions and issuances of debt securities. The obligations under the senior secured

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
credit facility are guaranteed by the parent of UGS Corp. and certain of UGS Corp.’s existing and future wholly owned domestic subsidiaries (except for unrestricted subsidiaries) and are secured by a perfected security interest in substantially all of the Company’s assets and assets of the Company’s direct and indirect restricted domestic subsidiaries that are guarantors, in each case, now owned or later acquired, including a pledge of all of the Company’s capital stock, the capital stock of each of the Company’s restricted domestic subsidiaries and 65% of the capital stock of certain of the Company’s foreign subsidiaries that are directly owned by the Company or one of the Company’ restricted domestic subsidiaries. Financing fees incurred in connection with the credit facility were capitalized and are included in other assets in the consolidated balance sheet. These fees are being amortized to interest expense over the term of the term loan. In August 2004, the Company refinanced the term loan reducing the interest rate to LIBOR plus 2.25%. There were no other changes to the terms and conditions of the loan.

Debt Covenants
      The subordinated notes and the credit facility contain various covenants including limitations on additional indebtedness, capital expenditures, restricted payments, the incurrence of liens, transactions with affiliates and sales of assets. In addition, the credit facility requires the Company to comply with certain financial covenants, including leverage and interest coverage ratios and capital expenditure limitations. The Company was in compliance with all of the covenants of the subordinated notes and the credit facility at December 31, 2004.

Note Payable
      As part of the UGS PLM Solutions Inc. acquisition, EDS agreed to provide one of the Company’s Japanese subsidiaries with cash loans for any cash taxes incurred by that subsidiary in excess of what income taxes would have normally been incurred had each Japanese subsidiary constituted a single corporation. The loans will be made until such time that such tax attributes are expected to be realized by the Company’s Japanese subsidiary. Interest on the note payable will be only payable for any amounts outstanding after December 31, 2009.
      As of December 31, 2004, the required aggregate debt principal payments for the next five fiscal years and thereafter are as follows (in thousands):

2005	$5,000
2006	5,000
2007	5,000
2008	5,000
2009	5,000
Thereafter	1,029,623

Total	$1,054,623

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9:	Income Taxes
      Income taxes related to the Company for the Predecessor period are allocated as if they were calculated on a separate return basis. The provision (benefit) for income taxes is summarized as follows (in thousands):

	United States

	Federal	State	Non-U.S.	Total

Predecessor
Year ended December 31, 2002
Current	$—	$150	$18,227	$18,377
Deferred	16,178	21	2,270	18,469

Total	$16,178	$171	$20,497	$36,846

Year ended December 31, 2003
Current	$154	$127	$53,489	$53,770
Deferred	(15,911)	(42)	4,995	(10,958)

Total	$(15,757)	$85	$58,484	$42,812

For the period of January 1, 2004 through May 26, 2004
Current	$34,570	$—	$22,932	$57,502
Deferred	(42,945)	85	(4,550)	(47,410)

Total	$(8,375)	$85	$18,382	$10,092

Successor
For the period of May 27, 2004 through December 31, 2004
Current	$—	$20	$24,390	$24,410
Deferred	(7,695)	—	(10,908)	(18,603)

Total	$(7,695)	$20	$13,482	$5,807

      Income (loss) before income taxes includes the following components (in thousands):

	Predecessor			Successor

			For the	For the
			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

U.S. (loss) income	$95,380	$27,238	$12,094	$(57,955)
Non-U.S. income	24,250	119,381	20,391	22,626

Total	$119,630	$146,619	$32,485	$(35,329)

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A reconciliation of income tax expense using the statutory federal income tax rate of 35 percent to the actual income tax expense follows (in thousands):

	Predecessor			Successor

			For the	For the
			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

Statutory federal income taxes	$41,871	$51,316	$11,370	$(12,365)
State income taxes, net of federal tax benefit	111	56	55	13
Non-U.S. taxes	2,134	(1,324)	643	930
Extraterritorial income exclusion	(4,000)	(4,000)	(1,667)	(109)
Research and experimentation credits	(3,781)	(3,841)	(634)	(666)
Acquisition related, primarily in-process research and development	—	—	—	17,787
Other	511	605	325	217

Total	$36,846	$42,812	$10,092	$5,807

Effective income tax rate	30.8%	29.2%	31.1%	(16.4)%

      The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities for the years ended December 31, 2003 and 2004, are as follows (in thousands):

	Predecessor		Successor

	2003		2004

	Assets	Liabilities	Assets	Liabilities

Adjustments necessary to convert accrued amounts to a tax basis	$21,567	$25,705	$64,165	$1,275
Property and equipment, net	5,922	—	23,897	—
Net operating loss and tax credit carryforwards	56,569	—	30,753	—
Purchase accounting intangibles	—	30,607	—	257,859
Other	—	2,030	—	11,112

Subtotal	84,058	58,342	118,815	270,246
Less valuation allowance	(15,198)	—	(2,801)	—

Total deferred taxes	$68,860	$58,342	$116,014	$270,246

      The net change in the total valuation allowance for the year ended December 31, 2004, was a decrease of $12.4 million, all of which was related to tax attributes retained by EDS upon separation. The Company and certain of its foreign subsidiaries have net operating loss carryforwards of $20.1 million and tax credit carryforwards of $10.7 million, some of which have no expiration period, and most of which expire over periods from 2014 through 2024. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Certain of the Company’s tax attributes, such as net operating loss and tax credit carryforwards, may be impacted by EDS’ filing or amendment of certain 2003 and short tax year 2004 consolidated income tax returns while the Company was owned by EDS. Any changes to these components would be reflected as an

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
adjustment to goodwill. The tax attributes presented above represent management’s estimate based upon currently available information.
      In the first quarter of 2004, the Company amended its existing royalty agreement with most of its foreign subsidiaries. Under this agreement, certain of the foreign subsidiaries prepaid a portion of the estimated royalties that would have otherwise been due for the period of July 1, 2004 through December 31, 2005 in exchange for certain negotiated discounts to otherwise payable royalty amounts. The tax effects of these transactions have been reflected as current tax expense and a deferred tax benefit for the Predecessor period of January 1, 2004 through May 26, 2004.
      The Company is not contractually obligated to pay EDS for its share of any consolidated income tax liabilities while it was a member of the EDS consolidated tax return group. Any consolidated income tax liabilities calculated on a separate return basis as due and payable by the Company were treated as non-cash capital contributions from EDS to the Company. Furthermore, pursuant to the stock purchase agreement between EDS and the Company, all income tax liabilities for all tax periods up to, and including, the period ending May 26, 2004 are the sole responsibility of EDS. Consequently, estimated income tax payable amounts from December 31, 2003 are substantially lower as of December 31, 2004 as the liabilities were retained by EDS.
      With respect to the Successor periods in the financial statements, deferred tax liabilities were set up for the amortizable purchase accounting adjustments made on the books of the Company. Also, as part of the accounting for the business combination, the Company expensed in-process research and development costs. This amount is not tax deductible and causes the effective tax rate for the period of May 27, 2004 through December 31, 2004 to materially differ from historical effective tax rates.

Note 10:	Derivative Financial Instruments
      The Company is exposed to credit loss in the event of non-performance by the other party to the derivative financial instruments. The Company mitigates this risk by entering into agreements directly with major financial institutions that meet the Company’s credit standards and that the Company expects to fully satisfy their contractual obligations. The Company uses derivative financial instruments purely as a risk management tool and, therefore, does not use them for speculative trading purposes.

Cross Currency Interest Rate Swaps
      In September 2004, the Company entered into two cross-currency interest rate swap contracts to hedge the impact of foreign currency fluctuations in interest and principal payments relating to intercompany loans denominated in Euros. As of December 31, 2004, the following contracts were outstanding:

		Interest	Notional	USD Exchange
	Expiration	Rate	Value	Rate to € 1

	(In millions)
Pay fixed	December 15, 2014	9.0%	€ 64.1	1.2238
Receive fixed		9.025%
Pay fixed	December 15, 2016	9.0%	€ 49.7	1.2238
Receive fixed		9.08%
      Both swaps, which have been designated as cash flow hedges, effectively convert the future interest and principal payments on the hedged portion of the intercompany loans from Euros to U.S. dollars. For the year ended December 31, 2004, there was no hedge ineffectiveness. Over the next twelve months, the Company does not expect any derivatives losses currently recorded in accumulated other comprehensive income to be reclassified into earnings. Cash settlements of interest are recognized in the interest income (expense) line in the statement of operations.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Forward Contracts
      From time to time, the Company may use forward contracts to hedge specific foreign currency-denominated receivables or payables. These contracts, which generally have maturities of one month or less, require us to exchange foreign currencies for U.S. dollars at maturity at exchange rates agreed to at inception of the contracts. All outstanding forward contracts are recorded on the balance sheet at fair value with periodic unrealized gains and losses recorded in the statement of operations. As of December 31, 2003 and 2004, there were no outstanding forward contracts. Net realized gains and losses associated with exchange rate fluctuations on forward contracts and the underlying foreign currency exposure being hedged were not material in the periods reported.

Note 11:	Pension Benefits

Pension Benefits of Foreign Subsidiaries During Successor Period
      Several of the Company’s foreign subsidiaries have defined benefit pension or termination indemnity plans covering substantially all of their eligible employees that are in place as a result of the applicable local statutes. Benefits under these plans are generally based on years of service and final average compensation levels. These plans are managed in accordance with applicable local statutes and practices. The Company deposits funds for these plans with insurance companies, pension trustees, government-managed accounts, and/or accrues the expense for the unfunded portion of the benefit obligation on its consolidated financial statements. The Company’s practice is to fund the various pension or termination indemnity plans in amounts sufficient to meet the minimum requirements as established by applicable local governmental oversight and taxing authorities. Depending on the design of the plan, local custom and market circumstances, the liabilities of a plan may exceed qualified plan assets. Due to the purchase accounting associated with the acquisition of UGS PLM Solutions Inc., the book value of the plan liabilities were adjusted to fair value and the minimum pension liability reflected as a component of accumulated other comprehensive income at May 26, 2004 was written off. The following tables provide a reconciliation of the changes in the benefit obligations and fair value

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of assets (using December 31, 2004 measurement dates), and a statement of the funded status as of December 31, 2004 and for the period of May 27, 2004 through December 31, 2004 (in thousands):

Reconciliation of Benefit Obligation
Benefit obligation at May 27, 2004	$15,607
Service cost	1,322
Interest cost	431
Participant contributions	35
Actuarial loss	2,347
Foreign currency exchange rate changes	2,209
Benefit payments	(224)
Other	(4)

Benefit obligation at end of year	$21,723

Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at May 27, 2004	$3,979
Actual return on plan assets	109
Foreign currency exchange rate changes	484
Employer contributions	193
Participant contributions	35
Benefit payments	(224)
Other	(4)

Fair value of plan assets at end of year	$4,572

Funded Status
Funded status at December 31	$(17,151)
Unrecognized net actuarial loss	2,591

Net amount recognized on the consolidated balance sheet (as described below)	$(14,560)

      The following table summarizes the amounts reflected on the Company’s balance sheet for pension benefits as of December 31, 2004 (in thousands):

Accrued benefit liability	$(14,779)
Accumulated other comprehensive income	219

Net amount recognized	$(14,560)

      The accumulated benefit obligation for all plans was $17.2 million as of December 31, 2004.
      The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the plans with accumulated benefit obligations in excess of plan assets were $21.5 million, $17.1 million, and $4.4 million, respectively, as of December 31, 2004. The Company had a minimum pension liability of $0.1 million, net of tax, reflected as a component of accumulated other comprehensive income in the consolidated statement of stockholder’s equity.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table provides the components of net periodic benefit cost recognized in earnings for the period of May 27, 2004 through December 31, 2004 (in thousands):

Service cost	$1,322
Interest cost	431
Expected return on plan assets	(124)

Net periodic benefit cost	$1,629

      The following table summarizes the weighted-average assumptions used in the determination of benefit obligation for the period of May 27, 2004 through December 31, 2004:

Discount rate	4.28%
Rate of increase in compensation levels	3.47%
      The following table summarizes the weighted-average assumptions used in the determination of net periodic benefit cost for the period of May 27, 2004 to December 31, 2004:

Discount rate	4.97%
Rate of increase in compensation levels	3.38%
Long-term rate of return on assets	5.21%
      Asset return assumptions are derived based on actuarial and statistical methodologies, from analysis of long-term historical data relevant to the country in which each plan is in effect and the investments applicable to the corresponding plan.
      The following table provides the weighted-average asset allocation of plan assets as of December 31, 2004, by asset category:

Debt securities	96
Other	4

Total	100%

      The Company’s estimated contribution to the plans for fiscal 2005 is $1.1 million. As of December 31, 2004, the benefits expected to be paid in each of the next five fiscal years and thereafter are as follows (in thousands):

2005	$484
2006	490
2007	554
2008	657
2009	650
Thereafter	4,411

Total	$7,246

Pension Benefits During Predecessor Periods
      During the Predecessor periods, the Company’s worldwide employees participated in a number of qualified and non-qualified pension plans of EDS (the “EDS Plans”). In conjunction with the acquisition, only certain foreign plans remained with the Company with all other plans remaining as part of EDS. Any

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
future activity on the EDS Plans will have no impact on the financial position, operating results or cash flows of the Company.
      The majority of the EDS Plans were non-contributory and covered substantially all its employees. In general, employees become fully vested upon attaining five years of service, and benefits are based on years of service and earnings. The actuarial cost method currently used was the projected unit credit cost method. EDS’ U.S. funding policy was to contribute amounts that fell within the range of deductible contributions for federal income tax purposes. Costs related to these EDS Plans were allocated to the Company through an intercompany transaction based on the ratio of total payroll dollars of the Company to total payroll dollars of EDS for the employee groups of the respective EDS Plans. The Company recognized expense of $2.8 million for the year ended December 31, 2002 and $11.5 million for the year ended December 31, 2003 for such pension coverage.
      The following tables provide a reconciliation of the changes in the EDS Plans’ benefit obligations and fair value of assets (using October 31, 2002 and 2003 measurement dates), and a statement of the funded status as of December 31, 2002 and 2003 (in millions):

	2002	2003

Reconciliation of Benefit Obligation
Benefit obligation at beginning of year	$3,943	$5,154
Service cost	287	290
Interest cost	277	353
Plan amendments	—	(5)
Actuarial loss	161	372
Foreign currency exchange rate changes	213	384
Benefit payments	(88)	(157)
Curtailments	(22)	—
Settlements	(26)	—
Special termination benefit	—	20
Other	409	133

Benefit obligation at end of year	$5,154	$6,544

Reconciliation of Fair Value of Plan Assets
Fair value of plan assets at beginning of year	$3,585	$3,739
Actual return on plan assets	(381)	702
Foreign currency exchange rate changes	124	259
Employer contributions	207	271
Benefit payments	(88)	(157)
Settlements	(26)	(1)
Other	318	84

Fair value of plan assets at end of year	$3,739	$4,897

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	2002	2003

Funded Status
Funded status at December 31	$(1,415)	$(1,647)
Unrecognized transition obligation	12	13
Unrecognized prior-service cost	(267)	(240)
Unrecognized net actuarial loss	1,541	1,542
Adjustments from October 31 to December 31	22	83

Net amount recognized on the consolidated balance sheets (as described below)	$(107)	$(249)

      The following table summarizes the assets and liabilities reflected on EDS’s balance sheets for pension benefits as of December 31, 2002 and 2003 (in millions):

	2002	2003

Prepaid benefit cost	$283	$288
Accrued benefit liability	(1,113)	(1,121)
Intangible asset	35	32
Accumulated other comprehensive income	688	552

Net amount recognized	$(107)	$(249)

      The accumulated benefit obligation for all the EDS plans was $4,321 million at October 31, 2002 and $5,697 million at October 31, 2003.
      EDS has additional defined benefit retirement plans outside the U.S. not included in the tables above due to their individual insignificance. These EDS plans collectively represent an additional benefit obligation of approximately $30 million and plan assets of approximately $20 million.
      The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the EDS plans with accumulated benefit obligations in excess of plan assets were $4,714 million, $4,228 million, and $3,401 million, respectively, at December 31, 2002 and $6,055 million, $5,298 million, and $4,410 million, respectively, at December 31, 2003. As of December 31, 2003, the Company had a minimum pension liability of $0.8 million, net of tax, reflected as a component of accumulated other comprehensive income in the consolidated statement of stockholder’s equity.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table provides the components of net periodic pension cost recognized in EDS’ earnings for the years ended December 31, 2002 and 2003 (in millions):

	2002	2003

Service cost	$287	$290
Interest cost	277	353
Expected return on plan assets	(355)	(339)
Amortization of transition obligation	1	1
Amortization of prior-service cost	(32)	(32)
Amortization of net actuarial loss	17	81

Net periodic benefit cost	195	354
Curtailment loss (gain)	(18)	—
Special termination benefit	—	20
Settlement loss	4	—

Net periodic benefit cost after curtailments and settlements	$181	$374

      Prior-service costs were amortized on a straight-line basis over the average remaining service period of active participants. Gains or losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.
      As of December 31, 2002 and 2003, the EDS Plans’ assets consisted primarily of equity securities and, to a lesser extent, government obligations and other fixed income securities. The U.S. pension plan was a cash balance plan that used a benefit formula based on years of service, age and earnings. Employees were allocated the current value of their retirement benefit in a hypothetical account. Monthly credits based upon age, years of service, compensation and interest were added to the account. Upon retirement, the value of the account balance would be converted to an annuity. Effective January 1, 2000, EDS allowed employees to elect to direct up to 33% of their monthly credits to the EDS 401(k) Plan. EDS contributed $6 million in 2002 and $3 million in 2003 to the EDS 401(k) Plan related to these elections. These amounts are not included in net periodic pension cost shown in the table above.
      The following table summarizes the weighted-average assumptions used in the determination of EDS’ benefit obligation for the years ended December 31, 2002 and 2003:

	2002	2003

Discount rate at October 31	6.4%	6.0%
Rate of increase in compensation levels at October 31	3.5%	3.3%
      The following table summarizes the weighted-average assumptions used in the determination of EDS’ net periodic benefit cost for the years ended December 31, 2002 and 2003:

	2002	2003

Discount rate at October 31	6.4%	6.4%
Rate of increase in compensation levels at October 31	3.5%	3.5%
Long-term rate of return on assets at January 1	9.6%	8.7%
      The expected long-term rate of return for U.S. plan assets at January 1, 2003 was 9.4%. The weighted-average discount rate, rate of increase in compensation levels, and long-term rate of return on assets used to calculate 2004 pension expense will be 8.6%, 3.3% and 6.0%, respectively.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Plan assets for EDS’ U.S. pension plans comprise 55% of the total assets for all EDS plans. The following table provides the weighted-average asset allocation of U.S. plan assets as of December 31, 2002 and 2003, by asset category:

	2002	2003

Equity securities	85%	87%
Debt securities	10	8
Cash and cash equivalents	4	5
Other	1	—

Total	100%	100%

      In determining pension expense recognized in its statements of operations, EDS utilized an expected long-term rate of return that, over time, should approximate the actual long-term returns earned on pension plan assets. EDS derived the assumed long-term rate of return on assets based upon the historical return of actual plan assets and the historical long-term return on similar asset classes as well as anticipated future returns based upon the asset mix of the plans. Assumed rates of return were based upon a long-term view of the pension investment strategy, which is consistent with the average age of EDS’ workforce and associated average periods until retirement. Accordingly, plan assets were weighted heavily towards equity investments. Equity investments, while susceptible to significant short-term fluctuations, have historically outperformed most other investment alternatives on a long-term basis. EDS utilized an active management strategy through third-party investment managers to maximize asset returns. As of December 31, 2003, the weighted-average target asset allocation for all plans was 82% equity; 15% fixed income; 1% cash and cash equivalents; 1% real estate; and 1% other.

Note 12:	Stock-Based Compensation

Stock Option Plan
      The Board of Directors of UGS Capital Corp. II (the “Administrator”) administers the 2004 Management Incentive Plan (the “2004 Incentive Plan”), which provides for the granting of awards of stock options, other stock and performance awards, and the deferral of grants of cash in connection with other awards to eligible employees, officers, directors, and consultants of the Company. A maximum of 12,600,000 shares of Class A common stock and 20,000 shares of Class L common stock of UGS Capital Corp., and 7,500 shares of preferred stock of UGS Capital Corp. II may be granted as awards. Terms of stock options and other awards granted under the 2004 Incentive Plan, including vesting requirements, are determined by the Administrator. A summary of the Company’s stock option activity under the 2004 Incentive Plan for the period May 27, 2004 through December 31, 2004 is reflected below:

	Successor

		Weighted-
	UGS Capital Corp.	Average
	Class A Common	Exercise
Fixed Options	Shares	Price

Outstanding at acquisition date	—	$—
Granted	8,280,000	1
Forfeited	(15,000)	1

Outstanding at end of year	8,265,000	$1

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A summary of options outstanding by exercise price range under the 2004 Incentive Plan at December 31, 2004, is presented below:

Successor

	Options Outstanding			Options Exercisable

Weighted-
		Weighted-	Average		Weighted-
		Average	Remaining		Average
		Exercise	Contractual		Exercise
	Shares	Price	Period	Shares	Price

UGS Capital Corp. Class A Common	8,265,000	$1	9.58	—	—
      Stock options for the UGS Capital Corp Class A common shares have an exercise term of ten years from the date of grant and vest over five years at 20% after one year and monthly thereafter. The exercise price of the stock options was equal to the fair value of the underlying common stock at the date of grant on the basis of the price paid by the acquirors and no compensation expense was recognized.
      During the Predecessor periods, employees of UGS PLM Solutions Inc. participated in certain stock option plans of EDS. In conjunction with separation from EDS, outstanding stock options immediately vested at May 26, 2004 and employees were given a two-year period to exercise their vested shares. Any future activity on these stock options will have no impact on the financial position, operating results or cash flows of the Company. A summary of stock option activity under the EDS Stock Plans related to employees of UGS PLM Solutions Inc. during the Predecessor periods is reflected below (in thousands, except share price):

	Predecessor

	Year Ended December 31,				For the Period of
					January 1, 2004
					through
	2002		2003		May 26, 2004

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
Fixed Options	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	3,247	$57	3,313	$57	1,605	$43
Granted	563	61	574	16	1,070	19
Exercised	(1)	60	—	—	(25)	16
Forfeited	(496)	58	(2,282)	57	(3)	20

Outstanding at end of period	3,313	$57	1,605	$43	2,647	$34

Options exercisable at end of period	1,157		709		2,647

Retention Incentive Plan
      Prior to the acquisition of UGS PLM Solutions Inc., the Retention Incentive Plan was created to allow certain employees to receive a cash award from the Company or to roll over between 25% and 100% their cash award into the equity of UGS Capital Corp. and UGS Capital Corp II. Employees that elected to forgo the cash award received: (1) restricted stock awards of UGS Capital Corp. Class A common stock, (2) options to purchase UGS Capital Corp. Class L common stock, and (3) options to purchase UGS Capital Corp. II preferred stock. In addition, the Company agreed to pay cash bonuses in amounts equal to the aggregate exercise price at the time and to the extent the stock options were exercised. The exercise price of the stock options issued under the Retention Incentive Plan was equal to the estimated fair value of the underlying common and preferred stock at the date of grant. Shares that were vested at the date of separation from EDS

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
were accounted for as part of the purchase price allocation. For shares that continue to vest, compensation expense is recognized over the vesting period based on the intrinsic value at the date of grant. The Company recognized compensation expense of $0.9 million in the 2004 Successor period related to the Retention Incentive Plan awards.
      Restricted stock awards of UGS Capital Corp. Class A common stock issued during the period May 27, 2004 through December 31, 2004 were 178,624 shares. The weighted average grant date fair value of the restricted stock awards was $1.00 per share, which was equal to the estimated fair value of the underlying common stock at the date of grant.
      A summary of the stock option activity from the acquisition date through December 31, 2004 is reflected below:

	Successor

	UGS Capital	Weighted-	UGS Capital	Weighted-
	Corp. Class L	Average	Corp. II	Average
	Common	Exercise	Preferred	Exercise
Fixed Options	Shares	Price	Shares	Price

Outstanding at acquisition date	—	$—	—	$—
Granted	19,847	81	4,466	100
Forfeited	(1,858)	81	(418)	100

Outstanding at end of year	17,989	$81	4,048	$100

      A summary of the options outstanding by exercise price range at December 31, 2004, is presented below (in thousands, except share price and contractual period):

Successor

	Options Outstanding			Options Exercisable

Weighted-
		Weighted-	Average		Weighted-
		Average	Remaining		Average
		Exercise	Contractual		Exercise
	Shares	Price	Period	Shares	Price

UGS Capital Corp. Class L Common	17,989	$81	9.40	3,844	$81
UGS Capital Corp. II Preferred	4,048	$100	9.40	865	$100

Stock Purchase Plans
      During the Successor period, certain employees of the Company were given the opportunity to purchase shares of UGS Capital Corp. Class A and Class L common stock, as well as UGS Capital Corp. II preferred stock. The allocation amongst the classes of common and preferred stock were issued to the investors in the same proportions as those for the owners of UGS Capital Corp. and UGS Capital Corp. II. Funds invested into the parent companies were remitted back to the Company as contributed capital and amounted to $3.3 million for the period of May 27, 2004 through December 31, 2004.
      Prior to the separation from EDS, the Company’s employees participated in EDS’s Stock Purchase Plan and Nonqualified Stock Purchase Plan. Participants were able to purchase EDS common stock at 85% of the quoted market price through payroll deductions of up to 10% of their compensation, not to exceed $25,000 per year. Shares of EDS common stock purchased under the plans could not be sold or transferred within two years of the date of purchase unless they were first offered to EDS at the lesser of the original purchase price or the fair value on the date of the sale. At December 31, 2003, the number of shares available for future sales under the EDS Stock Purchase Plan and Nonqualified Stock Purchase Plan was 45.3 million. In conjunction with the acquisition of UGS PLM Solutions Inc., all stock purchase plans remained as part of the EDS stock

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
purchase plans. Any future activity on these shares will have no impact on the financial position, operating results or cash flows of the Company.

Note 13:	Employee Savings Plans

Employee Savings Plan During Successor Period
      The Company maintains the UGS 401(k) Savings Plan that allows certain employees to defer up to 40% of their pre-tax compensation, subject to statutory limitations. The Company makes matching contributions of 66 2/3% of the amount contributed by the employee up to a maximum of 6% of the employee’s deferral. The Company’s contributions for employee savings plans were $5.8 million for the Successor period May 27, 2004 through December 31, 2004.
      As part of the separation from EDS, the Company agreed to provide discretionary payments into the UGS 401(k) Savings Plan for those employees with unvested balances at May 26, 2004 in the EDS Plans and/or the EDS 401(k) Plan who would otherwise lose their entire balance. The payments will be made in three installments in the first quarter of each year beginning in 2005. The discretionary payments are based on the UGS 401(k) Savings Plan vesting schedule and subject to cancellation at any time. For the Successor period May 27, 2004 through December 31, 2004, the Company expensed $1.0 million for the first discretionary payment, which was included in accrued liabilities as of December 31, 2004.

Employee Savings Plans During Predecessor Periods
      During the Predecessor period January 1, 2004 to May 26, 2004 and the year ended December 31, 2003, employees of UGS PLM Solutions Inc. participated in the in EDS 401(k) long-term savings program. The EDS 401(k) Plan allowed participants to contribute a percentage of their compensation and to defer income taxes until the time of distribution. Participants could invest their contributions in various publicly traded investment funds or EDS common stock. The EDS 401(k) Plan also provided for employer-matching contributions, in the form of EDS common stock, which participants could elect to transfer to another investment option within the EDS 401(k) Plan after two years from the date of contribution.
      For year ended December 31, 2002, U.S. employees participated in the Unigraphics Solutions Inc. 401(k) Plan. Established in April, 1999, the Unigraphics Solutions Inc. 401(k) Plan allowed participants to contribute up to 20% of their pre-tax compensation, subject to statutory limitations. The Company made matching contributions of 25% of the amount contributed by the employee up to a maximum of 6% of the employee’s earnings. In January 2003, all participants’ account balances were transferred out of the Unigraphics Solutions Inc. 401(k) Plan and into similar investment funds under the EDS 401(k) Plan.
      The Company’s contributions for employee savings plans for the Predecessor periods were $7.9 million for 2002, $3.4 million for 2003 and $1.2 million for the period January 1, 2004 through May 26, 2004.

Note 14:	Segment Information
      The Company aggregates its operations by geographic location for management reporting purposes. Reportable segments consist of the Americas, Europe and Asia Pacific. The Company’s business involves operations in principally one industry segment: providing PLM software and services to various industries. PLM software encompasses both collaborative product development management (“cPDM”) applications and CAx applications. CAx includes computer aided design, computer aided engineering and computer aided manufacturing applications. For the year ended December 31, 2004, approximately 69% of our total revenue was generated from CAx applications, while the remaining 31% was from cPDM.
      Management uses several metrics to measure the performance of each segment, including revenue and operating income. These results are used, in part, to evaluate the performance of, and allocate resources to,

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
each of the segments. Certain operating expenses, which are separately managed at the corporate level, are not allocated to the reportable segments. Unallocated costs include research and development costs, amortization of capitalized software and intangible assets, and corporate general and administrative costs. Accounts receivable is the only significant asset managed at a segment level. All other assets are managed on a consolidated basis. Financial information for each reportable segment, which includes certain reclassifications to the 2002 and 2003 periods presented to conform to the 2004 presentation, is as follows (in thousands):

	Americas	Europe	Asia Pacific	Total

Revenue:
Predecessor

Year ended December 31, 2002
Software	$111,313	$96,148	$72,989	$280,450
Maintenance	170,674	121,040	72,191	363,905
Services and other	134,671	71,794	9,682	216,147

Total revenue	416,658	288,982	154,862	860,502
Year ended December 31, 2003
Software	100,239	102,007	83,434	285,680
Maintenance	171,344	146,432	71,775	389,551
Services and other	131,770	76,799	13,346	221,915

Total revenue	403,353	325,238	168,555	897,146
For the period January 1, 2004 through May 26, 2004
Software	36,766	36,347	27,666	100,779
Maintenance	69,885	62,765	30,362	163,012
Services and other	55,229	31,811	6,972	94,012

Total revenue	161,880	130,923	65,000	357,803
Successor

For the period May 27, 2004 through December 31, 2004
Software	71,867	89,520	52,182	213,569
Maintenance	96,413	90,982	49,818	237,213
Services and other	93,846	62,302	13,287	169,435

Total revenue	$262,126	$242,804	$115,287	$620,217

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Americas	Europe	Asia Pacific	Total

Operating income:
Predecessor

Year ended December 31, 2002	$162,670	$113,326	$93,785	$369,781
Year ended December 31, 2003	160,908	140,834	99,688	401,430
For the period January 1, 2004 through May 26, 2004	64,996	50,677	34,532	150,205
Successor

For the period May 27, 2004 through December 31, 2004	$112,151	$117,414	$69,928	$299,493

	Americas	Europe	Asia Pacific	Total

Accounts receivable:
Predecessor

As of December 31, 2002	$111,089	$106,742	$33,818	$251,649
As of December 31, 2003	96,707	85,917	43,102	225,726
Successor

As of December 31, 2004	$79,371	$108,356	$45,453	$233,180
      A reconciliation of operating income for reportable segments to operating (loss) income is as follows (in thousands):

	Predecessor			Successor

			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

Total operating income for reportable segments	$369,781	$401,430	$150,205	$299,493
Research and development	(129,046)	(125,848)	(52,851)	(82,875)
In-process research and development	—	—	—	(50,819)
Restructuring	—	(4,427)	—	—
Amortization of capitalized and acquired software and other intangible assets	(32,315)	(50,588)	(26,040)	(78,591)
Corporate and unallocated costs	(86,306)	(74,305)	(38,818)	(88,368)

Operating income (loss)	$122,114	$146,262	$32,496	$(1,160)

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following presents information about the Company’s operations in selected geographical regions that represent more than 10% of total revenue (in thousands):

	Predecessor			Successor

			For the	For the
			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

Total revenue:
United States	$400,388	$376,474	$152,253	$246,589
Germany	86,149	102,560	42,309	71,443
Japan	91,383	101,233	38,828	60,627
All Other	282,582	316,879	124,413	241,558

Total	$860,502	$897,146	$357,803	$620,217

	Predecessor	Successor

	December 31,	December 31,
	2003	2004

Net property, plant and equipment:
United States	$28,570	$22,798
Germany	1,371	768
Japan	581	774
All Other	9,637	9,411

Total	$40,159	$33,751

Note 15:	Commitments and Contingencies

Legal Proceedings
      The Company is not a party to any litigation other than ordinary, routine litigation incidental to its business. In the opinion of management, the ultimate liability, if any, resulting from the aforementioned contingencies will not have a material adverse effect on the Company’s consolidated results of operations or financial position.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leasing Arrangements
      Lease obligations under non-cancelable operating leases for facilities, computer equipment and other leased assets, as well as sublease income on facilities, for each of the next five years ending December 31 and thereafter are as follows (in thousands):

	Operating	Sublease
	Leases	Income

2005	$40,598	$1,343
2006	33,574	1,646
2007	23,862	1,032
2008	15,694	534
2009	10,603	446
Thereafter	14,839	677

Total	$139,170	$5,678

      Total rent expense under cancelable and non-cancelable leases, principally facilities, computer equipment, software, and other leased assets was $47.4 million for 2002, $41.2 million for 2003, $15.7 million for the period January 1, 2004 through May 26, 2004, and $22.9 million for the period of May 27, 2004 through December 31, 2004. Total sublease income on facilities was $1.0 million for 2002, $3.2 million for 2003, $1.1 million for the period January 1, 2004 through May 26, 2004, and $1.3 million for the period of May 27, 2004 through December 31, 2004. The Company also had performance guarantees of $1.3 million related to customer software contracts as of December 31, 2004.

Guarantees
      The Company adopted the initial recognition and measurement provisions of FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” on January 1, 2003, which provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The Company has adopted the disclosure provisions of FIN No. 45 in the preparation of these financial statements. In the ordinary course of business, the Company is not subject to potential obligations under guarantees that fall within the scope of FIN No. 45 except for standard indemnification and warranty provisions that are contained within many of its software license agreements, and these give rise only to the disclosure requirements prescribed by FIN No. 45. In addition, under previously existing accounting principles, the Company continues to monitor the conditions that are subject to the guarantees and indemnifications to identify whether it is probable that a loss has occurred, and will recognize any such losses under the guarantees and indemnifications when those losses are estimable. The Company incurred no significant losses related to such indemnifications or guarantees during the years ended December 31, 2003 and 2004.

Note 16:	Concentrations of Credit Risk
      Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers constituting the Company’s customer base and their dispersion across different industries and geographic areas. As of December 31, 2003 and 2004, no single customer accounted for more than 10% of total accounts receivable.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 17:	Fair Value of Financial Instruments
      The carrying amounts and fair values of the Company’s financial instruments as of December 31, 2003 and 2004 were as follows (in thousands):

	Predecessor		Successor

	December 31, 2003		December 31, 2004

	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Liabilities:
Derivative financial instruments	$—	$—	$26,390	$26,390
Long-term debt — variable rate	—	—	504,623	504,623
Long-term debt — fixed rate	$—	$—	$550,000	$625,625
      The fair values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, to the extent the underlying liability is to be settled in cash, approximated carrying values because of the short-term nature of these instruments. The derivative financials instruments are carried at fair value, which is based on the amount the Company would pay to terminate the agreements. The carrying value of the Company’s variable rate long-term debt approximates its fair value. The fair value of the Company’s fixed rate long-term debt is based on quoted market rates.

Note 18:	Interest (Expense) Income, Net
      The following table sets forth the components of interest (expense) income, net (in thousands):

	Predecessor			Successor

			Period of	Period of
	Year Ended	Year Ended	January 1, 2004	May 27, 2004
	December 31,	December 31,	through	through
	2002	2003	May 26, 2004	December 31, 2004

Interest income	$7,946	$7,584	$3,013	$6,107
Interest expense	(9,467)	(4,823)	(1,507)	(52,369)
Amortization of deferred financing fees	—	—	—	(3,000)

Interest (expense) income, net	$(1,521)	$2,761	$1,506	$(49,262)

Note 19:	Related Party Transactions

Management Agreement
      In connection with the acquisition of UGS PLM Solutions Inc., the Company entered into a management agreement with our parent companies and their owners in which we pay an annual aggregate management fee of $3.0 million for certain management and advisory services. For the period of May 27, 2004 through December 31, 2004, the Company paid $1.8 million in fees, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cumulative Preferred Stock of UGS Capital Corp II
      UGS Capital Corp II, one of our parent companies, has 250,000 shares outstanding of 10% cumulative preferred stock with a liquidation preference of $100 per share. In the event a dividend was declared by the Board of Directors of UGS Capital Corp II, such dividend would be funded by the Company. The cumulative preferred dividends accrue at the rate of 10% per annum, compounded quarterly.

Note 20:	Transactions With Prior Parent

Credit Agreements
      In order to allow EDS to manage efficiently the cash and cash needs of its subsidiaries, the Company and EDS (and certain subsidiaries) were parties to an intercompany borrowing arrangement (the “Intercompany Credit Agreement”), pursuant to which the Company was required to borrow from EDS, and EDS was required to lend to the Company, any amount required by the Company to fund its daily cash requirements. Also, under the Intercompany Credit Agreement, the Company was required to lend to EDS all excess cash of the Company. The interest rate to be charged to the Company was the sum of the one-month LIBOR plus 0.5%. The interest rate to be received from EDS was the one-month LIBID minus 0.5%. On any business day that the Company had excess cash available, it was to use that cash to repay any outstanding loans it had under the Intercompany Credit Agreement or make an advance to EDS if no loans were outstanding. The Intercompany Credit Agreement was terminated upon separation from EDS.

Management Services Agreement
      Until December 31, 2001, the Company and EDS were parties to a management services agreement, (the “Management Services Agreement”) pursuant to which EDS performed various management services for the Company including treasury, risk management, tax, and similar administrative services that EDS had historically provided to the Company. Amounts charged to the Company under the Management Services Agreement approximate EDS’ cost of providing the services plus a fixed fee equal to 0.5% of the Company’s total revenues, up to a maximum fixed fee of $2.5 million annually. Had a similar agreement been in place following December 31, 2001, such corporate expenses would have amounted to $3.4 million in 2002, $4.6 million in 2003 and $1.2 million for the period of January 1, 2004 through May 26, 2004. Such amounts are reflected in the accompanying consolidated statements of operations as selling, general and administrative expenses and represent the estimated costs of providing services to the Company.

Other Agreements
      The Company and EDS are also parties to various real property subleases pursuant to which the Company subleases from EDS and EDS subleases from the Company. The terms of these sublease agreements incorporate the financial and other material terms of the lease agreements for the subject properties and charges to the subtenant are based on the actual rates incurred.

Dividend
      For the period of January 1, 2004 through May 26, 2004, the Company declared and paid a $250.0 million dividend to EDS. The transaction resulted in a reduction to the intercompany receivable with EDS and corresponding reduction to stockholder’s equity.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 21:	Financial Statements of Guarantors
      The Company’s senior unsecured subordinated notes and the obligations under the Company’s senior secured credit facility are guaranteed by certain wholly owned subsidiaries. The guarantees are full, unconditional and joint and several. The following unaudited condensed consolidating schedules of operations, balance sheets and cash flows are presented for the parent company (UGS Corp.), the guarantor subsidiaries, the non-guarantor subsidiaries and the total consolidated UGS Corp.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING
SCHEDULE OF OPERATIONS

	Year Ended December 31, 2002

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated

	(In thousands)
Revenue:
Software	$104,428	$14,862	$161,160	$—		$280,450
Maintenance	164,792	10,085	189,028	—		363,905
Services and other	131,139	129,227	84,407	(128,626	)(a)	216,147

Total revenue	400,359	154,174	434,595	(128,626)		860,502

Cost of revenue:
Software	9,160	1,189	9,005	—		19,354
Maintenance	24,966	10	27,135	—		52,111
Services and other	113,142	467	201,441	(128,626	)(a)	186,424
Amortization of capitalized software and acquired intangible assets	25,465	—	—	—		25,465

Total cost of revenue	172,733	1,666	237,581	(128,626)		283,354

Gross profit	227,626	152,508	197,014	—		577,148

Operating expenses:
Selling, general and administrative	230,770	4,129	84,239	—		319,138
Research and development	126,680	2,366	—	—		129,046
Amortization of other intangibles assets	6,850	—	—	—		6,850

Total operating expenses	364,300	6,495	84,239	—		455,034

Operating (loss) income	(136,674)	146,013	112,775	—		122,114
Interest (expense) income, net	(7,073)	3,696	1,856	—		(1,521)
Other income (expense), net	13,395	(1,606)	(12,752)	—		(963)

(Loss) income before income taxes	(130,352)	148,103	101,879	—		119,630
(Benefit) provision for income taxes	(50,648)	51,836	35,658	—		36,846

Net (loss) income	$(79,704)	$96,267	$66,221	$—		$82,784

(a)	Elimination represents statutory royalty revenue to guarantor subsidiaries and statutory royalty expense to non-guarantor subsidiaries.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING
SCHEDULE OF OPERATIONS

	Year Ended December 31, 2003

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated

	(In thousands)
Revenue:
Software	$89,961	$3,663	$192,056	$—		$285,680
Maintenance	159,393	752	229,406	—		389,551
Services and other	126,862	137,824	94,847	(137,618	)(a)	221,915

Total revenue	376,216	142,239	516,309	(137,618)		897,146

Cost of revenue:
Software	4,774	1,002	9,827	—		15,603
Maintenance	20,137	85	31,988	—		52,210
Services and other	104,071	18	219,311	(137,618	)(a)	185,782
Amortization of capitalized software and acquired intangible assets	43,909	—	—	—		43,909

Total cost of revenue	172,891	1,105	261,126	(137,618)		297,504

Gross profit	203,325	141,134	255,183	—		599,642

Operating expenses:
Selling, general and administrative	238,613	6,746	71,067	—		316,426
Research and development	95,648	30,200	—	—		125,848
Restructuring	—	—	4,427	—		4,427
Amortization of other intangibles assets	6,679	—	—	—		6,679

Total operating expenses	340,940	36,946	75,494	—		453,380

Operating (loss) income	(137,615)	104,188	179,689	—		146,262
Interest (expense) income, net	(4,686)	4,498	2,949	—		2,761
Other income (expense), net	(1,059)	(202)	(1,143)	—		(2,404)

(Loss) income before income taxes	(143,360)	108,484	181,495	—		146,619
(Benefit) provision for income taxes	(58,680)	37,969	63,523	—		42,812

Net (loss) income	$(84,680)	$70,515	$117,972	$—		$103,807

(a)	Elimination represents statutory royalty revenue to guarantor subsidiaries and statutory royalty expense to non-guarantor subsidiaries.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING
SCHEDULE OF OPERATIONS

	For the Period of January 1, 2004 through May 26, 2004

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated

	(In thousands)
Revenue:
Software	$33,411	$1,609	$65,759	$—		$100,779
Maintenance	63,974	204	98,834	—		163,012
Services and other	53,866	73,969	40,096	(73,919	)(a)	94,012

Total revenue	151,251	75,782	204,689	(73,919)		357,803

Cost of revenue:
Software	3,937	275	2,951	—		7,163
Maintenance	7,709	51	13,417	—		21,177
Services and other	43,487	(1)	111,692	(73,919	)(a)	81,259
Amortization of capitalized software and acquired intangible assets	23,540	—	—	—		23,540

Total cost of revenue	78,673	325	128,060	(73,919)		133,139

Gross profit	72,578	75,457	76,629	—		224,664

Operating expenses:
Selling, general and administrative	78,282	439	58,096	—		136,817
Research and development	48,685	3,084	1,082	—		52,851
Amortization of other intangibles assets	2,500	—	—	—		2,500

Total operating expenses	129,467	3,523	59,178	—		192,168

Operating (loss) income	(56,889)	71,934	17,451	—		32,496
Interest (expense) income, net	(1,653)	2,015	1,144	—		1,506
Other (expense) income, net	(22)	27	(1,522)	—		(1,517)

(Loss) income before income taxes	(58,564)	73,976	17,073	—		32,485
(Benefit) provision for income taxes	(21,775)	25,891	5,976	—		10,092

Net (loss) income	$(36,789)	$48,085	$11,097	$—		$22,393

(a)	Elimination represents statutory royalty revenue to guarantor subsidiaries and statutory royalty expense to non-guarantor subsidiaries.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED CONSOLIDATING
SCHEDULE OF OPERATIONS

	For the Period of May 27, 2004 through December 31, 2004

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated

	(In thousands)
Revenue:
Software	$66,478	$2,009	$145,082	$—		$213,569
Maintenance	88,503	561	148,149	—		237,213
Services and other	92,192	133,306	76,923	(132,986	)(a)	169,435

Total revenue	247,173	135,876	370,154	(132,986)		620,217

Cost of revenue:
Software	4,875	161	9,972	—		15,008
Maintenance	13,114	65	19,662	—		32,841
Services and other	72,129	60	196,961	(132,986	)(a)	136,164
Amortization of capitalized software and acquired intangible assets	23,738	33,468	3,019	—		60,225

Total cost of revenue	113,856	33,754	229,614	(132,986)		244,238

Gross profit	133,317	102,122	140,540	—		375,979

Operating expenses:
Selling, general and administrative	122,925	4,166	97,988	—		225,079
Research and development	60,696	22,179	—	—		82,875
In-process research and development	50,200	—	619	—		50,819
Amortization of other intangibles assets	6,595	—	11,771	—		18,366

Total operating expenses	240,416	26,345	110,378	—		377,139

Operating (loss) income	(107,099)	75,777	30,162	—		(1,160)
Interest (expense) income, net	(48,877)	34,153	(34,538)	—		(49,262)
Other income (expense), net	12,132	5,520	(2,559)	—		15,093

(Loss) income before income taxes	(143,844)	115,450	(6,935)	—		(35,329)
(Benefit) provision for income taxes	(32,174)	40,408	(2,427)	—		5,807

Net (loss) income	$(111,670)	$75,042	$(4,508)	$—		$(41,136)

(a)	Elimination represents statutory royalty revenue to guarantor subsidiaries and statutory royalty expense to non-guarantor subsidiaries.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING BALANCE SHEET

	December 31, 2003

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations	Consolidated

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$(5,498)	$654	$45,158	$—	$40,314
Accounts receivable, net	89,588	3,095	133,043	—	225,726
Prepaids and other	5,133	267	7,558	—	12,958

Total current assets	89,223	4,016	185,759	—	278,998

Property and equipment, net	28,726	—	11,433		40,159
Goodwill	957,289	—	8,781	—	966,070
Capitalized and acquired software, net	176,605	—	207		176,812
Customer accounts, net	45,840	—	—		45,840
Intercompany credit agreement	(277,976)	378,939	55,551	—	156,514
Deferred income taxes	12,442	—	2,214	—	14,656
Other assets	6,269	—	5,355	—	11,624

Total assets	$1,038,418	$382,955	$269,300	$—	$1,690,673

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued liabilities	$57,720	$153	$70,272	$—	$128,145
Deferred revenue	56,776	1,794	40,797	—	99,367
Income taxes payable	—	—	26,286	—	26,286
Deferred income taxes	4,138	—	—	—	4,138

Total current liabilities	118,634	1,947	137,355	—	257,936

Total stockholder’s equity	919,784	381,008	131,945	—	1,432,737

Total liabilities and stockholder’s equity	$1,038,418	$382,955	$269,300	$—	$1,690,673

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING BALANCE SHEET

	December 31, 2004

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Eliminations		Consolidated

	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$(1,951)	$251	$60,100	$—		$58,400
Accounts receivable, net	74,211	1,980	156,989	—		233,180
Prepaids and other	14,458	220	11,497	—		26,175
Deferred income taxes	60,978	—	1,912	—		62,890

Total current assets	147,696	2,451	230,498	—		380,645

Property and equipment, net	21,884	—	11,867	—		33,751
Goodwill	325,681	542,785	449,482	—		1,317,948
Capitalized and acquired software, net	182,737	246,732	6,347	—		435,816
Customer accounts, net	85,941	—	132,020	—		217,961
Other intangible assets, net	54,073	—	62,428	—		116,501
Intercompany credit agreement	70,888	205,734	(276,622)	—		—
Other assets	592,688	—	3,568	(555,866	)(a)	40,390

Total assets	$1,481,588	$997,702	$619,588	$(555,866)		$2,543,012

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued liabilities	$67,243	$325	$97,343	$—		$164,911
Deferred revenue	49,376	1,242	59,409	—		110,027
Income taxes payable	—	—	337	—		337
Current portion of long-term debt	5,000	—	—	—		5,000

Total current liabilities	121,619	1,567	157,089	—		280,275

Other long-term liabilities	—	26,390	—	—		26,390
Deferred income taxes	63,736	86,357	67,029	—		217,122
Long-term debt	1,048,500	—	1,123	—		1,049,623
Total stockholder’s equity	247,733	883,388	394,347	(555,866	)(a)	969,602

Total liabilities and stockholder’s equity	$1,481,588	$997,702	$619,588	$(555,866)		$2,543,012

(a) —	Elimination of investment in guarantor subsidiary.

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING SCHEDULE OF CASH FLOWS

	Year Ended December 31, 2002

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

	(In thousands)
Cash flows from operating activities
Net (loss) income	$(79,704)	$96,267	$66,221	$82,784
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for deferred income taxes	18,469	—	—	18,469
Depreciation and amortization	54,979	—	7,474	62,453
Other	3,570	363	4,662	8,595
Unrealized (gain) loss on revaluation of foreign denominated assets and liabilities	(742)	(4)	115	(631)
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	33,141	4,425	4,178	41,744
Prepaids and other	3,699	(235)	5,774	9,238
Accounts payable and accrued liabilities	(17,687)	(11,526)	(34,011)	(63,224)
Deferred revenue	4,370	(1,008)	3,043	6,405
Income taxes payable	—	—	(4,140)	(4,140)

Total adjustments	99,799	(7,985)	(12,905)	78,909

Net cash provided by operating activities	20,095	88,282	53,316	161,693

Cash flows from investing activities
Proceeds from sale of marketable securities	—	—	1,033	1,033
Purchases of property and equipment	(4,053)	—	(8,576)	(12,629)
Capitalized software costs	(54,288)	—	—	(54,288)
Other	(116)	—	(767)	(883)

Net cash used in investing activities	(58,457)	—	(8,310)	(66,767)

Cash flows from financing activities
Borrowings (payments) under intercompany credit agreement, net	40,143	(86,445)	(57,528)	(103,830)

Net cash provided by (used in) financing activities	40,143	(86,445)	(57,528)	(103,830)

Effect of exchange rates on cash and cash equivalents	—	—	3,286	3,286

Net increase in cash and cash equivalents	1,781	1,837	(9,236)	(5,618)
Cash and cash equivalents at beginning of period	(3,521)	(1,631)	40,716	35,564

Cash and cash equivalents at end of period	$(1,740)	$206	$31,480	$29,946

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING SCHEDULE OF CASH FLOWS

	Year Ended December 31, 2003

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

	(In thousands)
Cash flows from operating activities
Net (loss) income	$(84,680)	$70,515	$117,972	$103,807
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Benefit for deferred income taxes	(10,958)	—	—	(10,958)
Depreciation and amortization	66,387	—	6,368	72,755
Other	1,418	(366)	1,576	2,628
Unrealized (gain) loss on revaluation of foreign denominated assets and liabilities	(9)	(54)	914	851
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	23,654	2,559	19,431	45,644
Prepaids and other	2,585	55	3,279	5,919
Accounts payable and accrued liabilities	(8,843)	10,127	2,522	3,806
Deferred revenue	10,246	1,224	(8,801)	2,669
Income taxes payable	—	—	14,296	14,296

Total adjustments	84,480	13,545	39,585	137,610

Net cash (used in) provided by operating activities	(200)	84,060	157,557	241,417

Cash flows from investing activities
Purchases of property and equipment	(5,124)	—	(1,726)	(6,850)
Capitalized software costs	(51,877)	—	—	(51,877)
Purchase of long-term investments	—	—	(2,114)	(2,114)
Other	(1,266)	2	—	(1,264)

Net cash (used in) provided by investing activities	(58,267)	2	(3,840)	(62,105)

Cash flows from financing activities
Borrowings (payments) under intercompany credit agreement, net	54,709	(83,614)	(141,673)	(170,578)

Net cash provided by (used in) financing activities	54,709	(83,614)	(141,673)	(170,578)

Effect of exchange rates on cash and cash equivalents	—	—	1,634	1,634

Net increase (decrease) in cash and cash equivalents	(3,758)	448	13,678	10,368
Cash and cash equivalents at beginning of period	(1,740)	206	31,480	29,946

Cash and cash equivalents at end of period	$(5,498)	$654	$45,158	$40,314

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING SCHEDULE OF CASH FLOWS

	For the Period of January 1, 2004 through May 26, 2004

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

	(In thousands)
Cash flows from operating activities
Net (loss) income	$(36,789)	$48,085	$11,097	$22,393
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Benefit for deferred income taxes	(47,410)	—	—	(47,410)
Depreciation and amortization	30,921	—	2,550	33,471
Unrealized (gain) loss on revaluation of foreign denominated assets and liabilities	—	—	2,362	2,362
Other	376	570	1,331	2,277
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	21,080	1,162	(9,180)	13,062
Prepaids and other	(2,635)	37	5,955	3,357
Accounts payable and accrued liabilities	(12,260)	(425)	6,143	(6,542)
Deferred revenue	6,864	(712)	26,327	32,479
Income taxes payable	—	—	22,520	22,520

Total adjustments	(3,064)	632	58,008	55,576

Net cash (used in) provided by operating activities	(39,853)	48,717	69,105	77,969

Cash flows from investing activities
Purchases of property and equipment	(2,997)	—	(1,345)	(4,342)
Capitalized software costs	(24,753)	—	—	(24,753)
Other	(922)	—	1,378	456

Net cash (used in) provided by investing activities	(28,672)	—	33	(28,639)

Cash flows from financing activities
Borrowings (payments) under intercompany credit agreement, net	74,764	(49,371)	(86,379)	(60,986)

Net cash provided by (used in) financing activities	74,764	(49,371)	(86,379)	(60,986)

Effect of exchange rates on cash and cash equivalents	—	—	(196)	(196)

Net increase (decrease) in cash and cash equivalents	6,239	(654)	(17,437)	(11,852)
Cash and cash equivalents at beginning of period	(5,498)	654	45,158	40,314

Cash and cash equivalents at end of period	$741	$—	$27,721	$28,462

UGS CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
SUPPLEMENTAL UNAUDITED CONDENSED
CONSOLIDATING SCHEDULE OF CASH FLOWS

	For the Period of May 27, 2004 through December 31, 2004

	Parent	Guarantor	Non-Guarantor
	Company	Subsidiaries	Subsidiaries	Consolidated

	(In thousands)
Cash flows from operating activities
Net (loss) income	$(111,670)	$75,042	$(4,508)	$(41,136)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Benefit for deferred income taxes	(1,713)	(11,713)	(5,177)	(18,603)
Depreciation and amortization	36,879	33,468	18,009	88,356
Amortization of deferred financing fees	3,000	—	—	3,000
In-process research and development	50,200	—	619	50,819
Equity compensation through retention plan	701	—	—	701
Other	154	(471)	(827)	(1,144)
Unrealized (gain) loss on revaluation of foreign denominated assets and liabilities	—	—	(28,662)	(28,662)
Foreign currency revaluation of derivative instruments	—	15,175	—	15,175
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(6,926)	(146)	729	(6,343)
Prepaids and other	(6,833)	10	(3,529)	(10,352)
Accounts payable and accrued liabilities	18,906	4,171	3,499	26,576
Deferred revenue	12,582	160	7,692	20,434
Income taxes payable	—	—	5,868	5,868

Total adjustments	106,950	40,654	(1,779)	145,825

Net cash (used in) provided by operating activities	(4,720)	115,696	(6,287)	104,689

Cash flows from investing activities
Acquisitions, net of cash acquired	(2,041,215)	—	(16,336)	(2,057,551)
Purchases of property and equipment	(5,678)	—	(2,916)	(8,594)
Capitalized software costs	(35,314)	—	—	(35,314)
Other	(1,280)	—	1,002	(278)

Net cash used in investing activities	(2,083,487)	—	(18,250)	(2,101,737)

Cash flows from financing activities
Borrowings (payments) under intercompany agreement, net	63,936	(115,445)	51,509	—
Proceeds from revolver credit line	72,950	—	—	72,950
Payments on revolver credit line	(66,950)	—	—	(66,950)
Proceeds from notes payable	—	—	1,025	1,025
Proceeds from bank notes and bonds, net	1,013,302	—	—	1,013,302
Payments on bank notes and bonds	(2,500)	—	—	(2,500)
Investment by parent companies	1,001,502	—	—	1,001,502
Capital contributed by parent	3,275	—	—	3,275

Net cash provided by (used in) financing activities	2,085,515	(115,445)	52,534	2,022,604

Effect of exchange rates on cash and cash equivalents	—	—	4,382	4,382

Net increase (decrease) in cash and cash equivalents	(2,692)	251	32,379	29,938
Cash and cash equivalents at beginning of period	741	—	27,721	28,462

Cash and cash equivalents at end of period	$(1,951)	$251	$60,100	$58,400

Note 22:	Subsequent Events (Unaudited)
      On January 4, 2005, the Company entered into a definitive agreement to acquire all of the outstanding equity of Tecnomatix Technologies Ltd. (“Tecnomatix”) for approximately $228.0 million in cash. The acquisition is expected to close by the end of the first quarter of 2005, pending regulatory approvals.
      In February 2005, the Company completed another refinancing of the term loan portion of the Company’s senior secured credit facility, which reduced the interest rate to LIBOR plus 2.0% and extended the maturity to March 31, 2012. The refinancing also allows for an additional $225.0 million of principal, which will be provided to the Company upon the closing of the acquisition of Tecnomatix.

UGS Corp.
Offer to Exchange
10% Senior Subordinated Notes
due June 1, 2012
($550,000,000 Principal Amount)
For
10% Senior Subordinated Notes
due June 1, 2012
($550,000,000 Principal Amount Outstanding)

PROSPECTUS

Until                     , 2005, all dealers that effect transactions in these securities, whether or not participating in the exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Indemnification Under the Delaware General Corporation Law
      Section 145 of the Delaware General Corporation Law, as amended, (the “DGCL”), authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
      Section 145 further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.
      The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.
      Section 10 of the Company’s Certificate of Incorporation, and Section 11 of the Certificate of Incorporation of each of the other Registrants, provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred by him (and not otherwise recovered) in connection with the investigation, preparation to defend or defense against such action, suit, proceeding or claim to the fullest extent and in the matter set forth in and permitted by the General Corporation Law.

      The Company has purchased and maintains insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another Company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of Sections 9 and 10 of the Certificate of Incorporation or under Section 145 of the General Corporation Law or any other provision of law.

Item 21.	Exhibits and Financial Statement Schedules

2.1	Stock Purchase Agreement among BSW Holdings, Inc., Electronic Data Systems Corporation and UGS PLM Solutions Inc. dated as of March 12, 2004.
2.2	Agreement of Merger among Tecnomatix Technologies Ltd., UGS Corp. and Treasure Acquisition Sub. Ltd. dated January 3, 2005 (incorporated by reference to Exhibit B to the Form 6-K of Tecnomatix Technologies Ltd. filed on January 4, 2005).
3.1	Certificate of Incorporation of UGS Corp.
3.2	Certificate of Incorporation of UGS PLM Solutions Asia/ Pacific Incorporated.
3.3	Certificate of Incorporation of UGS Japanese Holdings, Inc.
3.4	Certificate of Incorporation of UGS European Holdings, Inc.
3.5	Certificate of Incorporation of UGS Israeli Holdings, Inc.
3.6	By-laws of UGS Corp.
3.7	By-laws of UGS PLM Solutions Asia/ Pacific Incorporated.
3.8	By-laws of UGS Japanese Holdings, Inc.
3.9	By-laws of UGS European Holdings, Inc.
3.10	By-laws of UGS Israeli Holdings, Inc.
4.1	Indenture, dated as of May 27, 2004, by and among UGS Corp., the Guarantors named therein and U.S. Bank National Association, as Trustee, with respect to the 10% Senior Subordinated Notes due 2012.
4.2	Supplemental Indenture, dated as of March 17, 2005, by and among UGS Corp., the Guarantors named therein and U.S. Bank National Association, as Trustee, with respect to the 10% Senior Subordinated Notes due 2012.
4.3	Registration Rights Agreement, dated as of May 27, 2004, by and among UGS Corp., UGS PLM Solutions International Inc., UGS PLM Solutions Asia/ Pacific Incorporated, UGS Japanese Holdings, Inc., and UGS European Holdings, Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.
4.4	Form of 10% Senior Subordinated Notes due 2012 (contained in Exhibit 4.1).
5	Opinion of Ropes & Gray LLP.
10.1	Amended and Restated Credit Agreement, dated as of February 28, 2005, by and among UGS Corp., JPMorgan Chase Bank, the Other Lenders Party thereto, Citicorp North America, Inc., as syndication agent and Morgan Stanley Senior Funding, Inc. and Wells Fargo Foothill, LLC, as co-documentation agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as joint lead arrangers and joint bookrunners.
10.2	Security Agreement, dated as of May 27, 2004, between UGS Corp., the Grantors named therein and JPMorgan Chase Bank, as administrative agent.
10.3	Security Agreement Supplement, dated as of March 17, 2004, by UGS Israeli Holdings, Inc.
10.4	Holdings Guaranty, dated as of May 27, 2004, from UGS Holdings, Inc. as Guarantor in favor of the secured parties referred to in the Credit Agreement referred to therein.
10.5	Management Agreement, dated as of May 24, 2004, by and among UGS Corp., UGS Capital Corp., UGS Capital Corp. II, UGS Holdings, Inc., Bain Capital Partners, LLC, Silver Lake Technology Management, L.L.C., and Warburg Pincus LLC.
10.6	Employment Agreement between UGS Corp. and Anthony J. Affuso dated March 1, 2004.

10.7	Employment Agreement between UGS and Charles C. Grindstaff dated July 15, 2000, Supplemental Bonus Agreement dated September, 2003, and Retention Bonus Agreement dated February 16, 2004.
10.8	Employment Agreement between UGS Corp. and James A. Milton dated September 19, 2004.
10.9	Employment Agreement between UGS Corp. and David J. Shirk dated December 18, 2004.
10.10	Employment Offer Letter between UGS Corp. and Douglas E. Barnett dated April 26, 2004.
10.11	Employment Offer Letter between UGS Corp. and Thomas M. Lemburg dated May 7, 2004.
10.12	Rollover Agreement among Anthony J. Affuso, UGS Corp., UGS Capital Corp. and UGS Capital. Corp. II, dated May 18, 2004, together with Class A Common Stock, Class L Common Stock and Preferred Stock Restricted Stock Awards pursuant thereto.
10.13	Rollover Agreement among Charles C. Grindstaff, UGS Corp., UGS Capital Corp. and UGS Capital Corp. II, dated May 18, 2004, together with Class A Common Stock, Class L Common Stock and Preferred Stock Restricted Stock Awards pursuant thereto.
10.14	Amended and Restated Investor Agreement, dated as of May 24, 2004, by and among UGS Capital Corp., UGS Capital Corp. II, UGS Holdings, Inc., UGS Corp. and the Investors named therein.
10.15	Stockholders Agreement, dated as of May 24, 2004, by and among UGS Capital Corp., UGS Capital Corp. II, UGS Holdings, Inc., UGS Corp. and Certain Stockholders of UGS Capital Corp. and UGS Capital Corp. II named therein.
10.16	Participation and Registration Rights Agreement, dated as of May 24, 2004, by and among UGS Capital Corp., UGS Capital Corp. II, UGS Holdings, Inc., UGS Corp. and Certain Stockholders of UGS Capital Corp. and UGS Capital Corp. II named therein.
10.17	2004 Management Incentive Plan of UGS Capital Corp. and UGS Capital Corp II.
10.18	Form of Stock Option Agreement of UGS Capital Corp. and UGS Capital Corp. II.
10.19	Change of Control Policy of UGS Corp.
10.20	Indemnification Policy of UGS Corp.
12	Statement of Computation of Ratio of Earnings to Fixed Charges.
21	Subsidiaries of UGS Corp.
23.1	Consent of Independent Registered Public Accounting Firm — KPMG LLP.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed herewith as Exhibit 5).
24	Powers of Attorney (included in signature pages).
25	Statement of Eligibility of Trustee on Form T-1 of U.S. Bank National Association, as Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Exchange Agent Agreement.*

*	To be filed by amendment.

Item 22.	Undertakings
      (a) Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of this S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
      (c) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
      (d) Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either of the registrants of expenses incurred or paid by a director, officer or controlling person of either of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      (e) Each of the undersigned registrants hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
      (f) Each of the undersigned registrants hereby undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 29th day of March, 2005.

UGS CORP.

/s/ Anthony J. Affuso

Anthony J. Affuso
Chairman, Chief Executive Officer and President
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Anthony J. Affuso and Douglas E. Barnett (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2005.

Signature	Title

Principal Executive Officer:
/s/ Anthony J. Affuso Anthony J. Affuso	Chairman, Chief Executive Officer and President

Principal Financial and Accounting Officer:

/s/ Douglas E. Barnett Douglas E. Barnett	Chief Financial Officer

/s/ Gregory F. Back Gregory F. Back	Director

/s/ Andrew B. Balson Andrew B. Balson	Director

Signature	Title

/s/ Patrick T. Hackett Patrick T. Hackett	Director

/s/ Kenneth Y. Hao Kenneth Y. Hao	Director

/s/ William H. Janeway William H. Janeway	Director

/s/ Ian K. Loring Ian K. Loring	Director

/s/ Greg Mondre Greg Mondre	Director

/s/ Mark E. Nunnelly Mark E. Nunnelly	Director

/s/ David J. Roux David J. Roux	Director

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 29th day of March, 2005.

UGS PLM SOLUTIONS ASIA/ PACIFIC
INCORPORATED

/s/ Anthony J. Affuso

Anthony J. Affuso
President and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Anthony J. Affuso and Douglas E. Barnett (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2005.

Signature	Title

Principal Executive Officer:
/s/ Anthony J. Affuso Anthony J. Affuso	President, Chief Executive Officer and Director

Principal Financial and Accounting Officer:

/s/ Douglas E. Barnett Douglas E. Barnett	Chief Financial Officer and Director

/s/ Thomas M. Lemberg Thomas M. Lemberg	Director

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 29th day of March, 2005.

UGS JAPANESE HOLDINGS, INC.

/s/ Anthony J. Affuso

Anthony J. Affuso
President and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Anthony J. Affuso and Douglas E. Barnett (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2005.

Signature	Title

Principal Executive Officer:
/s/ Anthony J. Affuso Anthony J. Affuso	President, Chief Executive Officer and Director

Principal Financial and Accounting Officer:

/s/ Douglas E. Barnett Douglas E. Barnett	Chief Financial Officer and Director

/s/ Thomas M. Lemberg Thomas M. Lemberg	Director

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 29th day of March, 2005.

UGS EUROPEAN HOLDINGS, INC.

/s/ Anthony J. Affuso

Anthony J. Affuso
President and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Anthony J. Affuso and Douglas E. Barnett (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2005.

Signature	Title

Principal Executive Officer:
/s/ Anthony J. Affuso Anthony J. Affuso	President, Chief Executive Officer and Director

Principal Financial and Accounting Officer:

/s/ Douglas E. Barnett Douglas E. Barnett	Chief Financial Officer and Director

/s/ Thomas M. Lemberg Thomas M. Lemberg	Director

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on this 29th day of March, 2005.

UGS ISRAELI HOLDINGS, INC.

/s/ Anthony J. Affuso

Anthony J. Affuso
President and Chief Executive Officer
POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Registrant hereby constitutes and appoints Anthony J. Affuso and Douglas E. Barnett (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this registration statement under the Securities Act of 1933, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 29, 2005.

Signature	Title

Principal Executive Officer:
/s/ Anthony J. Affuso Anthony J. Affuso	President, Chief Executive Officer and Director

Principal Financial and Accounting Officer:

/s/ Douglas E. Barnett Douglas E. Barnett	Chief Financial Officer and Director

/s/ Thomas M. Lemberg Thomas M. Lemberg	Director

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Stock Purchase Agreement among BSW Holdings, Inc., Electronic Data Systems Corporation and UGS PLM Solutions Inc. dated as of March 12, 2004.
2.2	Agreement of Merger among Tecnomatix Technologies Ltd., UGS Corp. and Treasure Acquisition Sub. Ltd. dated January 3, 2005 (incorporated by reference to Exhibit B to the Form 6-K of Tecnomatix Technologies Ltd. filed on January 4, 2005).
3.1	Certificate of Incorporation of UGS Corp.
3.2	Certificate of Incorporation of UGS PLM Solutions Asia/ Pacific Incorporated.
3.3	Certificate of Incorporation of UGS Japanese Holdings, Inc.
3.4	Certificate of Incorporation of UGS European Holdings, Inc.
3.5	Certificate of Incorporation of UGS Israeli Holdings, Inc.
3.6	By-laws of UGS Corp.
3.7	By-laws of UGS PLM Solutions Asia/ Pacific Incorporated.
3.8	By-laws of UGS Japanese Holdings, Inc.
3.9	By-laws of UGS European Holdings, Inc.
3.10	By-laws of UGS Israeli Holdings, Inc.
4.1	Indenture, dated as of May 27, 2004, by and among UGS Corp., the Guarantors named therein and U.S. Bank National Association, as Trustee, with respect to the 10% Senior Subordinated Notes due 2012.
4.2	Supplemental Indenture, dated as of March 17, 2005, by and among UGS Corp., the Guarantors named therein and U.S. Bank National Association, as Trustee, with respect to the 10% Senior Subordinated Notes due 2012.
4.3	Registration Rights Agreement, dated as of May 27, 2004, by and among UGS Corp., UGS PLM Solutions International Inc., UGS PLM Solutions Asia/ Pacific Incorporated, UGS Japanese Holdings, Inc., and UGS European Holdings, Inc. and Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.
4.4	Form of 10% Senior Subordinated Notes due 2012 (contained in Exhibit 4.1).
5	Opinion of Ropes & Gray LLP.
10.1	Amended and Restated Credit Agreement, dated as of February 28, 2005, by and among UGS Corp., JPMorgan Chase Bank, the Other Lenders Party thereto, Citicorp North America, Inc., as syndication agent and Morgan Stanley Senior Funding, Inc. and Wells Fargo Foothill, LLC, as co-documentation agents, and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as joint lead arrangers and joint bookrunners.
10.2	Security Agreement, dated as of May 27, 2004, between UGS Corp., the Grantors named therein and JPMorgan Chase Bank, as administrative agent.
10.3	Security Agreement Supplement, dated as of March 17, 2004, by UGS Israeli Holdings, Inc.
10.4	Holdings Guaranty, dated as of May 27, 2004, from UGS Holdings, Inc. as Guarantor in favor of the secured parties referred to in the Credit Agreement referred to therein.
10.5	Management Agreement, dated as of May 24, 2004, by and among UGS Corp., UGS Capital Corp., UGS Capital Corp. II, UGS Holdings, Inc., Bain Capital Partners, LLC, Silver Lake Technology Management, L.L.C., and Warburg Pincus LLC.
10.6	Employment Agreement between UGS Corp. and Anthony J. Affuso dated March 1, 2004.
10.7	Employment Agreement between UGS and Charles C. Grindstaff dated July 15, 2000, Supplemental Bonus Agreement dated September, 2003, and Retention Bonus Agreement dated February 16, 2004.
10.8	Employment Agreement between UGS Corp. and James A. Milton dated September 19, 2004.
10.9	Employment Agreement between UGS Corp. and David J. Shirk dated December 18, 2004.
10.10	Employment Offer Letter between UGS Corp. and Douglas E. Barnett dated April 26, 2004.
10.11	Employment Offer Letter between UGS Corp. and Thomas M. Lemburg dated May 7, 2004.

Exhibit
Number	Description

10.12	Rollover Agreement among Anthony J. Affuso, UGS Corp., UGS Capital Corp. and UGS Capital Corp. II, dated May 18, 2004, together with Class A Common Stock, Class L Common Stock and Preferred Stock Restricted Stock Awards pursuant thereto.
10.13	Rollover Agreement among Charles C. Grindstaff, UGS Corp., UGS Capital Corp. and UGS Capital Corp. II, dated May 18, 2004, together with Class A Common Stock, Class L Common Stock and Preferred Stock Restricted Stock Awards pursuant thereto.
10.14	Amended and Restated Investor Agreement, dated as of May 24, 2004, by and among UGS Capital Corp., UGS Capital Corp. II, UGS Holdings, Inc., UGS Corp. and the Investors named therein.
10.15	Stockholders Agreement, dated as of May 24, 2004, by and among UGS Capital Corp., UGS Capital Corp. II, UGS Holdings, Inc., UGS Corp. and Certain Stockholders of UGS Capital Corp. and UGS Capital Corp. II named therein.
10.16	Participation and Registration Rights Agreement, dated as of May 24, 2004, by and among UGS Capital Corp., UGS Capital Corp. II, UGS Holdings, Inc., UGS Corp. and Certain Stockholders of UGS Capital Corp. and UGS Capital Corp. II named therein.
10.17	2004 Management Incentive Plan of UGS Capital Corp. and UGS Capital Corp II.
10.18	Form of Stock Option Agreement of UGS Capital Corp. and UGS Capital Corp. II.
10.19	Change of Control Policy of UGS Corp.
10.20	Indemnification Policy of UGS Corp.
12	Statement of Computation of Ratio of Earnings to Fixed Charges.
21	Subsidiaries of UGS Corp.
23.1	Consent of Independent Registered Public Accounting Firm — KPMG LLP.
23.2	Consent of Ropes & Gray LLP (included in the opinion filed herewith as Exhibit 5).
24	Powers of Attorney (included in signature pages).
25	Statement of Eligibility of Trustee on Form T-1 of U.S. Bank National Association, as Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Exchange Agent Agreement.*

*	To be filed by amendment.